Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260299

Prospectus

UP TO 8,526,546 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF WARRANTS

UP TO 12,668,314 SHARES OF COMMON STOCK

UP TO 3,500,000 PRIVATE PLACEMENT WARRANTS

This prospectus relates to the issuance by us of up to an aggregate of 8,526,546 shares of our common stock, par value $0.0001 per share (“Common Stock”), which consists of:

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up to 4,311,322 shares of Common Stock that are issuable upon the exercise of 8,622,644 warrants originally issued in the initial public offering of Chardan Healthcare Acquisition 2 Corp. (“Chardan”) to the holders thereof (the “Public Warrants”);

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up to 3,500,000 shares of Common Stock that are issuable upon the exercise of 3,500,000 warrants originally issued in a private placement concurrently with the initial public offering of Chardan (the “Private Placement Warrants”); and

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up to 715,224 shares of Common Stock that are issuable upon the exercise of a pre-funded warrant originally issued in the PIPE Investment (as defined below) (the “Pre-Funded Warrant”, and together with the Public Warrants and the Private Placement Warrants, the “Warrants”).

In addition, this prospectus relates to the resale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 12,668,314 shares of Common Stock and 3,500,000 Private Placement Warrants, which consists of:

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up to 2,284,776 shares of Common Stock (the “PIPE Shares”) issued in a private placement pursuant to subscription agreements entered into between us and the subscribers on March 22, 2021 (the “PIPE Investment”);

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up to 6,305,061 shares of Common Stock (the “Old Renovacor Stockholder Shares”) issued to certain former stockholders of Old Renovacor (defined below) (the “Old Renovacor Stockholders”) in connection with the Merger (as defined below);

•	up to 1,655,661 shares of Common Stock (the “Sponsor Shares”) originally issued in a private placement to Chardan Investments 2, LLC (the “Sponsor”) and certain of its directors and employees;

•	up to 1,922,816 shares of Common Stock (the “Earnout Shares”) that may be issued pursuant to the earnout provisions of the Merger Agreement (as defined herein);

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up to 500,000 shares of restricted Common Stock held in escrow and subject to forfeiture pursuant to certain conditions more fully described in the Sponsor Support Agreement (as defined herein) (the “Sponsor Earnout Shares”); and

•	up to 3,500,000 Private Placement Warrants.

On September 1, 2021, Renovacor, Inc., formerly known as “Chardan Healthcare Acquisition 2 Corp.” (the “Company”), held a special meeting of its stockholders (the “Special Meeting”) at which the Company’s stockholders considered and adopted the proposals outlined in the definitive proxy statement/information statement dated August 4, 2021 (the “Proxy Statement”), and filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 5, 2021.

On September 2, 2021 (the “Closing Date”), the Company consummated the previously announced business combination transaction contemplated by that certain Agreement and Plan of Merger, dated March 22, 2021 (the “Merger Agreement”), by and among the Company, CHAQ2 Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and Renovacor Holdings, Inc., formerly known as Renovacor, Inc. (“Old Renovacor”). Pursuant to the Merger Agreement, (i) Merger Sub merged with and into Old Renovacor, with Old Renovacor as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of the Company (the “Merger”) and (ii) the Company’s name was changed from Chardan Healthcare Acquisition 2 Corp. to Renovacor, Inc. The Merger and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination.”

We are registering the resale of shares of Common Stock and Private Placement Warrants as required by (i) the registration rights agreement, dated as of September 2, 2021 (the “Registration Rights Agreement”), entered into by and among the Company, the Sponsor and the Old Renovacor stockholders; (ii) the subscription agreements, entered into by and among Chardan and certain qualified institutional buyers and accredited investors relating to the purchase of shares of Common Stock in private placements consummated in connection with the Business Combination; and (iii) the warrant agreement, dated as of April 23, 2020, between Chardan and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agreement”).

We will receive the proceeds from any exercise of the Warrants for cash, but not from the resale of any of the securities registered hereby by the Selling Securityholders.

We will bear all costs, expenses and fees in connection with the registration of the securities. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the securities.

Of the shares of Common Stock and Private Placement Warrants that may be sold by Selling Securityholders, including those shares of Common Stock underlying the Warrants, 16,883,538 of those shares of Common Stock and 3,500,000 of those Private Placement Warrants are subject to certain transfer restrictions as described in “Restrictions on Resales of Our Securities” elsewhere in this prospectus.

We are a “smaller reporting company” and “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced reporting requirements.

Our Common Stock is currently listed on the New York Stock Exchange (the “NYSE”) under the symbol “RCOR”, and our Public Warrants are currently listed on NYSE under the symbol “RCOR.WS”. On October 29, 2021, the closing price of our Common Stock was $7.35 and the closing price for our Public Warrants was $0.70.

See the section “Risk Factors” beginning on page 10 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 1, 2021.

ABOUT THIS PROSPECTUS

On September 2, 2021, or the Closing Date, Chardan Healthcare Acquisition 2 Corp., or Chardan, consummated a business combination, or the Business Combination, with Renovacor Holdings, Inc. (f/k/a Renovacor, Inc.), a Delaware corporation, or Old Renovacor, pursuant to the agreement and plan of merger, or the Merger Agreement, dated March 22, 2021, by and among Chardan, CHAQ2 Merger Sub, Inc., a wholly owned subsidiary of Chardan, or Merger Sub, and Old Renovacor. In connection with the closing of the Business Combination, Old Renovacor changed its name to Renovacor Holdings, Inc., Chardan changed its name to Renovacor, Inc. and Old Renovacor became a wholly owned subsidiary of Renovacor. Renovacor continues the existing business operations of Old Renovacor as a publicly traded company.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Renovacor,” “we,” “us,” “our” and similar terms refer to Renovacor, Inc. (f/k/a Chardan Healthcare Acquisition 2 Corp.) and its consolidated subsidiaries. References to “Chardan” refer to our predecessor company prior to the consummation of the Business Combination. References to “Old Renovacor” refer to Renovacor, Inc. prior to the Business Combination and to Renovacor Holdings, Inc. (f/k/a Renovacor, Inc.), the wholly owned subsidiary of the Company upon the consummation of the Business Combination.

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of our Common Stock issuable upon the exercise of any of our Warrants. We will not receive any proceeds from the sale of shares of our Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

We and the Selling Securityholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. The Selling Securityholders are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section “Where You Can Find More Information.”

You should not assume that the information in this prospectus or any applicable prospectus supplement or free writing prospectus is accurate as of any date other than the date of the applicable document, regardless of the time of delivery of this prospectus or any other document or the sale of any Common Stock or Warrant. Since the date of this prospectus or any prospectus supplement or free writing prospectus, our business, financial condition, results of operations and prospects may have changed. It is important for you to read and consider all information contained in this prospectus or any prospectus supplement or free writing prospectus, in making any investment decision. You should also read and consider the information in the documents to which we have referred you under the section “Where You Can Find More Information” in this prospectus.

MARKET AND INDUSTRY DATA

This prospectus contains estimates and other statistical data made by independent parties relating to our industry and the markets in which we operate, including estimates and statistical data about our market position, market opportunity, the incidence of certain medical conditions and other industry data. These data, to the extent they contain estimates or projections, involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates or projections. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications and reports, based on our industry experience we believe that the publications are reliable, the conclusions contained in the publications and reports are reasonable and the third-party information included in this prospectus and in our estimates is accurate and complete. While Renovacor is not aware of any misstatements regarding any industry data presented in this prospectus, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the section “Risk Factors” of this prospectus.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. Renovacor does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the sections “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section “Where You Can Find Additional Information”.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Renovacor,” “we,” “us,” “our” and similar terms refer to Renovacor, Inc. (f/k/a Chardan Healthcare Acquisition 2 Corp.) and its consolidated subsidiaries. References to “Chardan” refer to our predecessor company, Chardan Healthcare Acquisition 2 Corp., a Delaware corporation, prior to the consummation of the Business Combination (as defined herein). References to “Old Renovacor” refer to Renovacor, Inc. prior to the Business Combination and to Renovacor Holdings, Inc. (f/k/a Renovacor, Inc.), the wholly owned subsidiary of the Company upon the consummation of the Business Combination.

Overview

We are a preclinical-stage gene therapy company focused on developing a pipeline of innovative and proprietary gene therapies for diseases with high unmet medical need associated with mutations in the Bcl2-associated athanogene 3, or BAG3, gene. Our initial focus is on the treatment of BAG3-associated dilated cardiomyopathy, or BAG3 DCM, a heritable rare disease that leads to early onset, rapidly progressing heart failure and significant mortality and morbidity. Our lead product candidate, REN-001, is a recombinant AAV9-based gene therapy designed to deliver a fully functional BAG3 gene to augment BAG3 protein levels in cardiomyocytes and slow or halt progression of BAG3 DCM. We are leveraging the expertise of our founder, Dr. Arthur M. Feldman, M.D., Ph.D., the Laura H. Carnell Professor of Medicine at the Lewis Katz School of Medicine at Temple University, or Temple, a cardiovascular scientist and pre-eminent expert on BAG3 biology, to advance the development of REN-001 and our other product candidates.

We believe that development of a BAG3 gene replacement therapy for DCM patients who carry BAG3 mutations has the potential to prevent progression of DCM in this otherwise healthy patient population. Gene therapy has recently re-emerged as a potentially novel therapy for patients suffering from monogenic diseases. Recently approved therapies have utilized adeno-associated virus, or AAV, as a vehicle to deliver genes to patients suffering from these diseases. For example, in 2017, the U.S. Food and Drug Administration, or the FDA, approved Luxturna, an AAV2-based gene therapy developed by Spark Therapeutics, Inc., a subsidiary of Roche Holdings AG, for the treatment of patients with retinal dystrophy due to mutation of the RPE65 gene and in 2019, Zolgensma, an AAV9-based gene therapy developed by AveXis, Inc., a subsidiary of Novartis Pharmaceuticals Corporation, was approved for the treatment of patients with spinal muscular atrophy, or SMA, due to mutations in the SMN1 gene. There are many additional ongoing clinical development programs utilizing AAV-based gene therapies to address monogenic diseases.

We believe we are the first company to apply AAV technology to patients with DCM due to mutations in the BAG3 gene. REN-001 utilizes an AAV9 vector intended to deliver a healthy version of the BAG3 gene to produce functional BAG3 protein in patients with genetic mutations that cause insufficient levels of functional BAG3 protein. This approach has shown promise in multiple preclinical models, demonstrating production of functional BAG3 protein and improvement in cardiac function.

We anticipate filing an Investigational New Drug, or IND, submission in connection with our lead product candidate, REN-001, in mid-2022.

Our Pipeline

In addition to our lead product candidate, REN-001, we are currently developing a pipeline of innovative and proprietary BAG3-based gene therapies for diseases with high unmet medical need associated with mutations in the BAG3 gene. Our current pipeline is represented in the diagram below.

Definitions: ICr = intracoronary retrograde infusion; IV = intravenous

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The diagram above is representative of the current stage of our development and does not reflect our expectations of the clinical trials needed or an agreed upon pathway with the FDA for commercialization of our product candidates. We acknowledge that the required clinical studies and pathway to commercialization must be agreed upon with the FDA.

Our Strategy

We intend to build upon our expertise in BAG3-mediated disease to develop a pipeline of BAG3-based therapies for diseases in areas of high unmet medical need associated with mutations in the BAG3 gene. Key elements of our strategy include:

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Advancing our lead product candidate, REN-001, through IND-enabling activities, clinical trials and regulatory approval. We intend to advance the clinical development of our lead product candidate, REN-001, and, if approved by the FDA, commercialize REN-001 for the rare disease indication BAG3-associated DCM. We anticipate submission of an IND for REN-001 in mid-2022 and the subsequent commencement of clinical trials. We plan to apply for regulatory designations such as Orphan Drug Designation and Fast Track Designation to facilitate the development of REN-001 to help bring REN-001 to patients in an expedited manner.

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Leveraging our deep understanding of BAG3 biology. Our vision is to develop gene therapies for BAG3-associated diseases with high unmet medical need. Our initial focus is on the treatment of BAG3 DCM, a heritable rare disease that leads to early onset, rapidly progressing heart failure and significant mortality and morbidity. Our lead product candidate, REN-001, is a recombinant AAV9-based gene therapy designed to deliver a fully functional BAG3 gene to augment BAG3 protein levels in cardiomyocytes and slow or halt progression of BAG3 DCM. We also intend to leverage our expertise in BAG3 biology to investigate the utility of BAG3 gene therapy for additional pipeline product opportunities across other potential cardiovascular and CNS indications. Our founder,

Dr. Arthur M. Feldman, M.D., Ph.D., the Laura H. Carnell Professor of Medicine at the Lewis Katz School of Medicine at Temple University, is a highly regarded cardiovascular scientist and pre-eminent expert on the role of BAG3 in human disease. We intend to leverage Dr. Feldman’s expertise to advance our lead product candidate, REN-001, as well as to develop a research pipeline of additional product candidates. We believe that through our licensed intellectual property, specifically patents for BAG3 gene therapy through multiple routes of administration and in multiple indications, we have developed substantial barriers to entry.

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Overcoming challenges of existing gene therapy approaches. We intend to utilize leading AAV technology to overcome challenges present in current gene therapy approaches. Previously conducted third-party clinical trials utilizing gene therapy techniques to treat heart disease have failed to show long term beneficial effects in patients with heart failure. We believe these failures are due to a number of possibilities, including the use of a vector that is not cardiac tropic, or ineffective delivery of the vector to the target tissue. Our therapeutic approach is designed to address these shortcomings, including through use of the AAV9, an AAV serotype with a unique ability to transduce cardiovascular cells. AAV9 has been widely characterized across numerous preclinical and clinical studies and has a well-characterized biodistribution, safety, tolerability and efficacy profile. In addition, our lead product candidate, REN-001, utilizes a local intracoronary vector delivery approach with the intended goal of improved cardiac uptake and methods to maximize dwell time in the cardiac circulation.

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Utilizing what we believe is a superior local delivery approach with the potential to reduce total vector burden and manufacturing costs. We plan on utilizing intracoronary retrograde infusion, or ICr, to deliver our lead product candidate, REN-001 for BAG3-associated DCM. This method of local delivery has been shown to be effective at transducing cardiac tissue in preclinical pig models. Specifically, ICr showed improved transduction in the heart relative to other intracoronary delivery methods. ICr delivery is expected to allow for a lower total dose per patient relative to intravenous, or IV, delivery. Advantages of a lower total dose per patient include the potential for decreased risk of adverse events related to total vector exposure and the potential for reduced manufacturing cost.

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Leverage and grow our leadership team. We are leveraging the experience of our leadership team, including our Chief Executive Officer Magdalene Cook, M.D., and our leading scientific advisory board of relevant subject matter experts in cardiovascular disease and gene therapy, to develop our preclinical pipeline and advance our lead product candidate, REN-001 through development. As development of REN-001 and other product candidates progress, we intend to expand our senior management team and clinical, manufacturing, and research and development expertise to support our growth.

Our History and Team

We were founded in 2013 by Dr. Arthur M. Feldman, M.D., Ph.D. based on extensive research on DCM.

Since our founding in 2013, we have developed and expanded upon significant research and intellectual property covering the BAG3 gene and protein, and signed a license agreement with Temple granting it exclusive access to develop and commercialize Temple’s patent rights covering the BAG3 gene and protein technologies developed by the Feldman laboratory. Dr. Feldman was joined by Magdalene Cook, M.D. in 2018 as our Chief Executive Officer, bringing both industry expertise and leadership experience to us. In addition, we have established a leading scientific advisory board which includes relevant subject matter experts in cardiovascular disease and gene therapy. We believe our cardiac disease and gene therapy expertise, combined with our intellectual property, has positioned us to be a leader in the field of cardiac gene therapy and treatment of BAG3-associated diseases.

The Business Combination

On September 2, 2021, or the Closing Date, we consummated the previously announced business combination transaction contemplated by that certain Agreement and Plan of Merger, dated March 22, 2021, or the Merger Agreement, by and among the Company, CHAQ2 Merger Sub, Inc., or Merger Sub, and Renovacor Holdings, Inc., formerly known as Renovacor, Inc., or Old Renovacor. Pursuant to the Merger Agreement, (i) Merger Sub merged with and into Old Renovacor, with Old Renovacor as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of the Company, or the Merger, and (ii) the Company’s name was changed from Chardan Healthcare Acquisition 2 Corp. to Renovacor, Inc. The Merger and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the Business Combination.

On September 2, 2021, our common stock, par value $0.0001 per share, or Common Stock, and our warrants originally issued in the initial public offering of Chardan to the holders thereof, or Public Warrants, began trading on the New York Stock Exchange, or NYSE, under the ticker symbols “RCOR” and “RCOR.WS,” respectively.

PIPE Investment (Private Placement)

Concurrently with the execution of the Merger Agreement, we entered into subscription agreements, or the Subscription Agreements, with certain investors, or the PIPE Investors, including Chardan Healthcare Investments, LLC, an affiliate of our sponsor, Chardan Investments 2, LLC, or the Sponsor, certain stockholders of Old Renovacor and certain other institutional and accredited investors, pursuant to which, on the Closing Date, and concurrently with the closing of the Business Combination, the PIPE Investors purchased an aggregate of 2,284,776 shares Common Stock, at a price of $10.00 per share, and a pre-funded warrant entitling the holder thereof to purchase 715,224 shares of our Common Stock, or the Pre-Funded Warrant, at an initial purchase price of $9.99 per share underlying the Pre-Funded Warrant, for aggregate gross proceeds of approximately $30.0 million, or the PIPE Investment. The Pre-Funded Warrant is immediately exercisable at an exercise price of $0.01 and is exercisable indefinitely, provided that the holder of the Pre-Funded Warrant is prohibited from exercising such Pre-Funded Warrant in an amount that would cause such holder’s beneficial ownership of our Common Stock to exceed 9.99%.

Summary of Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section “Risk Factors” beginning on page 10 of this prospectus, which illuminate challenges that we face in connection with the successful implementation of our strategy and the growth of our business. The following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of our securities and result in a loss of all or a portion of your investment:

•	We have incurred significant operating losses since our inception and expect to incur significant losses for the foreseeable future.

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We will require additional funding in order to finance operations and, if we are unable to raise capital when need on acceptable terms, we could be forced to delay, reduce, or eliminate our product development programs or commercialization efforts.

•	Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

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We are very early in our research and development efforts. Our business is dependent on our ability to advance our current and future product candidates through preclinical studies and clinical trials, obtain marketing approval and ultimately commercialize them.

•	Our business is highly dependent on the success of our lead product candidate, REN-001, and our other product candidates.

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Preclinical and clinical development involve a lengthy and expensive process with an uncertain outcome. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our current product candidates or any future product candidates.

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There is no guarantee that the toxicology and biodistribution studies in healthy pigs and the efficacy studies in haploinsufficient mice will be successful, or that the FDA will not require further testing in these or other animal models.

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As an organization, we have limited experience designing and no experience implementing clinical trials and we have never conducted pivotal clinical trials. Failure to adequately design a trial, or incorrect assumptions about the design of the trial, could adversely affect the ability to initiate the trial, enroll patients, complete the trial, or obtain regulatory approval on the basis of the trial results, as well as lead to increased or unexpected costs.

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We may not be able to file our IND to commence clinical trials for our lead product candidate, REN-001 or our other product candidates on the timelines we expect, and even if we are able to, the FDA may not permit us to proceed.

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REN-001 and our other product candidates may cause adverse events or undesirable side effects that could delay or prevent our regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

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Changes in regulatory requirements, guidance from the FDA and other regulatory authorities or unanticipated events during our preclinical studies and clinical trials of REN-001 or our other product candidates may result in changes to preclinical studies or clinical trials or additional preclinical or clinical trial requirements, which could result in increased costs to us and could delay our development timeline.

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If we are unable to successfully commercialize REN-001 or any of our other product candidates for which we receive regulatory approval, or experience significant delays in doing so, our business will be materially harmed.

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We face significant competition, and if our competitors develop product candidates more rapidly than we do or their product candidates are more effective, our ability to develop and successfully commercialize products may be adversely affected.

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We rely on licenses of intellectual property from Temple and may license intellectual property from other third parties in the future, and such licenses may not provide adequate rights or may not be available in the future on commercially reasonable terms, if at all, and our licensors may be unable to obtain and maintain patent protection for the technology or products that they license to us.

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If the scope of any patent protection we obtain is not sufficiently broad, or if we lose any of our patent protection, our ability to prevent our competitors from developing and commercializing similar or identical product candidates would be adversely affected.

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Chardan identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

•	Insiders have substantial influence over us, which could limit your ability to affect the outcome of key transactions, including a change of control.

Our Corporate Information

Chardan was originally formed as a Delaware corporation on December 19, 2018. Chardan consummated the Business Combination with Old Renovacor on September 2, 2021, pursuant to the Merger Agreement. In connection with the Business Combination, we changed our name from “Chardan Healthcare Acquisition 2 Corp.” to “Renovacor, Inc.”

We continue the existing business operations of Old Renovacor as a publicly traded company. Our address is P.O. Box 8142 Greenwich, CT 06836 and our telephone number is (610) 424-2650. Our website address is https://www.renovacor.com/. Our website and the information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. As such, we may take advantage of reduced disclosure and other requirements otherwise generally applicable to public companies, including:

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presenting only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

•	not being required to have our registered independent public accounting firm attest to management’s assessment of our internal control over financial reporting;

•	presenting reduced disclosure about our executive compensation arrangements;

•	not being required to hold non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	extended transition periods for complying with new or revised accounting standards.

We have taken advantage of some of these reduced disclosure and other requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from our competitors that are public companies or other public companies in which you hold stock.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies.

We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year following the fifth anniversary of the initial public offering of Chardan Healthcare Acquisition 2 Corp., or the Chardan IPO, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Common Stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We are also a “smaller reporting company,” meaning that the market value of our Common Stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than

$700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our Common Stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our Common Stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

THE OFFERING

We are registering the issuance by us of up to an aggregate of 8,526,546 shares of Common Stock, which consists of (i) up to 4,311,322 shares of Common Stock that are issuable upon the exercise of 8,622,644 Public Warrants; (ii) up to 3,500,000 shares of Common Stock that are issuable upon the exercise of 3,500,000 Private Placement Warrants; and (iii) up to 715,224 shares of Common Stock that are issuable upon the exercise of the Pre-Funded Warrant.

In addition, this prospectus relates to the resale from time to time by the Selling Securityholders named in this prospectus, or their permitted transferees, of up to 12,668,314 shares of Common Stock and 3,500,000 Private Placement Warrants, which consists of (i) up to 2,284,776 PIPE Shares; up to 6,305,061 Old Renovacor Stockholder Shares; (iii) up to 1,655,661 Sponsor Shares; (iv) up to 1,922,816 Earnout Shares; (v) up to 500,000 Sponsor Earnout Shares; and (vi) up to 3,500,000 Private Placement Warrants.

Issuance of Common Stock

Shares of Common Stock offered by us	8,526,546 shares of Common Stock, which consists of (i) up to 4,311,322 shares of Common Stock that are issuable upon the exercise of 8,622,644 Public Warrants; (ii) up to 3,500,000 shares of Common Stock that are issuable upon the exercise of 3,500,000 Private Placement Warrants; and (iii) up to 715,224 shares of Common Stock that are issuable upon the exercise of the Pre-Funded Warrant.

Shares of Common Stock outstanding prior to the exercise of all Warrants	17,256,042 shares (as of September 30, 2021).

Shares of Common Stock outstanding assuming exercise of all Warrants	25,782,588 shares (as of September 30, 2021).

Exercise price of Warrants	Each Public Warrant is exercisable for one-half of one share of Common Stock at a price of $11.50 per share, subject to adjustment as described herein.

Each Private Placement Warrant is exercisable for one share of Common Stock at a price of $11.50 per share, subject to adjustment as described herein.

The Pre-Funded Warrant is exercisable for shares of Common Stock at an exercise price of $0.01 per share, subject to adjustment as described herein.

Use of proceeds	We will receive up to an aggregate of approximately $89.8 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”

Resale of Common Stock and Private Placement
Warrants

Shares of Common Stock offered by the Selling Securityholders	12,668,314 shares of Common Stock, consisting of (i) up to 2,284,776 PIPE Shares; (ii) up to 6,305,061 of Old Renovacor Stockholder Shares; (iii) up to 1,655,661 Sponsor Shares; (iv) up to 1,922,816 Earnout Shares; and (v) up to 500,000 Sponsor Earnout Shares.

Private Placement Warrants offered by the Selling Securityholders	Up to 3,500,000 Private Placement Warrants.

Use of proceeds	We will not receive any proceeds from the sale of shares of Common Stock or the Private Placement Warrants by the Selling Securityholders.

Transfer restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Restrictions on Resales of Our Securities-Lock-up Agreements” for further discussion.

NYSE stock symbols	Our Common Stock and Public Warrants are listed on the NYSE under the symbols “RCOR” and “RCOR.WS,” respectively.

The 17,256,042 outstanding shares of our Common Stock is calculated as of September 30, 2021 and excludes:

•	4,311,322 shares of our Common Stock issuable upon the exercise of 8,622,644 Public Warrants outstanding as of September 30, 2021, each with an exercise price of $11.50 per share;

•	3,500,000 shares of our Common Stock issuable upon the exercise of 3,500,000 Private Placement Warrants outstanding as of September 30, 2021, each with an exercise price of $11.50 per share;

•	715,224 shares of our Common Stock issuable upon the exercise of the Pre-Funded Warrant outstanding as of September 30, 2021, with an exercise price of $0.01 per share;

•

1,995,362 Earnout Shares reserved for issuance upon triggering events for such Earnout Shares as set forth in the Merger Agreement, including 1,922,816 Earnout Shares being registered pursuant to this Registration Statement and 72,546 Earnout Shares underlying restricted stock unit awards which may be issued in respect of Exchanged Options (as defined below);

•	1,111,250 shares of our Common Stock issuable upon the exercise of stock options outstanding as of September 30, 2021 with a weighted average exercise price of $7.39 per share; and

•

1,240,537 shares of our Common Stock reserved for future issuance under our 2021 Omnibus Incentive Plan, or the 2021 Incentive Plan, as well as any automatic increases in the number of shares of Common Stock reserved for future issuance under our the 2021 Incentive Plan.

Unless the context otherwise requires or otherwise indicated, the outstanding shares described in this prospectus include the 500,000 Sponsor Earnout Shares.

RISK FACTORS

You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before deciding whether to purchase any of our securities. If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our securities (including our Common Stock, par value $0.0001 per share, or Common Stock) could decline due to any of these risks, and you may lose all or part of your investment. Unless the context indicates otherwise, references in this section to the “Company,” “Renovacor,” “we,” “us,” “our” and similar terms refer to Renovacor, Inc. (f/k/a Chardan Healthcare Acquisition 2 Corp.) and our consolidated subsidiaries. References to “Chardan” refer to our predecessor company prior to the consummation of the Business Combination. References to “Old Renovacor” refer to Renovacor, Inc. prior to the consummation of the Business Combination and to Renovacor Holdings, Inc. (f/k/a Renovacor, Inc.), now the wholly owned subsidiary of Renovacor, upon the consummation of the Business Combination.

Risks Related to Our Financial Position and Capital Requirements

Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

We are a preclinical-stage gene therapy company with a limited operating history on which to base your investment decision. Our operations to date have been limited to organizing and staffing the company, in-licensing key intellectual property, business planning, raising capital, conducting discovery and research activities, filing and prosecuting patent applications, identifying potential product candidates and preparing to initiate and conduct clinical trials, undertaking preclinical studies, and establishing processes and arrangements with third parties for the manufacture of initial quantities of our lead product candidate and component materials necessary for the planned Phase I/II clinical trial. Our lead product candidate is still in the preclinical development phase and other planned product candidates are in the discovery and research phase. We do not expect to submit an IND for any of our product candidates until mid-2022. We have not yet demonstrated our ability to successfully commence or complete a clinical trial, submit an IND, or submit a biologics license application, or BLA, for a product candidate, obtain regulatory approval for any product candidate, manufacture a product at a commercial-scale or arrange for a third party to do so on our behalf, or conduct sales, marketing and distribution activities necessary for successful product commercialization. Consequently, any assumptions you make about our future success or viability may not be as informed as they could be if we had a longer operating history.

We have incurred significant operating losses since our inception and expect to incur significant losses for the foreseeable future.

We have incurred significant operating losses since our inception. If our product candidates are not successfully developed and approved, we may never generate any revenue. Old Renovacor’s net losses were $1.4 million and $5.4 million for the six months ended June 30, 2020 and June 30, 2021, respectively, and $1.6 million and $3.2 million for the years ended December 31, 2019 and December 31, 2020, respectively. Old Renovacor had an accumulated deficit of $10.3 million as of June 30, 2021. Substantially all of our losses have resulted from expenses incurred in connection with our research and development programs and from general and administrative costs associated with our operations. All of our product candidates will require the expenditure of substantial additional development time and resources before we would be able to apply for or receive regulatory approvals and begin realizing product sales. We expect to continue to incur losses for the foreseeable future, and we anticipate these losses will significantly increase as we continue our development of, seek regulatory approval for and potentially commercialize any of our product candidates and seek to identify, assess, acquire, in-license or develop additional product candidates. Our prior losses, combined with expected future losses, have had and will continue to have a negative effect on our stockholders’ deficit and working capital.

We expect that it will be several years, if ever, before we have a commercialized product. We anticipate our expenses will increase substantially if, and as, we:

•	continue to advance our BAG3-based gene therapy products;

•	continue preclinical development of, and initiate clinical development of REN-001 and our other product candidates;

•	continue to advance the preclinical and clinical development of our earlier discovery stage programs;

•	seek to discover and develop additional product candidates;

•

establish manufacturing processes and arrangements with third parties for the manufacture of initial quantities of our product candidates and component materials and validate clinical- and commercial-scale current good manufacturing practices, or cGMP, facilities;

•	seek regulatory approvals for any of our product candidates that successfully complete clinical trials;

•	maintain, expand and protect our intellectual property portfolio;

•	acquire or in-license other product candidates and technologies;

•	incur additional legal, accounting or other expenses in operating our business, including the additional costs associated with operating as a public company; and

•	increase our employee headcount and related expenses to support these activities.

We may never succeed in any or all of these activities and, even if we do, we may never generate revenue.

We have never generated revenue from product sales and may never achieve or maintain profitability.

We have no product candidates in clinical development or approved for commercial sale and have not generated any revenue. To become and remain profitable, we must develop and eventually commercialize product candidates with significant market potential, which will require being successful in a range of challenging activities. These activities can include successfully completing preclinical studies and initiating and successfully completing clinical trials of our product candidates, obtaining marketing approval for these product candidates, manufacturing, marketing and selling those products that are approved and satisfying any post-marketing requirements. We may never succeed in any or all of these activities and, even if we do, we may never generate sufficient revenues to achieve profitability. Because of the numerous risks and uncertainties associated with biologics product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability.

Even if we do achieve profitability, we may not be able to sustain or increase profitability. Our failure to become and remain profitable would decrease the value of the Company and could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations.

We will require additional funding in order to finance operations. If we are unable to raise capital when needed, or on acceptable terms, we could be forced to delay, reduce, or eliminate our product development programs or commercialization efforts.

Developing biopharmaceutical products, including conducting preclinical studies and clinical trials, is a very time-consuming, expensive and uncertain process that takes years to complete. Our operations have consumed substantial amounts of cash since inception, and we expect our expenses to increase significantly in connection with our ongoing activities, particularly as we conduct additional preclinical studies and clinical trials of, and seek regulatory and marketing approval for, our product candidates. Even if one or more of our product candidates is approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. We have financed our operations primarily through private placements of our securities and the Business Combination. We intend to use the additional capital made available to us to, among other uses, fund research and development of our product candidates and development programs, including the preclinical and clinical development of our lead product candidate, REN-001, with an initial focus on patients with BAG3 DCM, as well as additional indications that may benefit from BAG3-based gene therapy. Old Renovacor’s research and development expenses increased from $1.0 million for the six months ended June 30, 2020 to $4.5 million for the six months ended June 30, 2021. As of June 30, 2021, Old Renovacor had cash and cash equivalents of $0.4 million, and after giving effect to the Business Combination, as of June 30, 2021, Old Renovacor would have had cash and cash equivalents of $90.8 million. Based on our current business plans we believe this will be sufficient for us to fund our operating expenses and capital expenditure requirements into 2023.

Attempting to secure additional financing will divert the company’s management team from day-to-day activities, which may impair or delay our ability to develop our product candidates. In addition, demands on our cash resources may change as a result of many factors currently unknown to us including, but not limited to, any unforeseen costs we may incur as a result of preclinical study or clinical trial delays due to the COVID-19 pandemic or other causes, and we may need to seek additional funds sooner than planned. If we are unable to obtain funding on a timely basis or at all, we may be required to significantly curtail or stop one or more of our research or development programs.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until and unless we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity offerings and debt financings, and potentially through additional license and development agreements or strategic partnerships or collaborations with third parties. Financing may not be available in sufficient amounts or on reasonable terms. In addition, market volatility resulting from the COVID-19 pandemic or other factors could adversely impact our ability to access capital as and when needed. We have no commitments for any additional financing, and will likely be required to raise such financing through the sale of additional securities, which, in the case of equity securities, may occur at prices lower than the offering price of our Common Stock offered by the Selling Securityholders pursuant to this prospectus. If we sell equity or equity-linked securities, our current stockholders may be diluted, and the terms may include liquidation or other preferences that are senior to or otherwise adversely affect the rights of our stockholders. Moreover, if we issue debt, we may need to dedicate a substantial portion of our operating cash flow to paying principal and interest on such debt and we may need to comply with operating restrictions, such as limitations on incurring additional debt, which could impair our ability to acquire, sell or license intellectual property rights which could impede our ability to conduct our business. Furthermore, the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our Common Stock to decline.

If we raise additional funds through licensing or collaboration arrangements with third parties, we may have to relinquish valuable rights to our product candidates, or grant licenses on terms that are not favorable. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

For the fiscal year ended December 31, 2020, Old Renovacor had approximately $4.3 million of federal net operating loss carryforwards, and approximately $4.4 million of state net operating loss carryforwards. To the extent that we continue to generate taxable losses, unused losses will carryforward to offset future taxable income, if any, until such unused losses expire. Under Section 382 of the Internal Revenue Code of 1986, as amended, or the IRC, if a corporation undergoes an ownership change (generally defined as a greater than 50 percentage points change (by value) in our equity ownership over a rolling three-year period), the corporation’s ability to use our pre-change net operating losses and other pre-change tax attributes to offset our post-change income may be limited. We may have experienced an ownership change in the past, which may affect our ability to utilize our net operating loss carryforwards. In addition, we may experience ownership changes in the future as a result of the Business Combination, or subsequent shifts in our stock ownership, some of which are outside our control. Similar limitations will apply to our ability to carry forward any unused tax credits to offset future taxable income. Federal net operating loss carryforwards generated in taxable years beginning after December 31, 2017 will not be subject to expiration. However, any such net operating loss carryforwards may only offset 80% of our annual taxable income in taxable years beginning after December 31, 2020.

Changes in tax law, in our tax rates or in exposure to additional income tax liabilities or assessments may materially and adversely affect our financial condition, results of operations and cash flows.

Changes in law and policy relating to taxes may materially and adversely affect our financial condition, results of operations and cash flows. For example, on March 27, 2020 the U.S. enacted the Coronavirus Aid, Relief and Economic Security Act, or the CARES Act. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, NOL carryback periods, alternative minimum tax credit refunds, modification to the net interest deduction limitations, and technical corrections to tax depreciation methods for qualified improvement property.

The U.S. also enacted the Tax Cuts and Jobs Act of 2017, or the 2017 Tax Act, on December 22, 2017, which significantly changed the U.S. federal income taxation of U.S. corporations. The 2017 Tax Act remains unclear in many respects and has been, and may continue to be, the subject of amendments and technical corrections, as well as interpretations and implementing regulations by the Treasury and IRS, which have mitigated or increased certain adverse impacts of the 2017 Tax Act and may continue to do so in the future. In addition, it is unclear how certain of these U.S. federal income tax changes will affect state and local taxation, which often uses federal taxable income as a starting point for computing state and local tax liabilities. We continue to examine the impact the CARES Act and the 2017 Tax Act may have on our business in future quarters. The U.S. Congress is currently considering other legislative proposals, including increasing the U.S. federal income tax rate on corporations like us, which, if enacted, could materially impact our financial condition and cash flows in the future.

The COVID-19 pandemic, or a similar pandemic, epidemic, or outbreak of an infectious disease, may materially and adversely affect our business and our financial results and could cause a disruption to the development of our product candidates.

Public health crises, such as pandemics or similar outbreaks, could adversely impact our business. A novel virus, severe acute respiratory syndrome coronavirus 2, or SARS-CoV-2 or coronavirus, which causes COVID-19 has spread to most countries across the world, including the United States. The coronavirus pandemic is evolving and has led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures. The extent to which the coronavirus impacts our operations or those of our consultants and collaborators will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information that will emerge concerning the severity of the coronavirus, new strains or mutations of the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

As a result of the coronavirus pandemic, or similar pandemics, we may experience disruptions that could severely impact our business, manufacturing, preclinical development activities and preclinical studies, including, but not limited to:

•

delays or disruptions in preclinical experiments and IND-enabling studies due to restrictions of on-site staff, limited or no access to animal facilities, and unforeseen circumstances at contract research organizations, or CROs, and vendors;

•	limitations on employee or other resources that would otherwise be focused on the conduct of our preclinical work and any clinical trials we subsequently commence, including because of sickness of employees or their families, the desire of employees to avoid travel or contact with large groups of people, an increased reliance on working from home, school closures, or mass transit disruptions;

•

delays in necessary interactions with regulators, ethics committees, and other important agencies and contractors due to limitations in employee resources or forced furlough of government or contractor personnel; and

•	limitations on maintaining our corporate culture that facilitates the transfer of institutional knowledge within our organization and fosters innovation, teamwork, and a focus on execution.

We have not yet commenced clinical trial activities for any of our product candidates. If we commence clinical trials for one or more of our product candidates, potential disruptions of those clinical activities as a result of the coronavirus pandemic or similar pandemics, include, but are not limited to:

•

interruption of key clinical trial activities, such as clinical trial site data monitoring and efficacy, safety and translational data collection, processing and analyses, due to limitations on travel imposed or recommended by federal, state, or local governments, employers and others or interruption of clinical trial subject visits, which may impact the collection and integrity of subject data and clinical study endpoints;

•	delays or difficulties in initiating or expanding clinical trials, including delays or difficulties with clinical site initiation and recruiting clinical site investigators and clinical site staff;

•	delays or difficulties in enrolling and retaining patients in our clinical trials;

•	increased rates of patients withdrawing from our clinical trials following enrollment as a result of contracting COVID-19 or other health conditions or being forced to quarantine;

•

interruption of, or delays in receiving, supplies of our product candidates from our contract manufacturing organizations, or CMOs, due to staffing shortages, production slowdowns, or stoppages and disruptions in materials and reagents;

•

diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials;

•	interruption or delays in the operations of the FDA and comparable foreign regulatory agencies;

•

changes in regulations as part of a response to the coronavirus pandemic which may require us to change the ways in which our clinical trials are conducted, which may result in unexpected costs, or to discontinue any such clinical trials altogether;

•	delays in receiving approval from local regulatory authorities to initiate any planned clinical trials;

•

limitations on employee resources that would otherwise be focused on the conduct of our preclinical studies and clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people;

•	refusal of the FDA or comparable regulatory authorities to accept data from clinical trials in affected geographies; and

•

additional delays, difficulties or interruptions as a result of current or future shutdowns due to the coronavirus pandemic, or other pandemics, in countries where we or our third-party service providers operate.

The coronavirus pandemic continues to rapidly evolve. Although many countries, including the United States, have re-opened, rises in new cases have caused certain countries to re-initiate restrictions. The extent to which the outbreak may affect our preclinical studies, clinical trials, business, financial condition, and results of operations will depend on future developments, which are highly uncertain and cannot be predicted at this time, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions, and actions to contain the outbreak or treat its impact, such as social distancing and quarantines or lock-downs in the United States and other countries, business closures, or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease. Additionally, we are unable to predict if a different pandemic could have similar or different impacts on our business, financial condition, or share price. Future developments in these and other areas present material uncertainty and risk with respect to our clinical trials, business, financial condition, and results of operations.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price.

Global financial markets have experienced, as a result of the coronavirus pandemic, and have in the past experienced, extreme volatility and disruptions, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy and ability to raise capital may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon the development of preclinical studies and clinical trial plans. In addition, there is a risk that one or more of our current service providers, manufacturers and other partners may not survive these difficult economic times, which could directly affect our ability to attain our operating goals on schedule and on budget.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies, including very recently in connection with the ongoing coronavirus pandemic, which has resulted in decreased stock prices for many companies notwithstanding the lack of a fundamental change in their underlying business models or prospects. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, including potentially worsening economic conditions and other adverse effects or developments relating to the ongoing coronavirus pandemic, political, regulatory and other market conditions, may negatively affect the market price of shares of our Common Stock, regardless of our actual operating performance.

Risks Related to Our Product Development and Government Regulation

We are very early in our research and development efforts. Our business is dependent on our ability to advance our current and future product candidates through preclinical studies and clinical trials, obtain marketing approval and ultimately commercialize them.

We are very early in our research and development efforts and all of our product candidates are still at the preclinical stage of development. We expect to file the IND with respect to our lead product candidate REN-001 in mid-2022. Additionally, we have earlier stage programs that are in the discovery research phase and may never advance to clinical-stage development. Our ability to generate product revenue, which we do not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of our product candidates, which may never occur. We currently generate no revenue from sales of any product and we may never be able to develop or commercialize a marketable product.

Each of our programs and product candidates will require additional preclinical and clinical development, regulatory approval in multiple jurisdictions, obtaining manufacturing supply, capacity and expertise, building a commercial organization or successfully outsourcing commercialization, substantial investment and significant marketing efforts before we generate any revenue from product sales. Our product candidates must be authorized for marketing by the FDA, or certain other foreign regulatory agencies before we may commercialize our product candidates.

The clinical and commercial success of our product candidates will depend on several factors, including the following:

•	timely and successful completion of preclinical studies, including toxicology studies, biodistribution studies and minimally efficacious dose studies in animals, where applicable;

•	effective INDs or comparable foreign applications that allow commencement of our planned clinical trials or future clinical trials for our product candidates;

•	successful enrollment and completion of clinical trials, including under the FDA’s current Good Clinical Practices, or cGCPs, and current Good Laboratory Practices, or cGLPs;

•	positive results from our future clinical programs that support a finding of safety and effectiveness and an acceptable risk-benefit profile of our product candidates in the intended populations;

•	receipt of marketing approvals from applicable regulatory authorities;

•	establishment of arrangements with CMOs for clinical supply and, where applicable, commercial manufacturing capabilities;

•	establishment and maintenance of patent and trade secret protection and/or regulatory exclusivity for our product candidates;

•	commercial launch of our product candidates, if approved, whether alone or in collaboration with others;

•	acceptance of the benefits and use of our product candidates, including method of administration, if and when approved, by patients, the medical community and third-party payors;

•	effective competition with other therapies;

•	establishment and maintenance of healthcare coverage and adequate reimbursement and patients’ willingness to pay out-of-pocket in the absence of such coverage and adequate reimbursement;

•	enforcement and defense of intellectual property rights and claims; and

•	maintenance of a continued acceptable safety, tolerability and efficacy profile of our product candidates following approval.

If we do not succeed in one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our product candidates, which would materially harm our business. If we are unable to advance our product candidates to clinical development, obtain regulatory approval and ultimately commercialize our product candidates, or experience significant delays in doing so, our business will be materially harmed.

Our business is highly dependent on the success of our lead product candidate, REN-001, and our other product candidates.

We cannot guarantee that, based on our IND application for REN-001 or our other product candidates, the FDA, or any other comparable foreign regulatory authorities, will allow clinical trials to commence, or that REN-001 or our other product candidates will be approved for commercialization, on a timely basis or at all. We have not initiated and, therefore, have not previously completed any clinical trials or submitted an IND or a BLA to the FDA, or similar regulatory approval filings to comparable foreign authorities, for any product candidate, and we cannot be certain that REN-001 or our other product candidates will be successful in clinical trials or receive regulatory approval. The FDA and other comparable global regulatory authorities can delay, limit or deny approval of a product candidate for many reasons. Any delay in obtaining, or inability to obtain, applicable regulatory approval will delay or harm our ability to successfully initiate clinical trials and commercialize REN-001 or our other product candidates and materially adversely affect our business, financial condition, results of operations and growth prospects.

Furthermore, because REN-001 is our lead product candidate and our other product candidates could be based on similar technology, if clinical trials of REN-001 encounter safety, efficacy or manufacturing problems, development delays, regulatory issues or other problems, our development plans for REN-001 and our other product candidates in our pipeline based on similar technology would be significantly impaired, which could materially adversely affect our business, financial condition, results of operations and growth prospects.

Our business depends upon the success of our BAG3-based platform.

Our success depends on our ability to utilize the exclusive rights to our BAG3-based platform to identify potential product candidates, to obtain regulatory approval for product candidates derived from the platform, and then to commercialize our product candidates addressing one or more indications. Though gene therapy product candidates have been evaluated by others in clinical trials using similar AAV vectors, our product candidates have never been evaluated in human clinical trials, and may experience unexpected or adverse results in the future. We are exposed to a number of unforeseen risks and it is difficult to predict the types of challenges and risks that we may encounter during development of our product candidates. All of our product candidates developed from our BAG3-based platform will require significant non-clinical studies, clinical development, review and approval by the FDA or other regulatory authorities in one or more jurisdictions, substantial investment, access to sufficient commercial manufacturing capacity and significant marketing efforts before they can be successfully commercialized. If REN-001 or any of our other product candidates encounter safety or efficacy problems, developmental delays or regulatory issues or other problems, such problems could impact the development plans for our other product candidates because all of our product candidates are currently based on the same core BAG3-based technology.

Additionally, a key element of our strategy is to use and expand our BAG3-based platform to build a pipeline of product candidates and progress those product candidates through clinical development for the treatment of a variety of different types of indications in heart failure and central nervous system diseases. Although our research and development efforts to date have been focused on identifying a pipeline of product candidates, we may not be able to develop product candidates that are safe and effective. Even if we are successful in building our pipeline, the potential product candidates that we identify may not be suitable for clinical development, including as a result of being shown to have harmful side effects or other characteristics that indicate that they are unlikely to be approvable or marketable products that will receive marketing approval/authorization and achieve market acceptance. If we do not successfully develop, get approval for and begin to commercialize any product candidates, we will face difficulty in obtaining product revenue in future periods, which would result in significant harm to our financial position and adversely affect our share price.

Utilizing AAV/BAG3-based gene therapies to target BAG3 mutations represents a novel approach to the treatment of DCM, and we must overcome significant challenges in order to develop, commercialize and manufacture our product candidates.

We have concentrated our research and development efforts on developing AAV/BAG3-based gene therapies to target BAG3 mutations for the treatment of DCM. We are aware of several companies developing gene therapies targeting heart failure but are not aware of any companies developing gene therapies targeting the BAG3 pathway for patients suffering from BAG3 DCM. The processes and requirements imposed by the FDA or other applicable regulatory authorities may cause delays and additional costs in obtaining approvals for REN-001 and our other product candidates. Because our AAV/BAG3-based gene therapy products are novel, and gene-based therapies are relatively new, regulatory agencies may lack experience in evaluating our product candidates utilizing AAV/BAG3-based gene therapies to target BAG3 mutations for patients suffering from BAG3 DCM. This novelty may lengthen the regulatory review process, including the time it takes for the FDA to review our IND applications, if and when submitted, increase our development costs and delay or prevent commercialization of our AAV/BAG3-based gene therapy products. Additionally, advancing novel gene therapies creates significant challenges for us, including:

•	developing a manufacturing process to produce our product candidates on a large scale and in a cost-effective manner;

•	educating medical personnel regarding the potential side-effect profile of our product candidates and, as the clinical program progresses, on any observed side effects with the therapy;

•	training a sufficient number of medical personnel on how to properly administer our product candidates;

•	developing a reliable and safe and an effective means of genetically modifying our AAV/BAG3-based gene therapies;

•	sourcing starting material suitable for clinical and commercial manufacturing; and

•	establishing sales and marketing capabilities, as well as developing a distribution network to support the commercialization of any approved products.

We must be able to overcome these challenges in order for us to develop, commercialize and manufacture our product candidates utilizing AAV/BAG3 gene therapies for our targeted indications.

The product candidates for which we intend to seek approval as biologic products may face competition sooner than anticipated.

The Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, or the ACA, includes a subtitle called the Biologics Price Competition and Innovation Act of 2009, or the BPCIA, which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. Under the BPCIA, an application for a highly similar or “biosimilar” product may not be submitted to the FDA until 12 years following the date that the reference product was first approved by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first approved. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity, and potency of their product. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. In addition, complexities associated with the larger, and often more complex, structures of biological products, such as the gene products we are developing, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA.

We believe that any of our product candidates approved as a biological product under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider our product candidates to be reference products for competing products, potentially creating the opportunity for competition sooner than anticipated. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. Moreover, the extent to which a biosimilar product, once approved, will be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

Jurisdictions in addition to the United States have established abbreviated pathways for regulatory approval of biological products that are biosimilar to earlier approved reference products. For example, the European Union has had an established regulatory pathway for biosimilars since 2004. However, biosimilars can only be authorized once the period of data exclusivity on the reference biological medicine has expired.

The increased likelihood of biosimilar competition has increased the risk of loss of innovators’ market exclusivity. Due to this risk, and uncertainties regarding patent protection, if our clinical candidates are approved for marketing, it is not possible to predict the length of market exclusivity for any particular product with certainty based solely on the expiration of the relevant patent(s) or the current forms of regulatory exclusivity. It is also not possible to predict changes in United States regulatory law that might reduce biological product regulatory exclusivity. The loss of market exclusivity for a product would likely materially and negatively affect revenues and we may not generate adequate or sufficient revenues from them or be able to reach or sustain profitability.

Preclinical and clinical development involve a lengthy and expensive process with an uncertain outcome. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our current product candidates or any future product candidates.

REN-001 and all of our other product candidates are in the preclinical stage of development and their risk of failure is high. It is impossible to predict when or if REN-001 or any of our other product candidates will receive regulatory approval. To obtain the requisite regulatory approvals to commercialize any product candidate, we must demonstrate through extensive preclinical studies and lengthy, complex and expensive clinical trials that our product candidates are safe and effective in humans. Clinical testing can take many years to complete, and the outcome is inherently uncertain. Failure can occur at any time during the clinical trial process.

The results of preclinical studies and early clinical trials or early cohorts of clinical trials of product candidates may not be predictive of the results of later-stage clinical trials or later cohorts of clinical trials. We anticipate beginning our initial clinical trials with relatively small cohorts before expanding in size in subsequent cohorts. The initial cohorts of early stage clinical trials often involve enrollment of a small number of patients and may not be as predictive as trials with larger cohorts. Additionally, if safety issues arise in an early cohort, we may be delayed or prevented from subsequently expanding into larger trial cohorts. We may be unable to establish clinical endpoints that applicable regulatory authorities would consider clinically meaningful, and a clinical trial can fail at any stage of testing. Differences in trial design between early-stage clinical trials and later-stage clinical trials make it difficult to extrapolate the results of earlier clinical trials to later clinical trials.

Moreover, clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in clinical trials have nonetheless failed to obtain marketing approval of their products. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or to unfavorable safety profiles, notwithstanding promising results in earlier trials. There is typically a high rate of failure of product candidates proceeding through clinical trials. Most product candidates that commence clinical trials are never approved as products and there can be no assurance that any of our future clinical trials will ultimately be successful or support clinical development of our current or any of our future product candidates.

We may experience delays in initiating or completing clinical trials. We also may experience numerous unforeseen events during, or as a result of, any future clinical trials that we could conduct that could delay or prevent our ability to receive marketing approval or commercialize our lead product candidate or any future product candidates, including:

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regulators or institutional review boards, or IRBs, the FDA or ethics committees may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

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we may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and prospective CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	clinical trial sites deviating from trial protocol or dropping out of a trial;

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clinical trials of any product candidates may fail to show safety or efficacy, produce negative or inconclusive results and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials or we may decide to abandon product development programs;

•	novel therapies, such as gene therapies with less well-characterized safety profiles, may require slower or more staggered early clinical trial enrollment to adequately assess safety data;

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the number of subjects required for clinical trials of any product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or subjects may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than we anticipate;

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third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, or may deviate from the clinical trial protocol or drop out of the trial, which may require that we add new clinical trial sites or investigators;

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we may elect to, or regulators, IRBs, or ethics committees may require that we or our investigators, suspend or terminate clinical research or trials for various reasons, including noncompliance with regulatory requirements or a finding that the participants in our trials are being exposed to unacceptable health risks;

•	the cost of clinical trials of any of our product candidates may be greater than we anticipate;

•	the quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be inadequate to initiate or complete a given clinical trial;

•	our inability or the inability of third parties to manufacture sufficient quantities of our product candidates for use in clinical trials;

•	reports from clinical testing of other therapies may raise safety or efficacy concerns about our product candidates;

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our failure to establish an appropriate safety profile for a product candidate based on clinical or preclinical data for such product candidate as well as data emerging from other studies or trials in the same class as our product candidate; and

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the FDA or applicable foreign regulatory agencies may require us to submit additional data such as long-term toxicology studies, or impose other requirements before permitting us to initiate a clinical trial.

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the patient population, the number and location of clinical sites we enroll, the proximity of patients to clinical sites, the eligibility and exclusion criteria for the trial, the design of the clinical trial, the inability to obtain and maintain patient consents, the risk that enrolled participants will drop out before completion, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs or therapeutic biologics that may be approved for the indications being investigated by it. Furthermore, we expect to rely on our collaborators, CROs and clinical trial sites to ensure the proper and timely conduct of our future clinical trials, including the patient enrollment process, and we have limited influence over their performance. Additionally, we could encounter delays if treating physicians encounter unresolved ethical issues associated with enrolling patients in future clinical trials of our product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles.

We could also encounter delays if a clinical trial is suspended or terminated by us, the IRBs of the institutions in which such trials are being conducted, or the FDA or other regulatory authorities, or if a clinical trial is recommended for suspension or termination by the Data Safety Monitoring Board for such trial. A suspension or termination may be imposed due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product or treatment, failure to establish or achieve clinically meaningful trial endpoints, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Clinical studies may also be delayed or terminated as a result of ambiguous or negative interim results. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates. Further, the FDA or other regulatory authorities may disagree with our clinical trial design and our interpretation of data from clinical trials, or may change the requirements for approval even after they have reviewed and commented on the design for our clinical trials.

Our product development costs will increase if we experience delays in clinical testing or marketing approvals. We do not know whether any of our clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates and may allow our competitors to bring products to market before we do, potentially impairing our ability to successfully commercialize our product candidates and harming our business and results of operations. Any delays in our clinical development programs may harm our business, financial condition and results of operations significantly.

There is no guarantee that the toxicology and biodistribution studies in healthy pigs and the efficacy studies in haploinsufficient mice will be successful, or that the FDA will not require further testing in these or other animal models.

Preclinical studies involve a lengthy and expensive process with an uncertain outcome. Some outcomes may demonstrate the need to conduct studies in different animal models or using different protocols. These outcomes may lead us to incur additional costs or experience delays in completing, or render us unable to complete, the development and commercialization of our current product candidates or any future product candidates.

We conducted a pilot study in infarcted pigs to assess the transduction efficiency and functional effect of REN-001. We later concluded that an infarcted pig model is untenable for further efficacy studies due to the variability of the infarcted phenotype and the development of neutralizing antibodies to AAV in the study animals during the study.

There is no guarantee that future toxicology and biodistribution studies in healthy pigs and the efficacy studies in haploinsufficient mice will be successful, or that the FDA will not require further testing in these or other animal models. There is also no guarantee that the FDA will not reverse its interpretation of the results from past studies, such as those mentioned above.

As an organization, we have limited experience designing and no experience implementing clinical trials and we have never conducted pivotal clinical trials. Failure to adequately design a trial, or incorrect assumptions about the design of the trial, could adversely affect the ability to initiate the trial, enroll patients, complete the trial, or obtain regulatory approval on the basis of the trial results, as well as lead to increased or unexpected costs.

The design and implementation of clinical trials is a complex process. While the employees who will implement our clinical trials may have experience in the field, we, as an organization, have limited experience designing and no experience implementing clinical trials, and we may not successfully or cost-effectively design and implement clinical trials that achieve our desired clinical endpoints efficiently, or at all. A clinical trial that is not well designed may delay or even prevent initiation of the trial, can lead to increased difficulty in enrolling patients, may make it more difficult to obtain regulatory approval for the product candidate on the basis of the study results, or, even if a product candidate is approved, could make it more difficult to commercialize the product successfully or obtain reimbursement from third-party payors. Additionally, a trial that is not well-designed could be inefficient or more expensive than it otherwise would have been, or we may incorrectly estimate the costs to implement the clinical trial, which could lead to a shortfall in funding. We also are required to register certain clinical trials and post the results of certain completed clinical trials on a government-sponsored database, www.clinicaltrials.gov, within specified timeframes. Failure to do so can result in enforcement actions and adverse publicity.

Interim, topline, or preliminary data from clinical trials that we announce or publish from time to time may change as more patient data becomes available or as we make changes to our manufacturing processes and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose interim, topline, or preliminary data from our preclinical studies and clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations, and conclusions as part of our analyses of interim, topline or preliminary data, and therefore we may not have received or had the opportunity to fully and carefully evaluate all data. Further, modifications or improvements to our manufacturing processes for a therapy may result in changes to the characteristics or behavior of the product candidates that could cause our product candidates to perform differently and affect the results of our ongoing clinical trials. As a result, the topline results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline data should be viewed with caution until the final data are available.

Preliminary or interim data from clinical trials are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects. Additionally, disclosure of preliminary or interim data by us or by our competitors could result in volatility in the price of our Common Stock.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions, or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate, and our company in general. If the interim, topline, or preliminary data that we report differs from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, any of our potential product candidates may be harmed, which could harm our business, operating results, prospects, or financial condition.

We may not be able to file our IND to commence clinical trials for our lead product candidate, REN-001 or our other product candidates on the timelines we expect, and even if we are able to, the FDA may not permit us to proceed.

We anticipate filing an IND submission in connection with REN-001 in mid-2022, and expect our preclinical research pipeline to yield potential additional follow-on IND opportunities in cardiovascular and central nervous system, or CNS, diseases beyond that of our lead indication for BAG3 DCM. We cannot be sure that submission of an IND will result in the FDA allowing testing and clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such clinical trials. The manufacturing of our product candidates remains an emerging and evolving field. Accordingly, we expect chemistry, manufacturing and control related topics, including product specifications, will be a focus of IND reviews, which may delay the clearance of INDs. Additionally, even if the FDA agrees with the design and implementation of the clinical trials set forth in an IND or clinical trial application, we cannot guarantee that the FDA will not change their requirements in the future.

We intend to study our product candidates in patient populations with significant comorbidities that may result in deaths or serious adverse events or unacceptable side effects and require us to abandon or limit our clinical development activities.

Patients we intend to treat with our product candidates may also receive angiotensin converting enzyme, or ACE, inhibitors, angiotensin receptor blockers, neprilysin inhibitors, SGLT2 inhibitors, beta-adrenergic receptor antagonists, aldosterone antagonists and/or diuretics or other medical and surgical interventions in the course of treatment of their disease, and they may therefore experience side effects or adverse events, including death, that are unrelated to our product candidates. While these side effects or adverse events may be unrelated to our product candidates, they may still affect the success of our clinical studies. The inclusion of patients that could become critically ill during our clinical studies may result in deaths or other adverse medical events due to underlying disease or to other therapies or medications that these patients may receive. Any of these events could prevent us from advancing our product candidates through clinical development and from obtaining regulatory approval, which would impair our ability to commercialize our product candidates. Any inability to advance our existing product candidates or any other product candidate through clinical development would have a material adverse effect on our business.

We may experience difficulties identifying and enrolling patients in our clinical trials, which could delay or prevent clinical trials of our lead product candidate, REN-001, or our other product candidates.

Identifying and qualifying patients to participate in clinical trials of REN-001 is critical to our success. The timing of our clinical trials depends in part on the speed at which we can recruit patients to participate in testing REN-001, and we may experience delays in our clinical trials if we encounter difficulties in enrollment. The eligibility criteria of our clinical trials may limit the pool of available study participants as we will require patients to have specific characteristics that we can measure to assure their disease is either severe enough or not too advanced to include them in a clinical trial. The process of finding and diagnosing patients may prove costly. We also may not be able to identify, recruit, and enroll a sufficient number of appropriate patients to complete our clinical trials because of demographic criteria for prospective patients, the perceived risks and benefits of the product candidate under study, the proximity and availability of clinical trial sites for prospective patients, and the patient referral practices of physicians. The availability and efficacy of competing therapies and clinical trials can also adversely impact enrollment. If patients are unwilling to participate in our trials for any reason, the timeline for recruiting patients, conducting trials, and obtaining regulatory approval of potential products may be delayed, the commercial prospects of REN-001 or our other product candidates will be harmed, and our ability to generate product revenue from any of these product candidates could be delayed or prevented. Furthermore, our inability to enroll a sufficient number of patients for our clinical trials could result in significant delays or may require us to abandon one or more clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs and jeopardize our ability to achieve our clinical development timeline and goals, including the dates by which we will commence, complete and receive results from clinical trials. Enrollment delays in our clinical trials may also jeopardize our ability to commence sales of and generate revenues from REN-001 or our other product candidates. Any of these occurrences may harm our business, financial condition, and prospects significantly.

REN-001 and our other product candidates may cause adverse events or undesirable side effects that could delay or prevent our regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

While we believe our therapeutic BAG3 gene construct is non-immunogenic and do not expect the BAG3 gene or protein to elicit a significant immune response, gene therapy is still a relatively new approach to disease treatment and adverse side effects could develop. There also is the potential risk of delayed adverse events following exposure to gene therapy products due to persistent biologic activity of the genetic material or other components of products used to carry the genetic material including adverse side effects related to the AAV vector.

We are collecting data about REN-001 and our other product candidates in preclinical studies and will continue to do so in clinical trials, if and when they begin. To date, we have only evaluated our product candidate in preclinical animal models, and we, therefore, do not know the side effect profile of our product candidates in humans. Accordingly, we may experience unexpected side effects and/or higher levels of known side effects in clinical trials, including adverse events known in gene therapies. These include the potential for, among others, infusion reaction, vector/transgene-specific toxicities and disease-/host-specific idiosyncrasy and in rare cases certain cancers.

Any adverse events or undesirable side effects caused by, or other unexpected properties of, REN-001 or our other product candidates could cause us, any future collaborators, an IRB or ethics committee or regulatory authorities to interrupt, delay or halt clinical trials of our product candidate and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities. It is possible that as we progress REN-001 or our other product candidates through preclinical and clinical development, or as the use of REN-001 or our other product candidates become more widespread if we receive regulatory approval, illnesses, injuries, discomforts and other adverse events that were not observed in preclinical studies or clinical trials, as well as conditions that did not occur or went undetected, will be reported by patients. If such side effects become known later in development or after approval, such findings may harm our business, financial condition, and prospects significantly. Further, if a serious safety issue is identified in connection with the use of REN-001 or our other product candidates commercially or in third-party clinical trials elsewhere, such issues may adversely affect the development potential of REN-001 or our other product candidates or result in regulatory authorities restricting our ability to develop or commercialize REN-001 or our other product candidates.

Further, if REN-001 or any of our other product candidates were to receive regulatory approval and we or others identify undesirable side effects caused by the product (or any other product) after the approval, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may request that we recall or withdraw the product from the market or may limit the approval of the product through labeling or other means;

•	regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication or a precaution;

•	we may be required to change the way the product is distributed or administered, conduct additional clinical trials, or change the labeling of the product;

•	we may decide to recall or remove the product from the marketplace;

•	we could be sued and/or held liable for injury caused to individuals exposed to or taking our product candidates;

•	damage to the public perception of the safety of REN-001 or our other product candidates; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product candidate and could substantially increase the costs of commercializing our product candidates and significantly impact our ability to successfully commercialize our product candidates and generate revenues, all of which would materially adversely affect our business, financial condition, and results of operations.

Public opinion and scrutiny of gene-based therapies for the treatment of human disease may impact public perception of us and our product candidates, or impair our ability to conduct our business.

Our lead product candidate, REN-001, is an AAV9 vector-based gene therapy designed to deliver a human BAG3 gene to express a fully functional human BAG3 protein in transduced cells for the treatment of BAG DCM. To date, there are no FDA-approved therapeutic interventions designed to address specific genetic mutations that result in heart failure. Public perception may be influenced by claims, such as claims that gene-based therapies are unsafe, unethical, or immoral. Accordingly, our approach may not gain the acceptance of the public or the medical community. Negative public reaction to gene-based therapy in general could result in greater government regulation and stricter labeling requirements of gene-based therapeutic products, including any of our product candidates, and could cause a decrease in the demand for any products we may develop. Adverse public attitudes may adversely impact our ability to enroll clinical trials. More restrictive government regulations or negative public opinion could have an adverse effect on our business or financial condition and may delay or impair the development and commercialization of our product candidates or demand for any products we may develop.

If we do not meet our projected development goals on the timelines we announce and expect to meet, the potential approval of our products may be delayed.

From time to time, we estimate the timing of the accomplishment of various scientific, clinical, regulatory, manufacturing and other product development goals, which we sometimes refer to as milestones. These milestones may include the commencement or completion of preclinical studies and clinical trials and the submission of regulatory filings, including IND submissions. From time to time, we may publicly announce the expected timing of some of these milestones. All of these milestones are, and will be, based on a variety of assumptions. The actual timing of these milestones can vary significantly compared to our estimates, in some cases for reasons beyond our control. We may experience numerous unforeseen events during, or as a result of, any future clinical trials that we conduct that could delay or prevent our ability to receive marketing approval or commercialize our product candidates.

We rely, and expect to continue to rely, on third parties to conduct, supervise, and monitor our preclinical studies, and we will rely on third parties to conduct, supervise, and monitor future clinical trials for our product candidates.

We rely on third-party CROs, study sites, and others to conduct, supervise, and monitor our preclinical studies for our product candidates and we expect to rely on third parties to similarly conduct, supervise, and monitor any future clinical trials for our product candidates. We expect to continue to rely on third parties, such as CROs, clinical data management organizations, medical institutions, and clinical investigators, to conduct our preclinical studies, and intend to rely on third parties in connection with the commencement of future clinical trials of our product candidates. Although we have and will continue to have agreements with these third parties governing their activities, we have limited influence over their actual performance and will control only certain aspects of their activities. The failure of these third parties to successfully carry out their contractual duties or meet expected deadlines, including as a result of the impact of the coronavirus pandemic, could substantially harm our business because we may be delayed in completing or unable to complete the studies required to support future approval of REN-001 and our other product candidates, or we may not obtain marketing approval for, or commercialize, REN-001 and our other product candidates in a timely manner or at all. Moreover, these agreements might terminate for a variety of reasons, including a failure to perform by the third parties. If we need to enter into alternative arrangements our product development activities would be delayed and our business, financial condition, results of operations and prospects may be materially harmed.

Our reliance on these third parties for development activities reduces our control over these activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards and our reliance on third parties does not relieve us of our regulatory responsibilities. For example, we will remain responsible for ensuring that each of our preclinical studies and future clinical trials is conducted in accordance with the general investigational plan and protocols for such trial. We must also ensure that our preclinical and future clinical trials are conducted in accordance with cGLP regulations, as appropriate. Moreover, the FDA and comparable foreign regulatory authorities require us to comply with cGCPs for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity, and confidentiality of trial participants are protected. Regulatory authorities enforce these requirements through periodic inspections of trial sponsors, clinical investigators, and trial sites. If we or any of our third parties fail to comply with applicable cGCPs or other regulatory requirements, we or such third parties may be subject to enforcement or other legal actions, the data generated in our preclinical studies and future clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional studies.

We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials will comply with the applicable regulatory requirements. In addition, our clinical trials must be conducted with product candidates that were produced under cGMP regulations. Failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

If any of our relationships with these third parties terminate, we may not be able to enter into arrangements with alternative providers or to do so on commercially reasonable terms. Switching or adding additional third parties involves additional cost and requires management’s time and focus. In addition, there is a natural transition period when a new third party commences work. As a result, delays could occur, which could compromise our ability to meet our desired development timelines.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we focus on research programs, therapeutic platforms, and product candidates that we identify for specific indications. As a result, we may forego or delay pursuit of opportunities with other therapeutic platforms or product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs, therapeutic platforms, and product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing, or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights.

Changes in regulatory requirements, guidance from the FDA and other regulatory authorities or unanticipated events during our preclinical studies and clinical trials of REN-001 or our other product candidates may result in changes to preclinical studies or clinical trials or additional preclinical or clinical trial requirements, which could result in increased costs to us and could delay our development timeline.

Regulatory requirements governing biologic drug products, including gene therapy products, are still evolving and it is difficult to determine how long it will take or how much it will cost to obtain regulatory approvals for REN-001 or our other product candidates. Changes in regulatory requirements, FDA guidance or guidance from other regulatory agencies or unanticipated events during our preclinical studies or clinical trials may force us to terminate or adjust our development program.

In addition, the clinical trial requirements of the FDA and foreign regulatory authorities and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty and intended use and market of such product candidates. The regulatory approval process for novel product candidates such as ours can be more expensive and take longer than for other, better known or more extensively studied product candidates. The FDA, or the applicable regulatory authorities, may impose additional preclinical or clinical trial requirements. Amendments to clinical trial protocols would require resubmission to the FDA, or the applicable regulatory authorities as well as IRBs and ethics committees for review and approval, which may adversely impact the cost, timing or successful completion of a clinical trial. If we experience delays completing, or if we terminate, any of our clinical trials, or if we are required to conduct additional preclinical or clinical trials, the commercial prospects for REN-001 or our other product candidates may be harmed and our ability to generate product revenue will be delayed, and it would materially adversely affect our business, financial condition, and results of operations.

In order to market any product outside of the United States, we must comply with numerous and varying regulatory requirements of other countries regarding biologic development and commercialization. The approval process varies from country to country and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others.

We are subject to various foreign, federal, and state healthcare and privacy laws and regulations, and our failure to comply with these laws and regulations could harm our results of operations and financial condition.

Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, and customers expose us to broadly applicable foreign, federal and state fraud and abuse and other healthcare and privacy laws and regulations. These laws may constrain the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute any products for which we obtain marketing approval. Such laws include:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or providing any remuneration (including any kickback, bribe or certain rebates), directly or indirectly, overtly or covertly, in cash or in kind, in return for, either the referral of an individual or the purchase, lease, or order, or arranging for or recommending the purchase, lease, or order of any good, facility, item or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act;

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the federal false claims and civil monetary penalties laws, including the civil False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, to the federal government, claims for payment or approval that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making or causing to be made a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their implementing regulations, also impose obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information without appropriate authorization by covered entities subject to the rule, such as health plans, healthcare clearinghouses and certain healthcare providers as well as their business associates that perform certain services for or on their behalf involving the use or disclosure of individually identifiable health information;

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the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the CMS information related to payments and other “transfers of value” made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by the physicians described above and their immediate family members;

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the Foreign Corrupt Practices Act, or the FCPA, which prohibits companies and their intermediaries from making, or offering or promising to make improper payments to non-U.S. officials for the purpose of obtaining or retaining business or otherwise seeking favorable treatment; and

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to our business practices, including but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by non- governmental third-party payors, including private insurers, or by the patients themselves; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws and regulations that require drug and biologic manufacturers to file reports relating to pricing and marketing information or which require tracking gifts and other remuneration and items of value provided to physicians, other healthcare providers and entities; state and local laws that require the registration of pharmaceutical sales representatives; state and foreign laws governing the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA; state and foreign governments that have enacted or proposed requirements regarding the collection, distribution, use, security, and storage of personally identifiable information and other data relating to individuals (including the EU General Data Protection Regulation 2016/679, or the GDPR, and the California Consumer Protection Act, or the CCPA), and federal and state consumer protection laws are being applied to enforce regulations related to the online collection, use, and dissemination of data, thus complicating compliance efforts.

Ensuring that our internal operations and business arrangements with third-parties comply with applicable healthcare laws and regulations involve substantial costs. It is possible that governmental authorities will conclude that our business practices, including any consulting and advisory board arrangements with physicians and other healthcare providers, do not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that may apply, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, exclusion from U.S. government funded healthcare programs, such as Medicare and Medicaid, or similar programs in other countries or jurisdictions, disgorgement, individual imprisonment, contractual damages, reputational harm, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, diminished profits and the curtailment or restructuring of our operations. Further, defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. If any of the physicians or other providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusion from government funded healthcare programs and imprisonment. If any of the above occur, it could adversely affect our ability to operate our business and our results of operations.

Healthcare legislation, including potentially unfavorable pricing regulations or other healthcare reform initiatives, may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates.

The commercial potential for our approved products, if any, could be affected by changes in healthcare spending and policy in the United States and abroad. We operate in a highly regulated industry. New laws, regulations or judicial decisions or new interpretations of existing laws, regulations or decisions, related to healthcare availability, the method of delivery or payment for healthcare products and services could adversely affect our business, operations and financial condition. The United States and many foreign jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system that may affect our ability to profitably sell our product and product candidates, if approved. The United States government, state legislatures and foreign governments also have shown significant interest in implementing cost-containment programs to limit the growth of government-paid healthcare costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs and biologics.

The ACA was intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. There have been significant ongoing administrative, executive and legislative efforts to modify or eliminate the ACA. For example, the Tax Act enacted on December 22, 2017, repealed the shared responsibility payment for individuals who fail to maintain minimum essential coverage under Section 5000A of the IRC, commonly referred to as the individual mandate. The Trump administration issued executive orders which sought to reduce burdens associated with the ACA and modified how it was implemented. Other legislative changes have been proposed and adopted since passage of the ACA. The ACA has also been subject to challenges in the courts. On December 14, 2018, a Texas U.S. District Court Judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals held that the individual mandate is unconstitutional and remanded the case to the Texas District Court to reconsider its earlier invalidation of the entire ACA. An appeal was taken to the U.S. Supreme Court, or the Supreme Court, which heard oral arguments in the case on November 10, 2020. A ruling is expected in 2021.

Further changes to and under the ACA remain possible, although the new Biden administration has signaled that it plans to build on the ACA and expand the number of people who are eligible for subsidies under it. President

Biden indicated that he intends to use executive orders to undo changes to the ACA made by the Trump administration and would advocate for legislation to build on the ACA. It is unknown what form any such changes or any law proposed to replace the ACA would take, and how or whether it may affect our business in the future. We expect that changes to the ACA, the Medicare and Medicaid programs, changes allowing the federal government to directly negotiate drug and biologic prices and changes stemming from other healthcare reform measures, especially with regard to healthcare access, financing or other legislation in individual states, could have a material adverse effect on the healthcare industry.

The Budget Control Act of 2011 has resulted in reductions in spending on certain government programs, including aggregate reductions to Medicare payments to healthcare providers of up to 2.0% per fiscal year. These reductions have been extended until 2030 unless additional Congressional action is taken.

Any reduction in reimbursement from Medicare, Medicaid, or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain and maintain profitability of our product and product candidates, if approved.

We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we or our collaborators are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or our collaborators are not able to maintain regulatory compliance, REN-001 or any future product candidates may lose any marketing approval that may have been obtained and we may not achieve or sustain profitability, which would materially adversely affect our business, financial condition and results of operations.

Risks Related to Manufacturing

The manufacture and distribution of our recombinant AAV-derived gene product candidates is complex and subject to a multitude of risks. These risks could substantially increase our costs, limit the clinical and commercial supply of our product candidates, and result in delays in our development or commercialization programs.

The manufacture and supply of REN-001 and our other product candidates based on the BAG3 gene and protein involve novel processes that are more complex than those required for most drugs and biologics and, accordingly, present significant challenges and are subject to multiple risks.

Our product candidates require processing steps that are more complex than those required for most small molecule drugs. These are complex biological processes which include transfection of the gene of interest into a viral vector, production of viral vector in a host cell line, purification and characterization of the vector gene product. Moreover, unlike small molecules, the physical and chemical properties of a biologic such as ours generally cannot be fully characterized. Accordingly, we will employ multiple analytical methods to control the manufacturing process to assure that the process works consistently and the product candidate is made strictly and consistently in compliance with current regulatory expectations. Problems with the manufacturing process, even minor deviations from the normal process, could result in product defects or manufacturing failures that result in lot failures, low lot yields, product recalls, product liability claims or insufficient inventory. As a result, we may encounter problems achieving adequate quantities and quality of clinical-grade materials that meet the FDA or other applicable standards or specifications with consistent and acceptable production yields and costs. Accordingly, we expect chemistry, manufacturing and control of related topics, including product release specifications, will be a focus of IND reviews, which may delay the clearance of INDs.

In addition, the FDA and other regulatory authorities may require us to submit samples of any lot of any approved product together with the protocols showing the results of applicable tests at any time. Under some circumstances, the FDA or other regulatory authorities may require that we not distribute a lot until the agency authorizes its release. Slight deviations in the manufacturing process, including those affecting quality attributes and stability, may result in unacceptable changes in the product that could result in lot failures, low lot yields or product recalls. Lot failures, low lot yields or product recalls could cause us to delay product launches or clinical trials, which could be costly to and otherwise harm our business, financial condition, results of operations and prospects.

As a result of the complexities in manufacturing biologics and distributing gene therapies, the cost to manufacture and distribute biologics and gene therapies in general, and our gene product candidates in particular, is generally higher than traditional small molecule chemical compounds. In addition, our cost of goods development is at an early stage. The actual cost to manufacture and process our product candidates could be greater than we expect and could materially and adversely affect the commercial viability of REN-001 and our other product candidates.

We currently rely on and expect to continue to rely on third parties for the manufacture of our product candidates for development and such reliance may adversely affect our future profit margins and our ability to commercialize any products that receive marketing approval on a timely and competitive basis.

We currently do not operate manufacturing facilities and rely, and will continue to rely, on CMOs for the manufacture of our product candidates and related raw materials for clinical and preclinical development and expect to rely on third parties for commercial manufacture if any of our product candidates receive marketing approval. We have partnered with Andelyn Biosciences and Aldevron LLC for the manufacture and supply of certain of our product candidates for future clinical development, but we may partner with other third party manufacturers for supplies in future clinical development. We have not yet secured manufacturing capabilities for commercial quantities of our product candidates. The competition for gene therapy contract development, manufacturing and testing is intense and we may be unable to negotiate binding agreements with the manufacturers to support our potential commercialization activities at commercially reasonable terms. Further, even with contractual agreements in place for the production and supply of our product candidates and related raw materials for our future clinical development, there can be no assurance the CMOs or the manufacturing facilities will meet our demands on schedule or at all.

The facilities that may in the future be used by us, third-party CMOs or any other manufacturers with which we may collaborate must be approved by the FDA pursuant to inspections that will be conducted after we submit a BLA to the FDA. For manufacturing facilities in which we do not operate, we do not control the manufacturing process of, and are completely dependent on, CMOs for compliance with cGMP requirements for manufacture of biologic products. If these CMOs cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. In addition, we have no control over the ability of CMOs to maintain adequate quality control and quality assurance. The CMOs may also encounter problems hiring and retaining the experienced scientific, quality-control and manufacturing personnel needed to operate the required manufacturing processes, which could result in delays in production or difficulties in maintaining compliance with applicable regulatory requirements. If the FDA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved. Our failure, or the failure of our CMO, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates.

Our CMO’s failure to execute on manufacturing requirements, to do so on commercially reasonable terms and comply with cGMP could adversely affect our business in a number of ways, including:

•	an inability to initiate or continue clinical trials of REN-001 or our other product candidates under development;

•	delay in submitting regulatory applications, or receiving marketing approvals, for our product candidates;

•	subjecting third-party manufacturing facilities to additional inspections by regulatory authorities;

•	requirements to cease development or to recall batches of our product candidates; and

•	in the event of approval to market and commercialize REN-001 or our other product candidates, an inability to meet commercial demands for REN-001 or our other product candidates.

Any performance failure on the part of Renovacor or our existing or future CMOs could delay clinical development or marketing approval, and any related remedial measures may be costly or time consuming to implement. If our current CMOs cannot perform as agreed, we may be required to replace such manufacturers and we may be unable to replace them on a timely basis, with attractive terms or at all.

Our current and anticipated future dependence upon CMOs for the manufacture of our product candidates or products may adversely affect our future profit margins and our ability to commercialize any products that receive marketing approval on a timely and competitive basis.

Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates proceed through preclinical studies to late-stage clinical trials towards potential approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of planned preclinical studies or future clinical trials conducted with the materials manufactured using altered processes. Such changes may also require additional testing, FDA notification or FDA approval. This could delay completion of preclinical studies and clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase costs, delay approval of our product candidates and jeopardize our ability to commence sales and generate revenue.

CMOs and suppliers use biological materials and may use hazardous materials, and any claims relating to improper handling, storage or disposal of these materials could be time consuming or costly.

Our CMOs and suppliers may use hazardous materials, including potent chemicals and biological agents and compounds that could be dangerous to human health and safety or the environment. The operations of our CMOs and suppliers also produce hazardous waste products. Federal, state and local laws and regulations govern the use, generation, manufacture, storage, handling and disposal of these materials and wastes. Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair our product development efforts. In addition, we cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended.

Any contamination in our CMO process, shortages of raw materials, labor or reagents or failure of any of our key suppliers to deliver necessary components of our platform could result in delays in our clinical development or marketing schedules.

Given the nature of biologics manufacturing, there is a risk of contamination. Any contamination could materially adversely affect our or our third-party vendor’s ability to produce our gene therapies on schedule and could therefore harm our results of operations and cause reputational damage.

The raw materials required in our third-party vendor’s manufacturing processes are derived from biological sources. We cannot be assured that our third-party vendors have, or will be able to obtain on commercially reasonable terms, or at all, sufficient rights to these materials derived from biological sources. Such raw materials are difficult to procure, may be difficult to substitute and may also be subject to contamination or recall. A material shortage, contamination, recall, or restriction on the use of biologically derived substances in the manufacture of our product candidates could adversely impact or disrupt the clinical trials and commercial manufacturing of our product candidates, which could materially and adversely affect our operating results and development timelines.

We rely and will continue to rely on third-party suppliers for the supply and manufacture of certain components of our technology. We currently rely on Andelyn Biosciences and Aldevron LLC as our suppliers of our clinical materials for REN-001 and our other product candidates. Even if we were able to source REN-001 or our other product candidates from alternative suppliers or produce them by ourselves, such alternatives may cost more, result in lower yields or not be as suitable for our purposes. Should our ability to procure these material components from our suppliers be compromised, our ability to continuously operate would be impaired until an alternative supplier is sourced, qualified and tested, which could limit our ability to produce a clinical and commercial supply of our product candidates and harm our business.

Risks Related to Commercialization of Our Product Candidates

If we are unable to successfully commercialize REN-001 or any of our other product candidates for which we receive regulatory approval, or experience significant delays in doing so, our business will be materially harmed.

If we are successful in obtaining marketing approval from applicable regulatory authorities for REN-001 or any of our other product candidates, our ability to generate revenues from such product candidates will depend on our success in:

•	launching commercial sales of our product candidates, whether alone or in collaboration with others;

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receiving an approved label with claims that are necessary or desirable for successful marketing, and that does not contain safety or other limitations that would impede our ability to market our product candidates;

•	creating market demand for our product candidates through marketing, sales and promotion activities;

•	hiring, training, and deploying a sales force or contracting with third parties to commercialize our product candidates;

•	manufacturing, either on our own or through third parties, product candidates in sufficient quantities and at acceptable quality and cost to meet commercial demand at launch and thereafter;

•	establishing and maintaining agreements with wholesalers, distributors, and group purchasing organizations on commercially reasonable terms;

•	creating partnerships with, or offering licenses to, third parties to promote and sell product candidates in foreign markets where we receive marketing approval;

•	maintaining patent and trade secret protection and regulatory exclusivity for our product candidates;

•	achieving market acceptance of our product candidates by patients, the medical community, and third-party payors;

•	achieving appropriate reimbursement for our product candidates;

•	effectively competing with other therapies; and

•	maintaining an acceptable tolerability profile of our product candidates following launch.

To the extent we are not able to do any of the foregoing, our business, financial condition, results of operations and prospects will be materially harmed.

We face significant competition, and if our competitors develop product candidates more rapidly than we do or their product candidates are more effective, our ability to develop and successfully commercialize products may be adversely affected.

The biopharmaceutical and pharmaceutical industries are characterized by rapid innovation, intense and dynamic competition and a strong emphasis on proprietary and novel products and product candidates. While we believe that our technology, scientific knowledge and foundational understanding in the field of BAG3 mutations provide us with competitive advantages, we face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biopharmaceutical companies, academic institutions and governmental agencies and public and private research institutions, as well as standard-of-care treatments, new products undergoing development and combinations of existing and new therapies. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies, including combinations thereof, that may become available in the future. We compete with these organizations to recruit management, scientists and clinical development personnel, which could negatively affect our level of expertise and our ability to execute our business plan. We will also face competition in establishing clinical trial sites, enrolling subjects for clinical trials and in identifying and in-licensing new product candidates. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

We are developing a pipeline of BAG3-based therapies for diseases of high unmet medical need associated with BAG3 biology. While we believe our proposed therapeutic intervention for BAG3 DCM derived from our AAV/BAG3 gene therapy product is significantly differentiated, a number of companies are currently focused on drug development and other therapies for the treatment of heart failure. Our potential competitors include, but are not limited to, Rocket Pharmaceuticals, Inc. (LAMP2B), Asklepios Biopharmaceuticals, Inc. and its subsidiary NanoCor Therapeutics, Inc. (I1c gene), Bristol-Myers Squibb Company (ßARKct), and Renova Therapeutics, Inc. (AC6); however, none of these genes act directly on the BAG3 pathway and are not expected to directly compete for patients suffering from BAG3 DCM. These companies may compete with us in recruiting human capital and securing licenses to complementary technologies that may be critical to the success of our business. They also compete with us for potential funding from the biotechnology and pharmaceutical industries. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. While we are not aware of any competitive programs in development for BAG3 DCM, there may be other companies pursuing therapeutic candidates from which we face current or future competition.

Many of our competitors have significantly greater financial, technical, manufacturing, marketing, sales and supply resources or experience than we do. If we successfully obtain approval for any product candidate, we will face competition based on many different factors, including the safety and effectiveness of our products, the ease with which our products can be administered and the extent to which patients accept relatively new routes of administration, the timing and scope of regulatory approvals for these products, the availability and cost of manufacturing, marketing and sales capabilities, price, reimbursement coverage and patent position. Competing products could present superior treatment alternatives, including by being more effective, safer, more convenient, less expensive or marketed and sold more effectively than any products we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for our, which could result in our competitors establishing a strong market position before we are able to enter the market. Competitive products may make any products we develop obsolete or noncompetitive before we recover the expense of developing and commercializing our product candidates. If we are unable to compete effectively, our opportunity to generate revenue from the sale of the products we may develop, if approved, could be adversely affected.

We expect to face uncertainty regarding the pricing of our existing product candidates and any other product candidates that we may develop.

Due to the novel nature of our product candidates, we face significant uncertainty as to the pricing of any such products for which we may receive marketing approval. While we anticipate that pricing for any product candidates that we develop will be relatively high due to their anticipated use in the prevention or treatment of life-threatening diseases where therapeutic options are limited, the biopharmaceutical industry has recently experienced significant pricing pressures. In particular, drug pricing and other healthcare costs continue to be subject to intense political and societal pressures, which we anticipate will continue and escalate on a global basis. These pressures may result in harm to our business and reputation, cause our stock price to decline or experience periods of volatility and adversely affect results of operations and our ability to raise funds.

The insurance coverage and reimbursement status of newly-approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for new products could limit our product revenues.

Our ability to commercialize our lead product candidate, REN-001, or any of our other product candidates successfully will depend in part on the extent to which reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers, and other organizations. In the United States, the principal decisions about reimbursement for new therapies are typically made by Centers for Medicare and Medicaid Services, an agency within the U.S. Department of Health and Human Services, or CMS. CMS decides whether and to what extent a new therapy will be covered and reimbursed under Medicare, and private payors tend to follow CMS determinations to a substantial degree. The availability and extent of reimbursement by governmental and private payors is essential for most patients to be able to afford expensive treatments, such as gene therapy. There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products by government and third-party payors. In particular, there is no body of established practices and precedents for reimbursement of gene therapy, and it is difficult to predict what the regulatory authority or private payor will decide with respect to reimbursement levels for novel products such as ours. Our products may not qualify for coverage or direct reimbursement, or may be subject to limited reimbursement. If reimbursement or insurance coverage is not available, or is available only to limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be sufficient to allow us to establish or maintain pricing to generate income.

In addition, reimbursement agencies in foreign jurisdictions may be more conservative than those in the United States. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenues and profits. Moreover, increasing efforts by governmental and third-party payors, in the United States and abroad, to cap or reduce healthcare costs may cause such organizations to limit both coverage and level of reimbursement for new products approved and, as a result, they may not cover or provide adequate payment for our product candidates. Failure to obtain or maintain adequate reimbursement for any products for which we receive marketing approval will adversely affect our ability to achieve commercial success, and could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products, and our overall financial condition.

Even if we obtain regulatory and marketing approval for a product candidate, our product candidates will remain subject to regulatory oversight and we may be subject to penalties and other penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our product candidates.

Even if we receive marketing and regulatory approval for REN-001 or any of our other product candidates, regulatory authorities may still impose significant restrictions on the indicated uses or marketing or impose ongoing requirements for potentially costly post-approval studies. REN-001 and our other product candidates will also be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping and submission of safety and other post-market information. The FDA has significant post-market authority, including, for example, the authority to require labeling changes based on new safety information and to require post-market studies or clinical trials to evaluate serious safety risks related to the use of a biologic. Any regulatory approvals that we receive for REN-001 or our other product candidates may also be subject to a risk evaluation and mitigation strategy, or REMS, limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including post-approval clinical trials, and surveillance to monitor the quality, safety and efficacy of the product, all of which could lead to lower sales volume and revenue. For example, the holder of an approved BLA is obligated to monitor and report adverse events and any failure of a product to meet the specifications in the BLA. The holder of an approved BLA also must submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. Advertising and promotional materials must comply with FDA rules and are subject to FDA review, in addition to other potentially applicable federal and state laws.

In addition, product manufacturers and their facilities are subject to payment of user fees and continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP requirements and adherence to commitments made in the BLA or foreign marketing application. If we, or a regulatory authority, discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured or disagrees with the promotion, marketing or labeling of that product, a regulatory authority may impose restrictions relative to that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

If we or our contractors fail to comply with applicable regulatory requirements following approval of REN-001 or our other product candidates, a regulatory authority may:

•	issue a warning letter asserting that we are in violation of the law;

•	request voluntary product recalls;

•	seek an injunction or impose administrative, civil or criminal penalties or monetary fines;

•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical trials;

•	refuse to approve a pending BLA or comparable foreign marketing application (or any supplements thereto);

•	restrict the marketing or manufacturing of the product;

•	seize or detain the product or otherwise require the withdrawal of the product from the market;

•	refuse to permit the import or export of product candidates; or

•	refuse to allow us to enter into supply contracts, including government contracts.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to commercialize REN-001 or our other product candidates and adversely affect our business, financial condition, results of operations, and prospects.

Even if we receive marketing approval for REN-001 or our other product candidates, we may not achieve broad market acceptance.

The commercial success of our lead product candidate, REN-001, or our other product candidates, if developed and approved for marketing by the FDA or comparable foreign regulatory authority, will depend upon the awareness and acceptance of REN-001 or such other product candidate among the medical community, including physicians, patients, advocacy groups and healthcare payors. Market acceptance of our product candidates, if approved, will depend on a number of factors, including, among others:

•	the prevalence and severity of any adverse side effects associated with our product candidates;

•	limitations or warnings contained in the labeling approved for our product candidates by the FDA or comparable foreign regulatory authority, such as a “black box” warning;

•	availability of alternative treatments, including any competitive therapies in development that could be approved or commercially launched prior to approval of our product candidates;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the strength of marketing and distribution support and timing of market introduction of competitive products;

•	pricing;

•	payor acceptance;

•	the impact of any future changes to the healthcare system in the United States;

•	the effectiveness of our sales and marketing strategies; and

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the likelihood that the FDA may require development of a REMS, as a condition of approval or post-approval or may not agree with our proposed REMS or may impose additional requirements that limit the promotion, advertising, distribution or sales of our product candidates.

If REN-001 or any of our other product candidates are approved but do not achieve an adequate level of acceptance by patients, advocacy groups, physicians and payors, we may not generate sufficient revenue to become or remain profitable and our business, financial condition, and results of operations could be materially adversely affected. Our efforts to educate the medical community and third-party payors about the benefits of REN-001 and our other product candidates may require significant resources and may never be successful.

Even if we receive marketing approval for REN-001 or our other product candidates in the United States, we may never receive regulatory approval to market REN-001 or our other product candidates outside of the United States.

In order to market any product outside of the United States, we must establish and comply with the numerous and varying safety, efficacy and other regulatory requirements of other jurisdictions, including potential additional clinical trials and/or preclinical studies. Approval procedures vary among jurisdictions and can involve additional testing and additional administrative review periods. The time required to obtain approvals in other jurisdictions might differ from that required to obtain FDA approval. The marketing approval processes in other jurisdictions may implicate all of the risks detailed above regarding FDA approval in the United States as well as other risks. In particular, in many jurisdictions outside of the United States, products must receive pricing and reimbursement approval before the product can be commercialized. Obtaining this approval can result in substantial delays in bringing products to market in such jurisdictions. Marketing approval in one jurisdiction does not necessarily ensure marketing approval in another, but a failure or delay in obtaining marketing approval in one country may have a negative effect on the regulatory process or commercial activities in others. Failure to obtain marketing approval in other jurisdictions or any delay or other setback in obtaining such approval would impair our ability to market a product candidate in such foreign markets. Any such impairment would reduce the size of our potential market, which could have a material adverse impact on our business, financial condition, results of operations, and prospects.

We may be unable to establish effective marketing, sales and distribution capabilities or enter into agreements with third parties to market and sell REN-001 or our other product candidates, if approved.

We currently do not have a commercial infrastructure for the marketing, sale, and distribution of our lead product candidate, REN-001, or our other product candidates. If REN-001 or our other product candidates receive marketing approval, we intend to commercialize such product candidates in the United States and potentially in other geographies. In order to commercialize our products, we must build our marketing, sales, and distribution capabilities or make arrangements with third parties to perform these services. We may not be successful in doing so. Should we decide to move forward in developing our own marketing capabilities, we may incur expenses prior to product launch or even approval in order to recruit a sales force and develop a marketing and sales infrastructure. If a commercial launch is delayed as a result of the FDA’s or comparable foreign regulatory authority’s requirements or for other reasons, we would incur these expenses prior to being able to realize any revenue from sales of REN-001 and our other product candidates. Even if we are able to effectively hire a sales force and develop a marketing and sales infrastructure, our sales force and marketing teams may not be successful in commercializing REN-001 or our other product candidates. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

We may also or alternatively decide to collaborate with third-party marketing and sales organizations to commercialize any approved product candidates in the United States, in which event, our ability to generate product revenues may be limited. To the extent we rely on third parties to commercialize any products for which we obtains regulatory approval, we may receive less revenues than if we commercialized these products ourselves, which could materially harm our prospects. In addition, we would have less control over the sales efforts of any other third parties involved in our commercialization efforts, and could be held liable if they failed to comply with applicable legal or regulatory requirements.

We have no prior experience in the marketing, sale, and distribution of biopharmaceutical products, and there are significant risks involved in building and managing a commercial infrastructure. The establishment and development of commercial capabilities, including compliance plans, to market any products we may develop will be expensive and time-consuming and could delay any product launch, and we may not be able to successfully develop this capability. We will have to compete with other biopharmaceutical and pharmaceutical companies to recruit, hire, train, manage, and retain marketing and sales personnel, which is expensive and time consuming and could delay any product launch. Developing our sales capabilities may also divert resources and management attention away from product development.

In the event we are unable to develop a marketing and sales infrastructure, we may not be able to commercialize REN-001 or our other product candidates in the United States or elsewhere, which could limit our ability to generate product revenues and materially harm our business, financial condition, results of operations and prospects.

If the market opportunities for our products are smaller than we believe they are, our revenue may be adversely affected, and our business may suffer.

The initial planned clinical trials for REN-001 are designed to evaluate its safety and tolerability in humans, as well as efficacy in the treatment of patients with BAG3 DCM. We do not know at this time whether REN-001 or any of our other product candidates will be safe for use in humans or produce efficacious results. Subsequently, we plan to conduct additional clinical trials in related indications, but there is no guarantee that product candidates we develop, even if approved for multiple related indications, would be approved for others, and, prior to any such approvals, we may have to conduct additional clinical trials.

We focus our research and product development on the use of AAV/BAG3-based gene therapy platforms for the treatment of a variety of different types of indications in heart failure and central nervous system diseases. Our projections of both the number of people who have BAG3 mutations, as well as the subset of people with these mutations who have the potential to benefit from treatment with our product candidates, are based on beliefs and estimates. These estimates have been derived from a variety of sources, including the scientific literature, surveys of clinics, patient foundations or market research, and may prove to be incorrect. Further, new trials may change the estimated incidence or prevalence of such mutations. The total addressable market across all of our product candidates will ultimately depend upon, among other things, the diagnosis criteria included in the final label for each of our product candidates approved for sale for these indications, the availability of alternative treatments and the safety, convenience, cost and efficacy of our product candidates relative to such alternative treatments, acceptance by the medical community and patient access, drug and biologic pricing and reimbursement. The number of patients in the United States and other major markets and elsewhere may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our products or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect our results of operations and our business.

Risks Related to Our Intellectual Property

If we are unable to protect our intellectual property and our proprietary technologies, we may not be able to compete effectively in the market.

Our commercial success depends in part on our ability to obtain and maintain patent protection and trade secret protection for REN-001 and any of our other product candidates, proprietary technologies and their uses as well as our ability to operate without infringing upon the proprietary rights of others. If we are unable to protect our intellectual property rights or if our intellectual property rights are inadequate for our technology or our product candidates, our competitive position could be harmed, which could have a material adverse impact on our business, results of operations, financial conditions and prospects. We generally seek to protect our proprietary position by filing patent applications in the United States and abroad related to REN-001 and any of our other product candidates, proprietary technologies and their uses that are important to our business. Our patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless, and until, patents are issued from such applications, and then only to the extent the issued claims cover the technology. There can be no assurance that our patent applications will result in patents being issued or that issued patents will afford sufficient protection to prevent competitors from using identical or similar technology, nor can there be any assurance that the patents if issued will be sufficiently broad or will not be infringed, designed around or invalidated by third parties. Even issued patents may later be found invalid or unenforceable or may be modified or revoked in proceedings instituted by third parties before various patent offices or in courts. The degree of future protection for our proprietary rights is uncertain. Only limited protection may be available and may not adequately protect our rights or permit us to gain or keep any competitive advantage. These uncertainties and/or limitations in our ability to properly protect the intellectual property rights relating to REN-001 and any of our other product candidates could have a material adverse effect on our financial condition and results of operations.

Although we license an issued patent in Europe and license or jointly own pending patent applications in the United States and foreign countries, we cannot be certain that the claims in these U.S. pending patent applications, corresponding international patent applications and patent applications in certain foreign countries will be considered patentable by the United States Patent and Trademark Office, or the USPTO, courts in the United States or by the patent offices and courts in foreign countries, nor can we be certain that the claims in our issued patent will not be found invalid or unenforceable if challenged.

The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that we or any of our potential future collaborators will be successful in protecting REN-001 and any of our other product candidates by obtaining and defending patents. These risks and uncertainties include the following:

•

the USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process, the noncompliance with which can result in abandonment or lapse of a patent or patent application, and partial or complete loss of patent rights in the relevant jurisdiction;

•	patent applications may not result in any patents being issued;

•	patents may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable or otherwise may not provide any competitive advantage;

•

our competitors, many of whom have substantially greater resources than we do and many of whom have made significant investments in competing technologies, may seek or may have already obtained patents that will limit, interfere with or block our ability to make, use and sell REN-001 and any of our other product candidates;

•

there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns; and

•

countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop and market competing products.

The patent prosecution process is also expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner or in all jurisdictions where protection may be commercially advantageous. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Moreover, in some circumstances, we do not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, directed to technology that we license from third parties. We may also require the cooperation of our licensor in order to enforce the licensed patent rights, and such cooperation may not be provided. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. We cannot be certain that patent prosecution and maintenance activities by our licensors have been or will be conducted in compliance with applicable laws and regulations, which may affect the validity and enforceability of such patents or any patents that may issue from such applications. If they fail to do so, this could cause us to lose rights in any applicable intellectual property that we in-license, and as a result our ability to develop and commercialize products or product candidates may be adversely affected and we may be unable to prevent competitors from making, using and selling competing products.

In addition, although we enter into non-disclosure and confidentiality agreements with parties who have access to patentable aspects of our research and development output, such as our employees, outside scientific collaborators, CROs, third-party manufacturers, consultants, advisors and other third parties, any of these parties may breach such agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection.

We rely on licenses of intellectual property from Temple and may license intellectual property from other third parties in the future, and such licenses may not provide adequate rights or may not be available in the future on commercially reasonable terms, if at all, and our licensors may be unable to obtain and maintain patent protection for the technology or products that it licenses to us.

We have acquired rights to the intellectual property underlying REN-001 through the license agreement, or the License Agreement, dated August 12, 2019, with Temple University of the Commonwealth System of Higher

Education, or Temple, and may in the future enter into other license agreements with third parties for other intellectual property rights or assets. We are heavily reliant on licenses to the patent rights and proprietary technology from Temple provided to us under the License Agreement, and these licenses are necessary to the development of our technology and products, including the technology related to REN-001. These and other licenses may not provide adequate rights to use such technology in all relevant fields of use. Licenses to additional third-party technology that may be required for our development programs may not be available in the future or may not be available on commercially reasonable terms, which could have a material adverse effect on our business.

In some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that we license from Temple and other third parties in the future. In addition, some of our agreements with our licensors require obtaining consent from the licensor before we can enforce patent rights and the licensor may withhold such consent or may not provide it on a timely basis. Thus, we cannot be certain that these patents and applications will be prosecuted and enforced in a manner consistent with the best interests of our business. In addition, if third parties from whom we license patents fail to maintain such patents, or lose rights to those patents, the rights we have licensed may be reduced or eliminated.

If we fail to comply with our obligations in the License Agreement under which we license intellectual property and other rights from Temple or otherwise experiences disruptions to our business relationships with Temple, we could lose license rights that are important to our business.

Our commercial success will depend in part on the maintenance of our license agreements. We have acquired rights to the intellectual property underlying REN-001 through the License Agreement with Temple, and may in the future enter into other license agreements with third parties for other intellectual property rights or assets. The License Agreement imposes, and future license agreements may impose, various diligence, milestone payment, royalty, and other obligations on us. If we fail to comply with our obligations under the License Agreement or any future license agreements with any party, or are subject to a bankruptcy, the licensor may have the right to terminate the license, in which event we would not be able to market products covered by the license. The License Agreement further provides Temple with a right to terminate the License Agreement for our material breach or default under the agreement, including the failure to make any required milestone or other payments. Should Temple exercise such a termination right, we would lose our right to the intellectual property under the License Agreement, and such loss may materially harm our business.

We may need to obtain licenses from third parties to advance our research or allow commercialization of REN-001 and any of our other product candidates, and we cannot provide any assurances that third-party patents do not exist which might be enforced against REN-001 and any of our other product candidates in the absence of such a license. We may fail to obtain any of these licenses on commercially reasonable terms, if at all, which could have a material adverse effect on our business and financial condition. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies. In that event, we may be required to expend significant time and resources to develop or license replacement technology. If we are unable to do so, we may be unable to develop or commercialize the affected product candidates, which could materially harm our business and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation. Licensing of intellectual property is of critical importance to our business and involves complex legal, business and scientific issues. Disputes may arise between us and our licensors regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	our right to sublicense patents and other rights to third parties;

•

our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of REN-001 and any of our other product candidates, and what activities satisfy those diligence obligations;

•	our right to transfer or assign the license;

•	the inventorship or ownership of inventions and know-how resulting from the joint creation or use of intellectual property by us and our licensors; and

•	the priority of invention of patented technology.

If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may not be able to successfully develop and commercialize the affected product candidates, which would have a material adverse effect on our business.

In addition, certain of our agreements may limit or delay our ability to consummate certain transactions, may impact the value of those transactions, or may limit our ability to pursue certain activities. For example, if we choose to sublicense or assign to any third parties our rights under our existing license agreements with respect to any licensed product, we may be required to pay a specified percentage of all revenue to be received in connection with such transaction.

We may need to obtain a license from REGENXBIO Inc. to develop and commercialize REN-001 and any of our other product candidates, and we cannot provide any assurances that we will be able to obtain such license.

We are aware of patents issued to REGENXBIO Inc. that claim AAV vectors that have an AAV9 capsid serotype. As such, we may likely need to obtain a license from REGENXBIO Inc. to develop and commercialize REN-001 and any of our other product candidates utilizing the AAV9 capsid serotype. If we commercialize any of our product candidates utilizing the AAV9 capsid serotype prior to the expiry of those patents in January 2026 without a license, it is possible that REGENXBIO Inc. could bring an action claiming infringement. If we fail to obtain a license from REGENXBIO Inc. on commercially reasonable terms, or at all, this could have a material adverse effect on our business and financial condition. Even if we are able to obtain such a license, it may be non-exclusive, thereby giving our competitors access to the same technologies or intellectual property rights licensed to us. In the event that we fail to obtain a license from REGENXBIO Inc., we may be required to expend significant time and resources to develop or license replacement technology which may be impossible or require substantial time and monetary expenditure. If we are unable to do so, we may be unable to develop and commercialize the affected product candidates, including our lead product candidate REN-001, which could materially harm our business and if we fail to obtain a license, REGENXBIO Inc. could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation which could limit our ability to generate revenue or achieve profitability. A finding of infringement could prevent us from commercializing our lead product candidate REN-001, which could harm our business, possibly prevent us from generating revenue sufficient to sustain our operations and force us to cease some of our business operations. In addition, under certain circumstances, we could be held liable for substantial monetary damages, potentially including enhanced damages and attorney fees if we are found to have willfully infringed the patent. Given our current expectation of filing our first IND with respect to our lead product candidate REN-001 in mid-2022, and the anticipated timing of our expected approval pathway for our lead product candidate with the FDA, we expect that it will be at least several years, if ever, and in any event beyond January 2026, before we are able to commercialize our lead product candidate, and thus the need for a license from REGENXBIO Inc. with respect to commercialization of REN-001 is expected to be remote.

If the scope of any patent protection we obtain is not sufficiently broad, or if we lose any of our patent protection, our ability to prevent our competitors from developing and commercializing similar or identical product candidates would be adversely affected.

The patent position of biopharmaceutical companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our product candidates or which effectively prevent others from commercializing competitive product candidates.

Moreover, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if patent applications we license or own currently or in the future issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. Any patents that we license or own may be challenged or circumvented by third parties or may be narrowed or invalidated as a result of challenges by third parties. Consequently, we do not know whether REN-001 and any of our other product candidates will be protectable or remain protected by valid and enforceable patents. Our competitors or other third parties may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner which could materially adversely affect our business, financial condition, results of operations and prospects.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may not cover REN-001 and any of our other product candidates or may be challenged in the courts or patent offices in the United States and abroad. We may be subject to a third party pre-issuance submission of prior art to the USPTO, or become involved in opposition, derivation, revocation, reexamination, post-grant review, or PGR, and inter partes review, or IPR, or other similar proceedings in the USPTO or foreign patent offices challenging our patent rights. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we or our predecessors and the patent examiner were unaware during prosecution. There is no assurance that all potentially relevant prior art relating to our patents and patent applications or those of our licensors has been found. There is also no assurance that there is not prior art of which we, our predecessors or licensors are aware, but which we do not believe affects the validity or enforceability of a claim in our patents and patent applications or those of our licensors, which may, nonetheless, ultimately be found to affect the validity or enforceability of a claim. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, our patent rights, allow third parties to commercialize REN-001 and any of our other product candidates and compete directly with us, without payment to us. Such loss of patent rights, loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of REN-001 and any of our other product candidates. Such proceedings also may result in substantial costs and require significant time from our scientists and management, even if the eventual outcome is favorable to us. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

The patent protection and patent prosecution for some of our product candidates may be dependent on third parties and the failure to appropriately prosecute and maintain patent protection for patents covering REN-001 and any of our other product candidates, may adversely impact our ability to develop and commercialize those product candidates.

We or our licensors may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, we may miss potential opportunities to strengthen our patent position. It is possible that defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, claim scope, or requests for patent term adjustments. If we or our licensors, whether current or future, fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our licensors are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form, preparation, prosecution, or enforcement of our patents or patent applications, such patents may be invalid and/or unenforceable, and such applications may never result in valid, enforceable patents. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

As a licensee of third parties, we rely on third parties to file and prosecute patent applications and maintain patents and otherwise protect the licensed intellectual property under some of our license agreements. We have not had and do not have primary control over these activities for certain of our patents or patent applications and other intellectual property rights. We cannot be certain that such activities by third parties have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents or other intellectual property rights. Pursuant to the terms of the license agreements with some of our licensors, the licensors may have the right to control enforcement of these licensed patents or defense of any claims asserting the invalidity of these patents. Even if we are permitted to pursue such enforcement or defense, it will require the cooperation of our licensors. We cannot be certain that our licensors will allocate sufficient resources or prioritize their or our enforcement of such patents or defense of such claims to protect our interests in the licensed patents. Even if we are not a party to these legal actions, an adverse outcome could harm our business because it might prevent us from continuing to license intellectual property that we may need to operate our business. If any of our licensors or any of our future licensors or future collaborators fail to appropriately prosecute and maintain patent protection for patents covering REN-001 and any of our other product candidates, our ability to develop and commercialize those product candidates may be adversely affected and we may not be able to prevent competitors from making, using and selling competing products.

In addition, even where we have the right to control patent prosecution of patents and patent applications we have acquired or licensed from third parties, we may still be adversely affected or prejudiced by actions or inactions of our predecessors or licensors and their counsel that took place prior to us assuming control over patent prosecution.

Our technology acquired or licensed from various third parties may be subject to retained rights. Our predecessors or licensors often retain certain rights under their agreements with us, including the right to use the underlying technology for noncommercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether our predecessors or licensors limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.

If we are limited in our ability to utilize acquired or licensed technologies, or if we lose our rights to critical in-licensed technology, we may be unable to successfully develop, out-license, market and sell our products, which could prevent or delay new product introductions. Our business strategy depends on the successful development of licensed and acquired technologies into commercial products. Therefore, any limitations on our ability to utilize these technologies may impair our ability to develop, out-license or market and sell REN-001 and any of our other product candidates.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•	others may be able to develop products that are similar to REN-001 and any of our other product candidates that are not covered by the claims of any issued patents that we own or license;

•	we or our licensors or predecessors might not have been the first to make the inventions covered by any issued patent or patent application that we own or license;

•	we or our licensors or predecessors might not have been the first to file patent applications covering certain of our inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our owned or licensed intellectual property rights;

•	it is possible that our pending patent applications will not lead to issued patents;

•	issued patents that we own or license may be held invalid or unenforceable, including as a result of legal challenges by our competitors;

•

our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not develop additional proprietary technologies that are patentable;

•	the patents of others may have an adverse effect on our business; and

•	we may choose not to file a patent for certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, it could significantly harm our business, results of operations and prospects.

Our success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Claims by third parties that we infringe their proprietary rights may result in liability for damages or prevent or delay our development and commercialization efforts.

Our success depends in part on avoiding infringement of the patents and proprietary rights of third parties. However, our research, development and commercialization activities may be subject to claims that they infringe or otherwise violate patents or other intellectual property rights owned or controlled by third parties. Other entities may have or obtain patents or proprietary rights that could limit or prevent our ability to make, use, sell, offer for sale or import REN-001 or any of our other product candidates that may be approved in the future, or impair our competitive position. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biopharmaceutical industry, including patent infringement lawsuits, oppositions, reexaminations, IPR proceedings and PGR proceedings before the USPTO and/or foreign patent offices. Numerous third-party U.S. and foreign issued patents and pending patent applications exist in the fields in which we are developing product candidates. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of REN-001 and any of our other product candidates.

As the biopharmaceutical industry expands and more patents are issued, the risk increases that REN-001 and any of our other product candidates may be subject to claims of infringement of the patent rights of third parties. Because patent applications are maintained as confidential for a certain period of time, until the relevant application is published we may be unaware of third-party patents that may be infringed by commercialization of

REN-001 and any of our other product candidates, and we cannot be certain that we were the first to file a patent application related to REN-001 and any of our other product candidates. Moreover, because patent applications can take many years to issue, there may be currently-pending patent applications that may later result in issued patents that REN-001 and any of our other product candidates may infringe. In addition, identification of third-party patent rights that may be relevant to our technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. Furthermore, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Any claims of patent infringement asserted by third parties would be time consuming and could:

•	result in costly litigation that may cause negative publicity;

•	divert the time and attention of our technical personnel and management;

•	cause development delays;

•	prevent us from commercializing REN-001 and any other product candidates until the asserted patent expires or is held finally invalid or not infringed in a court of law;

•	require us to develop non-infringing technology, which may not be possible on a cost-effective basis;

•	subject us to significant liability to third parties; or

•

require us to enter into royalty or licensing agreements, which may not be available on commercially reasonable terms, or at all, or which might be non-exclusive, which could result in our competitors gaining access to the same technology.

Although no third party has asserted a claim of patent infringement against us as of the date of this prospectus, others may hold proprietary rights that could prevent REN-001 and any of our other product candidates from being marketed. Any patent-related legal action against us claiming damages and seeking to enjoin activities relating to REN-001 and any of our other product candidates or processes could, if successful, subject us to liability for damages, including treble damages if we were determined to willfully infringe, and require us to obtain a license to manufacture or develop REN-001 and any of our other product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. We cannot predict whether we would prevail in any such actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. Moreover, even if we or our future strategic partners were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property. In addition, we cannot be certain that we could redesign REN-001 and any of our other product candidates or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent us from developing, manufacturing and commercializing REN-001 and any of our other product candidates, which could harm our business, financial condition and operating results.

Parties making claims against us may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of our confidential information could be compromised by disclosure. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise additional funds or otherwise have a material adverse effect on our business, results of operations, financial condition and prospects.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming and unsuccessful. Further, any of our issued patents could be found invalid or unenforceable if challenged in court.

Competitors may infringe our intellectual property rights or those of our licensors. To prevent infringement or unauthorized use, we and/or our licensors may be required to file infringement claims, which can be expensive and time consuming. In addition, in a patent infringement proceeding, a court may decide that a patent we own or license is not valid, is unenforceable and/or is not infringed. If we or any of our licensors or potential future collaborators were to initiate legal proceedings against a third party to enforce a patent directed at REN-001 or any of our other product candidates, the defendant could counterclaim that our patent is invalid and/or unenforceable in whole or in part. In patent litigation, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge include an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, written description or non-enablement. Grounds for an unenforceability assertion could include an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution.

If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on such product candidate. In addition, if the breadth or strength of protection provided by our patents and patent applications or those of our licensors is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates. Such a loss of patent protection would have a material adverse impact on our business.

Even if resolved in our favor, litigation or other legal proceedings relating to our intellectual property rights may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other legal proceedings relating to our intellectual property rights, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation or other proceedings.

Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our Common Stock to decline.

During the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions, and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our existing products, programs or intellectual property could be diminished. Accordingly, the market price of shares of our Common Stock may decline. Such announcements could also harm our reputation or the market for our future products, which could have a material adverse effect on our business.

Derivation or interference proceedings may be necessary to determine priority of inventions, and an unfavorable outcome may require us to cease using the related technology or to attempt to license rights from the prevailing party.

Derivation or interference proceedings provoked by third parties or brought by us or declared by the USPTO or similar proceedings in foreign patent offices may be necessary to determine the priority of inventions with respect to our patents or patent applications. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of such proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with such proceedings could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties or enter into development or manufacturing partnerships that would help us bring REN-001 and any of our other product candidates to market.

Changes in U.S. patent law, or laws in other countries, could diminish the value of patents in general, thereby impairing our ability to protect REN-001 and any of our other product candidates.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve a high degree of technological and legal complexity. Therefore, obtaining and enforcing biopharmaceutical patents is costly, time consuming and inherently uncertain. Changes in either the patent laws or in the interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property and may increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. We cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. In addition, the U.S. Congress or other foreign legislative bodies may pass patent reform legislation that is unfavorable to us.

For example, the Supreme Court has ruled on several patent cases, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the U.S. federal courts, the USPTO, or similar authorities in foreign jurisdictions, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents we might obtain in the future.

The patent positions of companies engaged in the development and commercialization of biopharmaceuticals is particularly uncertain. Two significant cases involving diagnostic method claims and “gene patents” were decided by the Supreme Court. On March 20, 2012, the Supreme Court issued a decision in Mayo Collaborative Services v. Prometheus Laboratories, Inc., or Prometheus, a case involving patent claims directed to a process of measuring a metabolic product in a patient to optimize a drug dosage for the patient. According to the Supreme Court, the addition of well-understood, routine or conventional activity such as “administering” or “determining” steps was not enough to transform an otherwise patent-ineligible natural phenomenon into patent-eligible subject matter. On June 13, 2013, the Supreme Court issued its decision in Association for Molecular Pathology v. Myriad Genetics, Inc., or Myriad, a case involving patent claims held by Myriad relating to the breast cancer susceptibility genes BRCA1 and BRCA2. Myriad held that an isolated segment of naturally occurring DNA, such as the DNA constituting the BRCA1 and BRCA2 genes, is not patent- eligible subject matter, but that complementary DNA, which is an artificial construct that may be created from RNA transcripts of genes, may be patent-eligible.

The USPTO has issued a number of guidance memorandum and updates to USPTO patent examiners on the ramifications of the Prometheus, Myriad and other court rulings in the application of the rulings to natural products and principles including all naturally occurring nucleic acids. USPTO guidance may be further updated in view of developments in the case law and in response to public feedback. Patents for certain of our product candidates contain claims related to specific DNA sequences that are naturally occurring and, therefore, could be the subject of future challenges made by third parties. In addition, USPTO guidance or changes in guidance or procedures issued by the USPTO could make it impossible for us to pursue similar patent claims in patent applications it may prosecute in the future.

We cannot assure that our efforts to seek patent protection for our technology and products will not be negatively impacted by the decisions described above, rulings in other cases or changes in guidance or procedures issued by the USPTO. We cannot fully predict what impact the Supreme Court’s decisions in Prometheus and Myriad may have on the ability of life science companies to obtain or enforce patents relating to their products and technologies in the future. These decisions, the guidance issued by the USPTO and rulings in other cases or changes in USPTO guidance or procedures could materially harm our existing patent portfolio and our ability to protect and enforce our intellectual property in the future.

Moreover, although the Supreme Court has held in Myriad that isolated segments of naturally occurring DNA are not patent-eligible subject matter, certain third parties could allege that activities that we may undertake infringe other gene-related patent claims, and we may determine it is necessary to defend ourselves against these claims by asserting noninfringement and/or invalidity positions, or paying to obtain a license to these patents. In any of the foregoing or in other situations involving third-party intellectual property rights, if we are unsuccessful in defending against claims of patent infringement, we could be forced to pay damages or be subjected to an injunction that would prevent us from utilizing the patented subject matter. Such outcomes could harm our business, financial condition, results of operations or prospects.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property which could result in substantial costs.

We may also be subject to claims that former employees or other third parties are inventors of, or have an ownership interest in, our patents or other intellectual property. For example, we are aware of a complaint filed against Temple by an individual alleging a claim to inventorship and ownership rights to U.S. application 15/115.807 and ex-U.S. equivalents. While we believe the claims are without merit, litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and distraction to management and other employees.

Patent terms may be inadequate to protect our competitive position on REN-001 and any of our other product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the term of a patent, and the protection it affords, is limited. Even if patents covering REN-001 and any of our other product candidates are obtained, once the patent has expired, we may be open to competition from competitive products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting REN-001 and any of our other product candidates might expire before or shortly after such candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

If we do not obtain patent term extension for REN-001 or any of our other product candidates, our business may be materially harmed.

Depending upon the timing, duration and specifics of FDA marketing approval of REN-001 and any of our other product candidates, one or more of our U.S. patents may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. A maximum of one patent may be extended per FDA approved product as compensation for the patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. Patent term extension may also be available in certain foreign countries upon regulatory approval of our product candidates. However, we may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. In addition, we may be reliant on third party licensors and collaborators in applying for such patent term extensions and we may not be able to obtain their cooperation. If we are unable to obtain patent term extension or restoration or the term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially. Further, if this occurs, our competitors may take advantage of our investment in development and trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case.

We may not be able to protect our intellectual property rights throughout the world, which could diminish the value of the intellectual property and lead to impairment of our competitive position.

Although we have patents and pending patent applications in the United States and certain other countries, filing, prosecuting and defending patents in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States or from selling or importing products made using our inventions in the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop its own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our product candidates, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of many foreign countries, particularly in certain foreign countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology patents, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Many foreign countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected.

Obtaining and maintaining our patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by regulations and governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to the USPTO and various foreign patent offices at various points over the lifetime of our patents and/or applications. We rely on third parties to pay these fees when due. Additionally, the USPTO and various foreign patent offices require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply and are also dependent on our licensor to take the necessary action to comply with these requirements with respect to our licensed intellectual property. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with rules applicable to the particular jurisdiction. However, there are situations in which noncompliance can result in irreversible abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If such an event were to occur, potential competitors might be able to enter the market which could have a material adverse effect on our business.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition, we rely on the protection of our trade secrets, including unpatented know-how, technology and other proprietary information to maintain our competitive position. Although we have taken steps to protect our trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties, and confidential information and inventions agreements with employees, consultants and advisors, we cannot provide any assurances that such agreements were obtained in all circumstances or that all have been duly executed, and any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets. We may not be able to obtain adequate remedies for such breaches, even if these agreements have been obtained.

Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information, including a breach of our confidentiality agreements. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets.

Moreover, third parties may still obtain this technology or information or may come upon this or similar information independently, and we would have no right to prevent them from using that technology or information to compete with us. If any of these events occurs or if we otherwise lose protection for our trade secrets, the value of this information may be greatly reduced and our competitive position would be harmed. If we do not apply for patent protection prior to such publication or if we cannot otherwise maintain the confidentiality of our proprietary technology and other confidential information, then our ability to obtain patent protection or to protect our trade secret information may be jeopardized.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

We have two pending trademark applications with the USPTO for the mark “RENOVACOR” and the Renovacor logo, approval of which is not guaranteed. Once registered, our trademarks or trade names can be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks. We may not be able to protect the rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered and unregistered trademarks or trade names. Over the long term, if we were unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources, which could adversely impact our financial condition.

We may be subject to claims that we have wrongfully hired an employee or consultant from a competitor or that we or our employees or consultants have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.

As is common in the biopharmaceutical industry, in addition to our employees, we engage the services of consultants to assist us in the development of REN-001 and our other product candidates. Some of these consultants or employees may have been employed at, or may have previously provided or may be currently providing, consulting services to other biopharmaceutical companies including our competitors or potential competitors. We may become subject to claims that we, our employees or a consultant inadvertently or otherwise used or disclosed trade secrets or other information proprietary to their former employers or their former or current clients. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely affect our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to our management team and other employees.

Risks Related to Employee Matters, Managing Growth and Other Risks Related to Our Business

We are dependent on the services of our management and other clinical and scientific personnel, and if we are not able to retain these individuals or recruit additional management or clinical and scientific personnel, our business will suffer.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel, many of whom have been instrumental for us and have substantial experience with our BAG3-based platform, underlying technologies and related product candidates. Given the specialized nature of our BAG3-based platform and the fact that it is a novel field, there is an inherent scarcity of experienced personnel in this field. As we continue developing our product candidates in our pipeline, we will require personnel with medical, scientific, or technical qualifications specific to each program.

We are highly dependent upon Magdalene Cook, M.D., our President and Chief Executive Officer, as well as our senior scientists and advisors. The loss of services of any of these individuals could delay or prevent the successful development of our product pipeline, initiation or completion of our planned preclinical studies and clinical trials or the commercialization of REN-001 and our other product candidates. We have executed an employment agreement with Dr. Cook, which agreement is terminable at will with or without notice and, therefore, we may not be able to retain her services as expected. We do not currently maintain “key person” life insurance on the lives of our executives or any of our employees.

Our research and development programs, clinical operations and sales and marketing efforts depend on our ability to attract and retain highly skilled scientists, engineers and sales professionals. The competition for qualified personnel in the biotechnology and pharmaceutical industries is intense, and we have experienced, and expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications on acceptable terms, or at all. Many of the companies with which we compete for experienced personnel have greater resources than we do, and any of our employees may terminate their employment with us at any time. If we hire employees from competitors or other companies, their former employers may attempt to assert that we or these employees have breached legal obligations, resulting in a diversion of our time and resources and, potentially, damages. In addition, job candidates and existing employees often consider the value of the stock awards they receive in connection with their employment. If the perceived benefits of our stock awards decline, it may harm our ability to recruit and retain highly skilled employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects would be harmed.

We will need to increase the size and capabilities of our organization, and we may experience difficulties in managing our growth.

As of October 1, 2021, we had 10 full-time employees and fifteen part-time consultants. As our development and commercialization plans and strategies develop, and as we transition into operating as a public company, we must add a significant number of additional managerial, operational, financial and other personnel. Future growth will impose significant added responsibilities on members of management, including:

•	identifying, recruiting, integrating, maintaining, and motivating additional employees;

•

managing our internal development efforts effectively, including the clinical and FDA or other comparable authority review process for REN-001 and our other product candidates, while complying with our contractual obligations to contractors and other third parties; and

•	improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance, our ability to advance REN-001 and our other product candidates will depend, in part, on our ability to effectively manage any future growth, and our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities. In addition, we expect to incur additional costs in hiring, training and retaining such additional personnel.

If we are not able to effectively expand our organization by hiring new employees and expanding our groups of consultants and contractors, we may not be able to successfully implement the tasks necessary to further develop and commercialize REN-001 and our other product candidates and, accordingly, may not achieve our research, development and commercialization goals.

If we fail to maintain proper and effective internal controls over financial reporting, our ability to produce accurate and timely financial statements could be impaired.

We are required to maintain internal controls over financial reporting. Commencing with our fiscal year ending the year after the Business Combination is completed, we must perform system and process design evaluation and testing of the effectiveness of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting in our Annual Report on Form 10-K for that year, as required by Section 404 of the Sarbanes-Oxley Act. This will require that we incur substantial additional professional fees and internal costs to expand our accounting and finance functions and expend significant management efforts. Prior to the Business Combination, we have never been required to test our internal controls within a specified period and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner. In addition, if we identify material weaknesses in our internal control over financial reporting in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if our independent registered public accounting firm determines that we have a material weakness or a significant deficiency in our internal control over financial reporting, or we are unable to maintain proper and effective internal controls over financial reporting, we may not be able to produce timely and accurate financial statements. As a result, our investors could lose confidence in our reported financial information, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities.

We believe that any internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. We may discover weaknesses in our system of internal financial and accounting controls and procedures that could result in a material misstatement of our financial statements. Our internal control over financial reporting will not prevent or detect all errors and all fraud. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, our directors or executive officers could inadvertently fail to disclose a new relationship or arrangement causing us to fail to make a required related party transaction disclosure. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and may not be detected.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we currently rely on other third parties to manufacture our product candidates and to perform certain quality testing, we must, at times, share our proprietary technology and confidential information, including trade secrets, with them. We seek to protect our proprietary technology, in part, by entering into confidentiality agreements, consulting agreements or other similar agreements with our advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are intentionally or inadvertently incorporated into the technology of others or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets and despite our efforts to protect our trade secrets, a competitor’s discovery of our proprietary technology and confidential information or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business, financial condition, results of operations and prospects.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products.

We are exposed to potential product liability and professional indemnity risks that are inherent in the research, development, manufacturing, marketing, and use of pharmaceutical products. While we currently have no product candidates that have commenced clinical trials or been approved for commercial sale, the future use of product candidates by us in clinical trials, and the sale of any approved products in the future, may expose us to liability claims. For example, we may be sued if REN-001 and our other product candidates allegedly cause injury or are found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product candidate, negligence, strict liability and a breach of warranties. Claims may be brought against us by clinical trial participants, patients or others using, administering or selling products that may be approved in the future. Claims could also be asserted under state consumer protection acts.

If we cannot successfully defend against product liability claims, we may incur substantial liabilities or be required to limit or cease the commercialization of our products. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for our products;

•	injury to our reputation and significant negative media attention;

•	withdrawal of clinical trial participants and inability to continue clinical trials;

•	initiation of investigations by regulators;

•	costs to defend the related litigation;

•	a diversion of management’s time and our resources;

•	substantial monetary awards to trial participants or patients;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	significant negative financial impact;

•	exhaustion of any available insurance and our capital resources;

•	the inability to commercialize REN-001 or our other product candidates; and

•	a decline in our stock price.

We currently hold approximately $4.0 million in general liability insurance coverage in the aggregate and hold a $1.0 million umbrella policy. We may need to increase our insurance coverage as we expand our clinical trials or if we commence commercialization of REN-001 or our other product candidates. Insurance coverage is increasingly expensive. Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of REN-001 or our other product candidates. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies will also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

We may be unable to adequately protect our information systems from cyberattacks, which could result in the disclosure of confidential or proprietary information, including personal data, damage our reputation, and subject us to significant financial and legal exposure.

We rely on information technology systems that we or our third-party providers operate to process, transmit and store electronic information in our day-to-day operations. In connection with our product discovery efforts, we may collect and use a variety of personal data, such as names, mailing addresses, email addresses, phone numbers and clinical trial information. Despite our implementation of security measures, our internal computer systems, and those of our CROs, CMOs, information technology suppliers and other contractors and consultants are vulnerable to damage from computer viruses, cyberattacks and other unauthorized access, natural disasters, terrorism, war, and telecommunication and electrical failures. A successful cyberattack could result in the theft or destruction of intellectual property, data, or other misappropriation of assets, or otherwise compromise our confidential or proprietary information and disrupt our operations. Cyberattacks are increasing in their frequency, sophistication and intensity, and have become increasingly difficult to detect. Cyberattacks could include wrongful conduct by hostile foreign governments, industrial espionage, wire fraud and other forms of cyber fraud, the deployment of harmful malware, denial-of-service, social engineering fraud or other means to threaten data security, confidentiality, integrity and availability. A successful cyberattack could cause serious negative consequences, including, without limitation, the disruption of operations, the misappropriation of confidential business information, including financial information, trade secrets, financial loss and the disclosure of corporate strategic plans. Although we devote resources to protect our information systems, we realize that cyberattacks are a threat, and there can be no assurance that our efforts will prevent information security breaches that would result in business, legal, financial or reputational harm to us, or would have a material adverse effect on our results of operations and financial condition. Any failure to prevent or mitigate security breaches or improper access to, use of, or disclosure of our clinical data or patients’ personal data could result in significant liability under state (e.g., state breach notification laws), federal (e.g., HIPAA, as amended by HITECH), and international law (e.g., the GDPR) and may cause a material adverse impact to our reputation, affect our ability to conduct new studies and potentially disrupt our business.

We rely on our third-party providers to implement effective security measures and identify and correct for any such failures, deficiencies or breaches. If we or our third-party providers fail to maintain or protect our information technology systems and data integrity effectively or fail to anticipate, plan for or manage significant disruptions to our information technology systems, we or our third-party providers could have difficulty preventing, detecting and controlling such cyberattacks and any such attacks could result in the losses described above as well as disputes with physicians, patients and our partners, regulatory sanctions or penalties, increases in operating expenses, expenses or lost revenues or other adverse consequences, any of which could have a material adverse effect on our business, results of operations, financial condition, prospects and cash flows. Any failure by such third parties to prevent or mitigate security breaches or improper access to or disclosure of such information could have similarly adverse consequences. If we are unable to prevent or mitigate the impact of such security or data privacy breaches, we could be exposed to litigation and governmental investigations, which could lead to a potential disruption to our business. By way of example, the CCPA, which went into effect on January 1, 2020, creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal data. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability, and many similar laws have been proposed at the federal level and in other states. By way of example regarding foreign laws and regulations with respect to data privacy and security, the GDPR went into effect in the EU in May 2018 and introduced strict requirements for processing the personal data of EU data subjects. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater.

Our employees and independent contractors, including principal investigators, CROs, consultants and vendors, may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements that could result in us incurring significant penalties.

We are exposed to the risk that our employees and independent contractors, including principal investigators, CROs, consultants and vendors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violate: the laws and regulations of the FDA and other similar regulatory requirements, including those laws that require the reporting of true, complete and accurate information to such authorities; manufacturing standards, including cGMP requirements; federal and state data privacy, security, fraud and abuse and other healthcare laws and regulations in the United States and abroad; or laws that require the true, complete and accurate reporting of financial information or data. Activities subject to these laws also involve the improper use or misrepresentation of information obtained in the course of clinical trials, the creation of fraudulent data in preclinical studies or clinical trials, or illegal misappropriation of drug or biologic product, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending or asserting our rights, those actions could have a significant impact on our business and financial results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgements, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, individual imprisonment, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Risks Related to Ownership of Our Securities

If securities or industry analysts do not publish research or reports about us, or publish negative reports, our stock price and trading volume could decline.

The trading market for our Common Stock will depend, in part, on the research and reports that securities or industry analysts publish. We will not have any control over these analysts. If our financial performance fails to meet analyst estimates or one or more of the analysts who cover us downgrade our Common Stock or change their opinion, our stock price would likely decline. If one or more of these analysts cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline. Additionally, trading prices for our securities could be highly volatile, and purchasers of our securities could incur substantial losses.

If the benefits of the Business Combination do not meet the expectations of investors, stockholders or securities analysts, the market price of our securities may decline. The market values of our securities at the time the Selling Securityholders sell their securities may vary significantly from their prices on the date of this prospectus.

In addition, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there was not a public market for stock relating to Old Renovacor’s business and trading in shares of our Common Stock has not been active. Accordingly, the valuation ascribed to our business and our Common Stock in the Business Combination may not be indicative of the price that will prevail in the trading market.

The trading price of our Common Stock may fluctuate substantially and may be lower than its current price. This may be especially true for companies like ours with a small public float. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations. The trading price of our Common Stock will depend on many factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our Common Stock since you might be unable to sell your shares at or above the price attributed to them in the Business Combination. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to ours;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	speculation in the press or investment community;

•	actual or anticipated developments in our business, competitors’ businesses or the competitive landscape generally;

•

the commencement, enrollment, or results of our current and future preclinical studies and clinical trials, and the results of trials of our competitors or those of other companies in our market sector;

•	regulatory approval of our product candidates, or limitations to specific label indications or patient populations for our use, or changes or delays in the regulatory review process;

•	the success or failure of our efforts to acquire, license, or develop additional product candidates;

•	innovations or new products developed by us or our competitors;

•	manufacturing, supply or distribution delays or shortages;

•	any changes to our relationship with any manufacturers, suppliers, licensors, future collaborators, or other strategic partners;

•	the operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to ours;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of our Common Stock available for public sale;

•	any major change in our board of directors or management;

•	sales of substantial amounts of our Common Stock by our directors, officers or significant stockholders or the perception that such sales could occur;

•	general economic and political conditions such as recessions, interest rates, “trade wars,” pandemics (such as COVID-19) and acts of war or terrorism; and

•	other risk factors and other matters described or referenced under the sections “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and the New York Stock Exchange, or the NYSE, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to ours could depress our stock price regardless of our business, prospects, financial conditions or results of operations. Broad market and industry factors, including, most recently, the impact of the novel coronavirus, COVID-19, and any other global pandemics, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of our Common Stock, regardless of our actual operating performance. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.

Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including, but not limited to:

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the timing and cost of, and level of investment in, research, development, regulatory approval and commercialization activities relating to REN-001 and our other product candidates, which may change from time to time;

•	coverage and reimbursement policies with respect to REN-001 and our other product candidates, if approved, and potential future drugs or biologics that compete with our products;

•	the cost of manufacturing REN-001 and our other product candidates, which may vary depending on the quantity of production and the terms of our agreements with CMOs;

•	the timing and amount of the milestone or other payments we must make to the licensors and other third parties from whom we have in-licensed or acquired our product candidates;

•	the level of demand for any approved products, which may vary significantly;

•	future accounting pronouncements or changes in our accounting policies;

•	macroeconomic conditions, both nationally and locally; and

•	any other change in the competitive landscape of our industry, including consolidation among our competitors or partners.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance.

This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our Common Stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated revenue or earnings guidance we may provide.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and the NYSE. In particular, we are required to comply with certain SEC, NYSE and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

Our second amended and restated certificate of incorporation designates specific courts as the exclusive forum for substantially all stockholder litigation matters, which could limit the ability of our stockholders to obtain a favorable forum for disputes with us or our directors, officers or employees.

Our second amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against current or former directors, officers or other employees for breach of fiduciary duty, any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or DGCL, our second amended and restated certificate of incorporation or our amended and restated bylaws, any action asserting a claim governed by internal affairs doctrine of the State of Delaware or any other action asserting an “internal corporate claim” (as defined in Section 115 of the DGCL), confers jurisdiction to the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction thereof, any state court located in the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), unless we consent in writing to the selection of an alternative forum. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our second amended and restated certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees and may have the effect of discouraging lawsuits against our directors, officers and other employees. Furthermore, stockholders may be subject to increased costs to bring these claims, and the exclusive forum provision could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable.

In addition, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our second amended and restated certificate of incorporation is inapplicable or unenforceable. In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it. If a court were to find the exclusive forum provision contained in our second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, prospects, financial condition and operating results.

Our second amended and restated certificate of incorporation could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our management.

Provisions in our second amended and restated certificate of incorporation and our amended and restated bylaws may discourage, delay or prevent, a merger, acquisition or other Change in Control (as defined in the Merger Agreement) of us that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our Common Stock, thereby depressing the market price of our Common Stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. As our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. These provisions provide, among other things, that:

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our board of directors will be divided into three classes, with each class serving staggered three-year terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

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our board of directors has the exclusive right to expand the size of our board of directors and to elect directors to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	our stockholders may not act by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders;

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a special meeting of stockholders may be called only by the chairperson of our board of directors, our chief executive officer, or a majority of our board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	our second amended and restated certificate of incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	our board of directors may alter certain provisions of our amended and restated bylaws without obtaining stockholder approval;

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the approval of the holders of at least two-thirds of our Common Stock entitled to vote at an election of our board of directors is required to adopt, amend, or repeal our amended and restated bylaws or repeal the provisions of our second amended and restated certificate of incorporation regarding the election and removal of directors;

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stockholders must provide advance notice and additional disclosures to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain voting control of our Common Stock; and

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our board of directors is authorized to issue shares of preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Insiders have substantial influence over us, which could limit your ability to affect the outcome of key transactions, including a change of control.

As of September 30, 2021, our affiliates beneficially owned approximately 23.7% of our Common Stock outstanding, representing 23.7% of the vote, and our executive officers and directors beneficially own an aggregate of approximately 2.7% of our Common Stock representing 2.7% of the vote.

As a result, these stockholders, if they act together, will be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors, amendments of our organizational documents and approval of significant corporate transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of us and might affect the market price of our Common Stock. In addition, the Sponsor has two director designees on our board of directors. This could have the effect of delaying or preventing a change of control or changes in our management and will make the approval of certain transactions difficult or impossible without the support of these stockholders and of their votes.

Future resales of our Common Stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Pursuant to lock-up agreements and our amended and restated bylaws, as of September 30, 2021, approximately 49.7% of our Common Stock held cannot be transferred, subject to certain exceptions, until March 2, 2022, or

180 days after the closing of the Business Combination. See “Restrictions on Resale of Our Securities—Lock-up Agreements” for further discussion.

However, following the expiration of such transfer restrictions, these stockholders will not be restricted from selling shares of our Common Stock or other equity securities held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of our Common Stock in the public market could occur at any time following the removal of these transfer restrictions. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock. Moreover, as restrictions on resale end and registration statements are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Delaware law may delay or prevent a Change in Control, and may discourage bids for our Common Stock at a premium over its market price.

We are subject to the provisions of section 203 of the Delaware General Corporation Law. These provisions prohibit large stockholders, in particular a stockholder owning 15% or more of the outstanding voting stock, from consummating a merger or combination with a corporation unless this stockholder receives board approval for the transaction or 66 2/3% of the shares of voting stock not owned by the stockholder approve the merger or transaction. These provisions of Delaware law may have the effect of delaying, deferring or preventing a Change in Control, and may discourage bids for our Common Stock at a premium over its market price.

Risks Related to Accounting and Financial Reporting

We are currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will cease to be an emerging growth company upon the earliest of (i) December 31, 2025, or the end of the fiscal year following the fifth anniversary of the closing of the initial public offering of Chardan, which closed on April 28, 2020, or the Chardan IPO; (ii) the first fiscal year after our annual gross revenues are $1.07 billion or more; (iii) the date on which we have, during the three-year period, issued more than $1.0 billion in nonconvertible debt securities; or (iv) the end of any fiscal year in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements.

We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our Common Stock held by non-affiliates exceeds $250 million as of the end of that fiscal year’s second fiscal quarter, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeds $700 million as of the end of that fiscal year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Once we lose our “emerging growth company” and/or “smaller reporting company” status, we will no longer be able to take advantage of certain exemptions from reporting, and we will also be required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.

Our Private Placement Warrants are currently accounted for as liabilities, and we expect that the Sponsor Earnout Shares and the Earnout Shares will also be accounted for as liabilities and the changes in value of our Private Placement Warrants, Sponsor Earnout Shares and Earnout Shares could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”),” or the SEC Statement. Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the Warrant Agreement, dated as of April 23, 2020, by and between Chardan and Continental Stock Transfer & Trust Company, or the Warrant Agreement, governing Chardan’s warrants issued to the Sponsor in a private placement simultaneously with the closing of the Chardan IPO, or the Private Placement Warrants. As a result of the SEC Statement, Chardan reevaluated the accounting treatment of the Private Placement Warrants and determined to classify the Private Placement Warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings. As a result, included on Chardan’s balance sheet as of June 30, 2021 are derivative liabilities related to embedded features contained within the Private Placement Warrants. In addition, the Sponsor Earnout Shares and the Earnout Shares are expected to be accounted for as derivative liabilities, with changes in fair value each period reported in earnings. Accounting Standards Codification 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (ASC 815), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our Private Placement Warrants, Sponsor Earnout Shares and Earnout Shares each reporting period and that the amount of such gains or losses could be material.

Chardan identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management also evaluates the effectiveness of our internal controls and we will disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or surrounding interim financial statements will not be prevented or detected on a timely basis.

Chardan implemented a remediation plan, described under Item 4, Controls and Procedures of our March 31, 2021 Form 10-Q filed with the SEC on May 25, 2021, to remediate the material weakness related to the historical presentation of the Private Placement Warrants but can give no assurance that the measures taken will prevent any future material weaknesses or deficiencies in internal control over financial reporting. Even though we have strengthened our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

Following the issuance of the SEC Statement, Chardan’s management and audit committee concluded that it was appropriate to revise its previously issued financial statements as of and for the year ended December 31, 2020, as well as certain interim periods within 2020, on Form 10-Q filed with the SEC on May 25, 2021. See above under the heading “ —Our Private Placement Warrants are currently accounted for as liabilities, and we expect that the Earnout Shares Earnout Shares will also be accounted for as liabilities and the changes in value of our Private Placement Warrants, Sponsor Earnout Shares and Earnout Shares could have a material effect on our financial results.” As part of the restatement, Chardan identified a material weakness in its internal controls over financial reporting.

As a result of such material weakness, the restatement, the change in accounting for the warrants and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition and related transactions.

Risks Related to the Business Combination and Integration of Businesses

We have incurred significant transaction and transition costs in connection with the Business Combination.

We have incurred and expect to incur significant, non-recurring costs in connection with the consummation of the Business Combination and our operation as a public company. We will also incur additional costs to retain key employees. Certain transaction costs incurred in connection with that certain Agreement and Plan of Merger, dated as of March 22, 2021, by and among Chardan, Merger Sub and Renovacor, or the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, were paid by us.

We will have broad discretion over the use of proceeds from the exercise of Warrants, and we may invest or spend the proceeds in ways with which investors do not agree and in ways that may not yield a return.

We will have broad discretion over the use of proceeds from the exercises of Warrants. Investors may not agree with our decisions, and our use of the proceeds may not yield a return on investment. We intend to use these net proceeds for working capital and other general corporate purposes, which may include research and development, general and administrative matters and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, complementary companies, products, services, technologies or assets. However, we have no current understandings, commitments or agreements to enter into any such acquisitions or make any such investments. Our use of these proceeds may differ substantially from our current plans. Our failure to apply the net proceeds from the exercises of Warrants effectively could impair our ability to pursue our growth strategy or could require us to raise additional capital.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus may include statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” for purposes of the federal securities laws. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the results and benefits of the Business Combination, including results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which we operate. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting us.

Factors that may impact such forward-looking statements include:

•	our ability to maintain the listing of our Common Stock and Warrants on the NYSE, following the Business Combination and operate as a public company;

•	our ability to recognize the anticipated benefits of the Business Combination;

•	our ability to raise additional capital to fund our operations and continue the development of our current and future product candidates;

•	the accuracy of our projections and estimates regarding our expenses, capital requirements, cash utilization, and need for additional financing;

•	the initiation, progress, success, cost, and timing of our development activities, preclinical studies and future clinical trials;

•	the timing, scope and likelihood of regulatory filings and approvals, including final regulatory approval of our product candidates;

•	the preclinical nature of our business and our ability to successfully advance current and future product candidates through development activities, preclinical studies, and clinical trials;

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the timing of our future Investigational New Drug, or IND, applications and the likelihood of, and our ability to obtain and maintain, regulatory clearance of such IND applications for our product candidates;

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the novelty of our approach to the treatment of BAG3-associated dilated cardiomyopathy, or DCM, utilizing adeno-associated virus, or AAV, BAG3-based gene therapies to target BAG3 mutations, and the challenges we will face due to the novel nature of such technology;

•	our dependence on the success of our product candidates, in particular REN-001;

•	the potential scope and value of our intellectual property and proprietary rights;

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our ability, and the ability of our licensors, to obtain, maintain, defend, and enforce intellectual property and proprietary rights protecting our product candidates, and our ability to develop and commercialize our product candidates without infringing, misappropriating, or otherwise violating the intellectual property or proprietary rights of third parties;

•	the success of competing therapies that are or become available;

•	regulatory developments and approval pathways in the United States and foreign countries for our product candidates;

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the performance of third parties in connection with the development of our product candidates, including third parties conducting our future clinical trials as well as third-party suppliers and manufacturers;

•	our ability to attract and retain strategic collaborators with development, regulatory, and commercialization expertise;

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the extent to which COVID-19 and variants thereof, such as the delta variant, and measures taken to contain its spread ultimately impact our business, including development activities, preclinical studies, and future clinical trials;

•	the public opinion and scrutiny of AAV/BAG3-based gene therapies for the treatment of heart failure and our potential impact on public perception of our products and product candidates;

•	our ability to successfully commercialize our product candidates and develop sales and marketing capabilities, if our product candidates are approved;

•	our ability to generate revenue from future product sales and our ability to achieve and maintain profitability;

•	the size and growth of the potential markets for our product candidates and our ability to serve those markets;

•	changes in applicable laws or regulations;

•	our ability to recruit and retain key members of management and other clinical and scientific personnel;

•	the possibility that we may be adversely impacted by other economic, business, and/or competitive factors; and

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other risks and uncertainties indicated in this prospectus, including those under the heading “Risk Factors” beginning on page 10, and other filings that have been made or will be made with the SEC by us.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in this prospectus under the heading “Risk Factors” beginning on page 10, and other filings that have been made or will be made with the SEC by us. The Company will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

Market Price and Ticker Symbol

Our Common Stock and Public Warrants are currently listed on the NYSE under the symbols “RCOR” and “RCOR.WS,” respectively.

On October 29, 2021, the closing price of our Common Stock and Public Warrants was $7.35 and $0.70, respectively.

As of immediately after the closing of the Business Combination, there were approximately 27 registered holders of Common Stock and one registered holder of Public Warrants. The actual number of holders of these securities is greater than this number of record holders, as the actual number includes holders who are beneficial owners whose securities are held in street name by brokers and other nominees. This number of holders of record also does not include holders whose securities may be held in trust by other entities.

Dividend Policy

We have not paid any cash dividends on our Common Stock to date, and prior to the Business Combination, Chardan did not pay any cash dividends. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. Our ability to declare dividends may be limited by the terms of financing or other agreements entered into by us or our subsidiaries from time to time. The payment of any cash dividends will be within the discretion of our board of directors.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of our Common Stock or Private Placement Warrants may be sold by the Selling Securityholders under this prospectus. Our Common Stock is listed on the NYSE under the symbol “RCOR.”

The offering price of the shares of Common Stock underlying the Public Warrants and Private Placement Warrants offered hereby is determined by reference to the exercise price of the warrants of $11.50 per share. The offering price of the shares of Common Stock underlying the Pre-Funded Warrant offered hereby is determined by reference to the exercise price of $0.01 per share. Our Public Warrants are listed on the NYSE under the symbol “RCOR.WS.”

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Assuming the exercise of all outstanding Warrants for cash, we will receive an aggregate of approximately $89.8 million, but will not receive any proceeds from the sale of the shares of Common Stock issuable upon such exercises. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes.

We will have broad discretion over the use of any proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise for cash any or all of such Warrants. To the extent that any Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless the context otherwise requires, , references to: (a) “Old Renovacor” refers to Renovacor, Inc. prior to the Closing Date, (b) “Chardan” refers to Chardan Healthcare Acquisition 2 Corp., prior to the Closing Date, and (c) the “Company” or “Renovacor” refers to Renovacor, Inc. (f/k/a Chardan Healthcare Acquisition 2 Corp.) after the Closing Date.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and presents the combination of the historical financial information of Chardan and Renovacor adjusted to give effect to the Business Combination and related transactions.

Chardan was a blank check company formed for the purpose of acquiring, through a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization, or other similar business transaction, one or more operating businesses or entities.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical balance sheet of Chardan and the historical balance sheet of Renovacor on a pro forma basis as if the Business Combination and the related transactions contemplated by the Merger Agreement, summarized below, had been consummated on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020, combines the historical statements of operations of Chardan and Renovacor for such periods on a pro forma basis as if the Business Combination and the transactions contemplated by the Merger Agreement, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented.

The pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of Chardan was derived from the unaudited financial statements of Chardan as of and for the six months ended June 30, 2021 and the audited financial statements for the year ended December 31, 2020, as revised for the correction of certain out-of-period errors corrected in the Unaudited Condensed Financial Statements. The revision is more fully described in Note 2 “Revision of Previously Issued Financial Statements” of the aforementioned Unaudited Condensed Financial Statements. The historical financial information of Old Renovacor was derived from the unaudited financial statements of Old Renovacor as of and for the six months ended June 30, 2021 and the audited financial statements for the year ended December 31, 2020. This information should be read together with Chardan’s and Old Renovacor’s audited financial statements and related notes, the sections titled “Chardan’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Renovacor’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Chardan’s proxy statement/information statement filed on August 5, 2021, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus, and other financial information included elsewhere and incorporated by reference.

Accounting for the Business Combination

The Business Combination is expected to be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, Chardan is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Old Renovacor issuing stock for the net assets of Chardan, accompanied by a recapitalization. The net assets of Chardan will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Old Renovacor.

Old Renovacor has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•

Old Renovacor appointed a voting majority of directors to our board of directors. Subsequent to the Business Combination, our board of directors consisted of seven directors: (i) five directors were designated by Old Renovacor, four of which are independent directors in accordance with the rules of the NYSE and one of which is our Chief Executive Officer and (ii) two directors were designated by the Sponsor;

•	The executive officers of Old Renovacor became our executive officers;

•

Old Renovacor represented a significant majority of the assets (excluding cash held in the trust account of Chardan that holds the proceeds from the Chardan IPO, or the Trust Account) and operations of the combined company; and

•	The intended strategy of the combined company will continue to focus on Old Renovacor’s core product/service offerings related to gene therapy-based treatments for cardiovascular disease.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The Business Combination and Related Transactions

On March 22, 2021, Chardan entered into the Merger Agreement, by and among Chardan, Merger Sub, and Old Renovacor.

At the consummation of the Merger Agreement upon filing of a certificate of Merger, which occurred on September 2, 2021, or Effective Time, an aggregate of 6,500,000 shares of the Company’s Common Stock, par value $0.0001 per share, and Exchanged Options (defined below), or the Aggregate Merger Consideration, was issued to equityholders of Old Renovacor as of immediately prior to the Effective Time, including pursuant to Renovacor’s 2021 Investor Incentive Plan, or Old Renovacor’s Investor Incentive Plan, as described below. Out of the Aggregate Merger Consideration, each holder of preferred stock of Old Renovacor, par value $0.0001 per share, or the Old Renovacor Preferred Stock, was entitled to receive a number of shares of our Common Stock equal to the Preferred Per Share Merger Consideration (as defined in the Merger Agreement) with respect to such holder’s shares of Old Renovacor Preferred Stock. Each holder of common stock of Old Renovacor, par value $0.0001 per share, or the Old Renovacor Common Stock, and together with Old Renovacor’s preferred stock, or the Old Renovacor Capital Stock, will be entitled to receive a number of shares of the Company’s Common Stock equal to the Common Per Share Merger Consideration (as defined in the Merger Agreement) with respect to such holder’s shares of Old Renovacor common stock. In addition, pursuant to Old Renovacor’s Investor Incentive Plan, a portion of the Aggregate Merger Consideration was allocated among certain Old Renovacor equityholders or their affiliates who elect to participate in the PIPE Investment on a pro rata basis based on their respective investment amounts. These holders include Dr. Cook, the Chief Executive Officer of Old Renovacor, Dr. Feldman, a member of Old Renovacor’s board of directors, certain affiliates of Innogest Capital, Broadview Ventures and an affiliate of Broadview Ventures (of which Mr. Needham, a member of Old Renovacor’s board of directors, is a director and the head of the biopharmaceutical practice), and Acorn Bioventures (of which Mr. Manke, who is a member of the Chardan board of directors, is a partner).

Each option to purchase shares of Old Renovacor common stock, or Old Renovacor Option, outstanding as of immediately prior to the Effective Time was converted into an option to purchase a number of shares of the

Company’s Common Stock (rounded down to the nearest whole number) equal to the product of the number of shares of Old Renovacor Common Stock subject to such Old Renovacor option and the Common Per Share Merger Consideration, or an Exchanged Option, which Exchanged Option is subject to the same vesting terms applicable to the Old Renovacor option as of immediately prior to the Effective Time.

The aggregate consideration for the Business Combination was $65,000,000 and was payable in the form of shares of the Company’s Common Stock as noted above.

Shares and Exchanged Options transferred upon the closing of the Business Combination (1)(2)	6,500,000
Value per share (3)	$10.00

Total share consideration (1)(2)	$65,000,000

(1)	Amount includes (i) 194,926 shares underlying the Exchanged Options and (ii) an aggregate of 13 fractional shares which was cash settled at the Effective Time.
(2)

Amount excludes the issuance of 2,000,000 earn-out shares, or the Earnout Shares, to certain stockholders and option holders of Old Renovacor as a result of the combined company satisfying the performance conditions subsequent to Closing.

(3)	Share consideration is calculated using a $10.00 reference price. Actual total share consideration will be dependent on the value of the Company’s Common Stock at the Effective Time.

Holders of Old Renovacor capital stock and Old Renovacor options also have the contingent right to receive up to 2,000,000 shares of the Company’s Common Stock in the aggregate, or the Earnout Consideration, as follows:

•

Chardan will issue 600,000 shares of the Earnout Consideration, in the aggregate, if at any time during the period beginning on the Closing Date and ending on December 31, 2023, or the First Earnout Period, the VWAP (as defined in the Merger Agreement) of the Company’s Common Stock over any 20 Trading Days (as defined in the Merger Agreement) (which may or may not be consecutive) within any 30 consecutive Trading Day period is greater than or equal to $17.50 per share of our Common Stock, or the First Milestone.

•

Chardan will issue an additional 600,000 shares of the Earnout Consideration, in the aggregate, if at any time during the period beginning on the Closing Date and ending on December 31, 2025, or the Second Earnout Period, the VWAP of the Company’s Common Stock over any 20 Trading Days (which may or may not be consecutive) within any 30 consecutive Trading Day period is greater than or equal to $25.00 per share of our Common Stock, or the Second Milestone.

•

Chardan shall issue an additional 800,000 shares of the Earnout Consideration, in the aggregate, if at any time during the period beginning on the Closing Date and ending on December 31, 2027, or the Third Earnout Period and together with the First Earnout Period and the Second Earnout Period, each, an Earnout Period and collectively, the Earnout Periods, the VWAP of the Company’s Common Stock over any 20 Trading Days (which may or may not be consecutive) within any 30 consecutive Trading Day period is greater than or equal to $35.00 per share of our Common Stock, or the Third Milestone, and together with the First Milestone and the Second Milestone, the Earnout Milestones.

•

Upon the consummation of any Change in Control during any Earnout Period, any Earnout Milestone with respect to such Earnout Period that has not yet been achieved shall automatically be deemed to have been achieved regardless of the valuation of our Common Stock in such Change in Control transaction and Chardan will take all actions necessary to provide for the issuance of the shares of our Common Stock comprising the applicable Earnout Consideration issuable in respect of such Earnout Milestone(s) prior to the consummation of such Change in Control.

Each holder of Old Renovacor capital stock will be entitled to such holder’s aggregate Per Share Earnout Consideration (as defined in the Merger Agreement) in respect of such shares of Old Renovacor capital stock. In addition, at the Effective Time, holders of Old Renovacor options will be issued an Earnout RSU Award (as defined in the Merger Agreement) in respect of such holder’s Old Renovacor options, which will entitle such holder to an aggregate number of shares of the Company’s Common Stock equal to the aggregate Per Share Earnout Consideration in respect of the shares of Old Renovacor capital stock underlying such Old Renovacor options, if any, subject to the satisfaction of the applicable vesting conditions with respect to the Exchanged Options issued in respect of such Old Renovacor options at the Effective Time. The settlement and payment of the Earnout RSU Awards will occur simultaneously with the issuance of the Per Share Earnout Consideration to holders of Old Renovacor capital stock. In addition, pursuant to Old Renovacor’s Investor Incentive Plan, a portion of the Earnout Consideration will be allocated among certain Old Renovacor equityholders or their affiliates who elected to participate in the PIPE Investment on a pro rata basis based on their respective investment amounts. These holders include Dr. Cook, the Chief Executive Officer of Old Renovacor, Dr. Feldman, a member of Old Renovacor’s board of directors, Innogest Capital and certain affiliates of Innogest Capital, Broadview Ventures and an affiliate of Broadview Ventures (of which Mr. Needham, a member of Old Renovacor’s board of directors, is a director and the head of the biopharmaceutical practice), and Acorn Bioventures (of which Mr. Manke, who is a member of the Chardan board of directors, is a partner).

The Earnout Consideration is summarized, as set forth in the table below:

Expiration	Target Price	Earnout Shares Issued
December 31, 2023	$17.50	600,000
December 31, 2025	$25.00	600,000
December 31, 2027	$35.00	800,000

		2,000,000

Each Earnout Milestone will be evaluated on a stand-alone basis without reference to any other Earnout Milestone.

The Company continues to review the accounting and financial impact as a result of the Business Combination including the estimation of the fair value of the Earnout Consideration attributable to capital stockholders and options holders discussed above. Specifically, the Company expects that the portion of the total Earnout Consideration related to the Earnout RSU Awards will be accounted for under Accounting Standards Codification 718, Compensation—Stock-Based Compensation (ASC 718). The achievement of each Earnout Milestone represents a market-based vesting condition. The estimated fair value of the Earnout RSU Awards will be determined utilizing a Monte Carlo simulation model on the date the awards are granted and will be recorded as stock-based compensation expense over the implied service period.

For the Earnout Consideration attributable to Old Renovacor capital stockholders (excluding option holders), the Company expects to classify the fair value of this Earnout consideration outside of permanent equity as a liability on the balance sheet with subsequent changes in the fair value of such Earnout Consideration recognized as a gain or loss at each reporting period during the earnout period, pursuant to the provisions of Accounting Standards Codification 815, Derivatives and Hedging (ASC 815). A change in the assumptions utilized to estimate the fair value of the Earnout Consideration may have a material effect on the unaudited the pro forma condensed combined balance sheet and unaudited pro forma combined income statement for the periods presented.

Under the terms of the Transaction (as provided for in the Sponsor Support Agreement), certain Sponsor Shares totaling 500,000 shall be placed into escrow and subject to forfeiture. Such Sponsor Shares will be released from escrow if the weighted average sale price of the combined company’s Common Stock equals or exceeds the Target Price for any 20 trading days within a 30-day trading period from the Effective Time until the applicable end date, or the Sponsor Earnout Consideration. Upon consummation of any change in control during the earnout period, any Earnout Milestone with respect to such earnout period that has not yet been achieved shall automatically be deemed to have been achieved regardless of the valuation of the per share Common Stock price in such Change in Control transaction. Any Sponsor Earnout Shares that remain unvested as of the expiration of the applicable earnout period shall be forfeited and canceled.

The Sponsor Earnout Consideration is summarized, as set forth in the table below:

Expiration	Target Price	Earnout Shares Issued
December 31, 2023	$17.50	150,000
December 31, 2025	$25.00	150,000
December 31, 2027	$35.00	200,000

		500,000

It is expected that the Sponsor Earnout Consideration will be classified outside of permanent equity as a liability on the balance sheet with subsequent changes in the fair value of such Sponsor Earnout Consideration recognized as a gain or loss at each reporting period during the earnout period, pursuant to the provisions of ASC 815. A change in the assumptions utilized to estimate the fair value of the Sponsor Earnout Consideration may have a material effect on the unaudited pro forma condensed combined balance sheet.

Concurrently with the execution of the Merger Agreement, Chardan entered into the Subscription Agreements with the PIPE Investors, including Chardan Healthcare Investments, LLC, an affiliate of the Sponsor, certain holders of Old Renovacor capital stock and other third parties, pursuant to which, on September 2, 2021, in connection with the Business Combination, the PIPE Investors purchased an aggregate of 2,284,776 shares of the Company’s Common Stock at a price of $10.00 per share and the Pre-Funded Warrant entitling the holder thereof to purchase 715,224 shares of the Company’s Common Stock at an initial purchase price of $9.99 per share underlying the Pre-Funded Warrant, for aggregate gross proceeds of approximately $30.0 million. The Pre-Funded Warrant is immediately exercisable at an exercise price of $0.01 and will be exercisable indefinitely, provided that the holder of the Pre-Funded Warrant is prohibited from exercising such Pre-Funded Warrant in an amount that would cause such holder’s beneficial ownership of the Company’s Common Stock to exceed 9.9%.

The Subscription Agreements provide that Chardan will grant the investors in the PIPE Investment certain customary registration rights, including a covenant by the Company to file a registration statement on Form S-1 registering for resale the shares of the Company’s Common Stock issued pursuant to the Subscription Agreements.

The pro forma adjustments giving effect to the Business Combination and related transactions are summarized below, and are discussed further in the footnotes to these unaudited pro forma condensed combined financial statements:

•	The consummation of the Business Combination and reclassification of cash held in Trust Account to cash and cash equivalents, net of redemptions (see below);

•	The consummation of the PIPE Investment;

•	The accounting for deferred offering costs and transaction costs incurred by both Chardan and Old Renovacor; and

•	The accounting for the Earnout Consideration and Sponsor Earnout Consideration.

The unaudited pro forma condensed combined financial information reflects Chardan stockholders’ approval of the Business Combination on September 1, 2021, and that Chardan’s public stockholders holding 2,112,100 shares have elected to redeem their shares prior to the Closing Date.

The following summarizes the pro forma ownership immediately after the Business Combination:

	Number of Shares	Percentage of Outstanding Shares
Old Renovacor Stockholders	6,305,061	36.1%
Old Renovacor PIPE Investment (1)	1,750,000	10.0%

	8,055,061	46.1%

Chardan IPO shares	6,510,544	37.3%
Chardan founder shares (2)	1,655,661	9.5%
Chardan Sponsor PIPE Investment	250,000	1.4%
Chardan Sponsor stockholder PIPE Investment	1,000,000	5.7%

	9,416,205	53.9%

Pro forma ownership at June 30, 2021	17,471,266	100.0%

(1)	Includes 715,224 shares underlying the Pre-Funded Warrant, which is immediately exercisable following Closing subject to a cap on the beneficial ownership of the holder thereof of 9.99%.
(2)	Excludes the Sponsor Earnout Consideration, which are certain Sponsor Shares totaling 500,000 placed into escrow and subject to forfeiture.

Pursuant to the Merger Agreement, 219,046 Old Renovacor options will be canceled and replaced by Exchanged Options. Exchanged Options will be subject to the same vesting schedule and forfeiture restrictions as Old Renovacor’s awards. Further, the table above excludes the Earnout and Sponsor Earnout Consideration as defined above.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 are based on the historical financial statements of Chardan and Old Renovacor. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

	Chardan (Historical)	Old Renovacor (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$304,575	$448,800	$86,254,797	A	$90,807,359
			30,000,000	B
			(4,579,813)	C
			(500,000)	D
			(21,121,000)	J
Prepaid expenses and other current assets	—	545,282	—		545,282

Total current assets	304,575	994,082	90,053,984		91,352,641
Marketable securities held in Trust Account	86,254,797	—	(86,254,797)	A	—
Property	—	129	—		129
Deferred merger costs	—	2,324,118	(2,324,118)	C	—

Total assets	$86,559,372	$3,318,329	$1,475,069		$91,352,770

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,917,910	$3,228,040	$(2,941,435)	C	2,204,515
Promissory note — related party	500,000	—	(500,000)	D	—
Warrant liabilities	3,745,000	—	—		3,745,000
Share earn-out liability	—	—	20,801,887	I	20,801,887

Total liabilities	6,162,910	3,228,040	17,360,452		26,751,402

Temporary equity:
Common Stock subject to possible redemption	86,254,797	—	(86,254,797)	E	—
Convertible preferred stock	—	10,073,820	(10,073,820)	F	—

Total temporary equity	86,254,797	10,073,820	(96,328,617)		—

Stockholders’ equity:
Common Stock	215	198	228	B	1,676
			863	E
			(198)	F
			631	F
			(50)	G
			(211)	J
Additional paid-in capital	24,785	312,877	29,999,772	B	77,044,453
			(1,814,342)	C
			86,253,934	E
			10,074,018	F
			(631)	F
			50	G
			(5,883,335)	H
			(20,801,887)	I
			(21,120,789)	J
Accumulated deficit	(5,883,335)	(10,296,606)	(2,148,154)	C	(12,444,760)
			5,883,335	H

Total stockholders’ equity (deficit)	(5,858,335)	(9,983,531)	80,443,234		64,601,368

Total liabilities, temporary equity and stockholders’ equity (deficit)	$86,559,372	$3,318,329	$1,475,069		$91,352,770

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

	Chardan (Historical)	Old Renovacor (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Operating expenses:
Operating	$1,932,184	$—	$—		$1,932,184
Research and development	—	4,487,936	(181,533)	AA	4,410,700
			14,058	AA
			90,239	DD
General and administrative	39,243	911,925	—		951,168

Loss from operations	(1,971,427)	(5,399,861)	77,236		(7,294,052)
Other income (expense):
Interest earned on marketable securities held in Trust Account	7,166	—	(7,166)	CC	—
Change in fair value of warrant liability	280,000	—	—		280,000

Net loss	$(1,684,261)	$(5,399,861)	$70,070		$(7,014,052)

Net Loss per Share (Note 4):
Weighted average shares outstanding, basic and diluted	10,778,305	1,955,906			17,471,266
Basic and diluted net loss per common share	$(0.16)	$(2.94)			$(0.40)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

	Chardan (Historical as Revised)	Old Renovacor (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Operating expenses:
Operating and formation costs	$801,961	$—	$—		$801,961
Research and development	—	2,424,567	(2,813)	AA	2,658,465
			56,232	AA
			180,479	DD
General and administrative	—	805,276	2,148,154	BB	2,953,430

Loss from operations	(801,961)	(3,229,843)	(2,382,052)		(6,413,856)
Other income (expense):
Interest earned on marketable securities held in Trust Account	21,191	—	(21,191)	CC	—
Transaction costs	(9,357)	—	—		(9,357)
Compensation expense on Private Placement Warrants	(1,680,000)	—	—		(1,680,000)
Change in fair value of warrant liability	(945,000)	—	—		(945,000)

Net loss	$(3,415,127)	$(3,229,843)	$(2,403,243)		$(9,048,213)

Net Loss per Share (Note 4):
Weighted average shares outstanding of Common Stock	3,498,861	1,838,075			17,471,266
Basic and diluted net loss per share	$(0.98)	$(1.94)			$(0.52)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The Business Combination is expected to be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Chardan is treated as the “accounting acquiree” and Old Renovacor as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Old Renovacor issuing shares for the net assets of Chardan, followed by a recapitalization. The net assets of Old Renovacor will be stated at historical cost. Operations prior to the Business Combination are presented as those of Old Renovacor.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the Business Combination occurred on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 give pro forma effect to the Business Combination as if it had been completed on January 1, 2020. These periods are presented on the basis of Old Renovacor as the accounting acquirer.

The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Chardan and Old Renovacor.

Note 2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to

Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction, or the Transaction Accounting Adjustments and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur, or the Management’s Adjustments. The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma condensed combined financial information does not include an income tax adjustment. Upon closing of the Business Combination, it is likely that the combined company will record a valuation allowance against the total U.S. and state deferred tax assets as the recoverability of the tax assets is uncertain. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the combined company’s shares outstanding, assuming the Business Combination occurred as of the beginning of the period presented.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

A.	Reflects the reclassification of marketable securities held in the trust account to cash and cash equivalents.

B.

Represents cash proceeds of approximately $30,000,000 from the private placement of 2,284,776 shares of our Common Stock at $10.00 per share and the Pre-Funded Warrant entitling the holder thereof to purchase 715,224 shares of the Company’s Common Stock, at an initial purchase price of $9.99 per share underlying the Pre-Funded Warrant pursuant to the concurrent PIPE Investment. The Pre-Funded Warrant is immediately exercisable at an exercise price of $0.01 and will be exercisable indefinitely, provided that the holder of the Pre-Funded Warrant is prohibited from exercising such Pre-Funded Warrant in an amount that would cause such holder’s beneficial ownership of the Company’s Common Stock to exceed 9.9%.

C.

Represents settlement of preliminary estimated transaction costs of $5,464,893 inclusive of advisory, banking, printing, legal and accounting fees that are expensed as a part of the Business Combination and equity issuance costs that are capitalized into additional paid-in capital. As of June 30, 2021, $2,941,435 was accrued and $2,324,118 was capitalized on the balance sheet of Old Renovacor. Equity issuance costs of $3,316,739 are offset to additional paid-in capital and the remaining balance is expensed through accumulated deficit. The costs expensed through accumulated deficit are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 as discussed below (please refer adjustment BB).

D.	Represents repayment of outstanding notes payable.

E.	Reflects the reclassification of approximately $86,254,797 of common stock subject to possible redemption to permanent equity.

F.

Represents the recapitalization of Old Renovacor’s outstanding equity comprised of 2,578,518 shares of convertible preferred stock and 1,987,636 shares of common stock, par value $0.0001 (aggregate value of $10,074,018 reflected as an increase in additional paid-in capital) and the issuance of 6,305,061 shares of our Common Stock (total par value of $631) to Old Renovacor shareholders as consideration for the reverse recapitalization.

G.

Reflects adjustment for the Sponsor Earnout Shares totaling 500,000 shares which shall be placed into escrow and subject to forfeiture. Chardan has preliminarily determined that the Sponsor Earnout Shares are not indexed to Chardan’s own stock and are therefore accounted for as a liability which will be remeasured to fair value at subsequent reporting dates. The change in estimated fair value is noted in adjustment (I).

H.	Reflects the reclassification of Chardan’s historical accumulated deficit.

I.

Represents the estimated fair value of the Earnout Consideration for Old Renovacor capital stockholders and Sponsor Earnout Shares. Chardan has preliminarily determined that the Earnout Consideration for Old Renovacor capital stockholders and Sponsor Earnout Shares are not indexed to Chardan’s own stock and is therefore each accounted for as a liability which will be remeasured to fair value at subsequent reporting dates with the change in fair value recognized as a gain or loss in the statement of operations. The pro forma value of the Earnout Consideration for Old Renovacor capital stockholders and Sponsor Earnout Shares was estimated utilizing a Monte Carlo simulation model. The significant assumptions utilized in estimating the fair value of the Earnout Consideration for Old Renovacor capital stockholders and Sponsor Earnout Shares include the following: (1) our Common Stock price of $10.00; (2) the volatility of Chardan’s common stock of 95.0%; and (3) the expected probability of 7.5% and term to a Change in Control of 5-7 years. A 20% increase or decrease in the stock price would change the estimated fair value to $27,050,000 and $18,025,000, respectively. A 20% increase or decrease in the volatility would change the estimated fair value to $21,500,000 and $23,400,000, respectively. Estimates are subject to change as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined at the Effective Time.

J.

Reflects the redemptions of 2,112,100 shares of Chardan’s common stock, par value $0.0001 per share, that were offered and sold by Chardan in the Chardan IPO and registered pursuant to the IPO registration statement, or the Chardan IPO Shares, for aggregate redemption payments of $21,121,000 allocated to common stock and additional paid-in capital using par value $0.0001 per share and a redemption price of $10.00 per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 are as follows:

AA.

Reflects elimination of historical stock-based compensation expense related to canceled Old Renovacor option awards and the recognition of incremental compensation expense related to replacement (modification) of option awards issued. The value of the replacement options was estimated utilizing a Black-Scholes model. The significant assumptions utilized in estimating the fair value of the replacement options include the following: (1) our Common Stock price of $10.00; (2) the strike price ranging from $0.12 to $10.83; (3) volatility of Chardan’s common stock of 95.0%; and (4) the expected term of the award (approximating 5 years). Estimates are subject to change as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined at the Effective Time.

BB.

Reflects estimated transactions costs of $2,148,154 as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. The amount presented is comprised of transaction costs outlined in adjustment (C) that were not yet recognized and expensed in the historical Chardan and Old Renovacor statement of operations as part of the Business Combination.

CC.	Reflects elimination of investment income on the Trust Account.

DD.

Represents the estimated compensation expense related to the Earnout RSU Awards. Chardan has determined that the Earnout RSU Awards contain a market-based vesting condition under ASC 718. Compensation expense in the unaudited pro forma condensed combined statement of operations assume the Business Combination occurred on January 1, 2020. The value of the Earnout RSU Awards was estimated utilizing a Monte Carlo simulation model, and the total value of the Earnout RSU Awards was estimated to be $1,173,113, which will be recognized over the implied service period for the award of 6.5 years, and results in incremental compensation expense $90,239 and $180,479 for the six months ended June 30, 2021, and the year ended December, 31, 2020, respectively. The significant assumptions utilized in estimating the fair value of the Earnout RSU awards include the following: (1) our Common Stock price of $10.00; (2) the volatility of Chardan’s common stock of 95.0%; and (3) the expected probability of 7.5% and term to a Change in Control of 5-7 years. A 20% increase or decrease in the stock price would change compensation expense by $(34,700) and $(53,230), respectively, for the six months ended June 30, 2021, and $41,681 and $(32,441), respectively, for the year ended December 31, 2020. A 20% increase or decrease in the volatility would change compensation expense by $(46,095) and $(42,194), respectively, for the six months ended June 30, 2021, and $(3,901) and $11,704, respectively, for the year ended December 31, 2020. The actual fair values of these awards and the related compensation expense are subject to change as additional information becomes available and as additional analyses are performed, such changes could be material once the final valuation is determined at the Effective Time.

Note 4. Net Loss per Share

The net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented.

	For the Six Months Ended June 30, 2021	For the Year Ended December 31, 2021
Pro forma net loss	$(7,014,052)	$(9,048,213)
Weighted average shares outstanding of Common Stock (1)	17,471,266	17,471,266
Net loss per share (basic and diluted) (2)	$(0.40)	$(0.52)
Excluded securities: (2)
Earnout Consideration	1,922,843	1,922,843
Sponsor Earnout Consideration	500,000	500,000
Earnout RSU Awards	77,157	77,157
Public Warrants (3)	4,311,322	4,311,322
Private Placement Warrants	3,500,000	3,500,000
Replacement stock options	194,926	194,926

(1)

Includes 715,224 shares underlying the Pre-Funded Warrant, which is immediately exercisable following the consummation of the Business Combination, which closed on September 2, 2021, subject to a 9.99% beneficial ownership limitation, which may be increased up to 19.99% at the option of the holder from time to time. The Pre-Funded Warrant is exercisable for nominal consideration and has an indefinite life, and therefore, is included in pro forma weighted average shares outstanding for the periods presented.

(2)

The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period.

(3)	Each Public Warrant entitles the registered holder to purchase one-half (1/2) of a share of Common Stock, there are currently 8,622,644 Public Warrants issued.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As a result of the closing of the Business Combination, the financial statements of Old Renovacor are now the financial statements of our Company. Thus, the following discussion and analysis of our financial condition and results of operations of Old Renovacor prior to the Merger and our Company following the completion of the Merger should be read together with Old Renovacor consolidated financial statements and the related notes appearing elsewhere in this prospectus. The discussion and analysis should also be read together with the pro forma financial information as of June 30, 2021 and for the six months ended June 30, 2021 and the year ended December 31, 2020 included in this prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.” Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a preclinical-stage gene therapy company focused on developing a pipeline of innovative and proprietary gene therapies for diseases with high unmet medical need associated with mutations in the Bcl2- associated athanogene 3, or BAG3 gene. Our initial focus is on the treatment of BAG3-associated dilated cardiomyopathy, or BAG3 DCM, a heritable rare disease that leads to early onset, rapidly progressing heart failure and significant mortality and morbidity. Our lead product candidate, REN-001, is a recombinant AAV9-based gene therapy designed to deliver a fully functional BAG3 gene to augment BAG3 protein levels in cardiomyocytes and slow or halt progression of BAG3 DCM. We are leveraging the expertise of our founder, Dr. Arthur M. Feldman, M.D., Ph.D., the Laura H. Carnell Professor of Medicine at the Lewis Katz School of Medicine at Temple, a cardiovascular scientist and pre-eminent expert on BAG3 biology to advance the development of REN-001 and our other product candidates.

We believe that development of a BAG3 gene replacement therapy for DCM patients who carry BAG3 mutations has the potential to prevent progression of DCM in this otherwise healthy patient population. Gene therapy has recently re-emerged as a potentially novel therapy for patients suffering from monogenic diseases. Recently approved therapies have utilized AAV as a vehicle to deliver genes to patients suffering from these diseases. For example, in 2017, the FDA, approved Luxturna, an AAV2-based gene therapy developed by Spark Therapeutics, Inc., a subsidiary of Roche Holdings AG, for the treatment of patients with retinal dystrophy due to mutation of the RPE65 gene and in 2019, Zolgensma, an AAV9-based gene therapy developed by AveXis, Inc., a subsidiary of Novartis Pharmaceuticals Corporation, was approved for the treatment of patients with SMA, due to mutations in the SMN1 gene. There are many additional ongoing clinical development programs utilizing AAV-based gene therapies to address monogenic diseases.

We believe we are the first company to apply AAV technology to patients with DCM due to mutations in the BAG3 gene. REN-001 utilizes an AAV9 vector intended to deliver a healthy version of the BAG3 gene to produce functional BAG3 protein in patients with genetic mutations that cause a lack of or insufficient levels of functional protein. This approach has shown promise in multiple preclinical models, demonstrating production of functional BAG3 protein and improvement in cardiac function.

Since our inception, we have focused substantially all of our resources on organizing and staffing the company, in-licensing key intellectual property, business planning, raising capital, conducting research and development activities, filing and prosecuting patent applications, and engaging in other preclinical activities. We do not have any products approved for sale and have not generated any revenue from product sales or from any other sources. To date, we have funded our operations with proceeds from sales of convertible preferred stock and a convertible note. Through June 30, 2021, we received gross proceeds of $10.5 million from sales of our convertible preferred stock, and in July 2021, received additional gross proceeds of $2.5 million from the issuance of a convertible note. Since our inception, we have incurred significant operating losses. Our ability to generate any product revenue, and in particular to generate product revenue sufficient to achieve profitability, will depend on the successful development and eventual commercialization of one or more of our product candidates.

We reported net losses of $1.4 million and $5.4 million for the six months ended June 30, 2020 and 2021, respectively, and $1.6 million and $3.2 million for the years ended December 31, 2019 and 2020, respectively. As of June 30, 2021, we had an accumulated deficit of $10.3 million. We expect to continue to incur significant expenses and operating losses for the foreseeable future. We expect that our expenses and capital expenditures will increase substantially in connection with our ongoing activities, particularly if and as we:

•	initiate IND-enabling studies for our REN-001 AAV-based gene therapy program;

•	continue our current research programs and preclinical development of product candidates from our current research programs;

•	advance additional product candidates into preclinical and clinical development;

•	advance our clinical-stage product candidate into later stage clinical trials;

•	seek to discover, validate, and develop additional product candidates, including carrying out activities related to our discovery stage programs;

•	seek regulatory approvals for any product candidates that successfully complete clinical trials;

•

scale up our manufacturing processes and capabilities, or arrange for a third party to do so on our behalf, to support our clinical trials of our product candidates and potential commercialization of any of our product candidates for which we may obtain marketing approval;

•	establish a sales, marketing, and distribution infrastructure or channel to commercialize any product candidate for which we may obtain regulatory approval;

•	acquire or in-license products, product candidates, or technologies;

•	maintain, expand, enforce, defend, and protect our intellectual property portfolio;

•	hire additional clinical, quality control, and scientific personnel; and

•

add operational, financial, and management information systems and personnel, including personnel to support our product development, planned future commercialization efforts, and our operations as a public company.

We will not generate revenue from product sales unless and until we successfully complete clinical development and obtain regulatory approval for one or more of our product candidates. If we obtain regulatory approval for any of our product candidates, we expect to incur significant expenses related to developing our commercialization capability to support product sales, marketing, and distribution. Further, following the consummation of the Business Combination, we expect to incur additional costs associated with operating as a public company.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements or arrangements as, and when, needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our product candidates.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, it will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and may be forced to reduce or terminate our operations.

We are monitoring the potential impact of the COVID-19 pandemic on our business and financial statements. To date, we have not experienced material business disruptions. We are following, and will continue to follow, recommendations from the U.S. Centers for Disease Control and Prevention as well as federal, state, and local governments regarding working-from-home practices for non-essential employees. For example, the COVID-19 outbreak in Pennsylvania resulted in a temporary reduction in workforce presence at the Temple research facility located in Philadelphia, at which we operate. While we increased workforce presence at the Temple research facility in the second quarter of 2020, not all employees have returned to the facility and we cannot be certain that the facility will not be closed in the future as a result of the COVID-19 outbreak. We cannot be certain what the overall impact of the COVID-19 pandemic will be on our business, and it has the potential to adversely affect our business.

Components of Our Results of Operations

Revenue

To date, we have not generated any revenue from any sources, including product sales, and do not expect to generate any revenue from the sale of products for the foreseeable future. If our development efforts for our product candidates are successful and result in regulatory approval or collaboration or license agreements with third parties, we may generate revenue in the future from product sales, payments from collaboration or license agreements that we may enter into with third parties, or any combination thereof.

Operating Expenses

Research and Development Expenses

Research and development expenses consist of costs incurred for our research activities, including our discovery efforts, and the development of our programs. These expenses include:

•	employee-related expenses, including salaries, payroll taxes, related benefits and stock-based compensation expense for employees engaged in research and development functions;

•

expenses incurred in connection with the preclinical development of our product candidates and the development of research programs, including under agreements with third parties, such as consultants, contractors, preclinical laboratories, licensors, CMOs, and CROs; and

•	laboratory supplies and research materials.

We expense research and development costs as incurred. Non-refundable advance payments that we make for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed, or when it is no longer expected that the goods will be delivered or the services rendered.

Our direct external research and development expenses consist of costs that include fees, reimbursed materials, and other costs paid to consultants, contractors, CMOs and other research organizations in connection with our preclinical activities. We do not allocate employee costs, costs associated with our discovery efforts, laboratory supplies, facilities expenses, including depreciation or other indirect costs, to specific product development programs because these costs are deployed across multiple programs and, as such, are not separately classified.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and personnel-related costs, including stock-based compensation, for personnel in executive, finance and accounting, and other administrative functions. General and administrative expenses also include legal fees relating to patent and corporate matters; professional fees paid for accounting, auditing, consulting, and tax services; insurance costs and travel expenses.

Results of Operations

Comparison of the Six Months Ended June 30, 2020 and 2021

The following table summarizes our results of operations for the three and six months ended June 30, 2020 and 2021:

	Six Months Ended June 30,
	2020	2021	Change
Operating expenses:
Research and development	$976,517	$4,487,936	$3,511,419
General and administrative	399,623	911,925	512,302

Loss from operations	$(1,376,140)	$(5,399,861)	$(4,023,721)

Net loss	$(1,376,140)	$(5,399,861)	$(4,023,721)

Research and Development Expenses

Total research and development expenses were $1.0 million and $4.5 million for the six months ended June 30, 2020 and 2021, respectively. The increase during the six months ended June 30, 2021, as compared to 2020, was primarily due to increases in compensation-related costs associated with the hiring of key personnel of $0.4 million, increases in drug supply costs associated with our preclinical activities, including IND-enabling studies, and preparation of future clinical trials of $2.7 million, and increases in external costs associated with the execution of ongoing preclinical studies of $0.4 million as we prepare for an IND submission for REN-001, anticipated in mid-2022, and related clinical activities.

General and Administrative Expenses

General and administrative expenses were $0.4 million and $0.9 million for the six months ended June 30, 2020 and 2021, respectively. The increase during the six months ended June 30, 2021, as compared to 2020, was primarily attributable to increases in compensation-related costs associated with the hiring of key personnel of $0.1 million, increases in patent-related legal costs of $0.2 million and increases in other legal and professional fees of $0.2 million as we continue to increase our spending in this area in preparation of becoming a publicly traded company.

Comparison of the Years Ended December 31, 2019 and 2020

The following table summarizes our results of operations for the years ended December 31, 2019 and 2020:

	Year Ended December 31,
	2019	2020	Change
Operating expenses:
Research and development	$652,709	$2,424,567	$1,771,858
General and administrative	908,548	805,276	(103,272)

Loss from operations	$(1,561,257)	$(3,229,843)	$(1,668,586)

Net loss	$(1,561,257)	$(3,229,843)	$(1,668,586)

Research and Development Expenses

Total research and development expenses were $0.7 million for the year ended December 31, 2019, compared to $2.4 million for the year ended December 31, 2020. The increase of $1.7 million in research and development activity expenses for the year ended December 31, 2020 was primarily due to an increase in preclinical activities, sponsored research costs, and scientific advisory and consulting fees. The increase in preclinical expenses of $1.0 million and the increase of $0.2 million in sponsored research costs for the year ended December 31, 2020, as compared to the same period ended 2019, was primarily due to commencement of validation, toxicity, and dose study activities, and related preclinical drug supply costs. The increase of $0.3 million in scientific advisory and consulting fees for the year ended December 31, 2020 reflects the external consultant personnel costs required to effectively advance our preclinical activities, as compared to the same period ended 2019.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2019 were $0.9 million, compared to $0.8 million for the year ended December 31, 2020. The decrease of $0.1 million was primarily attributable to decreases in patent-related legal costs of $0.3 million and general legal expenses of $0.1 million, partially offset by increases in board-related and consulting costs of $0.3 million.

Liquidity and Capital Resources

Since inception, we have incurred significant operating losses. We expect to incur significant expenses and operating losses for the foreseeable future as we advance the preclinical and clinical development of our programs. To date, we have funded our operations primarily with proceeds from sales of convertible preferred stock and a convertible note. Through June 30, 2021, we have received gross proceeds of $10.5 million from sales of our convertible preferred stock, and in July 2021, we received additional gross proceeds of $2.5 million from the issuance of a convertible note, as discussed below. As of June 30, 2021, we had a cash balance of $0.4 million. We believe that the net proceeds from the Business Combination and PIPE Investment, together with our available resources and existing cash on hand, will enable us to fund our planned operations into 2023. However, we have based this estimate on assumptions that may prove to be wrong, and our operating plan may change as a result of many factors currently unknown to us. In addition, we could utilize our available capital resources sooner than expected.

Note Purchase Agreement

On July 20, 2021, in accordance with the Merger Agreement and pursuant to the Note Purchase Agreement, we issued a $2.5 million convertible promissory note to Chardan Investments in exchange for $2.5 million in cash to be used to finance our operations through the consummation of the Business Combination. Upon consummation of the Business Combination, an amount equal to $2.5 million automatically converted into our Common Stock at a price per share equal to $10.00. The accrued interest, fees and other amounts payable on the Convertible Promissory Note, were paid in cash to Chardan Investments promptly following the Effective Time. Pursuant to the Merger Agreement and the Note Purchase Agreement, the Closing Chardan Cash (as defined in the Merger Agreement) was reduced by $2.5 million at the closing of the Business Combination.

Cash Flows for the six months ended June 30, 2020 and 2021

The following table provides information regarding our cash flows for the periods presented:

	Six Months Ended June 30,
	2020	2021
Net cash used in operating activities	$(1,441,602)	$(4,050,007)
Net cash provided by financing activities	820,993	(885,070)

Net decrease in cash	$(620,609)	$(4,935,077)

Operating Activities

During each of the six months ended June 30, 2020 and 2021, net cash used in operating activities consisted primarily of net loss adjusted for non-cash charges and changes in components of working capital. The increase in cash used in operating activities for the six months ended June 30, 2021, as compared to 2020, was primarily due to timing of cash outflows related to our REN-001 development program, including payments to consultants and contract research and manufacturing organizations, as we prepare for our forthcoming clinical activities for REN-001.

Financing Activities

During the six months ended June 30, 2020, cash provided by financing activities was $0.8 million and related to proceeds received from the sale of our Series A preferred stock. During the six months ended June 30, 2021, net cash used in financing activities primarily related to the payment of deferred merger costs related to the proposed business combination with Chardan.

Cash Flows for the years ended December 31, 2019 and 2020

The following table provides information regarding our cash flows for the periods presented:

	Year Ended December 31,
	2019	2020
Net cash used in operating activities	$(1,243,369)	$(3,412,046)
Net cash provided by financing activities	3,336,658	6,635,038

Net increase in cash	$2,093,289	$3,222,992

Operating Activities

During the year ended December 31, 2019, operating activities used $1.2 million of cash, primarily resulting from our net loss of $1.6 million, partially offset by net cash provided by changes in our operating assets and liabilities of $0.3 million. Net cash provided by changes in our operating assets and liabilities for the year ended December 31, 2019 was attributable mainly to an increase in accounts payable of $0.4 million partially offset by increases in prepaid expenses of $0.1 million.

During the year ended December 31, 2020, operating activities used $3.4 million of cash, primarily resulting from our net loss of $3.2 million and net cash used in changes in our operating assets and liabilities of $0.2 million. Net cash used in changes in our operating assets and liabilities for the year ended December 31, 2020 was primarily attributable to a decrease in accounts payable of $0.2 million.

Financing Activities

During the years ended December 31, 2019 and 2020, net cash provided by financing activities was $3.3 million and $6.6 million, respectively, consisting primarily of net proceeds from the sale of our Series A preferred stock.

Funding Requirements

We expect our expenses and capital expenditures to increase substantially in connection with our ongoing activities, particularly as we advance the preclinical activities and clinical trials for our product candidates in development. The timing and amount of our funding requirements will depend on many factors, including:

•	the scope, progress, costs, and results of preclinical and clinical development for our other product candidates and development programs;

•	the number of and development requirements for other product candidates that we pursue;

•	the costs, timing and outcome of regulatory review of our product candidates;

•	the cost and timing of completion of commercial-scale manufacturing activities;

•	our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such arrangements;

•	the payment or receipt of milestones and receipt of other collaboration-based revenues, if any;

•

our efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company upon the closing of the Business Combination, including enhanced internal controls over financial reporting;

•

the costs and timing of future commercialization activities, including product manufacturing, sales, marketing and distribution, for any of our product candidates for which we receive marketing approval;

•	the amount and timing of revenue, if any, received from commercial sales of our product candidates for which we receive marketing approval;

•

the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property and proprietary rights and defending any intellectual property-related claims; and

•	the extent to which we acquire or in-license other products, product candidates or technologies.

Contractual Obligations and Commitments

In August 2019, we entered into both the exclusive License Agreement and the sponsored research agreement, or the SRA, with Temple. Upon execution of the License Agreement, we issued to Temple 97,879 shares of our Common Stock and agreed to issue Temple an additional 9,130 shares of our Common Stock upon the closing date of the second tranche of the Series A preferred stock. We also reimbursed Temple for the prosecution and maintenance costs incurred by Temple for the licensed patent rights prior to us entering into the License Agreement, and we are responsible for all the ongoing costs relating to the prosecution and maintenance of the licensed Temple Patent Rights going forward. We also agreed to pay Temple a minimum annual administrative fee of $20,000 per year beginning with the effective date of the License Agreement and continuing each annual anniversary thereafter.

The License Agreement requires us to pay up to an aggregate of $1.25 million to Temple upon the achievement of certain developmental, regulatory and commercial milestones for the first licensed product that achieves said milestones regardless of the number of licensed products that achieve them. In addition, we are required to pay Temple a low single-digit royalty on net sales of any product utilizing the Temple Patent Rights, up to 50% of which may be reduced by payments we make to third parties for freedom to operate. In addition, we must also pay a percentage of all consideration based on a percentage of sublicense consideration received by us, which percentage ranges from the mid-teens to mid-twenties depending on the stage of development at the time of the sublicense agreement.

The License Agreement will remain effective until (i) the expiration date of the last-to-expire patents covered under the License Agreement (currently expected to occur in 2041), (ii) the termination by Temple upon (a) an uncured breach by us, with a 60-day notification period, (b) our filing of a voluntary petition in bankruptcy or related proceeding, provided such petition is not dismissed within 90 days after the filing thereof, (c) a failure by us to meet certain milestones set forth in the License Agreement, or (d) non-payment of undisputed monies due to Temple, with a 30-day notification period. Additionally, we may terminate the entire agreement or with respect to an individual patent or patent application, if desired, subject to a 90-day notification period.

As it relates to the SRA, which was amended effective as of August 12, 2019, August 27, 2019 and July 1, 2021, Temple will conduct certain preclinical activities through June 2024, unless terminated sooner or extended by mutual written consent, for which we will be obligated to fund approximately $5.3 million through June 30, 2024. As of June 30, 2021, we have funded approximately $0.6 million to Temple pursuant to the SRA.

We enter into contracts in the normal course of business with CMOs, CROs, and other third parties for preclinical study activities. These contracts do not contain minimum purchase commitments and are cancelable by us upon prior written notice. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including non-cancelable obligations of our service providers, up to the date of cancellation.

Critical Accounting Policies and Significant Judgments and Estimates

Our financial statements are prepared in accordance with GAAP. The preparation of our financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events, and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Research and Development Expenses

We expense research and development expenses as incurred. Our research and development expenses consist primarily of costs incurred in performing research and development activities, including personnel-related expenses such as salaries, stock-based compensation, and benefits, and external costs of outside vendors engaged to conduct preclinical development activities. We accrue for expenses related to development activities performed by third parties based on an evaluation of services received and efforts expended pursuant to the terms of the contractual arrangements. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of expenses. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, we will adjust the accrual or prepaid expense accordingly.

Stock-Based Compensation

We measure all stock-based awards granted based on the fair value on the date of the grant and recognize compensation expense with respect to those awards over the requisite service period, which is generally the vesting period of the respective award. Generally, we issue awards with only service-based vesting conditions and record the expense for these awards using the straight-line method. We recognize forfeitures related to stock-based compensation awards as they occur and reverse any previously recognized compensation cost associated with forfeited awards in the period the forfeiture occurs.

We classify stock-based compensation expense in the statement of operations in the same manner in which the award recipients’ payroll costs are classified or in which the award recipients’ service payments are classified.

The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model, or Black-Scholes. The following summarizes the inputs used:

Expected Volatility — We lack company-specific historical and implied volatility information. Therefore, we estimate the expected stock volatility based on the historical volatility of a publicly traded set of peer companies and expects to continue to do so until we have adequate historical data regarding the volatility of our traded stock price.

Expected Term — We use the simplified method described in the SEC’s Staff Accounting Bulletin No. 107, Share-Based Payment (SAB 107), to determine the expected life of the option grants.

Risk-Free Interest Rate — The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award.

Dividends — Expected dividend yield is zero because we have not paid cash dividends on shares of our Common Stock and do not expect to pay any cash dividends in the foreseeable future.

Forfeitures — We account for forfeitures as they occur.

Grant Date Fair Value — The grant date fair value utilized in Black-Scholes is determined by the board of directors with the assistance of management. The grant date fair value of the shares of our Common Stock is determined using valuation methodologies which utilize certain assumptions including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability. In determining the fair value of the shares of our Common Stock, the methodologies used to estimate the enterprise value were performed using methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Off-Balance Sheet Arrangements

We did not have, during the periods presented, and do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our financial statements appearing elsewhere in this prospectus.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On September 2, 2021, in connection with the consummation of the Business Combination, our board of directors approved the appointment of Ernst & Young LLP, or E&Y, as our independent registered public accounting firm. E&Y served as Old Renovacor’s independent registered public accounting firm prior to the Business Combination. Accordingly, also on September 2, 2021, our board of directors dismissed Marcum as our independent registered public accounting firm.

The report of Marcum on the financial statements of Chardan Healthcare Acquisition 2 Corp. as of December 31, 2020 and for the years ended December 31, 2020 and 2019 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2020 and 2019 and the subsequent interim period through September 2, 2021, there were no (i) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) with Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of the disagreements in its reports on our financial statements, or (ii) “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K) within the period of Marcum’s engagement and the subsequent interim period through September 2, 2021 other than the material weakness in internal controls identified by management related to the accounting for warrants issued in connection with Chardan Healthcare Acquisition 2 Corp.’s initial public offering, which resulted in the revision of its financial statements as set forth in its Quarterly Report on Form 10-Q, as filed with the SEC on May 25, 2021.

We have provided Marcum with a copy of the disclosures it is making in this section of the prospectus and requested that Marcum furnish a letter addressed to the SEC stating whether it agrees with the statements above, and, if not, stating the respects in which it does not agree. A copy of Marcum’s letter dated October 15, 2021, is attached as Exhibit 16.1 to this prospectus, and is incorporated herein by reference.

On September 2, 2021, our board of directors appointed E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2021. That engagement is effective immediately.

E&Y served as the independent registered public accounting firm of Old Renovacor prior to the Business Combination. During the years ended December 31, 2020 and 2019 and the subsequent interim period through September 2, 2021, neither we nor anyone on our behalf consulted with E&Y regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided to the Company that E&Y concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K or any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Quantitative and Qualitative Disclosures about Market Risks

We are not currently exposed to significant market risk related to changes in interest rates or foreign currency exchange rates. However, changes to our investment portfolio and operations may subject us to certain risk fluctuations in foreign currency exchange rates in the future.

Inflation could affect us by increasing our cost of labor and clinical trial costs. We do not believe that inflation has had a material effect on our business, financial condition, or results of operations during the six months ended June 30, 2020 and 2021.

Emerging Growth Company Status

We are an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (1) are no longer an emerging growth company, or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year following the fifth anniversary of the closing of the Chardan IPO, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Common Stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year, or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

BUSINESS

Overview

We are a preclinical-stage gene therapy company focused on developing a pipeline of innovative and proprietary gene therapies for diseases with high unmet medical need associated with mutations in the Bcl2-associated athanogene 3, or BAG3, gene. Our initial focus is on the treatment of BAG3-associated dilated cardiomyopathy, or BAG3 DCM, a heritable rare disease that leads to early onset, rapidly progressing heart failure and significant mortality and morbidity. Our lead product candidate, REN-001, is a recombinant AAV9-based gene therapy designed to deliver a fully functional BAG3 gene to augment BAG3 protein levels in cardiomyocytes and slow or halt progression of BAG3 DCM. We are leveraging the expertise of our founder, Dr. Arthur M. Feldman, M.D., Ph.D., the Laura H. Carnell Professor of Medicine at the Lewis Katz School of Medicine at Temple University, a cardiovascular scientist and pre-eminent expert on BAG3 biology, to advance the development of REN-001 and our other product candidates.

We believe that development of a BAG3 gene replacement therapy for DCM patients who carry BAG3 mutations has the potential to prevent progression of DCM in this otherwise healthy patient population. Gene therapy has recently re-emerged as a potentially novel therapy for patients suffering from monogenic diseases. Recently approved therapies have utilized adeno-associated virus, or AAV, as a vehicle to deliver genes to patients suffering from these diseases. For example, in 2017, the U.S. Food and Drug Administration, or the FDA, approved Luxturna, an AAV2-based gene therapy developed by Spark Therapeutics, Inc., a subsidiary of Roche Holdings AG, for the treatment of patients with retinal dystrophy due to mutation of the RPE65 gene and in 2019, Zolgensma, an AAV9-based gene therapy developed by AveXis, Inc., a subsidiary of Novartis Pharmaceuticals Corporation, was approved for the treatment of patients with spinal muscular atrophy, or SMA, due to mutations in the SMN1 gene. There are many additional ongoing clinical development programs utilizing AAV-based gene therapies to address monogenic diseases.

We believe we are the first company to apply AAV technology to patients with DCM due to mutations in the BAG3 gene. REN-001 utilizes an AAV9 vector intended to deliver a healthy version of the BAG3 gene to produce functional BAG3 protein in patients with genetic mutations that cause insufficient levels of functional BAG3 protein. This approach has shown promise in multiple preclinical models, demonstrating production of functional BAG3 protein and improvement in cardiac function.

We anticipate filing an Investigational New Drug, or IND, submission in connection with our lead product candidate, REN-001, in mid-2022.

Our Strategy

We intend to build upon our expertise in BAG3-mediated disease to develop a pipeline of BAG3-based therapies for diseases in areas of high unmet medical need associated with mutations in the BAG3 gene. Key elements of our strategy include:

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Advancing our lead product candidate, REN-001, through IND-enabling activities, clinical trials and regulatory approval. We intend to advance the clinical development of our lead product candidate, REN-001, and, if approved by the FDA, commercialize REN-001 for the rare disease indication BAG3-associated DCM. We anticipate submission of an IND for REN-001 in mid-2022 and the subsequent commencement of clinical trials. We plan to apply for regulatory designations such as Orphan Drug Designation and Fast Track Designation to facilitate the development of REN-001 to help bring REN-001 to patients in an expedited manner.

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Leveraging our deep understanding of BAG3 biology. Our vision is to develop gene therapies for BAG3-associated diseases with high unmet medical need. Our initial focus is on the treatment of BAG3 DCM, a heritable rare disease that leads to early onset, rapidly progressing heart failure and significant mortality and morbidity. Our lead product candidate, REN-001, is a recombinant AAV9-based gene therapy designed to deliver a fully functional BAG3 gene to augment BAG3 protein levels in cardiomyocytes and slow or halt progression of BAG3 DCM. We also intend to leverage our expertise in BAG3 biology to investigate the utility of BAG3 gene therapy for additional pipeline product opportunities across other potential cardiovascular and CNS indications. Our founder, Dr. Arthur M. Feldman, M.D., Ph.D., the Laura H. Carnell Professor of Medicine at the Lewis Katz School of Medicine at Temple, is a highly regarded cardiovascular scientist and pre-eminent expert on the role of BAG3 in human disease. We intend to leverage Dr. Feldman’s expertise to advance our lead product candidate, REN-001, as well as to develop a research pipeline of additional product candidates. We believe that through our licensed intellectual property, specifically patents for BAG3 gene therapy through multiple routes of administration and in multiple indications, it has developed substantial barriers to entry.

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Overcoming challenges of existing gene therapy approaches. We intend to utilize leading AAV technology to overcome challenges present in current gene therapy approaches. Previously conducted third-party clinical trials utilizing gene therapy techniques to treat heart disease have failed to show long term beneficial effects in patients with heart failure. We believe these failures are due to a number of possibilities, including the use of a vector that is not cardiac tropic, or ineffective delivery of the vector to the target tissue. Our therapeutic approach is designed to address these shortcomings, including through use of the AAV9, an AAV serotype with a unique ability to transduce cardiovascular cells. AAV9 has been widely characterized across numerous preclinical and clinical studies and has a well-characterized biodistribution, safety, tolerability and efficacy profile. In addition, our lead product candidate, REN-001, utilizes a local intracoronary vector delivery approach with the intended goal of improved cardiac uptake and methods to maximize dwell time in the cardiac circulation.

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Utilizing what we believe is a superior local delivery approach with the potential to reduce total vector burden and manufacturing costs. We plan on utilizing intracoronary retrograde infusion, or ICr, to deliver our lead product candidate, REN-001 for BAG3-associated DCM. This method of local delivery has been shown to be effective at transducing cardiac tissue in preclinical pig models. Specifically, ICr showed improved transduction in the heart relative to other intracoronary delivery methods. ICr delivery is expected to allow for a lower total dose per patient relative to intravenous, or IV, delivery. Advantages of a lower total dose per patient include the potential for decreased risk of adverse events related to total vector exposure and the potential for reduced manufacturing cost.

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Leverage and grow our leadership team. We are leveraging the experience of our leadership team, including our Chief Executive Officer Magdalene Cook, M.D., and our leading scientific advisory board of relevant subject matter experts in cardiovascular disease and gene therapy, to develop our preclinical pipeline and advance our lead product candidate, REN-001 through development. As development of REN-001 and other product candidates progress, we intend to expand our senior management team and clinical, manufacturing, and research and development expertise to support our growth.

Our Pipeline

In addition to our lead product candidate, REN-001, we are currently developing a pipeline of innovative and proprietary BAG3-based gene therapies for diseases with high unmet medical need associated with mutations in the BAG3 gene. Our current pipeline is represented in the diagram below.

Definitions: ICr = intracoronary retrograde infusion; IV = intravenous

*

The diagram above is representative of the current stage of our development and does not reflect our expectations of the clinical trials needed or an agreed upon pathway with the FDA for commercialization of our product candidates. We acknowledge that the required clinical studies and pathway to commercialization must be agreed upon with the FDA.

REN-001: Our lead product candidate

Our lead product candidate, REN-001, is an AAV9 vector-based gene therapy designed to treat BAG-3 associated DCM through delivery of a human BAG3 gene to express a fully functional human BAG3 protein in transduced cells. We are currently exploring the delivery of REN-001 through ICr, and anticipate filing an IND for REN-001 in mid-2022.

Additional product candidates

Our preclinical strategy includes plans to advance earlier stage research programs where we believe our BAG3 gene therapy technology has the potential to provide meaningful clinical benefit for diseases in areas of high unmet medical need. These research and discovery programs include BAG3-mediated diseases associated with the cardiovascular system and the central nervous system.

Our History and Team

We were founded in 2013 by Dr. Arthur M. Feldman, M.D., Ph.D. based on extensive research on DCM.

Since our founding in 2013, we have developed and expanded upon significant research and intellectual property covering the BAG3 gene and protein, and signed a license agreement with Temple granting it exclusive access to develop and commercialize Temple’s patent rights covering the BAG3 gene and protein technologies developed by the Feldman laboratory. Dr. Feldman was joined by Magdalene Cook, M.D. in 2018 as our Chief Executive

Officer, bringing both industry expertise and leadership experience to us. In addition, we have established a leading scientific advisory board which includes relevant subject matter experts in cardiovascular disease and gene therapy. We believe our cardiac disease and gene therapy expertise, combined with our intellectual property, has positioned us to be a leader in the field of cardiac gene therapy and treatment of BAG3-associated diseases.

Background and Biology of BAG3 DCM

Overview of heart failure

Heart failure affects over 15 million people in the United States and in the European Economic Area, or the EEA. Heart failure is a clinical condition in which the output of blood from the heart is insufficient to meet the metabolic demands of the body. We believe the number of people with heart failure in the United States and EEA is expected to increase in the next decade due to an aging population and increasing prevalence of risk factors for cardiovascular disease, including obesity and diabetes.

Heart failure is characterized by symptoms that include shortness of breath, edema, and overwhelming fatigue. During heart failure progression, the heart steadily loses its ability to respond to increased metabolic demand, such as during intense physical activity. Patients suffer from increased shortness of breath in a progressive manner, and mild exercise soon exceeds the capacity of the heart to react to the increase in metabolic demand. Towards the end-stage of the disease, the heart cannot pump enough blood to meet what the body needs even at rest. At this stage, fluids accumulate in the extremities or in the lungs, making the patient bedridden and unable to perform routine daily activities. In addition to constant shortness of breath, even minor deviation from a physical activity and diet restricted lifestyle can cause acute exacerbations, during which patients experience a drowning sensation and must be urgently hospitalized in intensive care or cardiac care units. These heart failure hospitalizations are expensive for the patient and the health care system. There are approximately one million primary heart failure-related hospitalizations annually in the United States. The long-term prognosis associated with heart failure is poor, with an approximately 50% mortality rate at five years following initial diagnosis.

Four cardiac diseases, called cardiomyopathies, result in the signs and symptoms of heart failure: DCM, hypertrophic cardiomyopathy, constrictive cardiomyopathy, and restrictive cardiomyopathy. Over half of the heart failure patients in the United States suffer from diminished cardiac function that is accompanied by enlargement of the major chambers of the heart, referred to as DCM. DCM was historically attributed to either ischemic disease (a prior myocardial infarction or chronic coronary artery disease) in 60-70% of patients or, alternatively, to idiopathic dilated cardiomyopathy in the remaining 30-40%.

Over the past decade, scientific studies have shown that approximately 50-60% of patients with idiopathic DCM have a genetic cause for their disease as evidenced by the finding of a mutation that segregated with affected family members or a history of a first degree relative with idiopathic DCM. Mutations in 42 different cardiac genes have been associated with the development of idiopathic DCM. Approximately 25% of patients with idiopathic DCM have a mutation in Titin, 7% have mutations in Lamin A/C, and between 4.3% and 7.5% have mutations in BAG3, as shown in Figure 1 below.

Figure 1

BAG3-associated dilated cardiomyopathy (BAG3 DCM)

Mutations in the BAG3 gene are one of the most common causes of genetic DCM. Over 85% of individuals with disease-causing genetic variants in the BAG3 gene develop DCM. These patients are typically younger and progress to end-stage heart failure and death sooner than patients with heart failure due to ischemic heart disease. As noted in the Figure 1 above, the prevalence of disease-causing mutations in the BAG3 gene in the United States and the EEA is estimated to be approximately 70,000 individuals, representing an orphan disease population. Currently DCM patients with a BAG3 mutation are treated with the standard of care for heart failure. Despite improvements in pharmacotherapy and clinical care, the five-year survival rate of a patient with DCM is only 50%.

A recent third-party study of a European cohort of BAG3-associated DCM patients indicate that these patients tend to be relatively young, with an average age of symptom onset of 38 years, and 80% of patients experiencing symptoms by age 40. Further, these patients were shown to face a more rapid worsening of the disease, with morbidity resulting from heart failure related primarily to DCM.

We believe the development of a gene therapy treatment for patients with BAG3-associated DCM could result in quality of life improvements, prevention of the progression of disease, prolonged survival, and lower costs of care.

BAG3 biology: A multifunctional protein involved in several critical processes

The biological importance of BAG3 is evidenced by the fact that it is highly conserved in nature with homologues found in plants, yeast, invertebrates, and vertebrates. First cloned and sequenced in 1999, BAG3 is present in all mammalian tissues but is expressed most prominently in the heart and the skeletal muscle.

BAG3 is a member of a family of proteins that share a common BAG region at the carboxy-terminal end of the protein. BAG3 is a 575 amino acid protein that is expressed predominantly in the heart, as well as in the skeletal muscle and the brain. A schematic of the BAG3 protein, its known binding domains, and their demonstrated functions is shown in the figure below. We aim to treat patients for which the BAG region in part or in whole is deleted or non-functional.

BAG3 has multiple functions in the cell due to the presence of multiple protein binding sites. While its roles have not been fully elucidated to date, published articles have explored some of the roles of BAG3 in the heart. It enhances excitation-contraction coupling by linking the beta-adrenergic receptor with the L-type calcium channel, facilitates autophagy by serving as a co-chaperone with the large and small heat shock proteins, self- regulates, inhibits apoptosis by binding Bcl2, and interacts with connexin-43 to tighten cell-cell junctions thereby potentially having anti-arrythmia properties.

Because BAG3 plays a role in multiple critical myocardial cell functions, we believe small molecule or biologic therapies functioning downstream of BAG3 are unlikely to fully account for the diminished BAG3 activity in patients with BAG3 mutations. Gene replacement therapy potentially offers the unique benefit of directly replacing the missing protein to restore proper cellular function.

While our initial focus is on heritable BAG3 mutations, studies suggest that BAG3 protein levels are diminished by approximately 50% in patients with non-genetic forms of idiopathic DCM, suggesting that a BAG3 gene therapy product could potentially serve the larger heart failure population.

BAG3 DCM: A rare disease with high unmet medical need

Current standard of care

Currently, individuals suffering from DCM due to a BAG3 mutation are treated with the standard of care for heart failure patients. This includes angiotensin converting enzyme inhibitors, angiotensin receptor blockers, beta-adrenergic receptor antagonists, or beta-blockers, aldosterone antagonists and/or diuretics along with lifestyle changes such as smoking cessation, dietary restrictions, and modest exercise. Patients who meet specific parameters may also undergo placement of an implantable cardioverter defibrillator, or ICD, a cardiac resynchronization device or a combination of the two.

The definitive therapy for both familial and non-familial DCM is a heart transplant. However, donor supply has limited the number of transplants in the United States to approximately 2,600 per year. While pharmacologic therapy can slow the progression of disease, patients may eventually require a left ventricular assist device, or LVAD, as either a bridge to transplantation or as destination therapy. The present generation of LVADs provides only short-term relief because the devices may suffer from catastrophic failure, and their externalized lines are a nidus for life-threatening infections. The estimated cost of care for DCM patients is also significant at over $30 billion annually in the United States as of 2008. The estimated lifetime cost of therapy in a patient with DCM is over $100,000, excluding the cost of devices such as a resynchronization device with an ICD (approximately $100,000 to $600,000), an LVAD (approximately $150,000), or a transplant (approximately $400,000 to $1.4 million). Despite these interventions, the mortality rate for patients with DCM remains high and is generally estimated at 50% at 5 years after disease onset.

Challenges of prior gene therapy approaches

Previously conducted third-party clinical trials utilizing gene therapy techniques have failed to show long term beneficial effects in patients with heart failure. We believe these failures are due to a number of possibilities, including the use of a vector that is not cardiac tropic; the loss of DNA due to cell-mediated immunity directed against the AAV capsid; ineffective delivery of the vector to the target tissue; the selection of the wrong target gene; or the misinterpretation of preclinical studies or the failure of preclinical study findings to align with clinical study findings.

The design of our preclinical and clinical studies takes a different approach. First, our studies will utilize the AAV9 vector which has a high degree of tropism for the heart. The cytomegalovirus, or CMV, promoter drives expression in cardiac tissue outside of cardiac signaling pathways that may be up or down regulated in various disease states. Preliminary studies in mice with this vector-promoter combination have shown the highest level of cardiac expression, while exhibiting minimal expression in the kidney, lung or the liver. Finally, the vector will be delivered through local ICr with well-proven adjuncts to improve cardiac uptake and methods to maximize dwell time in the cardiac circulation.

Our Lead Product Candidate: REN-001

Overview

Our lead product candidate, REN-001, is an AAV9 vector-based gene therapy designed to treat BAG3-associated DCM through delivery of a human BAG3 gene to express a fully functional human BAG3 protein in transduced cells. After transducing the cardiomyocyte, the vector translocates into the nucleus, where the capsid proteins dissociate, allowing the cell’s native expression machinery to initiate transcription of the BAG3 gene. Unlike wild-type AAVs, REN-001 lacks an S1 domain, which significantly limits the potential for the vector genome to integrate into the host chromosome. Instead, the gene has the potential to remain in the nucleus as episomal DNA.

Third-party studies have demonstrated that recombinant AAV-delivered episomal DNA persists in the nucleus of transfected non-proliferating cells for up to several years. This suggests that a single dose of REN-001 could provide prolonged BAG3 gene replacement in haploinsufficient cells transduced by the vector. Following transcription and translation of the BAG3 gene, the function of the BAG3 protein is expected to be restored, and disease progression has the potential to be halted or significantly slowed.

We believe that REN-001 is well-positioned for successful preclinical and clinical development because:

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We are targeting a monogenic disease with a known genetic cause. BAG3 mutations are a well-documented driver of DCM and increasing BAG3 levels has been shown to improve cardiac function in multiple preclinical models of heart failure.

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We believe our therapeutic payload is non-immunogenic and is intended for single-dose treatment. Patients with BAG3-associated DCM continue to produce native BAG3 protein, but their level of production is too low, resulting in the disease phenotype. We intend to deliver the human BAG3 gene to produce more of the same protein that these patients are naturally producing themselves. Because the protein is not foreign, we believe the increase in protein production resulting from delivery of the BAG3 gene will not elicit an immune response to the transgene.

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We are utilizing a proven AAV9 capsid. AAV9 has been studied extensively in human clinical trials and is the capsid used in Zolgensma, the only systemically delivered FDA-approved gene therapy product to date. The AAV9 capsid has been shown to transduce cells efficiently, leading to robust expression of the encapsulated gene product. AAV9 has also demonstrated cardiac tropism across multiple species. Recently published results from a third-party phase 1 clinical trial indicates successful transduction of cardiomyocytes with IV dosing of an AAV9-based gene therapy.

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We are utilizing intracoronary retrograde infusion, which is intended to reduce total vector burden per patient and potentially lead to a reduction in manufacturing costs. We plan on utilizing ICr to deliver our lead product candidate, REN-001 for BAG3-associated DCM. This method of local delivery has been shown to be effective at transducing cardiac tissue in preclinical pig models. Specifically, ICr has showed improved transduction in the heart relative to other intracoronary delivery methods. ICr delivery is expected to allow for a lower total dose per patient relative to IV delivery. Advantages of a lower total dose per patient include the potential for decreased risk of adverse events related to total vector exposure and the potential for reduced manufacturing cost.

We believe the features of REN-001 described above provide significant advantages over existing treatment options for BAG3-associated DCM.

The AAV9-BAG3 gene vector

The AAV9-BAG3 gene vector utilized in REN-001 is comprised of the four exons of the human BAG3 gene, two AAV2 inverted terminal repeat, or ITR, segments, a CMV promoter, and the three AAV9 cap proteins VP1, VP2, and VP3 (Figure 2).

Figure 2:

The entire AAV9-BAG3 vector genome is approximately 6,048 bases in length. Each ITR — derived from the AAV2 genome — is 143 bases, and the CMV and BAG3 genes are 584 and 1,728 bases in length, respectively. The capsid is comprised of VP1, VP2, and VP3 cap proteins from the AAV9 genome.

The AAV9-BAG3 gene vector utilized in REN-001 is designed to be administered to patients through ICr infusion. AAV9-BAG3 is not cleared after a first pass via the mononuclear phagocyte system but rather circulates for up to multiple days, albeit at a much lower concentration relative to the concentration in the coronary circulation at the time of dosing. After transducing the cardiomyocyte, AAV9-BAG3 will translocate into the nucleus, where the capsid proteins will dissociate, allowing the cell’s native expression machinery to initiate transcription of the BAG3 gene.

Following transcription and translation of the BAG3 gene, we believe the function of the BAG3 protein will be restored, (including the maintenance of the sarcomeres, normalization of protein quality control, inhibition of programmed cell death, and improved responsiveness to adrenergic signals) and disease progression is expected to be halted or significantly slowed.

AAV9 serotype selection

Third-party preclinical studies have demonstrated that the recombinant AAV9 capsid viral vector exhibited tropism for the heart beyond that shown by AAV1 and AAV8. As illustrated in the below expression biodistribution analysis, AAV9 demonstrated significantly greater expression in the heart than AAV8 (Figure 3).

Figure 3:

(Left) Biodistribution across muscle tissues in comparison to myocardium. Heart (Ht), diaphragm (Di), quadriceps (Qu), soleus (So), extensor digitorum longus (ED) and tibialis anterior (TA). (Right) Expression biodistribution in non-skeletal muscle. Brain, lung, small intestine (Sm Intest), kidney (Kid) and spleen (Spl).

In a separate study assessing the expression of green fluorescent protein, or GFP, across various AAV vectors, AAV9 produced approximately 1,000-fold greater expression level when compared to AAV1 in the heart, when delivered systemically. In both these studies, the amount of protein expressed in off-target tissues was very small in comparison with the level of expression in the heart. Various other studies have confirmed the cardiac specificity of AAV9 across a range of species, including mice, canines, and non-human primates.

Safety considerations of AAV9-BAG3 administration

Prior gene therapy programs in and outside the cardiac space have raised safety concerns. Some BAG3-haploinsufficient patients will have already developed serum immunoglobulin G, or IgG, and neutralizing factors to the VP1, VP2, and/or VP3 cap proteins of the AAV9 serotype and will not be eligible for an AAV-related gene therapy.

It is of critical importance that safety be the primary concern of any study of gene therapy. Because pre-existing antibodies remain a significant problem in the use of gene therapy, we will screen and exclude BAG3-haploinsufficient patients from our clinical development studies and post-approval use in whom the titer of IgG antibodies exceeds an acceptable level. Furthermore, during the course of our preclinical studies, we will work with national experts to design standard protocols for treating patients who develop signs of inflammation after dosing.

Gene therapy also carries a risk of transduction into off-target tissues. One of the key benefits of adeno- associated viral vectors is their tropism for specific tissues. AAV9 was selected for REN-001 because of its tropism for cardiac tissue. Studies in mice and a pilot study in pigs demonstrate that our AAV9-BAG3 results in robust expression in the heart with little expression in the kidney, lung or liver.

A safety concern with all AAV-based gene therapy is that AAV administration could lead to the integration of the gene into the target cell’s genome. AAV vectors lacking an S1 domain transduce their genes into episomal DNA, rather than integrating into the chromosome. Because episomal DNA is not replicated during mitosis, the daughter cells will not contain the transduced genetic sequences. This is important in the context of BAG3 gene therapy. BAG3 is not oncogenic, as there is no evidence to date that shows it can cause a non-malignant cell to transform into a malignant cell. However, BAG3 has been shown to enhance migration, adhesion and insensitivity to chemotherapy when over-expressed in cancer cells. Therefore, there is a theoretical risk that a tumor will have increased metastasis if it over-expresses BAG3. We believe REN-001 mitigates this possibility by utilizing an AAV vector that lacks the S1 domain.

Across all gene therapy programs, regardless of the specificity of the vector and the promoter selected, there is at least a 0.01%-1% risk of integration as a percentage of vectors that successfully transduce and translocate into the nucleus. Due to random integration, it is unlikely that the gene will transcribe. If, however, the placement of the BAG3 gene is next to a universal enhancer, there is a chance of expression. It is also a possibility that the BAG3 gene could disrupt an otherwise healthy gene, potentially resulting in a loss-of-function mutation or other phenotypic abnormalities. Because this integration is restricted to each individual transfected cell, there is no test to identify that the event has occurred, and all patients who undergo gene therapy will require careful long-term follow-up.

Preclinical research and development

We are currently conducting preclinical studies exploring the ability of a BAG3 gene therapy to improve the clinical care of patients suffering from DCM caused by BAG3 haploinsufficiency. In conducting preclinical research in this field to generate data validating this novel therapeutic approach, we have completed proof-of-principle animal studies in conventional heart failure disease models, including studies involving mice subjected to trans-aortic constriction, mice suffering from left ventricular dysfunction following a myocardial infarction, or MI, mice with left ventricular dysfunction post-ischemia and reperfusion, and large animal studies in pigs suffering from left ventricular dysfunction following an MI.

Figure 4:	BAG3 protein levels in cardiac tissue from failing hearts is decreased to 50% of normal levels.

BAG3 protein levels in all heart failure models we studied, as well as other research groups, show that in failing hearts there is a decrease in BAG3 protein by approximately 50% (Figure 4). Administration of REN-001 to post-MI mice led to an increase in BAG3 cardiac protein levels bringing them up to ~70% of levels seen in non-failing hearts. This increase in BAG3 protein levels resulted in a significant functional increase as measured by ejection fraction.

Additionally, we have studied the efficacy of AAV9-BAG3 treatment in a BAG3-haploinsufficient mouse model of DCM, as well as a pilot study in a pig MI model. To further characterize BAG3 biology, we have conducted numerous studies evaluating the mechanism of action of the BAG3 protein in the cardiomyocyte.

Completed preclinical studies of REN-001

REN-001 has been studied in multiple animal models of heart failure. These studies have demonstrated the ability of REN-001 to induce increased expression of BAG3 protein and to improve cardiac function.

BAG3 haploinsufficient mouse model

To test the impact of AAV9-BAG3 on left ventricle, or LV, function, mice with haploinsufficiency of BAG3 were injected with either AAV9-BAG3 or with AAV9-GFP (control). The mice were then observed for six weeks, after which biomarkers and proteins that may impact the pathophysiology of BAG3 depletion were measured. AAV9-BAG3 was able to restore normal LV function in BAG3 haploinsufficient mice, as illustrated below (Figure 5).

Figure 5:

Ejection fraction, or EF, measurements of wild-type BAG3 and GFP transduction into haploinsufficient and control mice (* p=0.04, 0.01, and 0.003 respectively at 2, 4 and 6 weeks for +/-GFP vs. +/-WtBAG3).

In addition, the haploinsufficiency mouse model study also evaluated the pathogenicity of the p63/380 genetic variant in BAG3 by injecting AAV9-p63/380BAG3 into haploinsufficient and control mice, which were then observed for six weeks. The addition of the p63/380 BAG3 variant caused a marked decrease in LV function when compared with BAG3+/- mice that received AAV9- GFP, as illustrated below (Figure 6). This decrease is likely due to the tight feedback loop that reduces expression of endogenous BAG3, irrespective of haploinsufficiency status, in the presence of exogenous BAG3 delivery. As BAG3 is delivered to the mouse, only the endogenous BAG3 is down-regulated, resulting in significant relative overexpression of pathogenic BAG3 which drives left ventricular functional decline.

Figure 6:

EF as measured by echocardiography in wild-type and BAG3-haploinsufficient mice injected with AAV9-GFP or AAV9-63/380BAG3 (* p=0.0006 between healthy control mice injected with AAV9-GFP and BAG3-haploinsufficient mice injected with AAV9-GFP, # p=0.0001 between healthy control mice injected with AAV9-GFP and BAG3-haploinsufficient mice injected with AAV9-63/380BAG3).

Post-myocardial infarction (MI) mouse model

To test the effects of retro-orbital injection of AAV9-BAG3, eight-week old male c57BL/6 mice were randomly assigned to undergo either an induction of an MI by left coronary artery ligation that led to a significant reduction in LV function or a sham procedure. Mice in each group were randomized to receive either gene therapy with BAG3 or with GFP (MI-AAV9-BAG3, n=13, MI-AAV9-GFP, n=12, Sham-AAV9-BAG3, n=12, Sham- AAV9-GFP, n=14) 1 week after surgery. Left ventricular function across study groups was assessed using echocardiography. As illustrated below, AAV9-BAG3 significantly improved LV performance when compared with the AAV9-GFP control. Furthermore, AAV9-BAG3 had no effect on LV performance in mice in the sham arm, demonstrating that BAG3 levels are precisely regulated under normal conditions (Figure 7).

Figure 7:

(Left) Left ventricle ejection fraction, or LVEF, effects of a retro-orbital injection occurring at week 8 post-MI of AAV9-BAG3 to 6-8-week-old mice. (A) infarction, (B) week one echocardiography, (C) week eight AAV9 injection, (D) week 11 sacrifice. (Right) LVEF measurements for individual mice at the time of sacrifice (* p <0.0001, † p < 0.0001).

Trans-aortic constriction (TAC) mouse model

To test the effects of AAV9-BAG3 on LV function in mice with TAC, a ligature was tied over the ascending aorta of mice, with surgical consistency being assessed by constricting the aorta over a needle and then evaluating the subsequent obstruction to forward flow setting limits for the variation in trans-constriction pressures. Trans-aortic pressures were measured in all animals to ensure that there was little variation from animal to animal. The experimental paradigm included wild-type mice receiving AAV9-BAG3 or AAV9-GFP, and post-TAC mice receiving AAV9-BAG3 or AAV9-GFP. Dosing occurred at week 9 with a dose of 1x1012 vectors. Functional parameters were measured bi-weekly via echocardiography. As illustrated below, this TAC procedure resulted in lower relative levels of BAG3 expression compared to controls, and treatment with AAV9-BAG3 at 9 weeks following TAC resulted in significant improvements in functional measures of the LV (Figure 8).

Figure 8:

(Left) BAG3 protein levels, normalized to Glyceraldehyde 3-phosphate dehydrogenase 7 weeks after a sham procedure or TAC (prior to AAV9 dosing). (Right) Fractional shortening percentage measurements over the course of sham or TAC surgical procedure and AAV9-BAG3 or AAV9-GFP administration. Note: y-axis does not extend to 0% (p=0.001).

Post-myocardial infarction (MI) pig model

We evaluated the MI pig model in a pilot study to evaluate the reproducibility of the infarcted phenotype in this model, the method of retrograde delivery of REN-001, and the transduction efficiency and efficacy of REN-001 in a large animal model. In order to be included in the study, pigs were required to be free of AAV neutralizing antibodies throughout the study and demonstrate a reduced LVEF post-infarction. Six infarcted Yucatan pigs were treated with a single dose of REN-001, and four were treated with vehicle, through retrograde infusion at two weeks post-MI. The pigs were then followed for an additional six weeks before being sacrificed and assessed for BAG3 protein levels in cardiac tissue. Cardiac function was also assessed pre-MI, and at two and six weeks post-MI.

At the time of injection (two weeks post-MI), four of the six animals in the treatment group and four of the four animals in the vehicle control group had developed neutralizing antibodies. Additionally, of the two animals in the treatment group that did not develop neutralizing antibodies, one did not have a sufficient decline in LVEF post-MI to meet the study inclusion criteria. Thus, only one of the six animals in the treatment group met the study inclusion criteria. For this animal, REN-001 treatment resulted in diffuse BAG3 transgene expression in the cardiac tissue and improvement in LVEF. In the vehicle control group, one pig did not have a sufficient decline in EF to meet the study inclusion criteria, two pigs had an LVEF that continued to decline and one pig had improved LVEF at the conclusion of the study. Due to the challenges with neutralizing antibodies and the variability of the infarct procedure in these animals, we concluded that the MI pig model is not a reliable, reproducible animal model for further assessment of transduction efficiency and efficacy studies. The MI pig model is no longer being used for REN-001 efficacy studies. All further large animal studies are being conducted in normal Yucatan pigs to optimize intracoronary dosing and assess biodistribution. These conclusions do not impact the ongoing preclinical development plan for REN-001 which includes expression and efficacy studies in the BAG3 haploinsufficient mouse model coupled with a GLP toxicology and biodistribution study in normal Yucatan pigs as presented to the FDA in the Pre-IND briefing package.

AAV9-GFP delivery and transduction efficiency in normal Yucatan pigs

To compare antegrade vs. retrograde delivery of AAV9-GFP and to assess AAV transduction efficacy in cardiac tissue, eight non-infarcted Yucatan pigs were given an infusion of a single low dose AAV9-GFP (1 x 1013 vg, n=4), high dose AAV9-GFP (5 x 1013 vg, n=2) or vehicle (n=2). Within each treatment group, half of the pigs received antegrade infusion of AAV9-GFP while the other half received retrograde infusion of AAV9-GFP. All of the pigs were assessed for AAV transduction in cardiac tissue via GFP reporter gene four weeks post-infusion.

Retrograde delivery of AAV9-GFP was more effective in transducing cardiac tissue than antegrade delivery. The 5 x 1013 vg dose of AAV9-GFP through retrograde infusion resulted in clear expression of AAV9-GFP in cardiac tissue four weeks post treatment. Antegrade delivery of AAV9-GFP at the 5 x 1013 vg dose did not yield a similar level of expression. No expression was observed in animals treated with 1 x 1013 vg dose of AAV9-GFP through either delivery method four weeks post treatment.

Ongoing preclinical studies of REN-001

We have several IND-enabling preclinical studies of REN-001 currently planned or in progress to further evaluate AAV9 transduction efficiency, safety, and efficacy in mouse and pig models. These studies include a dose-ranging efficacy study in BAG3 haploinsufficient mice, a survival and durability of effect study in BAG3 haploinsufficient mice, a study in normal Yucatan pigs to evaluate transduction efficiency and preliminary safety and a GLP Toxicology and Biodistribution study in normal Yucatan pigs. All results are expected to be available to support a mid-2022 IND filing.

The first BAG3 haploinsufficient mouse dose-ranging study has been discontinued due to significant technical issues with imaging and dosing we identified in the way the study was conducted by a contract research organization. Given these technical deficiencies at the current site, a second study is being planned at an alternative location, and data are expected to be available in the first half of 2022.

The BAG3 haploinsufficient mouse survival and durability study continues to progress at the Feldman laboratory under our Sponsored Research Agreement dated August 12, 2019 with Temple and results are expected in the first half of 2022.

The study in normal Yucatan pigs to evaluate transduction efficiency and preliminary safety of multiple doses of REN-001 administered via intracoronary retrograde infusion is ongoing and will inform the dosing for the planned GLP Toxicology and Biodistribution study.

We expect the results of the GLP Toxicology and Biodistribution study in normal Yucatan pigs to be available in the first half of 2022.

Clinical Development Plan for REN-001

We completed a Type B Pre-IND meeting with the FDA on June 16, 2020 to obtain FDA feedback on REN-001. We anticipate filing an IND for REN-001 in mid-2022, and plan to initiate a phase I/II clinical trial of REN-001 in patients with BAG3-associated DCM following IND submission. We expect the phase I/II clinical trial will enroll an initial cohort of six patients who will be evaluated by an independent data and safety monitoring board. We anticipate a second cohort of four to six patients will subsequently be enrolled, with potential for adjustments to dosing dependent on the response in the initial cohort. This will be an open label study with the goal of evaluating the safety and efficacy of REN-001. Safety and tolerability will be evaluated based on assessment of frequency and severity measures of adverse events and series of adverse events. Efficacy will be evaluated based on improvement in EF, with additional secondary endpoints capturing anatomical, biomarker, functional, and quality of life changes.

We will consult with the FDA following completion of the phase I/II clinical trial to determine the need for and optimal design of future clinical trials.

Additional product candidates

Our preclinical strategy includes plans to advance earlier stage research and discovery programs where we believe our BAG3 gene therapy technology has the potential to provide meaningful clinical benefit for diseases in areas of high unmet medical need. These research and discovery programs include diseases associated with the cardiovascular system and the central nervous system. We are also exploring the safety and efficacy of different methods of therapeutic delivery for our product candidates, including IV delivery, the results of which may inform our selection of future product candidates and target indications.

Intellectual Property

We strive to protect our product candidates and BAG3 technology through a variety of methods, including seeking and maintaining patent rights intended to cover our BAG3 technology, its compositions, the methods of use and processes for their manufacture, and any other inventions that may be commercially important to the development of our business. We may also rely on know-how, continuing technological innovation and in-licensing opportunities to develop and maintain our proprietary position. In addition, we may rely on trade secrets and know-how that may be important to the development of our business.

We are actively building our intellectual property portfolio around our product candidates and discovery programs, primarily based on our licensed intellectual property. As of April 1, 2021, we exclusively license a total of 37 pending patent applications and one granted European patent from Temple. Of the 37 pending in-licensed patent applications, there are five U.S. utility applications and 32 pending ex-U.S. patent applications. In addition, we jointly own three pending U.S. provisional applications with Temple. Collectively, these patent rights relate to various aspects of our BAG3 product candidates and technology. We expect to file additional patent applications in support of current and future product candidates.

The term of individual patents depends upon the laws of the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing of a non-provisional patent application. However, the term of United States patents may be extended for delays incurred due to compliance with the FDA requirements or by delays encountered during prosecution that are caused by the U.S. Patent and Trademark Office, or USPTO. For example, for drugs that are regulated by the FDA under the Hatch-Waxman Act, it is permitted to extend the term of a patent that covers such drug for up to five years beyond the normal expiration date of the patent. In the future, if and when our product candidates receive FDA approval, we expect to apply for patent term extensions on patents covering those product candidates. We intend to seek patent term extensions to any of our issued patents in any jurisdiction where these are available; however, there is no guarantee that the applicable authorities, including the USPTO and FDA, will agree with our assessment of whether such extensions should be granted, and even if granted, the length of such extensions. The actual protection afforded by a patent varies on a product-by-product basis, from country-to-country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. For this and more comprehensive risks related to our intellectual property, please see “Risk Factors — Risks Related to Our Intellectual Property.”

Patents and pending patent applications

Of the 37 pending patent applications, there are seven families. One application family licensed from Temple relates to the treatment of heart failure in patients with reduced BAG3 expression and reduced EF. The term of any patent that issues from these applications will expire in 2035, excluding any additional term for patent term adjustment or patent term extension, if applicable.

Three application families licensed from Temple relate to the use of BAG3 for increasing cardiac contractility in patients with heart failure due to reduced EF, the treatment of ischemia/reperfusion injury, and the treatment of subpopulations of individuals with BAG3 genetic variants that cause worsening outcomes in dilated cardiomyopathy. The term of any patent that issues from applications within these families will expire in 2036, 2037 and 2039 respectively, excluding any additional term for patent term adjustment or patent term extension, if applicable.

Three other application families either co-owned with or licensed from Temple relate to treatment of traumatic brain injury and neurodegenerative diseases, treatment of inflammation, and treatment of cardiac amyloidosis. The term of any patent that issues from applications in these families will expire in 2041, excluding any additional term for patent term adjustment or patent term extension, if applicable.

Trademark applications

We intend to file applications for trademark registrations in connection with our approved products in jurisdictions relevant to our business plans. We own two U.S. trademark applications based on use that are directed to our name and logo covering services provided in connection with gene therapy.

Trade secrets

We may rely on trade secret protection for our confidential and proprietary information. We take steps to protect our confidential and proprietary information as trade secrets, including through contractual means with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements under the commencement of employment or consulting relationships with us. These agreements provide that all confidential information concerning our business or financial affairs developed or made known to the individual during the individual’s relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual, and which are related to its current or planned business or research and development or made during normal working hours, on our premises or using our equipment or proprietary information, are our exclusive property. In many cases our confidentiality and other agreements with consultants, outside scientific collaborators, sponsored researchers and other advisors require them to assign or grant us licenses to inventions they invent as a result of the work or services they render under such agreements or grant us an option to negotiate a license to use such inventions.

License agreement with Temple

In August 2019, we entered into a license agreement with Temple, or the Temple License Agreement, under which we obtained an exclusive, royalty-bearing, sublicensable, worldwide license to certain patent rights in certain inventions, or the Temple Patent Rights, and a non-exclusive, sublicensable right to certain technical information, or the Temple Technical Information (together with the Temple Patent Rights, the Temple License Rights), related to the use of BAG3 for diagnosis, prevention or treatment of diseases in humans, including certain patents related to REN-001.

Under the Temple License Agreement, we are permitted to make, have made, use, sell, offer for sale and import certain licensed products or processes utilizing the Temple License Rights and to sublicense such rights. Temple retains the right to practice and use the Temple Patent Rights for noncommercial educational and research purposes, and also to license other nonprofit academic and research institutions to practice the Temple Patent Rights solely for noncommercial educational and research purposes.

In consideration for the rights granted to us under the Temple License Agreement, we issued an aggregate of 107,009 shares of the Company’s Common Stock to Temple. We also reimbursed Temple for the patent prosecution and maintenance costs incurred by Temple for the licensed patent rights prior to us entering into the license agreement, and we are responsible for all ongoing costs relating to the prosecution and maintenance of the licensed Temple Patent Rights going forward. We also agreed to pay Temple a minimum annual administrative fee of $20,000 per year beginning with the effective date of the License Agreement and continuing each annual anniversary thereafter.

Under the Temple License Agreement, we are also required to pay up to an aggregate of approximately $1.25 million upon the achievement of certain developmental, regulatory and commercial milestones for the first licensed product that achieves said milestones regardless of the number of licensed products that achieve them. In addition, we are required to pay Temple a low single-digit royalty on net sales of any product utilizing the Temple Patent Rights, up to 50% of which may be reduced by payments we make to third parties for freedom to operate.

In addition, we must also pay a percentage of all consideration based on a percentage of sublicense consideration we receive, which percentage ranges from the mid-teens to mid-twenties depending on the stage of development at the time of the sublicense agreement.

The Temple License Agreement requires that we use commercially reasonable efforts to bring to market at least one licensed product during the term of the Temple License Agreement, effect its commercialization as soon as practicable and keep the licensed product reasonably available to the public.

The Temple License Agreement will remain effective until (i) the expiration date of the last-to-expire patents covered under the Temple License Agreement (currently expected to occur in 2041), (ii) the termination by Temple upon (a) an uncured breach by us, with a 60-day notification period, (b) our filing of a voluntary petition in bankruptcy or related proceeding, provided such petition is not dismissed within 90 days after the filing thereof, (c) a failure by us to meet certain milestones set forth in the Temple License Agreement, or (d) non-payment of undisputed monies due to Temple, with a 30-day notification period. Additionally, we may terminate the entire agreement or with respect to an individual patent or patent application, if desired, subject to a 90-day notification period.

We further amended the SRA, as amended August 27, 2019 and August 18, 2021, to, among other things, extend the period of performance, revise the scope of work and adjust the budget. Following this amendment, we are now obligated to fund a total of up to approximately $5.3 million to Temple under the SRA in connection with certain research and development activities to be performed by Temple through June 30, 2024.

Manufacturing

Gene therapy manufacturing is a critical factor in the successful development and commercialization of novel gene medicines. We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We currently depend on third-party contract manufacturing organizations, or CMOs, for all of our requirements of raw materials, drug substance and drug product for our preclinical research of REN-001. We have not currently entered into long-term agreements with our current CMOs. We intend to continue to rely on CMOs for clinical development and commercialization of REN-001, as well as the development and commercialization of any other product candidates that it may identify. Although we rely on CMOs, we have third-party consultants with extensive manufacturing experience to oversee the relationships with our contract manufacturers.

Aldevron, LLC

We are party to a service agreement, or the Aldevron Agreement, with Aldevron, LLC, or Aldevron, dated as of October 6, 2020, pursuant to which Aldevron provides nucleic acid and protein products to us under various statements of work executed by the parties from time to time. Aldervon is our sole supplier of the products subject to the Aldevron Agreement. The Aldevron Agreement remains effective for three years and may be extended automatically each year unless terminated earlier by either 90 days’ written notice to Aldevron or a failure to cure a breach of the Aldevron Agreement by either party within 30 days’ notice of such breach.

Andelyn Biosciences

We have also entered into an agreement, or the Andelyn Agreement, with Andelyn Biosciences, or Andelyn, dated as of December 17, 2020, pursuant to which Andelyn produces various drugs, chemicals or organic specimens for our use in gene therapy research and development. Andelyn is our sole supplier of the products subject to the Andelyn Agreement. The Andelyn Agreement remains effective for four years, subject to the completion of any active statements of work under the Andelyn Agreement, and may be renewed for four-year terms by written agreement between the parties unless terminated earlier either immediately for cause as set forth in the Andelyn Agreement or upon failure to cure a breach of the Andelyn Agreement by either party within 60 days’ notice of such breach. The Andelyn Agreement may also be terminated immediately if there are no active statements of work.

Competition

Our products, if approved, will compete with novel therapies developed by biopharmaceutical companies, academic research institutions, governmental agencies and public and private research institutions, in addition to standard of care treatments. Our competitors compete with us on the level of the technologies employed, or on the level of development of product candidates. In addition, many small biotechnology companies have formed collaborations with large, established companies to obtain support for their research, development and commercialization of products or combine several treatment approaches to develop longer lasting or more efficacious treatments that may potentially directly compete with our current or future product candidates. We anticipate that we will continue to face increasing competition as new therapies and combinations thereof, technologies, and data emerge within the field of gene therapy and, furthermore, within the treatment of heart failure.

Many of our competitors, either alone or with their strategic partners, have substantially greater financial, technical, and human resources than we do and significantly greater experience in the discovery and development of product candidates, obtaining FDA and other regulatory approvals of treatments, and the commercialization of those treatments. Accordingly, our competitors may be more successful than us in obtaining approval for treatments and achieving widespread market acceptance.

In the field of heart failure drug development, our principal competitors include Amgen Inc., Bayer AG, Bristol-Myers Squibb Company, C.H. Boehringer Sohn AG & Co. KG, Novartis AG, Pfizer Inc., Servier SAS, and Takeda Pharmaceutical Company Limited. We are also aware of several companies developing gene therapies targeting heart failure, including Bristol-Myers Squibb Company (ßARKct), Asklepios Biopharmaceuticals, Inc. and its subsidiary NanoCor Therapeutics, Inc. (I1c gene), Rocket Pharmaceuticals, Inc. (LAMP2B), Renova Therapeutics, Inc. (AC6) and Precigen, Inc. and its subsidiary Triple Gen (multigenic); however, none of these competitors utilize gene therapy intended to act directly on the BAG3 pathway and are not currently expected to directly compete for patients suffering from BAG3-associated DCM. These companies may compete with us in recruiting human capital and securing licenses to complementary technologies that may be critical to the success of our business. They also compete with us for potential funding from the biotechnology and pharmaceutical industries. We are not aware of any competitive programs in development for BAG3-associated DCM. There may be other companies pursuing therapeutic candidates from which we may face current or future competition.

Our commercial potential could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for our products, which could result in our competitors establishing a strong market position before we are able to enter the market or make our development more complicated. The key competitive factors affecting the success of all of our programs are likely to be efficacy, safety, and convenience.

These competitors may also vie for a similar pool of qualified scientific and management talent, sites and patient populations for clinical trials, as well as for technologies complementary to, or necessary for, our products.

Government Regulation

In the United States, drug and biologic products are licensed by FDA for marketing under the Public Health Service Act, or the PHS Act, and regulated under the Federal Food, Drug, and Cosmetic Act, or the FDCA. Both the FDCA and the PHS Act and their corresponding regulations govern, among other things, the testing, manufacturing, safety, purity, potency, efficacy, labeling, packaging, storage, record keeping, distribution, marketing, sales, import, export, reporting, advertising and other promotional practices involving drug and biological products. FDA clearance must be obtained before clinical testing of drug and biologic products. FDA licensure also must be obtained before marketing of drug and biological products. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

U.S. Development Process

The process required by the FDA before a drug or biologic product may be marketed in the United States generally involves the following:

•	completion of nonclinical laboratory tests and animal studies according to GLPs, and applicable requirements for the humane use of laboratory animals or other applicable regulations;

•	preparation of clinical trial material in accordance with GMPs;

•	submission to the FDA of an application for an IND application, which must become effective before human clinical trials may begin;

•	approval by an institutional review board, or IRB, reviewing each clinical site before each clinical trial may be initiated;

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performance of adequate and well-controlled human clinical trials according to Good Clinical Practices, or GCPs, and any additional requirements for the protection of human research subjects and their health information, to establish the safety, purity, potency, and efficacy, of the proposed drug or biological product for its intended use;

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submission to the FDA of a New Drug Application, or NDA, or Biologics License Application, or BLA, for marketing approval that includes substantive evidence of safety, purity, potency, and efficacy from results of nonclinical testing and clinical trials;

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satisfactory completion of an FDA inspection prior to NDA or BLA approval of the manufacturing facility or facilities where the drug or biological product is produced to assess compliance with GMPs, to assure that the facilities, methods and controls are adequate to preserve the biological product’s identity, strength, quality and purity;

•	potential FDA audit of the nonclinical and clinical study sites that generated the data in support of the NDA or BLA;

•	potential FDA Advisory Committee meeting to elicit expert input on critical issues and including a vote by external committee members;

•	FDA review and approval, or licensure, of the NDA or BLA, and payment of associated user fees, when applicable; and

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compliance with any post approval requirements, including the potential requirement to implement a Risk Evaluation and Mitigation Strategies, or a REMS, and the potential requirement to conduct post approval studies.

Before testing any drug or biological product candidate in humans, the product candidate enters the preclinical testing stage. Nonclinical tests include laboratory evaluations of product chemistry, pharmacology, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the product candidate. The conduct of the nonclinical tests must comply with federal regulations and requirements including GLPs.

The clinical study sponsor must submit the results of the nonclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. Some nonclinical testing typically continues after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA requests certain changes to a protocol before the trial can begin, or the FDA places the clinical trial on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA may also impose clinical holds on a drug or biological product candidate at any time before or during clinical trials due to safety concerns or non-compliance. If the FDA imposes a clinical hold, trials may not recommence without FDA authorization and then only under terms authorized by the FDA.

Clinical trials involving some products for certain diseases, including some rare diseases may begin with testing in patients with the disease. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety, including stopping rules that assure a clinical trial will be stopped if certain adverse events should occur. Clinical trials must be conducted and monitored in accordance with the FDA’s regulations comprising the GCP requirements, including the requirement that all research subjects or their legal representatives provide informed consent. Further, each clinical trial must be reviewed and approved by an independent IRB, at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of study participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the form and content of the informed consent that must be signed by each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. Additionally, some trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a data safety monitoring board or committee.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

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Phase 1. The drug or biological product is initially introduced into healthy human subjects and tested for safety. In the case of some products for rare diseases, the initial human testing is often conducted in patients.

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Phase 2. The drug or biological product is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule.

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Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy, potency and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling. In drugs and biologics for rare diseases where patient populations are small and there is an urgent need for treatment, Phase 3 trials might not be required if an adequate risk/benefit can be demonstrated from the Phase 2 trial.

Post-approval clinical trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow-up.

During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data, and clinical trial investigators. Annual progress reports detailing the results of the clinical trials must be submitted to the FDA. Written IND safety reports must be promptly submitted to the FDA and the investigators for serious and unexpected adverse events, any findings from other studies, tests in laboratory animals or in vitro testing that suggest a significant risk for human subjects, or any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the physical characteristics of the drug or biological product as well as finalize a process for manufacturing the product in commercial quantities in accordance with GMP requirements. To help reduce the risk of the introduction of adventitious agents with use of biological products, the PHS Act emphasizes the importance of manufacturing control for products whose attributes cannot be precisely defined. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the sponsor must develop methods for testing the identity, strength, quality, potency and purity of the final biological product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug or biological product candidate does not undergo unacceptable deterioration over its shelf life.

Information about certain clinical trials must be submitted within specific timeframes to the NIH for public dissemination on its clinicaltrials.gov website. Sponsors or distributors of investigational products for the diagnosis, monitoring, or treatment of one or more serious diseases or conditions must also have a publicly available policy on evaluating and responding to requests for expanded access requests.

U.S. Review and Approval Processes

After the completion of clinical trials of a drug or biological product, FDA approval of an NDA or BLA must be obtained before commercial marketing of the product. The NDA or BLA must include results of product development, laboratory and animal studies, human studies, information on the manufacture and composition of the product, proposed labeling and other relevant information. The testing and approval processes require substantial time and effort and there can be no assurance that the FDA will accept the NDA or BLA for filing and, even if filed, that any approval will be granted on a timely basis, if at all.

Within 60 days following submission of the application, the FDA reviews an NDA or BLA submitted to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any NDA or BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the NDA or BLA. The FDA reviews the NDA or BLA to determine, among other things, whether the proposed product is safe, potent, and effective for its intended use, has an acceptable purity profile, and is being manufactured in accordance with GMPs to assure and preserve the product’s identity, safety, strength, quality, potency and purity. The FDA may refer applications for novel products or products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the drug or biological product approval process, the FDA also will determine whether a REMS is necessary to assure the safe use of the drug or biological product. If the FDA concludes a REMS is needed, the sponsor of the NDA or BLA must submit a proposed REMS; the FDA will not approve the NDA or BLA without a REMS, if required.

Before approving an NDA or BLA, the FDA may inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with GMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA or BLA, the FDA will typically inspect one or more clinical trial sites to assure that the clinical trials were conducted in compliance with IND study requirements and GCP requirements. To assure GMP and GCP compliance, an applicant must incur significant expenditure of time, money and effort in the areas of training, record keeping, production, and quality control.

Notwithstanding the submission of relevant data and information, the FDA may ultimately decide that the NDA or BLA does not satisfy its regulatory criteria for approval and deny approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than the sponsor interprets the same data. If the agency decides not to approve the NDA or BLA in its present form, the FDA will issue a complete response letter that usually describes all of the specific deficiencies in the NDA or BLA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the NDA or BLA, addressing all of the deficiencies identified in the letter, or withdraw the application.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. The FDA may impose restrictions and conditions on product distribution, prescribing, or dispensing in the form of a risk management plan, or otherwise limit the scope of any approval. In addition, the FDA may require post marketing clinical trials, sometimes referred to as Phase 4 clinical trials, designed to further assess a drug or biological product’s safety and effectiveness, and testing and surveillance programs to monitor the safety of approved products that have been commercialized. As a condition for approval, the FDA may also require additional nonclinical testing as a Phase 4 commitment.

One of the performance goals agreed to by the FDA under the PDUFA is to review standard NDAs or BLAs in ten months from filing and priority NDAs or BLAs in six months from filing, whereupon a review decision is to be made. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs or BLAs and its review goals are subject to change from time to time. The review process and the PDUFA goal date may be extended by three months if the FDA requests or the NDA or BLA sponsor otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA goal date.

Post-Approval Requirements

Maintaining substantial compliance with applicable federal, state, and local statutes and regulations requires the expenditure of substantial time and financial resources. Rigorous and extensive FDA regulation of drug and biological products continues after approval, particularly with respect to GMP. We will rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of any products that we may commercialize. Manufacturers of our products are required to comply with applicable requirements in the GMP regulations, including quality control and quality assurance and maintenance of records and documentation.

Following approval, the manufacturing facilities are subject to biennial inspections by the FDA, and such inspections may result in an issuance of FDA Form 483 deficiency observations, untitled letter, or a warning letter, which can lead to plant shutdown and other more serious penalties and fines. Prior to the institution of any manufacturing changes, a determination needs to be made whether FDA approval is required in advance. If not done in accordance with FDA expectations, the FDA may restrict supply and may take further action. Annual product reports are required to be submitted annually. Other post-approval requirements applicable to drug and biological products include reporting of GMP deviations that may affect the identity, potency, purity and overall safety of a distributed product, record-keeping requirements, reporting of adverse events, reporting updated safety and efficacy information, and complying with electronic record and signature requirements.

We also must comply with the FDA’s advertising and promotion requirements, such as those related to direct-to-consumer advertising, the prohibition on promoting products for uses or in patient populations that are not described in the product’s approved labeling (known as “off-label use”), industry-sponsored scientific and educational activities, and promotional activities involving the internet. Discovery of previously unknown problems or the failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions.

Drug and biological product manufacturers and other entities involved in the manufacture and distribution of approved drug and biological products are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with GMPs and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality control to maintain GMP compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NDA or BLA, including withdrawal of the product from the market. In addition, changes to the manufacturing process or facility generally require prior FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant Orphan Drug Designation, or ODD, to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making a drug or biological product available in the United States for this type of disease or condition will be recovered from sales of the product. ODD must be requested before submitting a BLA. After the FDA grants ODD, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. ODD does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has ODD receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same biological product for the same indication for seven years, except in limited circumstances, such as not being able to supply the product for patients or showing clinical superiority to the product with orphan exclusivity.

Competitors, however, may receive approval of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity. Orphan product exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval of the same drug or biological product as defined by the FDA or if our product candidate is determined to be contained within the competitor’s product for the same indication or disease. If a drug or biological product designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan product exclusivity.

Expedited Review and Approval Programs

The FDA has various programs, including fast track designation, priority review, accelerated approval, and breakthrough therapy designation, that are intended to expedite or simplify the process for the development and

FDA review of drug and biological products that are intended for the treatment of serious or life-threatening diseases or conditions and demonstrate the potential to address unmet medical needs. The purpose of these programs is to provide important new drug and biological products to patients earlier than under standard FDA review procedures. To be eligible for a fast track designation, the FDA must determine, based on the request of a sponsor, that a drug or biological product is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address an unmet medical need. The FDA will determine that a product will fill an unmet medical need if it will provide a therapy where none exists or provide a therapy that may be potentially superior to existing therapy based on efficacy or safety factors. In addition to other benefits, such as the ability to have greater interactions with the FDA, the FDA may initiate review of sections of a Fast Track NDA or BLA before the application is complete, a process known as rolling review.

The FDA may give a priority review designation, such as a rare pediatric disease designation, to drug or biological products that treat a serious condition and, if approved, would provide a significant improvement in safety or effectiveness. A priority review means that the goal for the FDA to review an application is six months, rather than the standard review of ten months under current PDUFA guidelines. Most products that are eligible for fast track designation may also be considered appropriate to receive a priority review. In addition, drug and biological products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug or biological product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require a sponsor of a drug or biological product receiving accelerated approval to perform post-marketing studies to verify and describe the predicted effect on irreversible morbidity or mortality or other clinical endpoint, and the drug or biological product may be subject to accelerated withdrawal procedures.

Moreover, under the Food and Drug Administration Safety and Innovation Act enacted in 2012, a sponsor can request designation of a product candidate as a “breakthrough therapy.” A breakthrough therapy is defined as a drug or biological product that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug or biological product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Drug and biological products designated as breakthrough therapies are also eligible for accelerated approval. The FDA must take certain actions, such as holding timely meetings and providing advice, intended to expedite the development and review of an application for approval of a breakthrough therapy.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decides that the time period for FDA review or approval will not be shortened. Furthermore, fast-track designation, priority review, accelerated approval and breakthrough therapy designation, do not change the standards for approval and may not ultimately expedite the development or approval process.

Biologics Price Competition and Innovation Act

The Biologics Price Competition and Innovation Act of 2009, or the BPCIA, which was enacted as part of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, or the PPACA, created an abbreviated approval pathway for biological products that are demonstrated to be “biosimilar” or “interchangeable” with an FDA-licensed reference biological product via an approved BLA. Biosimilarity to an approved reference product requires that there be no differences in conditions of use, route of administration, dosage form, and strength, and no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency. Biosimilarity is demonstrated in steps beginning with rigorous analytical studies or “fingerprinting”, in vitro studies, in vivo animal studies, and generally at least one clinical study, absent a waiver from the Secretary of Health and Human Services. The biosimilarity exercise tests the hypothesis that the investigational product and the reference product are the same. If at any point in the stepwise biosimilarity process a significant difference is observed, then the products are not biosimilar, and the development of a stand-alone NDA or BLA is necessary. In order to meet the higher hurdle of interchangeability, a sponsor must demonstrate that the biosimilar product can be expected to produce the same clinical result as the reference product, and for a product that is administered more than once, that the risk of switching between the reference product and biosimilar product is not greater than the risk of maintaining the patient on the reference product. Complexities associated with the larger, and often more complex, structures of biological products, as well as the process by which such products are manufactured, pose significant hurdles to implementation that are still being evaluated by the FDA. Under the BPCIA, a reference biologic is granted 12 years of exclusivity from the time of first licensure of the reference product.

Regulation Outside of the United States

In addition to regulations in the United States, we are subject to a variety of regulations in other jurisdictions governing clinical studies, commercial sales, and distribution of our products. Most countries outside of the United States require that clinical trial applications be submitted to and approved by the local regulatory authority for each clinical study. In addition, whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of countries outside the U.S. before it can commence clinical studies or marketing of the product in those countries. The approval process and requirements vary from country to country, so the number and type of nonclinical, clinical, and manufacturing studies needed may differ, and the time may be longer or shorter than that required for FDA approval.

To obtain regulatory approval of an orphan drug under the EU regulatory system, we are mandated to submit a Marketing Authorization Application, or the MAA, to be assessed in the Centralized Procedure. The centralized procedure, which came into operation in 1995, allows applicants to obtain a marketing authorization that is valid throughout the EU. It is compulsory for medicinal products manufactured using biotechnological processes, for orphan medicinal products and for human products containing a new active substance which was not authorized in the Community before 20 May 2004 (date of entry into force of Regulation (EC) No 726/2004) and which are intended for the treatment of AIDS, cancer, neurodegenerative disorder or diabetes. The centralized procedure is optional for any other products containing new active substances not authorized in the Community before 20 May 2004 or for products which constitute a significant therapeutic, scientific or technical innovation or for which a Community authorization is in the interests of patients at Community level. When a company wishes to place on the market a medicinal product that is eligible for the centralized procedure, it sends an application directly to the European Medicines Agency, or the EMA, to be assessed by the Committee for Medicinal Products for Human Use, or the CHMP. The CHMP is responsible for conducting the assessment of whether a medicine meets the required quality, safety and efficacy requirements, and whether the product has a positive risk/benefit/risk profile. The procedure results in a Commission decision, which is valid in all EU Member States. Centrally-authorized products may be marketed in all Member States.

Centralized Procedure: Full copies of the MAA are sent to a rapporteur and a co-rapporteur designated by the competent EMA scientific committee. They coordinate the EMA’s scientific assessment of the medicinal product and prepare draft reports. Once the draft reports are prepared (other experts might be called upon for this purpose), they are sent to the CHMP, whose comments or objections are communicated to the applicant. The rapporteur is therefore the privileged interlocutor of the applicant and continues to play this role, even after the MA has been granted.

The rapporteur and co-rapporteur then assess the applicant’s replies, submit them for discussion to the CHMP and, taking into account the conclusions of this debate, prepare a final assessment report. Once the evaluation is completed, the CHMP gives a favorable or unfavorable opinion as to whether to grant the authorization. When the opinion is favorable, it shall include the draft summary of the product’s characteristics, the package leaflet and the texts proposed for the various packaging materials. The time limit for the evaluation procedure is 210 days. The EMA then has fifteen days to forward its opinion to the Commission. This is the start of the second phase of the procedure: the decision-making process. The Agency sends to the Commission its opinion and assessment report, together with annexes containing: the SmPC, or Annex 1; the particulars of the MAH responsible for batch release, the particulars of the manufacturer of the active substance and the conditions of the marketing authorization, or Annex 2; and the labelling and the package leaflet, or Annex 3. The annexes are translated into the 22 other official languages of the EU. During the decision-making process, the Commission services verify that the marketing authorization complies with Union law. The Commission has fifteen days to prepare a draft decision. The medicinal product is assigned a Community registration number, which will be placed on its packaging if the marketing authorization is granted. During this period, various Commission directorates-general are consulted on the draft marketing authorization decision.

The draft decision is then sent to the Standing Committee on Medicinal Products for Human Use (Member States have one representative each in both of these committees) for their opinions. The Centralized Procedure provides for the grant of a single marketing authorization that is valid for all EU member states.

Applications from persons or companies seeking “orphan medicinal product designation” for products they intend to develop for the diagnosis, prevention, or treatment of life-threatening or very serious conditions that affect not more than five in 10,000 persons in the EU are reviewed by the Committee for Orphan Medicinal Products, or COMP. In addition, orphan drug designation can be granted if the drug is intended for a life threatening, seriously debilitating, or serious and chronic condition in the EU and that without incentives it is unlikely that sales of the drug in the EU would be sufficient to justify developing the drug. Orphan drug designation is only available if there is no other satisfactory method approved in the EU of diagnosing, preventing, or treating the condition, or if such a method exists, the proposed orphan drug will be of significant benefit to patients.

Orphan drug designation provides opportunities for fee reductions, protocol assistance and access to the centralized procedure before and during the first year after marketing approval. Fee reductions are not limited to the first year after marketing approval for small and medium enterprises. In addition, if a product which has an orphan drug designation subsequently receives EMA marketing approval for the indication for which it has such designation, the product is entitled to orphan market exclusivity, which means the EMA may not approve any other application to market a similar drug for the same indication for a period of ten years. The exclusivity period may be reduced to six years if the designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity. Competitors may receive marketing approval of different drugs or biologics for the indications for which the orphan product has exclusivity. In order to do so, however, they must demonstrate that the new drugs or biologics are clinically superior over the existing orphan product. This demonstration of clinical superiority may be done at the time of initial approval or in post-approval studies, depending on the type of marketing authorization granted.

In March 2016, the EMA launched an initiative, The Priority Medicines, or PRIME, scheme, to facilitate development of product candidates in indications, often rare, for which few or no therapies currently exist. The PRIME scheme is intended to encourage drug development in areas of unmet medical need and provides accelerated assessment of products representing substantial innovation reviewed under the centralized procedure. Many benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and accelerated MAA assessment once a dossier has been submitted. Importantly, a dedicated contact and rapporteur from the CHMP is appointed early in the PRIME scheme facilitating increased understanding of the product at EMA’s committee level. An initial meeting initiates these relationships and includes a team of multidisciplinary experts at the EMA to provide guidance on the overall development and regulatory strategies.

The U.K. left the EU on January 31, 2020 following which, existing EU medicinal product legislation continued to apply in the U.K. during the transition period under the terms of the EU-UK Withdrawal Agreement. A transition period, which ended on December 31, 2020, maintained access to the EU single market and to the global trade deals negotiated by the EU on behalf of its members. The transition period provided time for the U.K. and EU to negotiate a framework for partnership for the future, which was then crystallized in the Trade and Cooperation Agreement, or the TCA, and became effective on January 1, 2021.

From January 1, 2021, the Medicines and Healthcare products Regulatory Agency, or the MHRA, will be the U.K.’s standalone medicines and medical devices regulator. As a result of the Northern Ireland protocol, different rules will apply in Northern Ireland than in England, Wales and Scotland (together Great Britain, or GB); broadly, Northern Ireland will continue to follow the EU regulatory regime, but its national competent authority will remain the MHRA. The MHRA has published a draft guidance on how various aspects of the U.K. regulatory regime for medicines will operate in GB and in Northern Ireland following the expiry of the Brexit transition period on December 31, 2020. The guidance includes clinical trials, marketing authorizations, importing, exporting and pharmacovigilance and is relevant to any business involved in the research, development or commercialization of medicines in the U.K. The new guidance will be given effect via the Human Medicines Regulations (Amendment etc.) (EU Exit) Regulations 2019, or the Exit Regulations. The U.K. regulatory regime largely mirrors that of the EU.

The MHRA has introduced changes to national licensing procedures, including procedures to prioritize access to new medicines that will benefit patients, an accelerated assessment procedure and new routes of evaluation for novel products and biotechnological products. All existing E.U. MAs for centrally authorized products will automatically be converted (grandfathered) into U.K. MAs free-of-charge on January 1, 2021.

There will be no pre-marketing authorization orphan designation. Instead, the MHRA will review applications for orphan designation in parallel to the corresponding MA application. The criteria are essentially the same, but have been tailored for the GB market, i.e. the prevalence of the condition in GB (rather than the EU) must not be more than 5 in 10,000. Should an orphan designation be granted, the period for market exclusivity will be set from the date of first approval of the product in GB or EU/European Economic Area, wherever is earliest.

Healthcare Laws and Regulations

Sales of our product candidate, if approved, or any other future product candidate will be subject to healthcare regulation and enforcement by the federal government and the states and foreign governments in which we might conduct our business. The healthcare laws and regulations that may affect our ability to operate include the following:

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The federal Anti-Kickback Statute makes it illegal for any person or entity to knowingly and willfully, directly or indirectly, solicit, receive, offer, or pay any remuneration that is in exchange for or to induce the referral of business, including the purchase, order, lease of any good, facility, item or service for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value;

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Federal false claims and false statement laws, including the federal civil False Claims Act, prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, for payment to, or approval by, federal programs, including Medicare and Medicaid, claims for items or services, including drugs, that are false or fraudulent;

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HIPAA created additional federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors or making any false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 and their implementing regulations, impose obligations on certain types of individuals and entities regarding the electronic exchange of information in common healthcare transactions, as well as standards relating to the privacy and security of individually identifiable health information;

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The federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to CMS information related to payments or other transfers of value made to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members; and

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The Foreign Corrupt Practices Act, or the FCPA, prohibits U.S. businesses and their representatives from offering to pay, paying, promising to pay or authorizing the payment of money or anything of value to a foreign official in order to influence any act or decision of the foreign official in his or her official capacity or to secure any other improper advantage in order to obtain or retain business.

Many states have similar laws and regulations, such as anti-kickback and false claims laws that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs. Additionally, we may be subject to state laws that require pharmaceutical companies to comply with the federal government’s and/or pharmaceutical industry’s voluntary compliance guidelines, state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, as well as state and foreign laws governing the privacy and security of health information, many of which differ from each other in significant ways and often are not preempted by HIPAA. Additionally, to the extent that our products are sold in a foreign country, we may be subject to similar foreign laws.

Healthcare Reform

The United States and many foreign jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system. The United States government, state legislatures and foreign governments also have shown significant interest in implementing cost-containment programs to limit the growth of government-paid healthcare costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs. In recent years, Congress has considered reductions in Medicare reimbursement levels for drugs administered by physicians. CMS, the agency that administers the Medicare and Medicaid programs, also has authority to revise reimbursement rates and to implement coverage restrictions for some drugs. Cost reduction initiatives and changes in coverage implemented through legislation or regulation could decrease utilization of and reimbursement for any approved products. While Medicare regulations apply only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from federal legislation or regulation may result in a similar reduction in payments from private payors.

There have been significant ongoing efforts to modify or eliminate the Affordable Care Act, or the ACA. On January 20, 2017, former President Trump signed an executive order directing federal agencies to exercise existing authorities to reduce burdens associated with the ACA pending further action by Congress. In October 2017, he signed an Executive Order which directed federal agencies to modify how the ACA is implemented. The Tax Act, enacted on December 22, 2017, repealed the shared responsibility payment for individuals who fail to maintain minimum essential coverage under Section 5000A of the Internal Revenue Code of 1986, as amended, or the IRC commonly referred to as the individual mandate.

Other legislative changes have been proposed and adopted since passage of the ACA. The Budget Control Act of 2011, among other things, created the Joint Select Committee on Deficit Reduction to recommend proposals in spending reductions to Congress. The Joint Select Committee did not achieve its targeted deficit reduction of an amount greater than $1.2 trillion for the fiscal years 2012 through 2021, triggering the legislation’s automatic reductions to several government programs. These reductions included aggregate reductions to Medicare payments to healthcare providers of up to 2.0% per fiscal year, which went into effect in April 2013. Subsequent litigation extended the 2% reduction, on average, to 2030 unless additional

Congressional action is taken. However, pursuant to the Coronavirus Aid, Relief and Economic Security Act, or the CARES Act, the 2% Medicare sequester reductions have been suspended from May 1, 2020 through March 31, 2021 due to the COVID-19 pandemic.

Further legislative and regulatory changes under the ACA remain possible, although the new Administration under President Biden has signaled that it plans to build on the ACA and expand the number of people who are eligible for subsidies under it. President Biden indicated that he intends to use executive orders to undo changes to the ACA made by the former administration and would advocate for legislation to build on the ACA. It is unknown what form any such changes or any law would take, and how or whether it may affect our business in the future. We expect that changes or additions to the ACA, the Medicare and Medicaid programs, changes allowing the federal government to directly negotiate drug prices and changes stemming from other healthcare reform measures, especially with regard to healthcare access, financing or other legislation in individual states, could have a material adverse effect on the healthcare industry.

The ACA has been subject to challenges in the courts. On December 14, 2018, a Texas U.S. District Court judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. On December 18, 2019, the U.S. Court of Appeals for the Fifth Circuit held that the individual mandate is unconstitutional and remanded the case to the Texas District Court to reconsider its earlier invalidation of the entire ACA. An appeal was taken to the Supreme Court, which heard oral arguments in the case on November 10, 2020. A ruling is expected in 2021.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

We expect that additional federal, state and foreign healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in limited coverage and reimbursement and reduced demand for our products, once approved, or additional pricing pressures.

Employees and Human Capital Resources

Since inception, we have operated with a lean team of scientists, entrepreneurs and consultants who are passionate about our mission to develop transformative gene therapy-based treatments for cardiovascular disease. Our team is supported by expert consultants and CMOs in drug development, gene therapy manufacturing, and cardiovascular medicine.

As of October 1, 2021, we had 10 full-time employees, including our CEO, Magdalene Cook, M.D., our CMO, Marc Semigran, M.D., our CSO, Matt Killeen, Ph.D., and seven other individuals, four of whom are engaged in research and development. We also had approximately 15 part-time consultants, including our Interim CFO, Wendy DiCicco. Of our employees and consultants, 13 have Ph.D. or M.D. degrees and 14 are engaged in research and development activities. None of our employees are represented by labor unions or covered by collective bargaining agreements, and we consider our relationship with employees to be good.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

We anticipate hiring additional employees that could result in a total of up to 20 full-time employees by the end of 2021 and 50 full-time employees by the end of 2022, across R&D and G&A operations.

Facilities

We do not currently own or lease any facilities. All preclinical lab operations are currently conducted at the Feldman lab pursuant to our Sponsored Research Agreement, or the SRA, dated August 12, 2019, with Temple. We plan to establish principal executive offices and lab operations in Philadelphia, Pennsylvania and Boston, Masachusetts, respectively.

Legal Proceedings

We are not a party to any material legal proceedings at this time. From time to time, we may be subject to various legal proceedings and claims that arise in the ordinary course of our business activities. Although the results of litigation and claims cannot be predicted with certainty, as of the date of this prospectus, we do not believe we are party to any claim or litigation the outcome of which, if determined adversely to it, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, negative publicity and reputational harm and other factors.

MANAGEMENT

The following table sets forth information regarding our executive officers and directors:

Name (1)	Age	Position
Executive officers:
Magdalene Cook, M.D.	47	President, Chief Executive Officer and Chairperson
Wendy DiCicco	53	Interim Chief Financial Officer
Marc Semigran, M.D.	64	Chief Medical Officer
Matthew Killeen, Ph.D.	39	Chief Scientific Officer

Non-employee directors:
Gbola Amusa, M.D.	47	Director
Edward J. Benz, Jr., M.D.	75	Director
Gregory F. Covino	56	Director
Jonas Grossman, MBA	47	Director
Joan Lau, Ph.D.	51	Director
Thomas Needham, MBA	57	Director

Executive Officers

Magdalene Cook, M.D.

Magdalene Cook, M.D., has served as our President and Chief Executive Officer and as a director and chair of our board of directors since September 2021. Dr. Cook also served as Old Renovacor’s President and Chief Executive Officer and as a director from August 2018 until September 2021. Dr. Cook has over 15 years of experience as a consultant and investor in the healthcare and life sciences industries. Prior to joining Renovacor, Dr. Cook worked as a consultant until December 2019 at Northern Red Consulting, LLC, a healthcare and life sciences investment company that she founded in January 2007. While at Northern Red Consulting, LLC, Dr. Cook served on the board of directors of private companies in the life sciences and diagnostics industry, assisted clients with due diligence for new investment opportunities, and conducted new product assessments for portfolio companies. From 2001 through 2006, Dr. Cook worked as a Principal at Aisling Capital, a mid-stage venture capital fund based in New York City focused on the biotechnology industry. While at Aisling Capital, Dr. Cook led investments in several drug development companies in a variety of clinical indications, including cardiovascular disease while working closely with portfolio company senior management on strategy, operations and M&A opportunities. Dr. Cook also served on the board of directors of Cardiokine, which was founded by Dr. Feldman, where the two worked together for three years. Previously, Dr. Cook worked as a research associate in Dr. Donald Hunt’s mass spectrometry and proteomics laboratory at the University of Virginia. Dr. Cook received a M.D. from Columbia University College of Physicians & Surgeons and a B.A. in Interdisciplinary Studies from the University of Virginia, where she was an Echols Scholar.

We believe that Dr. Cook’s experience with healthcare and life sciences industries and her executive leadership, managerial and business experience qualify her to serve on our board of directors.

Wendy DiCicco.

Wendy DiCicco has served as our Interim Chief Financial Officer since September 2021. Ms. DiCicco also served as Old Renovacor’s Interim Chief Financial Officer from September 2019 until September 2021 pursuant to an agreement between us and Danforth Advisors LLC, or Danforth, which provides finance support and strategic consulting for life science companies and the healthcare technology industry. Pursuant to such agreement, Danforth provides us with financial officers, back-office accounting support, accounting policy and financial reporting services, including the services of Ms. DiCicco. We do not have information, nor any influence over Ms. DiCicco’s direct compensation from Danforth. Ms. DiCicco is an independent financial and board advisor to companies in the life sciences industry, often serving in the role of interim Chief Financial Officer. In addition to her financial consulting role with Danforth, she currently serves as an executive board advisory consultant for Board Advantage, LLC, a provider of advisory services to senior executive teams and boards of directors. Prior to starting Board Advantage in November 2018, she was the Chief Operating and Financial Officer of Centinel Spine from August 2017 to October 2018, a privately held company focused on spinal reconstruction. She previously served as President and Chief Operating Officer of Camber Spine Technologies, a privately held developer and distributor of spinal implants, from November 2014 to July 2017, and has held Chief Financial Officer roles at Nuron Biotech, Quench USA, Globus Medical and Kensey Nash Corporation. Ms. DiCicco has served on the boards of directors of Imvax, Inc. since July 2020, ExpressCells since March 2020, EyePoint Pharmaceuticals since July 2019 (NASDAQ: EYPT) and Carmell Therapeutics since December 2018. She previously served on the boards of directors of II-VI, Inc. (NASDAQ: II-VI) from 2006 until August 2017, CannaPharma Rx (OTC: CPMD) from March 2015 until July 2016 as well as the board of Syncardia Systems. Her career started in public accounting at Deloitte & Touche in 1990. Ms. DiCicco received a B.S. in accounting from Philadelphia College of Textiles and Science and is a licensed CPA. She is also an appointed Board Leadership Fellow and Corporate Governance Fellow of the National Association of Corporate Directors (NACD).

Marc Semigran, M.D.

Marc Semigran, M.D., has served as our Chief Medical Officer since September 2021. Dr. Semigran also served as Old Renovacor’s Chief Medical Officer from June 2021 until September 2021. Prior to joining Renovacor, Dr. Semigran served as the Chief Medical Officer of Myokardia, Inc., a clinical stage biopharmaceutical company focused on therapies for rare cardiovascular diseases, from December 2016 through June 2019 and as Senior Vice President, Medical Sciences from May 2019 until May 2021, including after its acquisition by Bristol Myers Squibb in November 2020. Dr. Semigran was Medical Director of the Massachusetts General Hospital Heart Failure and Cardiac Transplant Program, a position he held from April 2004 through November 2016, where he was responsible for the overall direction of the care of heart failure patients, including those that needed or had undergone cardiac transplantation. Dr. Semigran has also served as an Associate Professor of Medicine at Harvard Medical School from January 2010 to present. He is a graduate of the Harvard/MIT Health Sciences and Technology Program and completed Internal Medicine Residency and Cardiology Fellowship Training at Massachusetts General Hospital. Dr. Semigran holds an M.D. from Harvard Medical School, and holds an AB and AM in Chemistry from Harvard University.

Matthew Killeen, Ph.D.

Dr. Killeen, Ph.D., was appointed as our Chief Scientific Officer in September 2021. Prior to joining Renovacor, Dr. Killeen served as the Head of Cardiovascular Research at BioMarin Pharmaceutical until August 2021, prior to which he served as the Senior Director of Business Strategic and Portfolio Insights and a Director of Portfolio Strategy and Competitive Intelligence since joining BioMarin Pharmaceutical in February 2015. In his most recent role at BioMarin Pharmaceutical, he led the discovery and development of AAV-based gene therapies for genetic cardiac diseases, founded the Cardiovascular Therapeutic Area and scaled it into a dedicated R&D unit, built a pipeline of programs and forged multiple R&D partnerships across industry and academia. Dr. Killeen also served as a Senior Equity Research Analyst for Biotechnology at the Cutler Group from April 2017 to October 2017, during which time he was not associated with BioMarin Pharmaceutical. Prior to BioMarin, Dr. Killeen led efforts to support the commercialization and launch of new therapies for multiple sclerosis at Biogen. He also advised pharmaceutical companies on R&D and commercialization strategies for multiple pipeline therapies for cardiovascular diseases at Clarivate, formerly Decision Recourses Group.

Dr. Killeen was a Research Fellow at Harvard Medical School and Massachusetts General Hospital in the laboratory of Calum MacRae, focusing on the disease biology of common and rare heart diseases. He is currently a member of the Advisory Council of the Sudden Cardiac Arrest Foundation, a 501(c)(3) organization, and has been elected a Fellow of the Royal Society of Biology (FRSB) and a Fellow of the American College of Cardiology (FACC). He has published over 20 peer-reviewed papers on a wide range of topics spanning genetic heart diseases and cardiac electrophysiology, and authored a textbook on the role of cardiac electrophysiology in pharmaceutical R&D. Dr. Killeen received a Bachelor of Science degree in pharmacology from the University of Leeds and his Ph.D. in cardiac electrophysiology from the University of Cambridge.

Non-Employee Directors

Gbola Amusa, M.D.

Dr. Amusa has served as a member of our board of directors since June 2018. He also served as our Executive Chairman and Chief Science Officer from March 2020 to September 2021. Dr. Amusa was the Executive Chairman of Chardan Healthcare Acquisition Corp. from March 2018 until its merger in October 2019 with BiomX Inc. (NYSE: PHGE), and he is currently a Director of BiomX Inc. Dr. Amusa joined Chardan Capital Markets in December 2014 and is currently Partner and Chief Scientific Officer within the Investment Banking Division, where he is responsible for advising disruptive healthcare companies on capital formation strategies, M&A, and other transactions. At Chardan, Dr. Amusa previously served as Partner, Director of Research, and Head of Healthcare Equity Research and established the firm’s healthcare vision by focusing on disruptive healthcare segments (such as gene therapy, gene editing, RNA medicines, disruptive oncology, and digital healthcare) that have the highest potential for significant returns. Dr. Amusa was previously Managing Director, Head of European Pharma Research, and Global Pharma & Biotech Coordinator at UBS (from 2007 to 2013), where he oversaw 25 analysts. Prior to UBS, Dr. Amusa was a Senior Research Analyst and Head of European Pharma research at Sanford Bernstein. He started his career in finance at Goldman Sachs as an Associate in the Healthcare Investment Banking Group, where he worked on large transactions including the Amgen/Immunex merger. Additionally, Dr. Amusa was previously a Healthcare Finance & Strategy Consultant working with governments, companies, leading foundations and think tanks. He holds an M.D. from Washington University Medical School, an M.B.A. with High Honors (GPA 4.0/4.0) from the University of Chicago Booth School of Business, and a B.S.E. with Honors from Duke University.

We believe Dr. Amusa’s long-running healthcare finance experience as well as his company board experience make him well qualified to serve as a Director.

Edward J. Benz, Jr., M.D.

Edward J Benz, Jr., M.D., has served as a member of our board of directors since September 2021. Dr. Benz also served as a member of Old Renovacor’s board of directors from July 2017 until September 2021. Since October 2016, Dr. Benz has served as the President and Chief Executive Officer Emeritus of the Dana Farber Cancer Institute, a comprehensive cancer treatment and research institution, Richard and Susan Smith Distinguished Professor of Medicine, professor of Pediatrics, professor of Genetics, and faculty dean for Oncology Emeritus at Harvard Medical School. From November 2000 until October 2016, Dr. Benz served as President and Chief Executive Officer of the Dana-Farber Cancer Institute, Chief Executive Officer of Dana-Farber/Partners CancerCare, a director of Dana-Farber/Harvard Cancer Center and a trustee of Dana-Farber/Children’s Hospital Cancer Care. Prior to joining Dana-Farber, Dr. Benz was Chairperson of the Department of Medicine and Physician-in-Chief at the Johns Hopkins University School of Medicine and the Sir William Osler Professor of Medicine. Dr. Benz is also a past president of the American Society of Hematology, the American Society of Clinical Investigation, the American Clinical and Climatological Association, the Friends of the National Institute of Nursing and the Association of American Cancer Institutes and an associate editor of the New England Journal of Medicine. Dr. Benz currently serves on the boards of directors of Knowledge to Practice, Inc. since September 2015, Deciphers Pharmaceuticals since July 2019, Candel Therapeutics (formerly known as Advantagene) since August 2018 and F-Star Therapeutics since December 2019. He has also served on the board of directors of Xenetic Biosciences, Inc., a publicly traded biopharmaceutical company, as well as non-profit organizations, including the Rockefeller University and MDI Biological Laboratory. Dr. Benz is the author of over 300 books, chapters, reviews and abstracts. Dr. Benz holds an M.D. degree magna cum laude from Harvard Medical School, an M.A. Privatim degree from Yale University and an A.B. degree cum laude from Princeton University.

We believe that Dr. Benz’s scientific and medical background and experience in clinical oncology qualifies him to serve on our board of directors.

Gregory F. Covino

Gregory F. Covino has served as a member of our board of directors as the lead independent director since September 2021. Since April 2021, Mr. Covino has served as an Executive Advisor of Novavax, Inc., a company engaged in the development of novel vaccines such as COVID-19, flu and other infectious diseases, and from November 2020 until April 2021, Mr. Covino served as the Executive Vice President, Chief Financial Officer of Novavax, Inc. From January 2020 until November 2020, Mr. Covino was a biotech financial consultant, which included acting as interim Finance and IT Lead for Oncopeptides, Inc., a Swedish oncology company, and interim controller of Unity Biotechnology, Inc., a company developing therapeutics to slow, halt or reverse diseases of aging. From January 2019 until January 2020, Mr. Covino served as the Group Chief Financial Officer of the TESARO oncology division of GlaxoSmithKline plc, a science-led global healthcare company. Prior to the acquisition by GlaxoSmithKline plc, Mr. Covino served as the Chief Accounting Officer of TESARO, Inc., a global oncology company engaged in commercial operations, R&D and worldwide sourcing and distribution from July 2018 until January 2019. From June 2017 through December 2017, Mr. Covino served as the Interim Principal Financial Officer for Biogen Inc., a global biotechnology company engaged in commercial operations, R&D, multiple collaborations and worldwide biologics and small molecule production, sourcing and distribution. Prior to that role, he served as the Chief Accounting Officer of Biogen from March 2012 to July 2018. Mr. Covino has been an adjunct professor at Bryant University. Mr. Covino received his B.S. in Business Administration from Bryant University and was previously a licensed Certified Public Accountant in Massachusetts and Connecticut.

We believe that Mr. Covino’s experience with corporate leadership responsibilities, including all internal and external (SEC) accounting and reporting and Internal Controls/SOX requirements qualifies him to serve on our board of directors.

Jonas Grossman, MBA

Mr. Grossman has served as a member of our board of directors since June 2018 and was our Chief Executive Officer and President from June 2018 until September 2021. Mr. Grossman has served as Managing Partner and Head of Capital Markets for Chardan Capital Markets, LLC since December 2003, and has additionally served as President since September 2015. With nearly two decades of transactional and special purpose acquisition company expertise, Mr. Grossman has led or managed more than 500 transactions, including providing underwriting and business combination advisory services to more than 85 special purpose acquisition companies in a variety of industries. Mr. Grossman has been a founder and/or a member of the board of seven special purpose acquisition companies, of which on four he also has served as Chief Executive Officer and President. He also served as President and Chief Executive Officer of Chardan Healthcare Acquisition 2 Corp. from March 2018 until its merger in October 2019 with BiomX Ltd. (NYSE: PHGE). He is currently a director of BiomX. Mr. Grossman also serves as the President and Chief Executive Officer of Chardan NexTech Acquisition Corp. and Chardan NexTech Acquisition 2 Corp., each a special purpose acquisition company. Mr. Grossman was a founder and director of LifeSci Acquisition Corp. from March 2020 until the close of its business combination with VincerX Pharma, Inc. in December 2020. He was a founder and director of Ventoux CCM Acquisition Corp. since December 2020 and CleanTech Acquisition Corp since July 2021. Previously, from 2001 to 2003, Mr. Grossman worked at Ramius Capital Group, LLC, a global multi-strategy hedge fund where he served as Vice President and Head Trader. Mr. Grossman holds a B.A. in Economics from Cornell University and an M.B.A. from New York University’s Stern School of Business. He has served on the board of directors for UNICEF since December 2016.

We believe that Mr. Grossman’s experience with BiomX Inc. as a director qualifies him to serve on our board of directors.

Joan Lau, Ph.D.

Joan Lau, Ph.D., has served as a member of our board of directors since September 2021. She delivers more than 20 years of biopharma leadership experience, including as Chief Executive Officer for several venture-capital-backed biotech companies. In May 2016, Dr. Lau co-founded Spirovant (then called Talee Bio), a gene therapy company focused on cystic fibrosis and other pulmonary diseases, and since May 2016 has served as its Chief Executive Officer, where she has been responsible for the strategic direction and growth of the company. In 2013 Dr. Lau co-founded Militia Hill Ventures, a venture fund focused on building and growing high quality life sciences companies, where she has served as a Partner or Managing Partner since 2013. Dr. Lau has also served as President and Chief Executive Officer of Azelon Pharmaceuticals, a venture-backed clinical stage company, and President and Chief Executive Officer of Locus Pharmaceuticals, a computational chemistry discovery company. In addition, Dr. Lau held various leadership roles at Merck, including roles in R&D drug development and business development. Dr. Lau is also an adjunct instructor at the University of Pennsylvania and serves on several boards, including the University of Pennsylvania’s School of Social Policy and Practice and the Roy & Diana Vagelos Program in Life Sciences Management. Dr. Lau earned an MBA from the Wharton School of Business at the University of Pennsylvania, a Ph.D. in Neuroscience from the University of Cincinnati College of Medicine, and a B.S. in Bioengineering from the University of Pennsylvania.

We believe that Dr. Lau’s experience in biopharma leadership, venture capital, business development and corporate strategy qualifies her to serve on our board of directors.

Thomas Needham, MBA

Thomas Needham, MBA, has served as a member of our board of directors since September 2021. Mr. Needham also served as a member of Old Renovacor’s board of directors from August 2019 until September 2021 and as its Chairman from January 2020 until September 2021. Mr. Needham has more than 25 years of experience in venture capital, business development, corporate strategy, and executive management responsibilities in public and private life science companies. Since March 2018, Mr. Needham has served as Director and Head of the Biopharmaceutical practice at Broadview Ventures, Inc., a venture capital company, with a focus on healthcare venture capital. Mr. Needham shares responsibility for all aspects of Broadview’s investment activity, from identification and screening of new opportunities, through due diligence, negotiation of deal structure, and portfolio company board involvement. Prior to joining Broadview Ventures, he was most recently Chief Business Officer at Merrimack Pharmaceuticals, Inc. (Nasdaq: MACK), a pharmaceutical company specializing in the development of drugs for the treatment of cancer, from July 2017 through March 2018 and Senior Vice President, Business Development at C4 Therapeutics, Inc., a biotechnology company, from February 2016 through June 2017. Prior to his role at C4 Therapeutics, Inc., Mr. Needham spent 13 years as a venture capital investor, most recently as a Managing Director at Synthesis Capital from July 2007 until February 2016, where he was involved in the management of two healthcare venture funds focused on investments in biotechnology, pharmaceuticals and medical technology. Prior to his role at Synthesis Capital, from October 2002 until July 2007 he was a Principal at Advent International, a global private equity firm, as a member of the healthcare venture capital deal team in Boston. Mr. Needham holds a B.A. from Bowdoin College and an M.B.A. from Babson College’s F.W. Olin Graduate School of Business.

We believe Mr. Needham’s experience in venture capital, business development, corporate strategy, and executive management responsibilities in public and private life science companies qualifies him to serve on our board of directors.

Family Relationships

There are no family relationships among our directors and executive officers.

Composition of Our Board of Directors

Our board of directors consists of seven members with Magdalene Cook serving as chairperson. Our board of directors was designated as follows pursuant to the Merger Agreement:

•	Gbola Amusa, M.D. and Jonas Grossman were designated by the Sponsor;

•	Edward J. Benz, Jr., M.D., Gregory F. Covino, Joan Lau, Ph.D., and Thomas Needham were designated by Old Renovacor; and

•	Magdalene Cook, M.D., our Chief Executive Officer, was mutually designated by us and the Sponsor.

Classified Board of Directors

The second amended and restated certificate of incorporation provides that our board of directors will be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	the Class I directors are Jonas Grossman, Gbola Amusa, and Edward J. Benz, Jr., and their terms will expire at the 2022 annual meeting of stockholders;

•	the Class II directors are Joan Lau and Thomas Needham, and their terms will expire at the 2023 annual meeting of stockholders; and

•	the Class III directors are Magdalene Cook and Gregory F. Covino, and their terms will expire at the 2024 annual meeting of stockholders.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The classification of our board of directors with staggered three-year terms may have the effect of delaying or preventing changes in our control. See the section titled “Description of Securities — Anti Takeover Effects of Provisions of the Second Amended and Restated Certificate of Incorporation, the Bylaws and Delaware Law.”

Director Independence

Our board of directors has determined that Gbola Amusa, Edward J. Benz, Jr., Gregory F. Covino, Jonas Grossman, Joan Lau, and Thomas Needham representing six of our seven directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the NYSE Listed Company Manual. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Persons Transactions.”

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Our board of directors has adopted a charter for each of these committees, which complies with the applicable rules and regulations of the NYSE and the SEC. The charters of each respective committee, and any amendments thereto that may be adopted from time to time, are available on the investor relations page on our website at https://www.renovacor.com/. Our website and the information contained therein shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

Audit Committee

The audit committee of our board of directors consists of Gbola Amusa, Gregory F. Covino and Jonas Grossman, with Gregory F. Covino serving as the chairperson. Our board of directors has determined that each of the members of the audit committee meets the requirements for independence under the rules and regulations of the SEC and the listing standards of NYSE applicable to audit committee members and that each member of the audit committee can read and understanding fundamental consolidated financial statements under the listing standards of NYSE. In addition, our board of directors has determined that each of Gbola Amusa, Jonas Grossman and Gregory F. Covino is an audit committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K under the Securities Act. The audit committee will, among other things:

•	select, retain, compensate, evaluate, oversee and, where appropriate, terminate our independent registered public accounting firm;

•	review and approve the scope and plans for the audits and the audit fees and approve all non-audit and tax services to be performed by the independent auditor;

•	evaluate the independence and qualifications of our independent registered public accounting firm;

•	review our financial statements, and discuss with management and our independent registered public accounting firm the results of the annual audit and the quarterly reviews;

•	review and discuss with management and our independent registered public accounting firm the quality and adequacy of our internal controls and disclosure controls and procedures;

•	discuss with management our procedures regarding the presentation of financial information, and review earnings press releases and guidance;

•	oversee the design, implementation and performance of our internal audit function, if any;

•	set hiring policies with regard to the hiring of employees and former employees of our independent registered public accounting firm and oversee compliance with such policies;

•	review, approve and monitor and review conflicts of interest of our board of directors and officers and related party transactions;

•

adopt and oversee procedures to address complaints regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters; and

•	review and discuss with management and our independent registered public accounting firm the adequacy and effectiveness of our legal, regulatory and ethical compliance programs.

The audit committee operates under a written charter that satisfies the applicable listing standards of NYSE.

Compensation Committee

The compensation committee of our board of directors consists of Gregory F. Covino, Jonas Grossman and Thomas Needham, with Jonas Grossman serving as the chairperson. Our board of directors has determined that each member of the compensation committee meets the requirements for independence under the rules and regulations of the SEC and the listing standards of NYSE applicable to compensation committee members, and that each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The compensation committee will, among other things:

•	review and approve the compensation for our executive officers, including our chief executive officer;

•	review, approve and administer our employee benefit and equity incentive plans;

•	establish and review the compensation plans and programs of our employees, and ensure that they are consistent with our general compensation strategy;

•	monitor compliance with any stock ownership guidelines; and

•	determine non-employee director compensation.

The compensation committee operates under a written charter that satisfies the applicable listing standards of NYSE.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of our board of directors consists of Edward J. Benz, Jr., Joan Lau and Thomas Needham, with Edward J. Benz, Jr. serving as the chairperson. Our board of directors has determined that each member of the nominating and corporate governance committee meets the requirements for independence under the listing standards of NYSE applicable to nominating and corporate governance committee members. Our nominating and corporate governance committee will, among other things:

•	review and assess and make recommendations to our board of directors regarding desired qualifications, expertise and characteristics sought of board members;

•	identify, evaluate, select or make recommendations to our board of directors regarding nominees for election to our board of directors;

•	review our succession planning process for our chief executive officer and any other members of our executive management team;

•	review and make recommendations to our board of directors regarding the composition, organization and governance of our board of directors and its committees;

•	review and make recommendations to our board of directors regarding our corporate governance guidelines and corporate governance framework;

•	oversee director orientation for new directors and continuing education for directors; and

•	oversee the evaluation of the performance of our board of directors.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of NYSE.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, as well as our contractors, consultants and agents. The full text of our code of business conduct and ethics are available on the investor relations page on our website at https://www.renovacor.com/. We will disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on our website identified above, or in filings under the Exchange Act. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

Limitation of Liability and Indemnification of Officers and Directors

Our second amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, our amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees, agents and any other persons, to the fullest extent permitted by the DGCL. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of our directors or officers in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements will require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses reasonably and actually incurred by its directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

We also maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits, or proceedings to which they are parties by reason of being or having been our directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the DGCL. At present, we are not aware of any pending litigation or proceeding involving any person who will be one of our directors or officers or is or was one of our directors or officers, or is or was one of our directors or officers serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

EXECUTIVE AND DIRECTOR COMPENSATION

As an emerging growth company and smaller reporting company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for our principal executive officer and our two other most highly compensated executive officers with annual compensation in excess of $100,000, which we refer to as our “named executive officers” or “NEOs.”

Overview

Prior to the Business Combination, none of Chardan’s executive officers or directors had received any cash compensation for services rendered to Chardan. As a result, this discussion focuses on the historical compensation of Old Renovacor’s executive officers and directors prior to the Business Combination and our executive officers and directors after consummation of the Business Combination. Old Renovacor’s NEOs for the year ended December 31, 2020, are limited to Magdalene Cook, M.D., our Chief Executive Officer.

The following discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The compensation reported in this discussion is not necessarily indicative of how our NEOs will be compensated in the future.

Old Renovacor’s Executive Officer and Director Compensation

2020 Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by, and paid to Dr. Magdalene Cook, Old Renovacor’s Chief Executive Officer and sole named executive officer that was compensated by Old Renovacor, for services rendered to Old Renovacor in all capacities for the years indicated. Wendy DiCicco has served as Old Renovacor’s Interim Chief Financial Officer since September 2019 as part of the services provided by Danforth under a Consulting Agreement with Old Renovacor dated September 27, 2019, as amended. Ms. DiCicco received no compensation from Old Renovacor during 2019 or 2020 in connection with those services.

Name and Principal Position	Year	Salary ($) (1)	Nonequity incentive plan compensation ($) (2)	Total ($)
Magdalene Cook, M.D., President and Chief Executive Officer	2020	217,923	110,000	327,923
	2019	76,923	4,090	80,383

(1)

Represents salary earned for the year indicated. As discussed below, Dr. Cook commenced receiving salary for her services as Old Renovacor’s Chief Executive Officer effective August 2019 when she first entered into an Employment Agreement with Old Renovacor. Prior to that date, she served as Old Renovacor’s Chief Executive Officer in a non-employee capacity and received no cash or other compensation for such service during 2019.

(2)

Represents the amount of the annual bonus awarded for performance during the year indicated in accordance with Dr. Cook’s Employment Agreement, as discussed further below under “CEO Employment Agreement and 2020 Compensation Decisions.” For each year, at the time the award was determined (in January following the performance year), Dr. Cook elected to forego the cash award and instead accept an award of shares of restricted stock of equivalent value granted under Old Renovacor’s 2018 Stock Option and Grant Plan. For performance in 2020, Dr. Cook received an award of 34,268 shares of restricted stock in March 2021. Each restricted stock award includes the vesting terms as described below under “Outstanding Equity Awards at Fiscal Year End.”

CEO Employment Agreement and 2020 Compensation Decisions

Old Renovacor and Dr. Cook entered into an employment agreement dated and effective August 12, 2019, or the Old CEO Agreement, under which Dr. Cook agreed to serve as Old Renovacor’s Chief Executive Officer as an employee. The Old CEO Agreement provided Dr. Cook with the following compensation for her services:

•

Salary: Dr. Cook received salary at the annual rate of not less than $200,000, to be periodically reviewed by Old Renovacor’s board of directors. In January 2020, Old Renovacor’s board of directors increased her annual rate of salary by 10%, to $220,000. In January 2021, Old Renovacor’s board of directors further increased Dr. Cook’s salary by 10%, to $242,000 per year.

•

Bonus Compensation: Dr. Cook was eligible for an annual bonus award with a target value equal to 50% of salary. The actual amount of any annual bonus was determined by Old Renovacor’s board of directors in its sole discretion, based on Old Renovacor’s and Dr. Cook’s achievement of performance goals established by our board of directors. For 2020, our board of directors determined to award Dr. Cook a bonus at target in the amount of $110,000. Performance for 2020 was assessed by our board of directors based on goals related to (i) the initiation and completion of certain preclinical studies, (ii) the initiation and completion of certain manufacturing goals, (iii) goals related to progression on regulatory approvals, (iv) goals related to recruiting efforts, and (v) operational, finance and administrative goals. Our board of directors determined that those goals had been 80% achieved during 2020, but based on Dr. Cook’s superior individual performance and efforts, that her 2020 bonus should be awarded at 100% of target. See footnote (2) under “2020 Summary Compensation Table” above for additional information about this award.

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Equity Compensation: Dr. Cook was eligible for additional equity awards under Old Renovacor’s 2018 Stock Option and Grant Plan at the discretion of Old Renovacor’s board of directors. No such awards were made in 2019 or 2020.

•

Vacation; Benefit Plans; Expense Reimbursements: Dr. Cook was eligible for four weeks of vacation each year and participation in any employee benefit plans sponsored by Old Renovacor in which she was eligible. The Company did not sponsor any employee benefit plans. She was also eligible to be reimbursed for any reasonable business expenses that she incurs, subject to applicable company policies.

Employment under the Old CEO Agreement was “at will” and could be terminated by either party at any time for any reason. If, however, employment was terminated by us for any reason other than “Cause,” or if Dr. Cook terminated her employment with “Good Reason,” Dr. Cook would receive severance equal to six months of salary plus any earned but unpaid annual bonus for any prior year (in addition to any accrued but unpaid salary or accrued but unused vacation). Payment of severance was conditioned on Dr. Cook providing us with a release of claims. The Old CEO Agreement defined “Cause” to include (i) Dr. Cook’s material failure to perform (other than due to disability), or her substantial negligence in the performance of, her duties; (ii) her material breach of the Old CEO Agreement; (iii) her commission of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; or (iv) other conduct that could reasonably be expected to be materially harmful to Old Renovacor’s business interests or reputation (subject to certain notice requirements and an opportunity to cure). The Old CEO Agreement defined “Good Reason” as (i) a material adverse change in Dr. Cook’s functions, duties or responsibilities, (ii) a material relocation of her principal work location, (iii) a material diminution in Dr. Cook’s compensation or benefits, other than an across-the-board reduction that applies to all senior executives generally, or (iv) Old Renovacor’s material breach of the Old CEO Agreement, all subject to certain notice and cure opportunities.

The Old CEO Agreement also included certain employment-related covenants, including a covenant related to protection of confidential information and restrictions on competition and solicitation of employees and customers during employment and for one year after termination of employment.

In connection with the Business Combination, we entered into an Amended and Restated Employment Agreement with Dr. Cook dated May 17, 2021 which became effective September 2, 2021, which amends and restates Dr. Cook’s Employment Agreement, in its entirety. For additional information about Dr. Cook’s Amended and Restated Employment Agreement see the section entitled “Executive and Director Compensation — Our Executive Officer and Director Compensation.”

Consulting Agreement with Danforth

On September 27, 2019, Old Renovacor entered into a full service consulting agreement with Danforth to provide advisory accounting services. Under the terms of the agreement, Old Renovacor paid Danforth to perform back office accounting functions and accounting analysis and financial reporting prior to the Business Combination. Either party was permitted to terminate the agreement for cause upon 30-days written notice and without cause upon 60-days written notice. In addition to these services, Ms. DiCicco, an executive board advisory consultant with Danforth, served as Old Renovacor’s Interim Chief Financial Officer. For the years ended December 31, 2020 and December 31, 2019, Old Renovacor recognized approximately $84,000 and $68,000, respectively, in general and administrative expenses on the Statements of Operations, related to this agreement.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of shares of Old Renovacor common stock underlying outstanding equity incentive plan awards for Old Renovacor’s NEOs as of December 31, 2020.

	Stock Awards
Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)
Magdalene Cook, M.D., President and Chief Executive Officer	10,250	32,903

(1)	Based on an estimated value as of December 31, 2020 of $3.21 per share.

The award in the table above vests 25% on the first anniversary of the January 29, 2020 grant date, and in equal monthly installments thereafter through the fourth anniversary of the grant date, subject generally to continued employment. In accordance with the terms of the award, vesting accelerated in full upon the closing of the Business Combination.

Director Compensation

Old Renovacor’s directors played a critical role in guiding its strategic direction and overseeing its management. The many responsibilities and risks and the substantial time commitment of being a director required that Old Renovacor provide adequate compensation commensurate with the directors’ workload and opportunity costs. In 2020, independent directors received a combination of annual cash retainers and annual grants of stock options under Old Renovacor’s 2018 Stock Option and Grant Plan. For 2020, members of Old Renovacor’s board of directors who were designated to serve on Old Renovacor’s board of directors by one of our significant securityholders received no compensation. Independent directors each received a $30,000 annual cash payment for their service on Old Renovacor’s board of directors during 2020. On January 29, 2020, independent directors were also granted initial stock option awards under Old Renovacor’s 2018 Stock Option and Grant Plan. The stock options have a ten-year term, an exercise price equal to $0.40 per share (based on an independent third party valuation of Old Renovacor’s shares at the time of grant), and vest and become exercisable in equal annual installments over four years. Old Renovacor reimbursed non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending Board and committee meetings. Dr. Feldman received no compensation as a member of Old Renovacor’s board of directors but did receive compensation for services under a consulting agreement with Old Renovacor, dated August 12, 2019, or the Feldman Consulting

Agreement, in monthly cash payments at the annual rate of $100,000. The services contemplated by the Feldman Consulting Agreement include (i) oversight of sponsored research activities, (ii) assisting with preparations for Old Renovacor’s board of director’s meetings, (iii) organizing Scientific Advisory Board meetings, and (iii) general consulting services to Old Renovacor on R&D strategy and other matters as requested by the Chief Executive Officer. Dr. Cook served on Old Renovacor’s board of directors but did not receive additional compensation for such service.

The following table presents information regarding the total compensation awarded to, earned by, and paid to Old Renovacor’s non-employee directors for service during the year ended December 31, 2020:

Name	Fees earned or paid in cash ($) (1)	Option awards ($) (2)	All other compensation ($) (3)	Total ($)
Edward J Benz, Jr., M.D.	30,000	2,342	—	32,342
Arthur Feldman, M.D., Ph.D.	—	—	100,000	100,000
Campbell Murray (4)	—	—	—	—
Thomas E. Needham, Jr. (5)	—	—	—	—
Anne Prener, M.D. Ph.D. (6)	30,000	3,011	5,000	38,011
Nandita Shangari (7)	—	—	—	—

(1)	Represents cash fees earned for service as a non-employee director for 2020.
(2)

Represents the grant date fair value of stock options granted under the Renovacor 2018 Stock Option and Grant Plan on January 29, 2020 with respect to the following number of underlying shares of Old Renovacor’s common stock: Dr. Benz, 10,181 shares; and Dr. Prener, 13,090 shares. The grant date fair value was based on a Black-Scholes value using the following assumptions: (i) expected volatility, 69.4%; (ii) risk-free interest rate, 1.46%; (iii) expected dividend yield, N/A; and (iv) expected term (in years), 6.08. All such stock options were outstanding as of December 31, 2020.

(3)

For Dr. Feldman, represents the fees earned for 2020 under the Feldman Consulting Agreement described above. For. Dr. Prener, represents a cash fee earned for service on Old Renovacor’s Scientific Advisory Board during 2020.

(4)

Mr. Murray was designated to serve on Old Renovacor’s board of directors by Old Renovacor’s significant investors and he received no compensation for such service. Mr. Murray resigned from the board on September 16, 2020.

(5)	Mr. Needham was designated to serve on Old Renovacor’s board of directors by Old Renovacor’s significant investors and he received no compensation for such service.
(6)	Ms. Prener resigned from Old Renovacor’s board of directors on June 1, 2021.
(7)

Ms. Shangari was designated to serve on Old Renovacor’s board of directors by Old Renovacor’s significant investors and she received no compensation for such service. Ms. Shangari resigned from the board on March 22, 2021.

Our Executive Officer and Director Compensation

Executive Compensation

We are developing an executive compensation program that is consistent with public biotechnology company compensation policies and philosophies, which are designed to align compensation with business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to our long-term success.

Decisions on the executive compensation program will be made by the compensation committee of our board of directors. The following discussion is based on the present expectations as to the executive compensation program, although the actual executive compensation program will depend on the judgment of the members of the compensation committee and may differ from what is described in the following discussion.

We anticipate that compensation for our executive officers will continue to have two primary components, consisting of base salary and long-term incentive-based compensation in the form of stock-based awards.

Base Salary

We expect our board of directors will engage outside consultants to establish appropriate base salaries for its NEOs on a going-forward basis.

Stock-Based Awards

We use stock-based awards to reward long-term performance of the NEOs. We believe that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of our NEOs with the interests of our stockholders and serve to motivate and retain the individual executives. Stock-based awards are awarded under the 2021 Omnibus Incentive Plan, or our 2021 Incentive Plan.

Other Compensation

We have established various employee benefit plans, including medical and 401(k) plans, in which the NEOs will participate.

Amended and Restated Employment Agreement for CEO

In connection with the Business Combination, we entered into an Amended and Restated Employment Agreement with Dr. Cook, dated May 17, 2021, or the Cook Employment Agreement, which became effective on September 2, 2021. Under the Cook Employment Agreement, Dr. Cook agreed to serve as our President and Chief Executive Officer. The Cook Employment Agreement amended and restated the Old CEO Agreement in its entirety.

The Cook Employment Agreement provides Dr. Cook with the following compensation for her services:

•	Salary: Dr. Cook receives salary at the annual rate of $540,000, subject to increase from time to time by our board of directors, in its sole discretion.

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Bonus Compensation: Dr. Cook is eligible for an annual bonus award with a target value equal to 50% of her salary. The actual amount of any annual bonus will be determined by our board of directors, in its sole discretion, based on the achievement of performance goals established by the board, which may include company and/or individual financial, strategic, and other goals and milestones.

•	Transaction Bonus: Dr. Cook received a one-time cash transaction bonus in connection with the consummation of the Business Combination in the amount of $225,000.

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True-Up Equity Award: Dr. Cook received a one-time stock option grant on September 3, 2021 to purchase up to 238,793 shares of Common Stock under the 2021 Incentive Plan, to align Dr. Cook with the 50th percentile of CEO equity ownership holdings in our Company’s peer group. These options have an exercise price equal of $7.73 and expire on September 3, 2031. The options will vest and become exercisable 25% on September 3, 2022, with the remaining 75% vesting in thirty-six equal monthly installments thereafter.

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Vacation; Benefit Plans; Expense Reimbursements: Dr. Cook is eligible for four weeks of vacation each year and participation in any employee benefit plans sponsored by our Company in which she is eligible. She is also eligible to be reimbursed for any reasonable business expenses that she incurs, subject to applicable company policies.

Employment under the Cook Employment Agreement is “at will” and can be terminated by either party at any time for any reason. If, however, employment is terminated by us for any reason other than for “Cause,” or if

Dr. Cook terminates her employment with “Good Reason,” in either case other than during the period beginning on the date of a Change in Control and ending on the second anniversary of that date, Dr. Cook will receive severance in the following amounts: (i) base salary for a period of 12 months following the date of termination, (ii) a cash bonus for the year of termination equal to the target bonus for the year, prorated based on the number of days in the year through the termination date, and (iii) 12 times the amount of one month of COBRA premiums based on the terms of our group health plan and her coverage under such plan as of the termination date.

In the event Dr. Cook’s employment is terminated by us other than for “Cause” or by her for “Good Reason” during the period beginning on the date of a Change in Control and ending on the second anniversary of that date, we will pay her (i) 18 months of base salary, which will be payable in a lump sum, (ii) a cash bonus for the year of termination equal to the target bonus for the year, prorated based on the number of days in the year through the termination date, and (ii) 18 times the amount of one month of COBRA premiums based on the terms of our group health plan and the Executive’s coverage under such plan as of the termination date.

Payment of severance is conditioned on Dr. Cook providing us with a release of claims. The Cook Employment Agreement defines “Cause” to include (i) Dr. Cook’s material failure to perform (other than due to disability), or her substantial negligence in the performance of, her duties; (ii) her material breach of the New Employment Agreement; (iii) her commission of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; or (iv) other conduct that could reasonably be expected to be materially harmful to our business interests or reputation (subject to certain notice requirements and an opportunity to cure), with (i), (ii) and (iv) subject to notice and cure opportunities. The Cook Employment Agreement defines “Good Reason” as (i) a material adverse change in Dr. Cook’s functions, duties or responsibilities, (ii) a material relocation of her principal work location, (iii) a material diminution in Dr. Cook’s compensation or benefits, other than an across-the-board reduction that applies to all senior executives generally, or (iv) our material breach of the Cook Employment Agreement, all subject to certain notice and cure opportunities.

The Cook Employment Agreement also includes certain employment-related covenants substantially similar to the covenants under her previous Employment Agreement, including a covenant related to protection of confidential information and restrictions on competition and solicitation of employees and customers during employment and for one year after termination of employment.

The description of the Cook Employment Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Cook Employment Agreement, a copy of which was filed as Exhibit 10.12 to our Current Report on Form 8-K, filed with the SEC on September 9, 2021, and is incorporated herein by reference.

Interim CFO Retention Bonus and Option Award Letter

In connection with the Business Combination, our board of directors approved the entry into a Retention Bonus and Option Award Letter, dated as of September 3, 2021, or the Transaction Bonus Agreement, pursuant to which Ms. DiCicco, our interim Chief Financial Officer, received a special retention bonus in the aggregate amount of $150,000, comprised of (i) $37,500 in cash and (ii) a nonqualified stock option award under the 2021 Incentive Plan with a grant date fair value of $112,500, with such stock option vesting in two equal installments on April 1, 2022, and September 3, 2022, provided Ms. DiCicco is not terminated for “Cause” as defined in the Consulting Agreement. The options were granted on September 3, 2021 for the purchase of 14,553 shares of our Common Stock, with an exercise price equal to $7.73 per share, and will expire on September 3, 2031 (or earlier in case of termination of service for Cause).

The description of the Transaction Bonus Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Transaction Bonus Agreement, a copy of which was filed as Exhibit 10.15 to our Current Report on Form 8-K, filed with the SEC on September 9, 2021, and is incorporated herein by reference.

CSO Employment Agreement with Dr. Killeen

In connection with Dr. Killeen’s appointment as our Chief Scientific Officer, we entered into an employment agreement, effective September 1, 2021, with Dr. Killeen, or the Killeen Employment Agreement. Pursuant to the Killeen Employment Agreement, Dr. Killeen is entitled to a base salary of $400,000 per year with an annual bonus target set at 40% of his base salary and will receive, within 60 days after the effective date of the Killeen Employment Agreement, a sign-on bonus in the amount of $200,000. In addition, as of September 3, 2021, Dr. Killeen received a sign-on grant of stock options under the 2021 Incentive Plan with respect to a total of 194,049 shares of our Common Stock (with a grant date fair value of approximately $1,500,000), of which 25% will vest on March 3, 2022, and the remaining 75% will vest in equal monthly tranches over the following 42 months, in each case subject to Dr. Killeen’s continued service with us through the applicable vesting date. The options have an exercise price equal $7.73 per share, and will expire September 3, 2031 (or earlier in case of termination of service).

In the event of a termination of Dr. Killeen’s employment for any or no reason, we shall pay to Dr. Killeen certain accrued obligations as follows: (i) the base salary for the final payroll period of his employment, through the date his employment terminates, including any accrued but unused vacation time, and (ii) reimbursement for business expenses incurred but not yet paid as of the date Dr. Killeen’s employment terminates, subject to certain limitations set forth in the Killeen Employment Agreement.

In the event of a termination by us without “Cause,” as defined in the Killeen Employment Agreement, or if he resigns from employment with “Good Reason,” as those terms are defined in the Killeen Employment Agreement, we shall pay or provide severance to Dr. Killeen, in addition to the payments mentioned above: (i) the base salary for a period of twelve (12) months following the date of termination; (ii) a cash bonus for the year of termination equal to the target bonus for the year, prorated based on the number of days in the year through the termination date; and (iii) a cash lump-sum payment equal to twelve (12) times the amount of one month of COBRA premiums based on the terms of our group health plan and the Dr. Killeen’s coverage under such plan as of the termination date (regardless of any COBRA election actually made by Dr. Killeen or the actual COBRA coverage period under our group health plan). In the event we terminate Dr. Killen’s employment other than for “Cause” or by him for “Good Reason” during the period beginning on the date of a Change in Control and ending on the second anniversary of that date, we will pay him the severance benefits listed above in single cash payment.

The Killeen Employment Agreement contains customary non-competition and non-solicitation covenants that continue for twelve (12) months following any cessation of the executive’s employment, as well as customary confidentiality, work-product and indemnification provisions.

The description of the Killeen Employment Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Killeen Employment Agreement, a copy of which was filed as Exhibit 10.14 to our Current Report on Form 8-K, filed with the SEC on September 9, 2021, and is incorporated herein by reference.

Employment Agreement for CMO

Old Renovacor and Marc Semigran, M.D. entered into an Employment Agreement dated May 5, 2021, or Semigran Employment Agreement, which became effective June 2, 2021 and was assigned to us by Old Renovacor. Under the Semigran Employment Agreement, Dr. Semigran agreed to serve as Chief Medical Officer.

The Semigran Employment Agreement provides Dr. Semigran with the following compensation and benefits:

•	Salary: Dr. Semigran receives salary at the annual rate of $450,000, subject to increase from time to time by our board of directors, in its sole discretion.

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Bonus Compensation: Dr. Semigran is eligible for an annual bonus award with a target value equal to 40% of salary. The actual amount of any annual bonus will be determined by our board of directors, in its sole discretion, based on achievement of performance goals established by the board, which may include company and/or individual financial, strategic, and other goals and milestones.

•	Sign-On Bonus: Dr. Semigran received a one-time cash sign-on bonus in the amount of $200,000.

•

Initial Option Grant: Dr. Semigran received a one-time grant of stock options under the 2018 Stock Option and Grant Plan with the grant date of June 2, 2021, for the purchase of 88,991 shares of our Common Stock at an exercise price of $10.83 (with the number of shares and exercise price shown reflecting the adjustments to the award as a result of the Merger). The initial option grant will vest and become exercisable on December 2, 2021 based on Dr. Semigran’s completion of certain performance milestones and expire on June 2, 2031.

•

True-Up Equity Award: Dr. Semigran was granted an additional stock option award under the 2021 Incentive Plan to purchase up to 169,849 shares of our Common Stock. These options have an exercise price of $7.73 and expire on September 3, 2031. The options will vest and become exercisable 25% on June 2, 2022, with the remaining 75% vesting in thirty-six equal monthly installments thereafter.

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Vacation; Benefit Plans; Expense Reimbursements: Dr. Semigran is eligible for four weeks of vacation each year and participation in any employee benefit plans sponsored by us in which he is eligible. He is also eligible to be reimbursed for any reasonable business expenses that he incurs, subject to applicable company policies.

Employment under the Semigran Employment Agreement is “at will” and can be terminated by either party at any time for any reason. If, however, employment is terminated by us for any reason other than for “Cause” other than during the period beginning on the date of a Change in Control and ending on the second anniversary of that date, Dr. Semigran will receive severance in the following amounts: (i) base salary for a period of twelve (12) months following the date of termination, (ii) a cash bonus for the year of termination equal to the target bonus for the year, prorated based on the number of days in the year through the termination date, and (iii) twelve (12) times the amount of one month of COBRA premiums based on the terms of our group health plan and his coverage under such plan as of the termination date. In addition, Dr. Semigran will vest in the portion of the initial option grant and any true-up option grant that would have otherwise vested during the 12-month period following the termination of employment, subject to achievement of the performance milestones described above with respect to the initial option grant.

In the event we terminate Dr. Semigran’s employment other than for “Cause” or by him for “Good Reason” during the period beginning on the date of a Change in Control and ending on the second anniversary of that date, we will pay him the severance benefits listed above in single cash payment. In addition, Dr. Semigran will fully vest in any unvested portion of the initial option grant and any true-up option grant.

Payment of severance is conditioned on Dr. Semigran providing us with a release of claims. The Semigran Employment Agreement defines “Cause” to include (i) Dr. Semigran’s material failure to perform (other than due to disability), or his substantial negligence in the performance of, his duties; (ii) his material breach of the Semigran Employment Agreement; (iii) his commission of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; or (iv) other conduct that could reasonably be expected to be materially harmful to our business interests or reputation (subject to certain notice requirements and an opportunity to cure). The Semigran Employment Agreement defines “Good Reason” as (i) a material adverse change in Dr. Semigran’s functions, duties or responsibilities, (ii) a material relocation of his principal work location, (iii) a material diminution in Dr. Semigran’s compensation or benefits, other than an across-the-board reduction that applies to all senior executives generally, or (iv) a material breach of the Semigran Employment Agreement by us, all subject to certain notice and cure opportunities.

The Semigran Employment Agreement also includes certain employment-related covenants, including a covenant related to protection of confidential information and restrictions on competition and solicitation of employees and customers during employment and for one year after termination of employment.

The description of the Semigran Employment Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Semigran Employment Agreement, a copy of which was filed as Exhibit 10.13 to our Current Report on Form 8-K, filed with the SEC on September 9, 2021, and is incorporated herein by reference.

2021 Omnibus Incentive Plan

The 2021 Incentive Plan, which was approved by our stockholders, became effective upon the closing of the Business Combination.

The following principal feature summary does not purport to be a complete description of all of the provisions of the 2021 Incentive Plan. It is qualified in its entirety by reference to the complete text of the 2021 Incentive Plan, which was filed as Exhibit 10.8 to our Current Report on Form 8-K, as filed with the SEC on September 9, 2021 and is incorporated herein by reference.

Eligibility

Awards may be granted under the 2021 Incentive Plan to our officers, employees, consultants, and advisors and of any other company or other trade or business that “controls,” is “controlled by” or is “under common control” with our Company, including our subsidiaries, and to our non-employee directors. Incentive stock options may be granted only to employees of our Company or employees of our Company’s subsidiaries.

Administration

The 2021 Incentive Plan will be administered by the compensation committee. The compensation committee, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted, and the terms of such awards. The compensation committee may delegate certain of its award authority to the extent permitted by applicable law.

Number of Authorized Shares

The number of shares of our Common Stock authorized for issuance under the 2021 Incentive Plan is 2,229,407. The pool of available shares will be automatically increased on the first day of each calendar year, beginning January 1, 2022 and ending January 1, 2031, by an amount equal to the lesser of (i) 4% of the outstanding shares of our Common Stock determined on a fully-diluted basis as of the immediately preceding December 31 and (ii) such smaller number of shares as determined by our board of directors.

In addition, any awards outstanding under the 2018 Stock Option and Grant Plan upon the closing of the Business Combination, after adjustment for the Business Combination remain outstanding. If any of those awards subsequently expire, terminate, or are surrendered or forfeited for any reason without issuance of shares after the closing of the Business Combination, the shares of our Common Stock underlying those awards will automatically become available for issuance under the 2021 Incentive Plan. No new awards may be made under the 2018 Stock Option and Grant Plan.

The shares of our Common Stock issuable under the 2021 Incentive Plan will consist of authorized and unissued shares, treasury shares, or shares purchased on the open market or otherwise.

If any award (other than Earnout RSU Awards, as described earlier in this prospectus) is canceled, terminates, expires, or lapses for any reason prior to the issuance of shares or if shares are issued under the 2021 Incentive

Plan and thereafter are forfeited, the shares subject to awards and the forfeited shares will again be available for grant under the 2021 Incentive Plan. In addition, the following items will not count against the aggregate number of shares of our Common Stock available for grant under the 2021 Incentive Plan:

•	any award that is settled in cash rather than by issuance of shares of our Common Stock;

•	shares of our Common Stock withheld or tendered from previously acquired shares to cover the exercise price of an option or the tax withholding requirements for any award; and

•	awards granted in assumption of or in substitution for awards previously granted by an acquired company.

In the case of a stock-settled SAR, only the net number of shares issued upon exercise will be counted against the pool of available shares.

Adjustments

If certain changes in our Common Stock occur by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in stock, or other increase or decrease in the Common Stock without our receipt of consideration, or if we effect any spin-off, split-up, extraordinary cash dividend or other distribution of assets, we must equitably adjust the number and kind of securities for which awards may be made under the 2021 Incentive Plan. In addition, if we effect any spin-off, split- up, extraordinary cash dividend or other distribution of assets, we must equitably adjust the number and kind of securities subject to any outstanding awards and the exercise price of any outstanding stock options or SARs.

Types of Awards

The 2021 Incentive Plan permits the granting of any or all of the following types of awards:

•

Stock Options. Stock options entitle the holder to purchase a specified number of shares of our Common Stock at a specified price (the exercise price), subject to the terms and conditions of the stock option grant. The compensation committee may grant either incentive stock options, which must comply with Section 422 of the IRC, or nonqualified stock options. The compensation committee sets the exercise prices and terms, except that stock options must be granted with an exercise price not less than 100% of the fair market value of our Common Stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). Unless the compensation committee determines otherwise, fair market value means, as of a given date, the closing price of our Common Stock. At the time of grant, the compensation committee determines the terms and conditions of stock options, including the quantity, exercise price, vesting periods, term (which cannot exceed ten (10) years), and other conditions on exercise.

•

Stock Appreciation Rights (SARs). The compensation committee may grant SARs, as a right in tandem with the number of shares underlying stock options granted under the 2021 Incentive Plan or as a freestanding award. Upon exercise, each SAR entitles the holder to receive payment in our Common Stock or cash, or in a combination of our Common Stock and cash, equal to the excess of the fair market value of a share of our Common Stock on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option and the grant price for a freestanding SAR is determined by the compensation committee in accordance with the procedures described above for stock options. Exercise of a SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot exceed ten years, and the term of a tandem SAR cannot exceed the term of the related stock option.

•	Restricted Stock, Restricted Stock Units and Other Stock-Based Awards. The compensation committee may grant awards of restricted stock, which are shares of our Common Stock subject to specified restrictions, and restricted stock units, which represent the right to receive shares of our Common Stock in the future. These awards may be made subject to repurchase, forfeiture or vesting restrictions at the compensation committee’s discretion. The restrictions may be based on continuous service with our company or the attainment of specified performance goals, as determined by the compensation committee. Restricted stock units may be paid in stock or cash or a combination of stock and cash, as determined by the compensation committee. The compensation committee may also grant other types of equity or equity-based awards subject to the terms of the 2021 Incentive Plan and any other terms and conditions determined by the compensation committee.

•

Performance Awards. The compensation committee may condition the grant, exercise, vesting, or settlement of any award on such performance conditions as it may specify. We refer to these awards as “performance awards.” The compensation committee may select such business criteria or other performance measures as it may deem appropriate in establishing any performance conditions.

No Repricing

Without stockholder approval, the compensation committee is not authorized to (1) lower the exercise or grant price of a stock option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the 2021 Incentive Plan, such as stock splits, (2) take any other action that is treated as a repricing under generally accepted accounting principles, or (3) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or SAR, restricted stock, restricted stock units, or other equity award unless the cancellation and exchange occur in connection with a change in capitalization or other similar change.

Clawback

All awards granted under the 2021 Incentive Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms of any company clawback or similar policy or any applicable law related to such actions, as may be in effect from time-to-time.

Transferability

Awards are not transferable other than by will or the laws of descent and distribution, except that in certain instances transfers may be made to or for the benefit of designated family members of the participant for no value.

Change in Control

Under the 2021 Incentive Plan, in the event of a Change in Control of our Company, outstanding awards will be treated in accordance with the applicable transaction agreement. If no treatment is provided for in the transaction agreement, each award holder will be entitled to receive the same consideration that stockholders receive in the Change in Control for each share of stock subject to the award holder’s awards, upon the exercise, payment or transfer of the awards, but the awards will remain subject to the same terms, conditions, and performance criteria applicable to the awards before the Change in Control, unless otherwise determined by the compensation committee. In connection with a Change in Control, outstanding stock options and SARs may be cancelled in exchange for the excess of the per share consideration paid to stockholders in the transaction, minus the option or SARs exercise price.

Awards granted to non-employee directors will fully vest on an accelerated basis, and any performance goals will be deemed to be satisfied at target. For awards granted to all other service providers, except as may otherwise be provided in the applicable award agreement, vesting of awards will depend on whether the awards are assumed, converted or replaced by the resulting entity, provided that Earnout RSU Awards will vest upon a Change in Control only to the extent provided by the Merger Agreement.

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For awards that are not assumed, converted or replaced, the awards will become fully exercisable (as applicable) and vest upon the Change in Control. For performance awards, the amount vesting will be based on the greater of (a) achievement of all performance goals at the “target” level or (b) the actual level of achievement of performance goals as of our fiscal quarter end preceding the Change in Control, and will be prorated based on the portion of the performance period that had been completed through the date of the Change in Control.

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For awards that are assumed, converted or replaced by the resulting entity, no automatic vesting will occur upon the Change in Control. Instead, the awards, as adjusted in connection with the transaction, will continue to vest in accordance with their terms. In addition, the awards will become exercisable (as applicable) and vest if the award recipient has a separation from service within two years after the Change in Control by us other than for “cause” or by the award recipient for “good reason” (as defined in the applicable award agreement). For performance awards, the amount vesting will be based on the greater of (a) achievement of all performance goals at the “target” level or (b) the actual level of achievement of performance goals as of our fiscal quarter end preceding the Change in Control, and will be prorated based on the portion of the performance period that had been completed through the date of the separation from service.

“Change in Control” is defined under the 2021 Incentive Plan to require consummation of the triggering transaction. In case of a business combination in the form of a merger or similar corporate transaction, the definition requires a greater than 50% change in ownership.

Term, Termination and Amendment of the 2021 Incentive Plan

Unless earlier terminated by our board of directors, the 2021 Incentive Plan will terminate, and no further awards may be granted, ten years after the date on which it is approved by our stockholders. Our board of directors may amend, suspend, or terminate the 2021 Incentive Plan at any time, except that, if required by applicable law, regulation, or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension, or termination of the 2021 Incentive Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the 2021 Incentive Plan generally applicable to our Company and to participants in the 2021 Incentive Plan who are subject to U.S. federal taxes. The summary is based on the IRC, applicable Treasury Regulations and administrative and judicial interpretations, each as in effect on the date of this prospectus, and is subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our Common Stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.

Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (1) one year from the date the participant exercised the option, and (2) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of Common Stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of our Common Stock on the date of grant and no additional deferral feature. Upon the exercise of an SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Restricted Stock Awards and Restricted Stock Units. A participant generally will not have taxable income upon the grant of restricted stock or restricted stock units. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant.

Other Stock or Cash-Based Awards. The U.S. federal income tax consequences of other stock or cash-based awards will depend upon the specific terms of each award.

Tax Consequences to Our Company. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the IRC.

Section 409A. We intend that awards granted under the 2021 Incentive Plan comply with, or otherwise be exempt from, Section 409A of the IRC, but make no representation or warranty to that effect.

Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the 2021 Incentive Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of our Common Stock or otherwise settle an award under the 2021 Incentive Plan until all tax withholding obligations are satisfied.

Director Compensation

On September 2, 2021, our board of directors considered and adopted a new non-employee director compensation policy, to be effective upon the effectiveness of the Registration Statement of which this prospectus forms a part. The below table depicts this non-employee director compensation policy:

Compensation Elements: Non-Employee Director Compensation Policy
Annual Board Member Retainers
Member Annual Retainer	$35,000
Chairperson Annual Retainer	$30,000
Annual Committee Chair Retainers
Audit	$15,000
Compensation	$10,000
Nominating and Corporate Governance	$8,000
Annual Committee Member Retainers
Audit	$7,500
Compensation	$5,000
Nominating and Corporate Governance	$4,000
Equity

Initial Equity Grant	Option to purchase 24,000 shares of our Common Stock, made to directors at the commencement of their director service, vesting 25% on the first anniversary of the date of grant and the remainder vesting monthly over a period of 36 months, subject to continued service with the Company

Annual Equity Retainer	Option to purchase 12,000 shares of our Common Stock, subject to continued service with the Company

Upon the closing of the Business Combination, and pursuant to the Company’s non-employee director compensation policy, each non-employee director, including Gbola Amusa, M.D., Edward J. Benz, Jr., M.D., Gregory F. Covino, Jonas Grossman, Joan Lau, Ph.D. and Thomas Needham, received options to purchase 24,000 shares of our Common Stock with an exercise price of $7.73, of which 25% will vest and become exercisable on September 3, 2022 and the remainder will vest and become exercisable in 36 equal monthly installments of 2.083% of such equity grant per month through the fourth anniversary of the grant date. The options will expire on September 3, 2031 (or earlier in case of termination of service).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, during our last three fiscal years or currently proposed, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Management-Board Structure” and “Executive and Director Compensation.”

Related Party Transactions—Business Combination

PIPE Investment (Private Placement)

Concurrently with the execution of the Merger Agreement, we entered into Subscription Agreements with the PIPE Investors, including Chardan Healthcare Investments, LLC, an affiliate of the Sponsor, certain stockholders of Old Renovacor and certain other institutional and accredited investors, pursuant to which, on September 2, 2021, in connection with the consummation of the Business Combination, the PIPE Investors purchased an aggregate of 2,284,776 shares of our Common Stock, at a price of $10.00 per share, as set forth in the table below:

Name	Number of shares held through PIPE Investment
Citadel Multi-Strategy Equities Master Fund Ltd.	200,000
RTW Master Fund, Ltd.	513,443
RTW Innovation Master Fund, Ltd.	229,213
RTW Venture Fund Limited	57,344
Chardan Healthcare Investments LLC	250,000
Renovaholding M S.r.l.	194,953
Elysia Capital I SCSp	85,147
Francesco Loredan	12,900
Longview Healthcare Ventures, LLC	325,770
Arthur Feldman	10,000
Magdalene Cook	50,000
Acorn Bioventures, L.P.	356,006

Total	2,284,776

We also issued the Pre-Funded Warrant to Acorn Bioventures, L.P., or Acorn, entitling Acorn to purchase 715,224 shares of our Common Stock at an initial purchase price of $9.99 per share underlying the Pre-Funded Warrant. In total, we received aggregate proceeds of $30.0 million from the sale of our Common Stock and the Pre-Funded Warrant. The Pre-Funded Warrant is immediately exercisable at an exercise price of $0.01 and is exercisable indefinitely, subject to a beneficial ownership limitation of 9.99% (which may be increased to up to 19.99% at Acorn’s option from time to time).

Old Renovacor’s Investor Incentive Plan

In connection with the negotiation and execution of the Merger Agreement, a threshold level of participation in the PIPE Investment by Old Renovacor stockholders prior to the Business Combination was required as a condition and a material inducement to Chardan’s decision to enter into the Merger Agreement. Old Renovacor’s Investor Incentive Plan was established in order to incentivize participation in the PIPE Investment by Old Renovacor stockholders prior to the Business Combination and was designed to reallocate a portion of the Aggregate Merger Consideration plus the Earnout Consideration, if any, or the Total Consideration, to the

participants in the PIPE Investment (those who did participate are hereinafter referred to as the Participating Renovacor Stockholders) relative to Old Renovacor’s stockholders who declined to participate in the PIPE Investment. All of Old Renovacor’s stockholders prior to the Business Combination were offered the opportunity to participate in the PIPE Investment and Old Renovacor’s Investor Incentive Plan. The Participating Renovacor Stockholders include Dr. Cook, the Chief Executive Officer of Old Renovacor, Dr. Feldman, a member of Old Renovacor’s board of directors, certain affiliates of Innogest Capital, Longview Healthcare Ventures, an affiliate of Broadview Ventures (of which Mr. Needham, a member of Old Renovacor’s board of directors, is a director and the head of the biopharmaceutical practice), and Acorn Bioventures (of which Mr. Manke, who was a member of the Chardan board of directors, is a partner).

Under the terms of Old Renovacor’s Investor Incentive Plan, the Participating Renovacor Stockholders were allocated a portion of the Total Consideration representing the consideration that would otherwise be payable in respect of certain unissued shares of Old Renovacor’s common stock and Old Renovacor’s preferred stock, or the Unallocated Shares, as though the Unallocated Shares were issued to the Participating Renovacor Stockholders (pro rata in accordance with their respective PIPE Investment amounts) as of immediately prior to the closing of the Business Combination. The Unallocated Shares consist of (i) 137,546 unissued shares of Old Renovacor’s common stock (approximately 2% of the fully-diluted share capital of Old Renovacor), which were reserved for issuance under Old Renovacor’s 2018 Stock Option and Grant Plan but remained unissued as of the closing of the Business Combination and (ii) 754,765 unissued shares of Old Renovacor’s preferred stock (approximately 12% of Old Renovacor’s fully-diluted share capital), which were reserved for issuance in connection with a contemplated third tranche of financing pursuant to financing agreements for the purchase of shares of Old Renovacor Series A convertible preferred stock, par value $0.0001 per share, or the Old Renovacor’s Series A Preferred Stock, but remained unissued as of the closing of the Business Combination.

Participation in Old Renovacor’s Investor Incentive Plan did not result in materially better terms to the Participating Renovacor Stockholders with respect to the shares of our Common Stock they acquired pursuant to their respective PIPE Investments, rather there was a reallocation of the Total Consideration amongst all of Old Renovacor’s equityholders resulting in the Participating Renovacor Stockholders receiving the portion of the Total Consideration that would be payable to them with respect to the Unallocated Shares.

Registration Rights Agreement

On September 2, 2021, in connection with the Business Combination, we entered into a registration rights agreement, or the Registration Rights Agreement, with the Sponsor, certain Chardan insiders (Isaac Manke, Michael Rice, Richard Giroux, Matthew Rossen, and R.A. Session II) and certain Old Renovacor stockholders (including Acorn Bioventures, BioAdvance, Broadview Ventures, entities affiliated with Innogest Capital, Magdalene Cook and Arthur Feldman), pursuant to which, among other things, such stockholders thereto were granted certain registration rights, on the terms and subject to the conditions therein.

In particular, the Registration Rights Agreement provides for the following registration rights:

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Demand registration rights. At any time and from time to time when there is no valid registration statement in effect, we will be required, upon the written demand of the stockholders holding a majority of the registrable securities outstanding, to file a registration statement and effect the registration of all or part of their registrable securities. We will, within 20 days of receipt of the demand, notify all holders of registrable securities of the demand, and each holder of registrable securities who wishes to include all or a portion of such stockholder’s registrable securities in the demand registration shall so notify us within five days after the receipt by the stockholder of the notice from us. We must effect any demand registration as soon as reasonably practicable, but in no event later than 60 days after receipt of such demand registration. We are not obligated to effect more than an aggregate of two demand registrations under the Registration Rights Agreement.

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Shelf registration rights. Within 45 days after the closing of the Business Combination, or October 15, 2021, we will be required to file a shelf registration statement pursuant to Rule 415 of the Securities Act of 1933, as amended, or the Securities Act, or, if Rule 415 is not available, by such other means of distribution as the stockholders may reasonably specify. The shelf registration statement must be on Form S-1 and include a “Plan of Distribution” in substantially the form as is attached to the Registration Rights Agreement. No stockholder may be named as an underwriter in the shelf registration statement without the stockholder’s prior written consent. We must use commercially reasonable best efforts to convert or replace the shelf registration statement with a registration statement on Form S-3 promptly following the confirmation that we become eligible to use Form S-3 for registrable securities. We must use commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable after the initial filing thereof. At any time we have an effective shelf registration statement with respect to stockholders holding a majority of the registrable securities outstanding, such stockholder may make a written request to effect a public offering, including pursuant to an underwritten shelf takedown, provided that such stockholder (a) reasonably expects the aggregate gross proceeds from the sale of the shares of stockholders holding a majority of the registrable securities outstanding to be in excess of $25,000,000 from such underwritten shelf takedown or (b) reasonably expects the offering to be in no event less than $10,000,000 in aggregate gross proceeds.

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Piggyback registration rights. At any time after the closing of the Business Combination, if we propose to file a registration statement to register any of our equity securities under the Securities Act or to conduct a public offering, either for our own account or for the account of any other person, subject to certain exceptions, the owners of registrable securities in us hold piggyback registration rights and are entitled to include their registrable securities in such registration statement.

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Expenses and indemnification. All fees and expenses associated with each registration statement will be borne by us and underwriting discounts and selling commissions will be borne by the holders of the shares being registered. The Registration Rights Agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and holders of registrable securities are obligated to indemnify us for material misstatements or omissions attributable to them.

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Registrable securities. Our securities shall cease to be registrable securities when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such registration statement, such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by us and subsequent public distribution of such securities shall not require registration under the Securities Act, such securities shall have ceased to be outstanding, such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction, or with respect to a stockholder, when all such securities held by such stockholder could be sold without restriction on volume or manner of sale in any three-month period without registration under Rule 144.

Sponsor Support Agreement

Concurrently with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Support Agreement with Chardan and Old Renovacor, pursuant to which the Sponsor agreed, among other things, (i) not to redeem any of its shares of our Common Stock held of record or thereafter acquired prior to the closing of the Business Combination, (ii) to vote at any meeting of the stockholders of Chardan all such shares of our Common Stock in favor of the proposals set forth in the proxy statement related to the Business Combination, including the issuance of the Aggregate Merger Consideration and the Earnout Consideration pursuant to the Merger Agreement, (iii) to be bound by certain other covenants and agreements related to the Business Combination and

(iv) to be bound by certain transfer restrictions with respect to such shares of our Common Stock prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

Pursuant to the Sponsor Support Agreement, the Sponsor agreed that 500,000 shares of our Common Stock beneficially owned by the Sponsor immediately following the closing of the Business Combination (representing a portion of the shares of our Common Stock that were placed into escrow by the Sponsor and certain other Chardan insiders in connection with the Chardan IPO, as further described in the prospectus for the Chardan IPO), or collectively, the Sponsor Earnout Shares, will be subject to the vesting and forfeiture provisions set forth below:

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From and after the closing of the Business Combination until December 31, 2023, or the Sponsor First Earnout Period, 150,000 Sponsor Earn-Out Shares shall vest and be released to the Sponsor if over any 20 Trading Days (as defined in the Merger Agreement) within any 30 Trading Day period the VWAP (as defined in the Merger Agreement) of our Common Stock is greater than or equal to $17.50, or the Sponsor First Milestone.

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From and after the closing of the Business Combination until December 31, 2025, or the Sponsor Second Earnout Period, 150,000 Sponsor Earn-Out Shares shall vest and be released to the Sponsor if over any 20 Trading Days within any 30 Trading Day period the VWAP of our Common Stock is greater than or equal to $25.00, or the Sponsor Second Milestone.

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From and after the closing of the Business Combination until December 31, 2027, or the Sponsor Third Earnout Period, and together with the First Earnout Period and the Second Earnout Period, the Sponsor Earnout Periods, 200,000 Sponsor Earn-Out Shares shall vest and be released to the Sponsor if over any 20 Trading Days within any 30 Trading Day period the VWAP of our Common Stock is greater than or equal to $35.00, or the Sponsor Third Milestone, and together with the Sponsor First Milestone and the Sponsor Second Milestone, the Sponsor Earnout Milestones.

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Upon consummation of any Change in Control (as defined in the Merger Agreement) during any Sponsor Earnout Period, any Sponsor Earnout Milestone with respect to such Sponsor Earnout Period that has not yet been achieved shall automatically be deemed to have been achieved regardless of the valuation of our Common Stock in such Change in Control transaction and the applicable Sponsor Earnout Consideration shall vest and be released to the Sponsor prior to the consummation of such Change in Control.

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If any Earnout Milestones are not achieved during the applicable Earnout Period (and a Change in Control does not take place during such Earnout Period), the applicable portion of the Sponsor Earn-Out Shares will be forfeited to the Company for cancellation.

Lock-Up Agreements

In connection with the closing of the Business Combination, certain key stockholders entered into Lock-Up Agreements and were subject to the corresponding lock-up provisions. In addition, pursuant to our amended and restated bylaws, the Lock-Up Provisions will apply to the shares of our Common Stock issued as the Aggregate Merger Consideration.

Chardan Related Party Transactions

Sponsor Shares

In December 2018, the Sponsor and certain of its employees purchased 5,000,000 shares of our Common Stock for an aggregate purchase price of $25,000 and, in April 2020, canceled 2,556,250 of their shares, resulting in 2,443,750 remaining shares owned by the Sponsor and certain of its employees. Such shares are referred to herein as the Sponsor Shares. In June 2020, an additional 288,089 shares were canceled, and 500,000 shares became Sponsor Earnout Shares pursuant to the Sponsor Support Agreement upon the closing of the Business Combination.

Private Placement Warrants

The Sponsor also purchased from us an aggregate of 3,500,000 Private Placement Warrants at $0.40 per Private Placement Warrant (for a total purchase price of $1,400,000), with each Private Placement Warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share. The Private Placement Warrants are identical to the Public Warrants except that (i) each Private Placement Warrant is exercisable for one share of Common Stock at an exercise price of $11.50 per share, and (ii) the Private Placement Warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. The Private Placement Warrants will not be exercisable more than five years from the effective date of the registration statement filed in connection with our initial public offering, in accordance with FINRA Rule 5110(f)(2)(G)(i), as long as Chardan Capital Markets or any of its related persons beneficially own these private warrants.

Administrative Services

Prior to the closing of the Business Combination, we paid an affiliate of the Sponsor a monthly fee of $10,000 for general and administrative services including office space, utilities and secretarial support. However, pursuant to the terms of such agreement, we were permitted to delay payment of such monthly fee upon a determination by our audit committee that we lack sufficient funds held outside the trust to pay actual or anticipated expenses in connection with the Business Combination. Any such unpaid amount will accrue without interest and will become due and payable upon the consummation of the Business Combination. We believe that the fee charged by the affiliate of Sponsor is at least as favorable as we could have obtained from an unaffiliated person. This arrangement terminated upon completion of the Business Combination.

Old Renovacor Related Party Transactions

Agreements with Chardan

Certain of Old Renovacor’s 5% or greater stockholders, including Acorn Bioventures, Broadview Ventures, entities affiliated with Innogest Capital, BioAdvance, and executive officers or directors, including Magdalene Cook and Arthur Feldman, entered into certain agreements with Chardan in connection with the execution of the Merger Agreement, including the Subscription Agreements and the Lock-Up Agreements, and became party to the Registration Rights Agreement on September 2, 2021, in connection with the consummation of the Business Combination. Please refer to “Chardan Related Party Transactions — PIPE Investment”, “— Registration Rights Agreement” and “— Lock Up Agreements” for additional information.

In addition, Isaac Manke, formerly a member of the Chardan board of directors, is a partner of Acorn Bioventures. Acorn Bioventures is a 5% or greater stockholder of Old Renovacor and is currently one of our 5% or greater stockholders. Acorn Bioventures is not considered to be an affiliate of either Old Renovacor or, following the consummation of the Business Combination, our Company.

Temple License Agreement

In August 2019, Old Renovacor entered into the License Agreement with Temple, a 5% or greater stockholder of Old Renovacor, pursuant to which Old Renovacor was granted an exclusive, sublicensable, worldwide license under certain Temple patent rights, and a non-exclusive, sublicensable, worldwide license under certain technical information and know-how, to develop, manufacture and commercialize certain products, which currently constitute the entirety of Old Renovacor’s asset portfolio, subject to the terms and conditions of the License Agreement.

As partial consideration for the licensed assets, Old Renovacor issued to Temple 107,009 shares of its common stock, which at the time of issuance represented 3% of Old Renovacor’s outstanding capital stock on a fully-diluted basis. Old Renovacor is also required to make certain payments to Temple upon achievement of certain developmental, regulatory and commercial milestones, as further described under the section entitled “Business — License Agreement with Temple.”

Concurrently with the execution of the License Agreement, Temple and Old Renovacor entered into the SRA, pursuant to which Old Renovacor agreed to reimburse Temple approximately $0.9 million for expenses incurred by Temple in connection with certain research and development activities to be performed by Temple on behalf of Old Renovacor.

We further amended the SRA in August 2021, effective as of July 1, 2021, to, among other things, extend the period of performance, revise the scope of work and adjust the budget. Following this amendment, we are now obligated to fund a total of up to approximately $5.3 million to Temple under the SRA in connection with certain research and development activities to be performed by Temple through June 30, 2024.

The foregoing descriptions of the Temple License Agreement and the SRA contained herein do not purport to be complete and are qualified in their entirety by reference to the complete text of the documents and all amendments, which were filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to our Current Report on Form 8-K, filed with the SEC on September 9, 2021, and are incorporated herein by reference.

Agreements with Dr. Arthur Feldman

In August 2019, Old Renovacor entered into a consulting agreement, or the Feldman Consulting Agreement, with its founder and 5% or greater stockholder, Dr. Arthur Feldman, pursuant to which Dr. Feldman agreed to perform certain consulting services for Old Renovacor in exchange for a consulting fee of $8,333.33 per calendar month. The Feldman Consulting Agreement has a term of three years, subject to automatic renewal for successive one-year terms unless earlier terminated. Old Renovacor paid Dr. Feldman an aggregate of $41,668 for calendar year 2019 and $100,000 for calendar year 2020.

In addition, in August 2019, Old Renovacor repaid in full the aggregate outstanding balance and accrued interest on an unsecured stockholder loan in the amount of $102,124 made by Dr. Feldman to Old Renovacor plus interest accruing at a rate of 2% per annum. The aggregate proceeds of the loan were used to fund certain expenses incurred by Old Renovacor at its inception. The aggregate amount paid by Old Renovacor to Dr. Feldman in settlement of the note was $52,124 in cash and the issuance of 12,300 shares of Old Renovacor’s Series A preferred stock.

We amended the Feldman Consulting Agreement on September 2, 2021, to appoint Dr. Feldman as our Chief Scientific Advisor.

The foregoing descriptions of the Feldman Consulting Agreement and its amendment contained herein do not purport to be complete and are qualified in their entirety by reference to the complete text of the documents and all amendments, which were filed as Exhibits 10.16 and 10.17 to our Current Report on Form 8-K, filed with the SEC on September 9, 2021, and are incorporated herein by reference.

Series A Preferred Financing

Series A Preferred Stock Purchase Agreement

In August 2019, Old Renovacor entered into a Series A preferred stock Purchase Agreement, or the Preferred Stock Purchase Agreement, with certain investors, pursuant to which Old Renovacor issued an aggregate of 2,578,518 shares of Old Renovacor’s Series A preferred stock, at a purchase price of approximately $4.06 per share, for an aggregate purchase price of approximately $10.5 million. The Series A Preferred Stock was issued in three successive closings: (i) 934,803 shares issued in August 2019 for an aggregate purchase price of approximately $3.8 million; (ii) 209,658 shares issued in June 2020 for an aggregate purchase price of approximately $850,000 and (iii) 1,434,057 shares issued in November 2020 for an aggregate purchase price of approximately $5.8 million. The following table summarizes purchases of Old Renovacor’s Series A preferred stock by related persons in these transactions:

≥5% Stockholder	Series A Preferred Stock	Total Purchase Price
Novartis Bioventures Ltd.	522,748	$2,125,003.55
New Leaf Biopharma Opportunities II, L.P.	522,748	$2,125,003.55
Acorn Bioventures	475,225	$1,931,819.56
Entities affiliated with Innogest Capital (1)	380,181	$1,545,459.72
Broadview Ventures I LLC	332,658	$1,352,275.73
BioAdvance	285,135	$1,159,091.74
Magdalene Cook	47,523	$193,183.99
Arthur Feldman	12,300	$50,000.28

(1)

Includes 235,711 shares held by Renovaholding M S.r.l, an affiliate of Innogest Capital formed for purposes of making an investment in Old Renovacor, 19,010 shares held by Francisco Loredan and 125,460 shares initially purchased by Stefan Buono and subsequently transferred to an affiliated investment fund, Elysia Capital.

Director and Executive Officer Compensation

Please see “Executive and Director Compensation” for information regarding the compensation of our directors and executive officers.

Policies and Procedures for Related Party Transactions

Upon consummation of the Business Combination, our board of directors adopted a written related person transaction policy. This written policy regarding related person transactions provides that a related person transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we are a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000. Our policy also provides that a related person means any of our executive officers and directors (including director nominees), in each case at any time since the beginning of our last fiscal year, or holders of more than 5% of any class of our voting securities and any member of the immediate family of, or person sharing the household with, any of the foregoing persons. Our audit committee has the primary responsibility for reviewing and approving or disapproving related person transactions. In addition to our policy, our audit committee charter provides that our audit committee shall review and approve or disapprove any related person transactions.

All related person transactions described in this section occurred prior to adoption of the formal, written policy described above, and therefore these transactions were not subject to the approval and review procedures set forth in the policy.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of September 30, 2021, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Common Stock;

•	each of our NEOs;

•	each of our executive officers and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, by November 30, 2021. Shares subject to warrants or options that are currently exercisable or exercisable by November 30, 2021, or subject to restricted stock units that vest by November 30, 2021 are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to the Company, the Company believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the business address of each of the Company’s directors and executive officers is c/o Renovacor, Inc., P.O. Box 8142, Greenwich, CT 06836. The percentage of beneficial ownership is calculated based on 16,756,042 shares of Common Stock outstanding immediately following consummation of the Business Combination and PIPE Investment but excludes the Earn-Out Shares, Sponsor Earnout Shares and does not give effect to the exercise of the Pre-Funded Warrant.

Name and Address of Beneficial Owner (1)	Number of Shares	%
Five Percent Holders:
Acorn Bioventures, L.P. (2)	1,658,848	9.9%
Arthur Feldman, M.D. (3)	1,004,433	6.0%
Broadview Ventures I LLC (4)	974,529	5.8%
Chardan Investments 2, LLC (5)	1,605,661	9.6%
Innogest Capital (6)	984,546	5.9%
RTW Investments, LP (7)	2,362,540	14.1%
South Ocean Capital Management LLC (8)	900,000	5.4%
Citadel Multi-Strategy Equities Master Fund Ltd. (9)	1,252,049	7.4%
Directors and Executive Officers:
Magdalene Cook, M.D. (10)	451,448	2.7%
Wendy DiCicco	—	*
Matthew Killeen, Ph.D.	—	*
Marc Semigran, M.D.	—	*
Gbola Amusa, M.D.	—	*
Edward J. Benz, Jr., M.D. (11)	3,963	*
Gregory F. Covino	—	*
Jonas Grossman, MBA (12)	1,605,661	9.6%
Joan Lau, Ph.D.	—	*
Thomas Needham, MBA	—	*
All Directors and Executive Officers as a group (ten individuals)	2,061,072	12.3%

*	Less than 1.0%.
(1)	Unless otherwise indicated, the business address of each of the directors and officers is c/o Renovacor, Inc., P.O. Box 8142, Greenwich, CT 06836.
(2)

Includes 1,302,842 shares of our Common Stock issued as a portion of the Aggregate Merger Consideration and/or pursuant to Old Renovacor’s Investor Incentive Plan and 356,006 shares of our Common Stock issued in the PIPE Investment. Excludes 715,224 shares of the Company’s Common Stock underlying the Pre-Funded Warrant that are not currently exercisable based on the 9.99% beneficial ownership limitation. Isaac Manke, a director of the board of directors of Chardan Healthcare Acquisition 2 Corp. prior to the Business Combination, is a member of the General Partner of the Limited Partnership that directly holds shares by Acorn Bioventures, and as such, may be deemed to share voting and investment power with respect to such shares. Mr. Manke disclaims beneficial ownership with regard to such shares, except to the extent of his proportionate pecuniary interest therein. The address for the reporting persons is 420 Lexington Avenue, Suite 2626, New York, New York 10170.

(3)

Includes 994,433 shares of our Common Stock issued as a portion of the Aggregate Merger Consideration and/or pursuant to Old Renovacor’s Investor Incentive Plan and 10,000 shares of our Common Stock issued in the PIPE Investment.

(4)

Includes 443,823 shares of our Common Stock issued to Broadview Ventures I LLC and 204,936 shares issued to Longview Healthcare Ventures, LLC, an affiliate of Broadview Ventures I LLC, as a portion of the Aggregate Merger Consideration and/or pursuant to Old Renovacor’s Investor Incentive Plan and 325,770 shares issued in the PIPE Investment to Longview Healthcare Ventures, LLC, an affiliate of Broadview Ventures I LLC. The address for the reporting persons is Goodman’s Bay Corporate Center, West Bay Street, P.O. Box N-3933, Nassau, Bahamas.

(5)

Excludes 500,000 shares of our Common Stock being held in escrow and subject to vesting or forfeiture based on satisfaction of the Earnout Milestones set forth in that certain Sponsor Support Agreement. The address for the reporting persons is c/o Chardan Healthcare Acquisition 2 Corp., 17 State Street, 21st Floor, New York, NY 10004.

(6)

Includes shares of our Common Stock held by the following affiliates of Innogest Capital: (i) 437,120 shares of our Common Stock issued as a portion of the Aggregate Merger Consideration and/or pursuant to Old Renovacor’s Investor Incentive Plan and 194,953 shares of our Common Stock issued in the PIPE Investment to Renovaholding M S.r.l.; (ii) 220,949 shares of our Common Stock issued as a portion of the Aggregate Merger Consideration and/or pursuant to Old Renovacor’s Investor Incentive Plan and 85,147 shares of our Common Stock issued in the PIPE Investment to Elysia Capital; and (iii) 33,477 shares of our Common Stock issued as a portion of the Aggregate Merger Consideration and/or pursuant to Old Renovacor’s Investor Incentive Plan and 12,900 shares of our Common Stock issued in the PIPE Investment to Francesco Loredan. The address for the reporting persons is c/o Renovaholding M S.r.l., Via Locatelli 2, 20124 Milan, Italy.

(7)

Includes shares of our Common Stock held by the following affiliates of RTW Investments, LP: (i) 1,403,121 shares of our Common Stock and 244,710 warrants held by RTW Master Fund, Ltd.; (ii) 626,051 shares of our Common Stock and 94,581 warrants held by RTW Innovation Master Fund, Ltd.; and (iii) 158,368 shares of our Common Stock and 10,709 warrants held by RTW Venture Fund, Ltd. RTW Investments, LP is the manager of RTW Master Fund, Ltd., RTW Venture Fund, Ltd and RTW Innovation Master Fund. Roderick Wong, M.D. is the Managing Partner and Chief Investment Officer of RTW Investments, LP and as such has sole voting and investment control over such shares. Dr. Wong disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address of RTW Investments, LP and Dr. Wong is 40 10th Avenue, Floor 7, New York, New York, 10014.

(8)

Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G, as filed with the SEC on May 5, 2020 by South Ocean Capital Management, LLC. The address for the reporting persons is c/o South Ocean Capital Management, LLC, 255 Via Palacio, Palm Beach Gardens, FL 33418.

(9)

Includes (i) 200,000 shares of our Common Stock issued in the PIPE Investment; (ii) 902,049 shares of our Common Stock; and (iii) 300,000 Public Warrants. Citadel Advisors LLC is the portfolio manager of the reporting person. Citadel Advisors Holdings LP is the sole member of Citadel Advisors LLC. Citadel GP

LLC is the general partner of Citadel Advisors Holdings LP. Kenneth Griffin owns a controlling interest in Citadel GP LLC. Mr. Griffin, as the owner of a controlling interest in Citadel GP LLC, may be deemed to have shared power to vote or dispose of the securities held by the reporting person. The address for the reporting person is c/o Citadel Advisors LLC, 601 Lexington Avenue, New York, NY 10022.
(10)

Includes 401,448 shares of our Common Stock issued as a portion of the Aggregate Merger Consideration and/or pursuant to Old Renovacor’s Investor Incentive Plan and 50,000 shares of our Common Stock issued in the PIPE Investment.

(11)	Includes stock options to purchase 3,963 shares of our Common Stock that may be exercised within 60 days of September 30, 2021.
(12)

Consists of shares of our Common Stock owned by Chardan Investments 2, LLC for which Jonas Grossman is the managing member. The address for the reporting persons is c/o Chardan Healthcare Acquisition 2 Corp., 17 State Street, 21st Floor, New York, NY 10004.

SELLING SECURITYHOLDERS

This prospectus relates to the resale from time to time by the Selling Securityholders of:

•	up to 2,284,776 PIPE Shares;

•	up to 6,305,061 of Old Renovacor Stockholder Shares;

•	up to 1,655,661 Sponsor Shares;

•	up to 1,922,816 Earnout Shares;

•	up to 500,000 Sponsor Earnout Shares; and

•	up to 3,500,000 Private Placement Warrants.

The Selling Securityholders may from time to time offer and sell any or all of the shares of Common Stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. See “Plan of Distribution.” When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees who later come to hold any of the Selling Securityholders’ interest in our Common Stock or warrants in accordance with the terms of the agreements governing the registration rights applicable to such Selling Securityholder’s shares of Common Stock or Private Placement Warrants.

Certain of the Selling Securityholders listed below entered into agreements that restrict the transfer of the shares of our Common Stock that otherwise may be sold from time to time pursuant to the registration statement of which this prospectus forms part. See “Restrictions on Resales of Our Securities-Lock-up Agreements” for further discussion.

The following table is prepared based on information provided to us by the Selling Securityholders. It sets forth, as of September 30, 2021 (unless otherwise noted), the names of the Selling Securityholders, the aggregate number of shares of Common Stock and Warrants beneficially owned, the aggregate number of shares of Common Stock and Private Placement Warrants that the Selling Securityholders may offer pursuant to this prospectus, and the aggregate number of shares of Common Stock and Warrants beneficially owned by the Selling Securityholders after the sale of the securities offered hereby, assuming that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering and no other purchases or sales of our securities by the Selling Securityholders will have occurred.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our Common Stock is based on 16,756,042 shares of Common Stock issued and outstanding as of September 30, 2021 and excludes the Sponsor Earnout Shares, which are held in escrow and subject to forfeiture.

The table also does not reflect record of beneficial ownership of any shares of our Common Stock issuable upon exercise of the Warrants, as such securities are not exercisable or convertible within 60 days of September 30, 2021.

The table does not include 4,311,322 shares of Common Stock issuable upon the exercise of the Public Warrants, which are also covered by this prospectus.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling

Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Securities Beneficially Owned Prior to This Offering		Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering
	Shares of Common Stock (1)	Warrants (2)	Shares of Common Stock (1)	Warrants (2)	Shares of Common Stock (1)	Warrants (2)%
Magdalene Cook, M.D. (3)	451,448	—	598,531	—	—	—	—
Acorn Bioventures, L.P. (4)	1,658,848	715,224	2,018,665	—	—	715,224	4.1%
Arthur Feldman, M.D. (5)	1,004,433	—	1,395,119	—	—	—	—
Broadview Ventures I LLC (6)	974,529	—	1,150,225	—	—	—	—
Chardan Investments 2, LLC (7)	1,605,661	3,500,000	2,105,661	3,500,000	—	—	—
Innogest Capital (8)	984,546	—	1,171,096	—	—	—	—
Robert Driansky Trust Dated 9/11/96 (9)	296,637	—	414,057	—	—	—	—
Douglas Tilley (10)	39,551	—	55,205	—	—	—	—
Marianna LaRussa (11)	19,775	—	27,602	—	—	—	—
Joseph Y. Cheung (12)	39,551	—	55,205	—	—	—	—
Temple University—Of the Commonwealth System of Higher Education (13)	95,228	—	132,922	—	—	—	—
BioAdvance (14)	380,419	—	480,862	—	—	—	—
Novartis Bioventures Ltd. (15)	697,436	—	881,582	—	—	—	—
New Leaf Ventures Opportunities II, L.P. (16)	697,436	—	881,582	—	—	—	—
Citadel Multi-Strategy Equities Master Fund Ltd. (17)	1,102,049	150,000	200,000	—	902,049	150,000	6.2%
RTW Investments, LP (18)	2,187,540	175,000	800,000	—	1,387,540	175,000	9.2%
Chardan Healthcare Investments LLC (19)	250,000	—	250,000	—	—	—	—
Michael Rice	10,000	—	10,000	—	—	—	—
Richard Giroux	10,000	—	10,000	—	—	—	—
Matthew Rossen	10,000	—	10,000	—	—	—	—
Isaac Manke	10,000	—	10,000	—	—	—	—
R.A. Session II	10,000	—	10,000	—	—	—	—
TOTAL	12,535,087	4,540,224	12,668,314	3,500,000	2,289,589	1,040,224

(1)	Represents shares of Common Stock, excluding the shares of Common Stock that may be issued upon the exercise of Warrants.
(2)	Represents the Common Stock underlying the Warrants.
(3)

Shares to be sold in this offering include (i) 401,448 shares of our Common Stock issued as a portion of the Aggregate Merger Consideration and/or pursuant to the Company’s Investor Incentive Plan, (ii) 147,083 Earnout Shares and (iii) 50,000 shares of our Common Stock issued in the PIPE Investment. The address for the reporting person is c/o Renovacor, Inc., P.O. Box 8142, Greenwich, CT 06836.

(4)

Shares to be sold in this offering include (i) 1,302,842 shares of our Common Stock issued as a portion of the Aggregate Merger Consideration and/or pursuant to the Company’s Investor Incentive Plan, (ii) 359,817 Earnout Shares; and (iii) 356,006 shares of our Common Stock issued in the PIPE Investment. Isaac Manke, a director of the board of directors of Chardan Healthcare Acquisition 2 Corp. prior to the Business Combination, is a member of the General Partner of the Limited Partnership that directly holds shares by Acorn Bioventures, and as such, may be deemed to share voting and investment power with respect to such shares. Mr. Manke disclaims beneficial ownership with regard to such shares, except to the extent of his proportionate pecuniary interest therein. The address for the reporting persons is 420 Lexington Avenue, Suite 2626, New York, NY 10170.
(5)

Shares to be sold in this offering include (i) 994,433 shares of our Common Stock issued as a portion of the Aggregate Merger Consideration and/or pursuant to the Company’s Investor Incentive Plan, (ii) 390,686 Earnout Shares and (iii) 10,000 shares of our Common Stock issued in the PIPE Investment. The address for the reporting person is 136 Knightsbridge, Wynnewood, PA 19096.

(6)

Shares to be sold in this offering include (i) 443,823 shares of our Common Stock issued to Broadview Ventures I LLC and 204,936 shares issued to Longview Healthcare Ventures, LLC, an affiliate of Broadview Ventures I LLC, as a portion of the Aggregate Merger Consideration and/or pursuant to the Company’s Investor Incentive Plan, (ii) 117,183 Earnout Shares that may be issued to Broadview Ventures I LLC and 58,513 Earnout Shares that may be issued to Longview Healthcare Ventures, LLC and (iii) 325,770 shares issued in the PIPE Investment to Longview Healthcare Ventures, LLC, an affiliate of Broadview Ventures I LLC. The address for the reporting persons is c/o Broadview Ventures, Inc., 265 Franklin Street, Boston, MA 02110.

(7)

Shares to be sold in this offering include 500,000 shares of our Common Stock being held in escrow and subject to vesting or forfeiture based on satisfaction of the Earnout Milestones set forth in that certain Sponsor Support Agreement. The address for the reporting persons is c/o Chardan Healthcare Acquisition 2 Corp., 17 State Street, 21st Floor, New York, NY 10004.

(8)

Shares to be sold in this offering include shares of our Common Stock held by the following affiliates of Innogest Capital: (i) 437,120 shares of our Common Stock issued as a portion of the Aggregate Merger Consideration and/or pursuant to the Company’s Investor Incentive Plan, 118,050 Earnout Shares and 194,953 shares of our Common Stock issued in the PIPE Investment to Renovaholding M S.r.l.; (ii) 220,949 shares of our Common Stock issued as a portion of the Aggregate Merger Consideration and/or pursuant to the Company’s Investor Incentive Plan, 59,487 Earnout Shares and 85,147 shares of our Common Stock issued in the PIPE Investment to Elysia Capital; and (iii) 33,477 shares of our Common Stock issued as a portion of the Aggregate Merger Consideration and/or pursuant to the Company’s Investor Incentive Plan, 9,013 Earnout Shares and 12,900 shares of our Common Stock issued in the PIPE Investment to Francisco Loredan. The address the reporting persons is c/o Renovaholding M S.r.l., Via Locatelli 2, 20124 Milan, Italy.

(9)

Shares to be sold in this offering include (i) 296,637 shares of our Common Stock issued as a portion of the Aggregate Merger Consideration and/or pursuant to the Company’s Investor Incentive Plan and (ii) 117,420 Earnout Shares.

(10)

Shares to be sold in this offering include (i) 39,551 shares of our Common Stock issued as a portion of the Aggregate Merger Consideration and/or pursuant to the Company’s Investor Incentive Plan and (ii) 15,654 Earnout Shares.

(11)

Shares to be sold in this offering include (i) 19,775 shares of our Common Stock issued as a portion of the Aggregate Merger Consideration and/or pursuant to the Company’s Investor Incentive Plan and (ii) 7,827 Earnout Shares.

(12)

Shares to be sold in this offering include (i) 39,551 shares of our Common Stock issued as a portion of the Aggregate Merger Consideration and/or pursuant to the Company’s Investor Incentive Plan and (ii) 15,654 Earnout Shares.

(13)

Shares to be sold in this offering include (i) 95,228 shares of our Common Stock issued as a portion of the Aggregate Merger Consideration and/or pursuant to the Company’s Investor Incentive Plan and (ii) 37,694 Earnout Shares. The address for the reporting person is Sullivan Hall, Garden Level, 1330 Polett Walk, Philadelphia, PA 19122.

(14)

Shares to be sold in this offering include (i) 380,419 shares of our Common Stock issued as a portion of the Aggregate Merger Consideration and/or pursuant to the Company’s Investor Incentive Plan and (ii) 100,443 Earnout Shares. The address for the reporting person is 170 N. Radnor Chester Road, Suite 350, Radnor, PA 19087.

(15)

Shares to be sold in this offering include (i) 697,436 shares of our Common Stock issued as a portion of the Aggregate Merger Consideration and/or pursuant to the Company’s Investor Incentive Plan and (ii) 184,146 Earnout Shares. The address for the reporting person is Lichtstrasse 35, 4056 Basel.

(16)

Shares to be sold in this offering include (i) 697,436 shares of our Common Stock issued as a portion of the Aggregate Merger Consideration and/or pursuant to the Company’s Investor Incentive Plan and (ii) 184,146 Earnout Shares. The address for the reporting person is 420 Lexington Avenue, New York, NY 10170.

(17)

Shares to be sold in this offering include 200,000 shares of our Common Stock issued in the PIPE Investment. Citadel Advisors LLC is the portfolio manager of the reporting person. Citadel Advisors Holdings LP is the sole member of Citadel Advisors LLC. Citadel GP LLC is the general partner of Citadel Advisors Holdings LP. Kenneth Griffin owns a controlling interest in Citadel GP LLC. Mr. Griffin, as the owner of a controlling interest in Citadel GP LLC, may be deemed to have shared power to vote or dispose of the securities held by the reporting person. The address for the reporting person is c/o Citadel Advisors LLC, 601 Lexington Avenue, New York, NY 10022.

(18)

Shares to be sold in this offering include (i) 513,443 shares of our Common Stock issued in the PIPE Investment to RTW Master Fund, Ltd.; (ii) 229,213 shares of our Common Stock issued in the PIPE Investment to RTW Innovation Master Fund, Ltd.; and (iii) 57,344 shares of our Common Stock issued in the PIPE Investment to RTW Venture Fund Limited. RTW Investments, LP is the manager of RTW Master Fund, Ltd., RTW Venture Fund, Ltd and RTW Innovation Master Fund. Roderick Wong, M.D. is the Managing Partner and Chief Investment Officer of RTW Investments, LP and as such has sole voting and investment control over such shares. Dr. Wong disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address for the reporting persons is RTW Investments, 40 10th Avenue, Floor 7, New York, NY 10014.

(19)

Shares to be sold in this offering include 250,000 shares of our Common Stock issued in the PIPE Investment. The address for the reporting person is c/o Chardan Capital Markets LLC, 17 State Street, 21st Floor, New York, NY 10004.

Material Relationships with the Selling Securityholders

For a description of our relationships with the Selling Securityholders and their affiliates, see “Management,” “Executive and Director Compensation” and “Certain Relationships and Related Person Transactions.”

DESCRIPTION OF OUR SECURITIES

The following descriptions are summaries of the material terms of our second amended and restated certificate of incorporation, amended and restated bylaws, our Warrants and of the DGCL. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our second amended and restated certificate of incorporation, amended and restated bylaws and investors’ rights agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is part.

General

Our second amended and restated certificate of incorporation authorizes 100,000,000 shares of Common Stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Our second amended and restated certificate of incorporation authorizes a total of 100,000,000 shares of our Common Stock.

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of our Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

In the event of our liquidation or dissolution, the holders of our Common Stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our second amended and restated certificate of incorporation authorizes a total of 1,000,000 shares of preferred stock.

Under the terms of the second amended and restated certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the terms, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Warrants

Public Warrants

No fractional shares will be issued upon exercise of the Public Warrants. Therefore, the Public Warrants must be exercised in multiples of two Public Warrants. Each multiple of two Public Warrants entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per whole share, subject to adjustment as described below. The Public Warrants became exercisable upon the closing of the Business Combination; provided in that we have an effective and current registration statement covering the shares of Common Stock issuable upon the exercise of the Public Warrants and a current prospectus relating to such shares of Common Stock. We have agreed that as soon as practicable, we will use our best efforts to file with the SEC this registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Public Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of this registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the Public Warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective within 120 days from the closing of the Business Combination, or December 31, 2021, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

We may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	at any time during the exercise period;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last sale price of our Common Stock equals or exceeds $16.00 per share for any ten trading days within a 30-trading day period ending on the third business day prior to the date on which we send the notice of redemption to the warrant holders; and

•

if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Public Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If we call the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Common Stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will we be required to net cash settle the Public Warrants.

Except as otherwise provided in the Public Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holder of a Public Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the Public Warrant.

Our Public Warrants currently trade on the NYSE under the symbol “RCOR.WS.”

Private Placement Warrants

The Private Placement Warrants are identical to the Public Warrants underlying the units sold in the Chardan IPO except that the Private Placement Warrants will be exercisable for cash (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be non-redeemable by us, in each case, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by such holders on the same basis as the Public Warrants. The Private Placement Warrants purchased by the Sponsor will not be exercisable more than five years from the effective date of the Chardan IPO, in accordance with FINRA Rule 5110(f)(2)(G)(i), as long as Chardan Capital Markets or any of its related persons beneficially own these Private Placement Warrants. Each Private Placement Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment.

There is no established public trading market for the Private Placement Warrants. In addition, we do not intend to apply to list the Private Placement Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of Private Placement Warrants will be limited.

Except as otherwise provided in the Private Placement Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holder of a Private Placement Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the Private Placement Warrant.

Pre-Funded Warrant

The term “pre-funded” refers to the fact that the purchase price of our Common Stock pursuant to the Pre-Funded Warrant includes almost the entire exercise price that will be paid under the Pre-Funded Warrant, except for a nominal remaining exercise price of $0.01 per share of Common Stock underlying such Pre-Funded Warrant. The purpose of the Pre-Funded Warrant is to enable investors that may have restrictions on their ability to beneficially own more than 9.99% of our outstanding Common Stock following the consummation of the PIPE Investment the opportunity to invest capital into our Company without triggering their ownership restrictions, by receiving a Pre-Funded Warrant in lieu of the number of shares of Common Stock which would result in the holder’s aggregate ownership exceeding the 9.99% beneficial ownership limitation, allowing the holder to exercise the warrant to purchase the shares of Common Stock underlying the Pre-Funded Warrant at such nominal price at a later date.

The Pre-Funded Warrant entitles the holders thereof to purchase shares of our Common Stock at a nominal exercise price of  $0.01 per share, at any time after its original issuance until exercised in full.

A holder will not have the right to exercise any portion of the Pre-Funded Warrant if the holder (together with its affiliates and certain related parties) would beneficially own in excess of 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrant. However, any holder may increase, but not in excess of 19.99%, or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

The Pre-Funded Warrant will have an exercise price of $0.01 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Subject to applicable laws, the Pre-Funded Warrant may be offered for sale, sold, transferred or assigned without our consent.

There is no established public trading market for the Pre-Funded Warrant, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrant on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of Pre-Funded Warrant will be limited.

If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Pre-Funded Warrant with the same effect as if such successor entity had been named in the Pre-Funded Warrant itself. If holders of our Common Stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Pre-Funded Warrant following such fundamental transaction.

Except as otherwise provided in the Pre-Funded Warrant or by virtue of such holder’s ownership of shares of our Common Stock, the holder of a Pre-Funded Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the Pre-Funded Warrant.

Anti-Takeover Effects of Provisions of our Second Amended and Restated Certificate of Incorporation, the Bylaws and Delaware Law

Certain provisions of Delaware law and our second amended and restated certificate of incorporation and our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Classified Board of Directors

Our second amended and restated certificate of incorporation provides that our board of directors is divided into three classes, with the classes as nearly equal in number as possible and, following the expiration of specified initial terms for each class, each class serving three-year staggered terms. In addition, our second amended and restated certificate of incorporation provides that, directors may only be removed from our board of directors with cause. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Authorized but Unissued Shares

The authorized but unissued shares of our Common Stock and our preferred stock is available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our second amended and restated certificate of incorporation provides that special meetings of the stockholders may be called only by (i) our board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, (ii) the chairperson of our board of directors, or (iii) our chief executive officer, and special meetings of stockholders may not be called by any other person or persons. Our second amended and restated certificate of incorporation and amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice requirements set forth in the amended and restated bylaws. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or our management.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our second amended and restated certificate of incorporation provides otherwise. Our second amended and restated certificate of incorporation precludes stockholder action by written consent.

Approval for Amendment of Certificate of Incorporation and Bylaws

Our second amended and restated certificate of incorporation further provides that the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, is required to amend certain provisions of our second amended and restated certificate of incorporation, including provisions relating to the size of the board, removal of directors, special meetings, actions by written consent and cumulative voting. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, is required to amend or repeal our proposed bylaws, although our proposed bylaws may be amended by a simple majority vote of our board of directors.

Exclusive Venue

Our second amended and restated certificate of incorporation and our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of our Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or to our stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the proposed bylaws or our second amended and restated certificate of incorporation (as it may be amended and/or restated from time to time), (iv) any action, suit or proceeding asserting a claim against us governed by the internal affairs doctrine, or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL. Subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. In addition, the foregoing provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, these provisions may have the effect of discouraging lawsuits against our directors and officers.

Limitations on Liability and Indemnification of Officers and Directors

Our second amended and restated certificate of incorporation will limit the liability of our directors to the fullest extent permitted by the DGCL, and the amended and restated bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the State of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of us or any of our subsidiaries or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Transfer Agent and Registrar and Warrant Agent

The transfer agent and registrar for our Common Stock and warrant agent for our Public Warrants is Continental Stock Transfer & Trust Company.

Stock Exchange

Our Common Stock and Public Warrants currently trade on the NYSE under the symbols “RCOR” and “RCOR.WS,” respectively. We do not intend to apply for the listing of the Private Placement Warrants or the Pre-Funded Warrant on any national securities exchange or other nationally recognized trading system, including the NYSE.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain material United States federal income tax consequences of the ownership and disposition of our Common Stock and Private Placement Warrants, which we refer to collectively as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to persons who are receiving our securities in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	our sponsor, founders, officers or directors;

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	S corporations;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent (5%) or more (by vote or value) of our Common Stock;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the securities;

•

accrual-method taxpayers who are required under Section 451(b) of the Internal Revenue Code of 1986, as amended, or the Code, to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements;

•	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;

•	persons who acquire our securities as compensation; and

•	tax-exempt entities.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds our securities, the U.S. federal income tax treatment of a partner in such partnership or equityholder in such pass-through entity generally will depend upon the status of the partner or equityholder, upon the activities of the partnership or other pass-through entity and upon certain determinations made at the partner or equityholder level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) and equityholders in other pass-through entities considering the acquisition of our securities to consult their tax advisors regarding the U.S. federal income tax considerations of the ownership and disposition of our securities by such partnership or pass-through entity.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes). We have not sought, and will not seek, a ruling from the Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. WE URGE PROSPECTIVE HOLDERS TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” As used herein, the term “U.S. holder” means a beneficial owner of our Common Stock or Private Placement Warrants who or that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (b) it has in effect a valid election under Treasury Regulations to be treated as a United States person.

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described below under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Placement Warrants.” Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requirements relating to the requisite holding period are satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that currently are subject to tax at preferential long-term capital gains rates.

Possible Constructive Distributions

The terms of each Private Placement Warrant provide for an adjustment to the number of shares of Common Stock for which the Private Placement Warrant may be exercised or to the exercise price of the Private Placement

Warrant on the occurrence of certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. U.S. holders of the Private Placement Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Private Placement Warrants), including as a result of a distribution of cash or other property to the holders of shares of our Common Stock which is taxable to such holders of such shares as a distribution. Any constructive distribution received by a U.S. holder would be subject to tax in the same manner as if such U.S. holders of the Private Placement Warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment. Generally, a U.S. holder’s adjusted tax basis in its Private Placement Warrants would be increased to the extent any such constructive distribution is treated as a dividend.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Placement Warrants

Upon a sale or other taxable disposition of our Common Stock or Private Placement Warrants (which, in general, would include a redemption of our Private Placement Warrants that is treated as a taxable exchange of such Private Placement Warrants as described below under “Exercise, Lapse or Redemption of a Private Placement Warrant”), a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Common Stock or Private Placement Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Common Stock or Private Placement Warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders currently are eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Common Stock or Private Placement Warrants transferred in such disposition.

Exercise, Lapse or Redemption of a Private Placement Warrant

Except as discussed below with respect to the cashless exercise of a Private Placement Warrant, a U.S. holder generally will not recognize taxable gain or loss as a result of the acquisition of Common Stock upon exercise of a Private Placement Warrant for cash. The U.S. holder’s tax basis in the shares of our Common Stock received upon exercise of the Private Placement Warrants generally will be an amount equal to the sum of the U.S. holder’s initial investment in the Private Placement Warrants and the exercise price of such Private Placement Warrants. For U.S. federal income tax purposes, it is unclear whether the U.S. holder’s holding period for the Common Stock received upon exercise of the Private Placement Warrants will begin on the date following the date of exercise or on the date of exercise of the Private Placement Warrants; in either case, the holding period will not include the period during which the U.S. holder held the Private Placement Warrants. If a Private Placement Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such U.S. holder’s tax basis in the Private Placement Warrant.

The tax consequences of a cashless exercise of a Private Placement Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s tax basis in the Common Stock received would equal the holder’s basis in the Private Placement Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Private Placement Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Common Stock would include the holding period of the Private Placement Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the Private Placement Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining Private Placement Warrants, which would be deemed to be exercised. For this purpose, a U.S. holder would be deemed to have surrendered a number of Private Placement Warrants having an aggregate value equal to the exercise price for the number of Private Placement Warrants deemed exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the exercise price of the Private Placement Warrants deemed exercised and the U.S. holder’s tax basis in the Private Placement Warrants deemed surrendered. Such gain or loss would be long-term or short-term depending on the U.S. Holder’s holding period in the Private Placement Warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the Common Stock received would equal the sum of the U.S. holder’s initial investment in the Private Placement Warrants deemed exercised and the exercise price of such Private Placement Warrants. It is unclear whether a U.S. holder’s holding period for the Common Stock would commence on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the Private Placement Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the Common Stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem Private Placement Warrants for cash or if we purchase Private Placement Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “U.S. Holders-Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Placement Warrants.”

If we give notice of an intention to redeem Private Placement Warrants and a U.S. holder exercises its Private Placement Warrants on a cashless basis and receives an amount of Common Stock in respect thereof, we intend to treat such exercise as a redemption of Private Placement Warrants for Common Stock for U.S. federal income tax purposes. Such redemption should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, a U.S. holder should not recognize any gain or loss on the redemption of Private Placement Warrants for shares of Common Stock. A U.S. holder’s aggregate tax basis in the shares of Common Stock received in the redemption generally should equal the U.S. holder’s aggregate tax basis in the Private Placement Warrants redeemed and the holding period for the shares of Common Stock received should include the U.S. holder’s holding period for the surrendered Private Placement Warrants. However, there is some uncertainty regarding this tax treatment and it is possible such a redemption could be treated differently, including as, in part, a taxable exchange in which gain or loss would be recognized in a manner similar to that discussed above for a cashless exercise of warrants. Accordingly, a U.S. holder is urged to consult its tax advisor regarding the tax consequences of a redemption of Private Placement Warrants for shares of Common Stock.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our Common Stock and Private Placement Warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

All U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our Common Stock or Private Placement Warrants who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions

In general, any distributions (other than certain distributions of our stock or rights to acquire our stock) made to a Non-U.S. holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend to a Non-U.S. holder of Private Placement Warrants (as described above in “U.S. Holders — Possible Constructive Dividends”), it is possible that this tax would be withheld from any amount owed to the Non-U.S. holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Private Placement Warrants or other property subsequently paid or credited to such Non-U.S. holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of our Common Stock, which will be treated as described below under “Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Placement Warrants” below.

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Placement Warrants

A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or our Private Placement Warrants (including the expiration or redemption of our Private Placement Warrants), unless:

•

the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder);

•	such Non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Common Stock or Private Placement Warrants and, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than five percent (5%) of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Common Stock or Private Placement Warrants. There can be no assurance that our Common Stock is or has been treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (which will include any gain realized in connection with the redemption and may be reduced by certain U.S. source capital losses) at a tax rate of thirty percent (30%).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we would be treated as a United States real property holding corporation in any future year.

Exercise, Lapse or Redemption of a Private Placement Warrant

The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a Private Placement Warrant, or the lapse of a Private Placement Warrant held by a Non-U.S. holder, or the redemption of a Private Placement Warrant held by a Non-U.S. holder generally will correspond to the U.S. federal income tax treatment of the exercise, lapse or redemption of a Private Placement Warrant by a U.S. holder, as described above under “U.S. Holders — Exercise, Lapse or Redemption of a Private Placement Warrant” above, although to the extent a cashless exercise or redemption of a Private Placement Warrant results in a taxable exchange, the consequences would be similar to those described above under “Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Placement Warrants.”

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Common Stock and Private Placement Warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

All Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred as the Foreign Account Tax Compliance Act, or FATCA) generally impose withholding at a rate of thirty percent (30%) in certain circumstances on dividends in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of thirty percent (30%), unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

RESTRICTIONS ON RESALE OF OUR SECURITIES

Pursuant to Rule 144 under the Securities Act, or Rule 144, a person who has beneficially owned our restricted Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we are required to file reports) preceding the sale.

Persons who have beneficially owned our restricted Common Stock or Warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our Common Stock then outstanding; or

•	the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its shares of our Common Stock and Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after the filing of our “Super” Form 8-K with Form 10 type information, which was filed on September 9, 2021.

As a result of the consummation of the Business Combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Lock-Up Agreements and Our Amended and Restated Bylaws

As of September 30, 2021, approximately 62.2% of our outstanding shares of Common Stock are subject to lock-up agreements, a form of which is included as Exhibit 10.7, or the lock-up terms of our amended and restated bylaws. Pursuant to the lock-up agreements, subject to certain customary exceptions, such stockholders have agreed not to effect any (i) direct or indirect offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, lending, or other transfer or disposition of any Lockup Securities (as defined in the lock-up agreement), (ii) entry into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lockup Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) voluntary public disclosure of any action contemplated in the foregoing clauses (i) and (ii), in each case, for six months after the closing of the Business Combination, or March 2, 2022. In addition, such lock-up terms apply to the shares of our Common Stock issued as Aggregate Merger Consideration in the Business Combination.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to an aggregate of 8,526,546 shares of Common Stock, which consists of (i) up to 4,311,322 shares of Common Stock that are issuable upon the exercise of 8,622,644 Public Warrants; (ii) up to 3,500,000 shares of Common Stock that are issuable upon the exercise of 3,500,000 Private Placement Warrants; and (iii) up to 715,224 shares of Common Stock that are issuable upon the exercise of the Pre-Funded Warrant.

In addition, this prospectus relates to the resale from time to time by the Selling Securityholders named in this prospectus, or their permitted transferees, of up to 12,668,314 shares of Common Stock and 3,500,000 Private Placement Warrants, which consists of (i) up to 2,284,776 PIPE Shares; up to 6,305,061 Old Renovacor Stockholder Shares; (iii) up to 1,655,661 Sponsor Shares; (iv) up to 1,922,816 Earnout Shares; (v) up to 500,000 Sponsor Earnout Shares; and (vi) up to 3,500,000 Private Placement Warrants.

We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants. The Selling Securityholders will pay any underwriting discounts, if applicable (it being understood that the Selling Securityholders shall not be deemed to be underwriters solely as a result of their participation in this offering) and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities.

We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock or Private Placement Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock or Private Placement Warrants, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the shares of Common Stock or Private Placement Warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock, or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (supplemented or amended as necessary to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of our Common Stock or Private Placement Warrants offered by them will be the purchase price of the Common Stock or Private Placement Warrants, as the case may be, less discounts or commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock or Private Placement Warrants to be made directly or through agents. We will not receive any of the proceeds from sales by the Selling Securityholders.

The Selling Securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock, Private Placement Warrants or interests therein may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. To the extent required, the shares of our Common Stock or Private Placement Warrants to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock and Private Placement Warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers. We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying any prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of Common Stock or Private Placement Warrants against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date on which all of the shares may be sold by the Selling Securityholders without restriction (including any current public information requirement) pursuant to Rule 144.

Our Common Stock is currently listed on the New York Stock Exchange (the “NYSE”) under the symbol “RCOR”, and our Public Warrants are currently listed on NYSE under the symbol “RCOR.WS”.

LEGAL MATTERS

The validity of any securities offered in this prospectus will be passed upon for Renovacor, Inc. by Troutman Pepper Hamilton Sanders LLP, Philadelphia, Pennsylvania. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in any applicable prospectus supplement.

EXPERTS

The financial statements of Chardan Healthcare Acquisition 2 Corp. as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in this prospectus have been audited by Marcum LLP, or Marcum, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Renovacor, Inc. (Old Renovacor) at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020 and 2019, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Common Stock and Private Placement Warrants offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the company and its Common Stock and Private Placement Warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements we have filed electronically with the SEC.

We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain website at https://www.renovacor.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Chardan Healthcare Acquisition 2 Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Chardan Healthcare Acquisition 2 Corp. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2020 and 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/S/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Houston, TX

March 4, 2021

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

BALANCE SHEETS

	December 31,
	2020	2019
ASSETS
Current assets
Cash	$687,313	$22,705
Prepaid expenses and other current asset	30,217	2,225

Total Current Assets	717,530	24,930
Marketable securities held in trust account	86,247,631	—

TOTAL ASSETS	$86,965,161	$24,930

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities — accounts payable and accrued expenses	$359,438	$2,400
Promissory note — related party	500,000	—

TOTAL LIABILITIES	859,438	2,400

Commitments
Common stock subject to possible redemption 8,110,572 and no shares at redemption value at December 31, 2020 and 2019, respectively	81,105,720	—
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 30,000,000 shares authorized; 2,667,733 and 5,000,000 issued and outstanding (excluding 8,110,572 and no shares subject to possible redemption) at December 31, 2020 and 2019 (1), respectively	266	500
Additional paid-in capital	5,782,977	24,500
Accumulated deficit	(783,240)	(2,470)

Total Stockholders’ Equity	5,000,003	22,530

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$86,965,161	$24,930

(1)

Common stock balance at December 31, 2019, included 2,556,250 shares which were cancelled in April of 2020 and 318,750 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full (Note 5).

The accompanying notes are an integral part of the financial statements.

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2020	2019
Operating and formation costs	$801,961	$520

Loss from operations	(801,961)	(520)
Other income:
Interest earned on marketable securities held in trust account	21,191	—

Net (loss) income	$(780,770)	$(520)

Weighted average shares outstanding, basic and diluted (1)	3,291,003	4,681,250

Basic and diluted net loss per common share	$(0.24)	$(0.00)

(1)	Excludes an aggregate of 8,110,572 shares subject to possible redemption at December 31, 2020.

The accompanying notes are an integral part of the financial statements.

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance — January 1, 2019	5,000,000	$500	$24,500	$(1,950)	$23,050
Net loss	—	—	—	(520)	(520)

Balance — December 31, 2019	5,000,000	500	24,500	(2,470)	22,530
Cancellation of Founder Shares	(2,556,250)	(256)	256	—	—
Forfeiture of Founder Shares	(288,089)	(29)	29	—	—
Sales of 8,622,644 Units, net of underwriter discounts and fees	8,622,644	862	85,463,101	—	85,463,963
Sale of 3,500,000 Private Placement Warrants	—	—	1,400,000	—	1,400,000
Common stock subject to redemption	(8,110,572)	(811)	(81,104,909)	—	(81,105,720)
Net income	—	—	—	(780,770)	(780,770)

Balance — December 31, 2020	2,667,733	$266	$5,782,977	$(783,240)	$5,000,003

The accompanying notes are an integral part of the financial statements.

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(780,770)	$(520)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in trust account	(21,191)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(27,992)	(2,225)
Accounts payable and accrued expenses	357,038	450

Net cash used in operating activities	(472,915)	(2,295)

Cash Flows from Investing Activities:
Investment of cash in trust account	(86,226,440)	—

Net cash used in investing activities	(86,226,440)	—

Cash Flows from Financing Activities:
Proceeds from collection of stock subscription receivable from Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	85,726,440	—
Proceeds from sale of Private Placement Warrants	1,400,000	—
Proceeds from promissory note — related party	530,000	—
Repayment of promissory note — related party	(30,000)	—
Payment of offering costs	(262,477)	—

Net cash provided by financing activities	87,363,963	25,000

Net Change in Cash	664,608	22,705
Cash — Beginning of period	22,705	—

Cash — End of period	$687,313	$22,705

Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$81,869,560	$—

Change in value of common stock subject to possible redemption	$(763,840)	$—

The accompanying notes are an integral part of the financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Chardan Healthcare Acquisition 2 Corp. (formerly known as Chardan Healthcare Acquisition III Corp.) (the “Company”) is a blank check company incorporated in Delaware on December 19, 2018. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities that the Company has not yet identified (a “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses operating in North America in the healthcare industry. On March 3, 2020, the Company changed its name to Chardan Healthcare Acquisition 2 Corp.

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

Initial Public Offering

The registration statement for the Company’s Initial Public Offering was declared effective on April 23, 2020. On April 28, 2020, the Company consummated the Initial Public Offering of 8,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $85,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 3,500,000 warrants (the “Private Placement Warrants”) at a price of $0.40 per Private Placement Warrant in a private placement to Chardan Investments 2, LLC (the “Sponsor”), generating gross proceeds of $1,400,000, which is described in Note 4.

Following the closing of the Initial Public Offering on April 28, 2020, an amount of $85,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account, as described below.

On June 5, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company consummated the sale of an additional 122,644 Units at $10.00 per Unit, generating total gross proceeds of $1,226,440. A total of $1,226,440 of net proceeds ($10.00 per Unit) were deposited in the Trust Account, bringing the aggregate proceeds held in the Trust Account to $86,226,440.

Transaction costs amounted to $762,477, consisting of $500,000 of underwriting fees and $262,477 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The

Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (net of taxes payable) at the time of the signing an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and other initial stockholders (collectively, the “Initial Stockholders”) have agreed to (a) vote their Founder Shares (as defined in Note 5) and any Public Shares held by them in favor of a Business Combination and (b) not to convert any shares (including Founder Shares) in connection with a stockholder vote to approve a Business Combination or sell any such shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming their shares with respect to more than an aggregate of 20% of the Public Shares.

The Company will have until April 28, 2022 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The proceeds deposited in the Trust Account could, however, become subject to claims of creditors. Therefore, the actual per-share redemption amount could be less than $10.00.

The Initial Stockholders have agreed to (i) waive their redemption rights with respect to Founder Shares and any Public Shares they may acquire during or after the Initial Public Offering in connection with the consummation of a Business Combination, (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to consummate a Business Combination within the Combination Period and (iii) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders an opportunity to redeem their Public Shares in conjunction with any such amendment. However, the Initial Stockholders will be entitled to liquidating distributions with respect to any Public Shares acquired if the Company fails to consummate a Business Combination or liquidates within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per share, except as to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the

Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020 and 2019.

Marketable Securities Held in Trust Account

At December 31, 2020, substantially all of the assets held in the Trust Account were held in money market funds which invest in U.S. Treasury securities.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company complies with the accounting and reporting requirements of Accounting Standards Codification (“ASC”) Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020 and 2019, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL”) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture. Shares of common stock subject to possible redemption at December 31, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 7,811,322, shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per common share for the period presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 3. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 8,622,644 Units, at a purchase price of $10.00 per Unit, inclusive of 122,644 Units sold to the underwriters on June 5, 2020 upon the underwriters’ election to partially exercise their over-allotment option. Each Unit consists of one share of common stock and one warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one-half of one share of common stock at an exercise price of $11.50 per share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 3,500,000 Private Placement Warrants at a price of $0.40 per Private Placement Warrant, for an aggregate purchase price of $1,400,000. Each Private Placement Warrant is exercisable to purchase one share of common stock at an exercise price of $11.50. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In December 2018, the Company issued an aggregate of 5,000,000 shares of common stock to the Sponsor for an aggregate purchase price of $25,000. On April 28, 2020, the Sponsor cancelled 2,556,250 of its shares, resulting in 2,443,750 remaining shares owned by the Sponsor (“Founder Shares”). The Founder Shares included an aggregate of up to 318,750 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to partially exercise their over-allotment option, 288,089 Founder Shares were forfeited and 30,661 Founder Shares are no longer subject to forfeiture, resulting in there being 2,155,661 Founder Shares outstanding.

The Initial Stockholders have agreed that, subject to certain limited exceptions, 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) six months after the date of the consummation of a Business Combination or (ii) the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 10 trading days within any 30-trading day period commencing after a Business Combination and the remaining 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On January 14, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $500,000. As of April 28, 2020, there was $30,000 outstanding under the Promissory Note. The Promissory Note was repaid on April 29, 2020.

On April 28, 2020, the Company issued a $500,000 promissory note to the Sponsor (the “Sponsor Promissory Note”) in exchange for $500,000 in cash that was used to pay the underwriting discount at the consummation of the Initial Public Offering. The Sponsor Promissory Note is non-interest bearing, unsecured and due upon the consummation of a Business Combination.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would be paid upon consummation of a Business Combination, without interest.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on April 28, 2020, the Company will pay an affiliate of the Sponsor up to $10,000 per month for general and administrative services including office space, utilities and secretarial support. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2020, the Company incurred $90,000, in fees for these services, of which $20,000 is included in accounts payable and accrued expensed in the accompanying balance sheet.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on April 23, 2020, the holders of the Founder Shares, Private Placement Warrants (and their underlying securities) are entitled to registration rights. The holders of a majority of these securities will be entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Placement Warrants (and their underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Chardan Capital Markets, LLC and its related persons may not, with respect to the Private Placement Warrants purchased by the Sponsor, (i) have more than one demand registration right at the Company’s expense, (ii) exercise their demand registration rights more than five (5) years from the effective date of the Initial Public Offering, and (iii) exercise their “piggy-back” registration rights more than seven (7) years from the effective date of the Initial Public Offering, as long as Chardan Capital Markets, LLC or any of its related persons are beneficial owners of Private Placement Warrants.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — On April 23, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020 and 2019, there were no shares of preferred stock issued or outstanding.

Common Stock — On April 23, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 30,000,000 shares of common stock with a par value of $0.0001 per share.

Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2020 and 2019, there were 2,667,733 and 5,000,000 shares of common stock issued and outstanding, excluding 8,110,572 and no shares of common stock subject to possible redemption, respectively.

Warrants — No fractional shares will be issued upon exercise of the Public Warrants. Therefore, Public Warrants must be exercised in multiples of two warrants. The Public Warrants will become exercisable on the consummation of a Business Combination; provided in that the Company has an effective and current registration statement covering the shares of common stock issuable upon the exercise of the Public Warrants and a current prospectus relating to such shares of common stock. The Company has agreed that as soon as practicable, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within 120 days from the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	at any time during the exercise period;

•	upon a minimum of 30 days’ prior written notice of redemption

•

if, and only if, the last sale price of the Company’s common stock equals or exceeds $16.00 per share for any 10 trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•

if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s shares of common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business

Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $16.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 160% of the higher of the Market Value and the Newly Issued Price.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering except that the Private Placement Warrants will be exercisable for cash (even if a registration statement covering the shares of common stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be non-redeemable by the Company, in each case, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. The Private Placement Warrants purchased by the Sponsor will not be exercisable more than five years from the effective date of the Initial Public Offering, in accordance with FINRA Rule 5110(f)(2)(G)(i), as long as Chardan Capital Markets, LLC or any of its related persons beneficially own these Private Placement Warrants.

NOTE 8. INCOME TAX

The Company’s net deferred tax assets are as follows:

	December 31, 2020	December 31, 2019
Deferred tax assets
Net operating loss carryforward	$164,481	$519

Total deferred tax assets	164,481	519
Valuation Allowance	(164,481)	(519)

Deferred tax assets, net of allowance	$—	$—

The provision for income taxes consists of the following:

	December 31, 2020	December 31, 2019
Federal
Current	$—	$—
Deferred	(164,481)	(109)
State and Local
Current	—	—
Deferred	—	—
Change in valuation allowance	164,481	109

Income tax provision	$—	$—

As of December 31, 2020 and 2019, the Company had approximately $781,000 and $2,500, respectively, in U.S. federal net operating loss carryovers available to offset future taxable income, which do not expire.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2020, the change in the valuation allowance was $163,962.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	December 31, 2020	December 31, 2019
Statutory federal income tax rate	21.0%	21.0%
Valuation allowance	(21.0)%	(21.0)%

Income tax provision	0.0%	0.0%

The Company files income tax returns in the U.S. federal and New York jurisdictions. The Company’s tax returns since inception remain open and subject to examination by the taxing authorities. The Company considers New York to be a significant state tax jurisdiction.

On March 27, 2020, the CARES Act was enacted in response to COVID-19 pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increasing the limitation under Section 163(j) of the IRC for 2019 and 2020 to permit additional expensing of interest (ii) enacting a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k), (iii) making modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2018, 2019, and 2020 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhancing the recoverability of alternative minimum tax credits. Given the Company’s full valuation allowance position and capitalization of all costs, the CARES Act did not have an impact on the financial statements.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$86,247,631

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 17, 2021, the Sponsor committed to provide an aggregate of $250,000 in loans to the Company on an as needed basis. Such loans will be evidenced by a promissory note when issued.

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

CONDENSED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)	(As Revised)
ASSETS
Current assets:
Cash	$304,575	$687,313
Prepaid expenses	—	30,217

Total current assets	304,575	717,530
Investments held in Trust Account	86,254,797	86,247,631

Total assets	$86,559,372	$86,965,161

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities—accounts payable and accrued expenses	$1,917,910	$359,438
Promissory note—related party	500,000	500,000
Warrant liabilities	3,745,000	4,025,000

Total liabilities	6,162,910	4,884,438

Commitments
Common stock, $0.0001 par value, subject to possible redemption; 8,622,644 and 7,708,072 shares at redemption value at June 30, 2021 and December 31, 2020, respectively	86,254,797	77,080,720
Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at June 30, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.0001 par value; 30,000,000 shares authorized; 2,155,661 and 3,070,233 shares issued and outstanding (excluding 8,622,644 and 7,708,072 shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	215	307
Additional paid-in capital	24,785	8,417,293
Accumulated deficit	(5,883,335)	(3,417,597)

Total stockholders’ equity (deficit)	(5,858,335)	5,000,003

Total liabilities and stockholders’ equity (deficit)	$86,559,372	$86,965,161

The accompanying notes are an integral part of these financial statements.

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating costs	$1,061,088	$82,342	$1,932,184	$99,265
Franchise tax expense	25,000	—	39,243	—

Loss from operations	(1,086,088)	(82,342)	(1,971,427)	(99,265)
Change in fair value of warrant liabilities	595,000	(35,000)	280,000	(35,000)
Interest earned on marketable securities held in Trust Account	3,083	11,550	7,166	11,550
Fair value in excess of consideration recorded on the issuance of private warrants	—	(1,680,000)	—	(1,680,000)
Transaction costs	—	(9,357)	—	(9,357)

Net loss	$(488,005)	$(1,795,149)	$(1,684,261)	$(1,812,072)

Basic and diluted weighted average shares outstanding, Redeemable Common Stock	8,622,644	3,913,315	8,167,884	3,913,315

Basic and diluted net earnings per share, Redeemable Common Stock	$0.00	$0.00	$0.00	$0.00
Basic and diluted weighted average shares outstanding, Non-Redeemable Common Stock	2,155,661	3,913,315	2,610,421	3,913,315

Basic and diluted net loss per share, Non-Redeemable Common Stock	$(0.21)	$(0.46)	$(0.63)	$(0.46)

The accompanying notes are an integral part of these financial statements.

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(UNAUDITED)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balances, December 31, 2020 (Revised)	3,070,233	$307	$8,417,293	$(3,417,597)	$5,000,003
Measurement adjustment on redeemable Common Stock	(914,572)	(92)	(8,392,508)	(778,394)	(9,170,994)
Net loss	—	—	—	(1,196,256)	(1,196,256)

Balances, March 31, 2021 (Unaudited)	2,155,661	$215	$24,785	$(5,392,247)	$(5,367,247)
Measurement adjustment on redeemable Common Stock	—	—	—	(3,083)	(3,083)
Net loss	—	—	—	(488,005)	(488,005)

Balances, June 30, 2021 (Unaudited)	2,155,661	$215	$24,785	$(5,883,335)	$(5,858,335)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balances, December 31, 2019	5,000,000	$500	$24,500	$(2,470)	$22,530
Net loss	—	—	—	(16,923)	(16,923)

Balances, March 31, 2020 (Unaudited)	5,000,000	$500	$24,500	$(19,393)	$5,607
Cancellation of Founder Shares	(2,556,250)	(256)	256	—	—
Forfeiture of Founder Shares	(288,089)	(29)	29	—	—
Sales of 8,622,644 Units, net of underwriter discounts and fees	8,622,644	862	85,463,101	—	85,463,963
Transaction costs from sale of 3,500,000 Private Placement Warrants	—	—	9,357	—	9,357
Common stock subject to redemption	(7,868,376)	(786)	(78,682,983)	—	(78,683,769)
Net loss	—	—	—	(1,795,149)	(1,795,149)

Balances, June 30, 2020 (Unaudited)	2,909,929	$291	$6,814,260	$(1,814,542)	$5,000,009

The accompanying notes are an integral part of these financial statements.

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(1,684,261)	$(1,812,072)
Adjustments to reconcile net loss to net cash used in operations:
Transaction costs incurred in connection with IPO	—	9,357
Fair value in excess of consideration recorded on the issuance of private warrants	—	1,680,000
Change in fair value of warrant liability	(280,000)	35,000
Interest earned on marketable securities held in Trust Account	(7,166)	(11,550)
Changes in operating assets and liabilities:
Prepaid expenses	30,217	(81,242)
Accrued expenses	1,558,472	50,922

Net cash used in operating activities	(382,738)	(129,585)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(86,226,440)

Net cash used in investing activities	—	(86,226,440)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	85,726,440
Proceeds from sale of Private Placement Warrants	—	1,400,000
Proceeds from promissory note—related party	—	530,000
Repayment of promissory note—related party	—	(30,000)
Payment of offering costs	—	(262,477)

Net cash provided by financing activities	—	87,363,963

Net change in cash	(382,738)	1,007,938
Cash at beginning of period	687,313	22,705

Cash at end of period	$304,575	$1,030,643

Supplemental disclosure of noncash investing and financing activities:
Initial classification of common stock subject to possible redemption	$—	$81,869,560

Initial measurement of warrants issued in connection with the IPO accounted for as liabilities	$—	$3,080,000

Change in value of common stock subject to possible redemption	$9,174,077	$(70,791)

The accompanying notes are an integral part of these financial statements.

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Chardan Healthcare Acquisition 2 Corp. (formerly known as Chardan Healthcare Acquisition III Corp.) (the “Company”) is a blank check company incorporated in Delaware on December 19, 2018. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities that the Company has not yet identified (a “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses operating in North America in the healthcare industry. On March 3, 2020, the Company changed its name to Chardan Healthcare Acquisition 2 Corp.

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2021, the Company had not commenced any operations. All activity through June 30, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

Initial Public Offering

The registration statement for the Company’s Initial Public Offering was declared effective on April 23 2020. On April 28, 2020, the Company consummated the Initial Public Offering of 8,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $85,000,000, which is discussed in Note 4.

Following the closing of the Initial Public Offering on April 28, 2020, an amount of $85,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants (as defined in Note 4) was placed in a trust account (the “Trust Account”), invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account, as described below

Transaction costs related to the issuances described above amounted to $762,477, consisting of $500,000 of underwriting fees and $262,477 of other costs. In addition, at June 30, 2021, $304,575 of cash was held outside of the Trust Account and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (net of taxes payable) at the time of the signing an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and other initial stockholders (collectively, the “Initial Stockholders”) have agreed to (a) vote their Founder Shares (as defined in Note 5) and any Public Shares held by them in favor of a Business Combination and (b) not to convert any shares (including Founder Shares) in connection with a stockholder vote to approve a Business Combination or sell any such shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming their shares with respect to more than an aggregate of 20% of the Public Shares.

The Company will have until 24 months from the closing of the Initial Public Offering to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Initial Stockholders have agreed to (i) waive their redemption rights with respect to Founder Shares and any Public Shares they may acquire during or after the Initial Public Offering in connection with the consummation of a Business Combination, (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to consummate a Business Combination within the Combination Period and (iii) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders an opportunity to redeem their Public Shares in conjunction with any such amendment. However, the Initial Stockholders will be entitled to liquidating distributions with respect to any Public Shares acquired if the Company fails to consummate a Business Combination or liquidates within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per share, except as to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination Agreement

On March 22, 2021, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, CHAQ2 Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of the Company (“Merger Sub”), and Renovacor, Inc., a Delaware corporation (“Renovacor”).

The Merger Agreement provides for, among other things, the following transactions at the closing: (i) Merger Sub will merge with and into Renovacor, with Renovacor as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of the Company (the “Merger”) and, in connection with the Merger, (ii) the Company’s name will be changed to Renovacor, Inc. The Merger and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination”.

At the closing of the Business Combination (the “Closing”), an aggregate of 6,500,000 shares of CHAQ2 Common Stock, par value $0.0001 per share (“CHAQ2 Common Stock”), will be issued to equity holders of

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

Renovacor as of immediately prior to the Closing in respect of all of the equity interests of Renovacor (the “Aggregate Merger Consideration”). Out of the Aggregate Merger Consideration, each holder of preferred stock of Renovacor, par value $0.0001 per share (the “Renovacor Preferred Stock”), will be entitled to receive a number of shares of CHAQ2 Common Stock equal to the Preferred Per Share Merger Consideration (as defined in the Merger Agreement) with respect to such holder’s shares of Renovacor Preferred Stock. Each holder of Common Stock of Renovacor, par value $0.0001 per share (the “Renovacor Common Stock”, and together with the Renovacor Preferred Stock, the “Renovacor Capital Stock”) will be entitled to receive a number of shares of the Company’s Common Stock equal to the Common Per Share Merger Consideration (as defined in the Merger Agreement) with respect to such holder’s shares of Renovacor Common Stock.

In addition, each option to purchase shares of Renovacor Common Stock (each, a “Renovacor Option”) outstanding as of immediately prior to the Closing will be converted into an option to purchase a number of shares of the Company Common Stock (rounded down to the nearest whole number) equal to the product of the number of shares of Renovacor Common Stock subject to such Renovacor Option and the Common Per Share Merger Consideration (an “Exchanged Option”), which Exchanged Option shall be subject to the same vesting terms applicable to the Renovacor Option as of immediately prior to the Closing.

Holders of Renovacor Capital Stock and Renovacor Options will also have the contingent right to receive up to 2,000,000 shares of CHAQ2 Common Stock in the aggregate (“Earnout Consideration”).

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, CHAQ2 will be treated as the “accounting acquiree” and Renovacor as the “accounting acquirer” for financial reporting purposes.

PIPE Financing (Private Placement)

Concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), including the Sponsor, certain holders of Renovacor Capital Stock and other third parties. Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, immediately following the Closing, an aggregate of 3,000,000 shares of the Company Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $30,000,000 (the “PIPE Financing”). A portion of the shares of Company Common Stock to be issued and sold in the PIPE Financing may be issued to certain PIPE Investors in the form of pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of Company Common Stock, at an initial purchase price of $9.99 per share underlying the Pre-Funded Warrants. The Pre-Funded Warrants will be immediately exercisable at an exercise price of $0.01 (subject to a 9.99% beneficial ownership limitation) and will be exercisable indefinitely.

The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that the Company will grant the investors in the PIPE Financing certain customary registration rights, including a covenant by the Company to file a registration statement on Form S-1 registering for resale the shares of the Company Common Stock issued pursuant to the Subscription Agreements.

Going Concern Consideration

As of June 30, 2021, the Company had $304,575 in cash held outside of the Trust Account and a working capital deficit of 1,613,335. The Company has incurred and expects to continue to incur significant costs in pursuit of its

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for the earlier of the consummation of a Business Combination or one year from this filing. Management plans to address this uncertainty through the Business Combination as discussed above. There is no assurance that the Company’s plans to consummate the Business Combination will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on March 4, 2021 and revisions thereto reported in footnote 2 of the March 31, 2021 financial statements included in the Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on May 25, 2021. The interim results for the periods presented are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and December 31, 2020.

Investments Held in Trust Account

At June 30, 2021, the assets held in the Trust Account were held in money market funds, which are invested in U.S. Treasury securities.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

Transaction Costs associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A—Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred transaction amounting to $762,477 as a result of the Initial Public Offering (consisting of a $500,000 underwriting discount and $262,477 of other offering costs). The Company recorded $253,120 of offering costs as a reduction of equity in connection with the shares of common Stock included in the Units. The Company immediately expensed $9,357 of offering costs in connection with the Private Placement Warrants that were classified as liabilities.

Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using a Black-Scholes model (see Note 9).

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740—Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

Net Loss Per Share

Net loss per common share is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding during the period, excluding shares of Common Stock subject to forfeiture. Shares of Common Stock subject to possible redemption at June 30, 2021, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 7,811,322, shares of Common Stock in the calculation of diluted loss per share, since the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per common share is the same as basic net loss per common share for the period presented.

	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Class A Common Stock subject to possible redemption
Numerator: Earnings attributable to Class A Common Stock subject to possible redemption
Franchise tax expense	$(25,000)	$—	$(39,243)	$—

Net earnings attributable to Class A Common Stock subject to possible redemption	$(25,000)	$—	$(39,243)	$—

Denominator: Weighted average Class A Common Stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A Common Stock subject to possible redemption	8,622,644	3,913,315	8,167,884	3,913,315

Basic and diluted net earnings per share, Class A Common Stock subject to possible redemption	$0.00	$0.00	$0.00	$0.00

Non-Redeemable Class A and Class B Common Stock
Numerator: Non-redeemable net loss - Basic and Diluted
Net loss	$(488,005)	$(1,795,149)	$(1,684,261)	$(1,812,072)
Less: Net earnings attributable to Class A Common Stock subject to possible redemption	25,000	—	39,243	—

Non-redeemable net loss—Basic and Diluted	$(463,005)	$(1,795,149)	$(1,645,018)	$(1,812,072)

Denominator: Weighted average Non-Redeemable Class A and Class B Common Stock
Basic and diluted weighted average shares outstanding, Non-Redeemable Class A and Class B Common Stock	2,155,661	3,913,315	2,610,421	3,913,315

Basic and diluted net loss per share, Non-Redeemable Class A and Class B Common Stock	$0.00	$(0.46)	$0.00	$(0.46)

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The Company applies ASC 820, Fair Value Measurement (“ASC 820”), which establishes framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying amounts reflected in the balance sheet for cash, prepaid expenses, and accounts payable and accrued expenses approximate fair value due to their short-term nature.

The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy are described below:

Level 1—Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3—Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

See Note 9 for additional information on assets and liabilities measured at fair value.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 8,622,644 Units, at a purchase price of $10.00 per Unit, inclusive of 122,644 Units sold to the underwriters on June 5, 2020 upon the underwriters’ election to partially exercise their over-allotment option. Each Unit consists of one share of common stock and one warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one-half of one share of common stock at an exercise price of $11.50 per share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 3,500,000 Private Placement Warrants at a price of $0.40 per Private Placement Warrant, for an aggregate purchase price of $1,400,000. Each Private Placement Warrant is exercisable to purchase one share of common stock at an exercise price of $11.50. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering except that the Private Placement Warrants will be exercisable for cash (even if a registration statement covering the shares of common stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be non-redeemable by the Company, in each case, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. The Private Placement Warrants purchased by the Sponsor will not be exercisable more than five years from the effective date of the Initial Public Offering, in accordance with FINRA Rule 5110(f)(2)(G)(i), as long as Chardan Capital Markets, LLC or any of its related persons beneficially own these Private Placement Warrants.

As of June 30, 2021, there were 3,500,000 Private Placement Warrants outstanding. The Company classifies the outstanding Private Placement Warrants as warrant liabilities on the Balance Sheet in accordance with the guidance contained in ASC 815-40.

The warrant liability is initially measured at fair value upon the closing of the Initial Public Offering and subsequently re-measured at each reporting period using a Black-Scholes model. For the three months ended June 30, 2021 and 2020, the Company recognized a gain (loss) in connection with changes in the fair value of warrant liabilities of $595,000 and $(35,000), respectively, within change in fair value of warrant liabilities in the

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

condensed statements of operations. For the six months ended June 30, 2021 and 2020, the Company recognized a gain (loss) in connection with changes in the fair value of warrant liabilities of $280,000 and $(35,000), respectively, within change in fair value of warrant liabilities in the condensed statements of operations.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In December 2018, the Company issued an aggregate of 5,000,000 shares of common stock to the Sponsor for an aggregate purchase price of $25,000. On April 28, 2020, the Sponsor cancelled 2,556,250 of its shares, resulting in 2,443,750 remaining shares owned by the Sponsor (“Founder Shares”). The Founder Shares included an aggregate of up to 318,750 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to partially exercise their over-allotment option, 288,089 Founder Shares were forfeited and 30,661 Founder Shares are no longer subject to forfeiture, resulting in there being 2,155,661 Founder Shares outstanding.

The Initial Stockholders have agreed that, subject to certain limited exceptions, 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) six months after the date of the consummation of a Business Combination or (ii) the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 10 trading days within any 30-trading day period commencing after a Business Combination and the remaining 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note—Related Party

On January 14, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $500,000. As of April 28, 2020, there was $30,000 outstanding under the Promissory Note. The Promissory Note was repaid on April 29, 2020.

On April 28, 2020, the Company issued a $500,000 promissory note to the Sponsor (the “Sponsor Promissory Note”) in exchange for $500,000 in cash that was used to pay the underwriting discount at the consummation of the Initial Public Offering. The Sponsor Promissory Note is non-interest bearing, unsecured and due upon the consummation of a Business Combination.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on April 28, 2020, the Company will pay an affiliate of the Sponsor up to $10,000 per month for general and administrative services including office space, utilities and secretarial support. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three months ended June 30, 2021 and 2020, the Company incurred $30,000 and $20,000, respectively, in fees for these services, respectively. For the six months ended June 30, 2021 and 2020, the Company incurred $60,000 and $20,000, respectively, in fees for these services.

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would be paid upon consummation of a Business Combination, without interest.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on April 23, 2020, the holders of the Founder Shares, Private Placement Warrants (and their underlying securities) are entitled to registration rights. The holders of a majority of these securities will be entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Placement Warrants (and their underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Chardan Capital Markets, LLC and its related persons may not, with respect to the Private Placement Warrants purchased by the Sponsor, (i) have more than one demand registration right at the Company’s expense, (ii) exercise their demand registration rights more than five (5) years from the effective date of the Initial Public Offering, and (iii) exercise their “piggy-back” registration rights more than seven (7) years from the effective date of the Initial Public Offering, as long as Chardan Capital Markets, LLC or any of its related persons are beneficial owners of Private Placement Warrants.

NOTE 7. WARRANTS

A Warrant may be exercised only during the period (“Exercise Period”) commencing on the later to occur of (i) the completion of the Company’s initial business combination and (ii) 12 months following the closing of the Public Offering, and terminating at 5:00 p.m., New York City time, on the earlier to occur of (i) (A) five years following the completion of the Company’s initial business combination with respect to the Public Warrants, and (B) five years from the effective date of the Registration Statement with respect to the Private Warrants, and (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Warrant Agreement (“Expiration Date”). Except with respect to the right to receive the Redemption Price, each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at the close of business on the Expiration Date. The Company may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide written notice of not less than 20 days to Registered Holders of such extension and that such extension shall be identical in duration among all of the then outstanding Warrants.

The Private Warrants (i) will be exercisable either for cash or on a cashless basis at the holders option, and (ii) will not be redeemable by the Company, in either case as long as the Private Warrants are held by the initial purchasers or any of their permitted transferees. The Private Warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of, the Private Warrants (or any securities underlying the

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

Private Warrants) for a period of three hundred sixty (360) days following the effective date of the Registration Statement to anyone other than any member participating in the Public Offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period.

Notwithstanding any provision to the contrary contained in the Company’s Warrant Agreement, the Company shall not be required to issue any fraction of a Warrant Share in connection with the exercise of Warrants, and in any case where the Registered Holder would be entitled under the terms of the Warrants to receive a fraction of a Warrant Share upon the exercise of such Registered Holder’s Warrants, issue or cause to be issued only the largest whole number of Warrant Shares issuable on such exercise (and such fraction of a Warrant Share will be disregarded); provided, that if more than one Warrant certificate is presented for exercise at the same time by the same Registered Holder, the number of whole Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares issuable on exercise of all such Warrants.

All (and not less than all) of the outstanding Warrants may be redeemed, in whole and not in part, at the option of the Company, at any time from and after the Warrants become exercisable, and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $.01 per Warrant (“Redemption Price”); provided that the last sales price of the Common Stock has been equal to or greater than $16.00 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events) (the “Redemption Trigger Price”), for any ten (10) trading days within a thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given and provided further that there is a current registration statement in effect with respect to the shares of Common Stock underlying the Warrants for each day in the aforementioned 30-day trading period and continuing each day thereafter until the Redemption Date. For avoidance of doubt, if and when the warrants become redeemable by the Company under this Section, the Company may exercise its redemption right, even if it is unable to register or qualify the Warrant Shares for sale under all applicable state securities laws.

As of June 30, 2021, there were 8,622,644 Public Warrants and 3,500,000 Private Placement Warrants outstanding. The Company classifies the outstanding Private Placement Warrants as warrant liabilities on the Balance Sheet in accordance with the guidance contained in ASC 815-40.

The warrant liabilities are initially measured at fair value upon the closing of the Initial Public Offering and subsequently re-measured at each reporting period using a Black-Scholes model. For the three months ended June 30, 2021 and 2020, the Company recognized a gain (loss) in connection with changes in the fair value of warrant liabilities of $595,000 and $(35,000), respectively, within change in fair value of warrant liabilities in the condensed statements of operations. For the six months ended June 30, 2021 and 2020, the Company recognized a gain (loss) in connection with changes in the fair value of warrant liabilities of $280,000 and $(35,000), respectively, within change in fair value of warrant liabilities in the condensed statements of operations.

NOTE 8. STOCKHOLDERS’ EQUITY

Preferred stock — On April 23, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

Common Stock — On April 23, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 30,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 2,155,661 and 3,070,233 shares of common stock issued and outstanding, excluding 8,622,644 and 7,708,072 of common stock subject to possible redemption, respectively.

The Company determined the common stock subject to redemption to be equal to the redemption value of approximately $10 per share of common stock while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. In conjunction with the PIPE Financing and associated Subscription Agreements that will close substantially concurrent with an initial business combination, which would result in an additional $30,000,000 in net tangible assets. Upon considering the impact of the PIPE Financing and associated Subscription Agreements, it was concluded during the quarter ended March 31, 2021 that the redemption value would include all shares of common stock resulting in the common stock subject to possible redemption being equal to $86,254,797. This resulted in a measurement adjustment to the initial carrying value of the common stock subject to redemption with the offset recorded to additional paid-in capital and accumulated deficit.

NOTE 9. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis at June 30, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
June 30, 2021
Assets
Investments held in Trust Account:
Money Market investments	$86,254,797	$86,254,797	$—	$—
Liabilities
Warrant liability – Private Placement Warrants	$3,745,000	$—	$—	$3,745,000
December 31, 2020
Assets
Investments held in Trust Account:
Money Market investments	$86,247,631	$86,247,631	$—	$—
Liabilities
Warrant liability – Private Placement Warrants	$4,025,000	$—	$—	$4,025,000

The Company utilizes a Black-Scholes model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the Statements of Operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

The significant unobservable inputs used in the Black-Scholes model to measure the warrant liability that is categorized within Level 3 of the fair value hierarchy are as follows:

	As of June 30, 2021	As of December 31, 2020
Stock price	$9.96	$10.20
Strike price	$11.50	$11.50
Probability of completing a Business Combination	100.0%	88.0%
Dividend yield	—%	—%
Term (in years)	3.8	4.3
Volatility	19.8%	20.6%
Risk-free rate	0.63%	0.29%
Fair value of warrants	$1.07	$1.15

The following table provides a summary of the changes in fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis:

Warrant Liabilities
Fair value as of December 31, 2020	$4,025,000
Change in fair value of warrant liabilities	(280,000)
Fair value as of June 30, 2021	$3,745,000

There were no transfers between Levels 1, 2 or 3 during the period ended June 30, 2021 and the year ended December 31, 2020.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Renovacor, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Renovacor, Inc. (the Company) as of December 31, 2020 and 2019, the related statements of operations, convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2021.

Philadelphia, Pennsylvania

June 3, 2021

RENOVACOR, INC.

Balance Sheets

	December 31,
	2019	2020
Assets
Current assets:
Cash and cash equivalents	$2,160,885	$5,383,877
Prepaids and other current assets	99,444	107,296

Total current assets	2,260,329	5,491,173
Property and equipment, net	1,385	548

Total assets	$2,261,714	$5,491,721

Liabilities, Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$355,342	$136,829
Accrued expenses	39,085	56,875

Total current liabilities	394,427	193,704

Total liabilities	394,427	193,704

Commitments and contingencies (Note 6)
Convertible preferred stock, $0.0001 par value per share; 2,718,286 and 3,333,283 shares authorized, 934,803 and 2,578,518 issued and outstanding as of December 31, 2019 and 2020, respectively. Liquidation value of $10,922,339 as of December 31, 2020	3,438,782	10,073,820

Stockholders’ deficit:
Common stock, $0.0001 par value per share; 5,500,000 and 6,000,000 shares authorized; 1,933,988 and 1,953,368 shares issued and outstanding at December 31, 2019 and 2020, respectively	194	195
Additional paid-in capital	95,213	120,747
Accumulated deficit	(1,666,902)	(4,896,745)

Total stockholders’ deficit	(1,571,495)	(4,775,803)

Total liabilities, convertible preferred stock, and stockholders’ deficit	$2,261,714	$5,491,721

The accompanying notes are an integral part of these financial statements.

RENOVACOR, INC.

Statements of Operations

	December 31,
	2019	2020
Operating expenses:
Research and development	$652,709	$2,424,567
General and administrative	908,548	805,276

Loss from operations	(1,561,257)	(3,229,843)

Net loss	(1,561,257)	(3,229,843)
Cumulative preferred stock dividends	(101,112)	(339,388)

Net loss attributable to common stockholders	$(1,662,369)	$(3,569,231)

Net loss per share — basic and diluted	$(1.04)	$(1.94)

Weighted average common shares outstanding — basic and diluted	1,596,991	1,838,075

The accompanying notes are an integral part of these financial statements.

RENOVACOR, INC.

Statements of Convertible Preferred Stock and Stockholders’ Deficit

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount		Deficit
Balance, December 31, 2018	—	$—	1,836,109	$184	$37,375	$(105,645)	$(68,086)

Stock-based compensation	—	—	—	—	571	—	571
Vesting of restricted common stock	—	—	—	—	18,125	—	18,125
Issuance of Series A convertible preferred stock, net of issuance costs of $361,201	934,803	3,438,782	—	—	—	—	—
Issuance of common stock in exchange for license rights	—	—	97,879	10	39,142	—	39,152
Net loss	—	—	—	—	—	(1,561,257)	(1,561,257)

Balance, December 31, 2019	934,803	3,438,782	1,933,988	194	95,213	(1,666,902)	(1,571,495)

Stock-based compensation	—	—	—	—	3,759	—	3,759
Vesting of restricted common stock	—	—	—	—	18,125	—	18,125
Issuance of Series A convertible preferred stock, net of issuance costs of $46,766	1,643,715	6,635,038	—	—	—	—	—
Issuance of common stock in exchange for license rights			9,130	1	3,650	—	3,651
Issuance of restricted common stock	—	—	10,250	—	—	—	—
Net loss	—	—	—	—	—	(3,229,843)	(3,229,843)

Balance, December 31, 2020	2,578,518	$10,073,820	1,953,368	$195	$120,747	$(4,896,745)	$(4,775,803)

The accompanying notes are an integral part of these financial statements.

RENOVACOR, INC.

Statements of Cash Flows

	Year Ended December 31,
	2019	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,561,257)	$(3,229,843)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	571	3,759
Shares issued in connection with license agreement	39,152	3,651
Depreciation expense	837	837
Other	—	—
Change in assets and liabilities:
Prepaid expenses and other current assets	(95,440)	(7,852)
Accounts payable	351,808	(218,513)
Accrued expenses	20,960	35,915

Net cash used in operating activities	(1,243,369)	(3,412,046)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Series A convertible preferred stock, net of issuance costs	3,388,782	6,635,038
Repayments of long-term debt	(52,124)	—

Net cash provided by financing activities	3,336,658	6,635,038

NET INCREASE IN CASH	2,093,289	3,222,992
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	67,596	2,160,885

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,160,885	$5,383,877

SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES:
Conversion of note payable into Series A preferred stock	$50,000	$—

Vesting of restricted common stock	$18,066	$18,234

The accompanying notes are an integral part of these financial statements.

RENOVACOR, INC.

Notes to Financial Statements

1.	Nature of Business and Basis of Presentation

Nature of Business

Renovacor, Inc. (the “Company”, or “Renovacor”), a Delaware corporation, was founded on June 7, 2013. The Company is a preclinical stage gene-therapy company with a focus on developing a pipeline of innovative and proprietary gene therapies for diseases in areas of high unmet medical need associated with mutations in the Bcl2-associated athanogene 3, or BAG3, gene.

The Company is subject to risks common to companies in the biopharmaceutical industry, including, but not limited to, risks related to the successful development and commercialization of product candidates, fluctuations in operating results and financial risks, the ability to successfully raise additional funds when needed, protection of proprietary rights and patent risks, patent litigation, compliance with government regulations, dependence on key personnel and prospective collaborative partners, and competition from competing products in the marketplace.

Liquidity Considerations

The Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern within one year after the date the financial statements are issued. As of December 31, 2020, the Company had an accumulated deficit of $4.9 million. The Company has incurred losses and negative cash flows from operations since inception, including net losses of $1.6 million and $3.2 million for the years ended December 31, 2019 and 2020, respectively. The Company expects that its operating losses and negative cash flows will continue for the foreseeable future as the Company continues to expand its research and development programs and develop its product candidates. The Company currently expects that its cash and cash equivalents of $5.4 million as of December 31, 2020 will not be sufficient to fund its operating expenses and capital requirement for more than 12 months from the date these financial statements are issued, and therefore substantial doubt exists about the Company’s ability to continue as a going concern. Additional funding will be necessary to fund future preclinical and clinical activities.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which contemplate continuation of the Company as a going concern for a period within one year from the issuance of these financial statements and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

On March 22, 2021, the Company entered into a merger agreement (“Merger”) with Chardan Healthcare Acquisition 2 Corp. (“Chardan”). See Note 14, Subsequent Events, for further information on the merger agreement. One of the various closing conditions is that Chardan have at least aggregate gross proceeds from Chardan’s trust account, together with the proceeds from the PIPE Investment (as defined in Note 14), equaling not less than $85 million. There can be no assurance that the Company will be successful in completing the merger.

In the event the Company does not complete the Merger, the Company will seek additional funding through private equity financings, debt financings, collaborations, strategic alliances and marketing, distribution, or licensing arrangements. Although the Company has been successful in raising capital in the past, there is no assurance that the Company will be successful in obtaining such additional financing on terms acceptable to the

Company, if at all, and the Company may not be able to enter into collaborations or other arrangements. If the Company is unable to obtain funding, the Company could be forced to delay, reduce, or eliminate its research and development programs, which could adversely affect its business prospects and its ability to continue operations.

Basis of Presentation

The accompanying financial statements are prepared in conformity with U.S. GAAP. Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, expense, and related disclosures. The Company bases estimates and assumptions on historical experience when available and on various factors that it believes to be reasonable under the circumstances. The Company evaluates its estimates and assumptions on an ongoing basis. Estimates relied upon in preparing these financial statements relate to, but are not limited to, the fair value of common stock, stock-based compensation assumptions and accrued expenses (including accrued and prepaid clinical costs). Actual results may differ from these estimates under different assumptions or conditions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents.

Concentration of Credit Risks

Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company’s cash and cash equivalents are held at an accredited financial institution and the Company has not experienced any losses in such accounts. The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company believes it is not exposed to any significant risk in cash and cash equivalents.

Fair Value of Financial Instruments

Fair value is defined as the price received to sell an investment in a timely transaction or pay to transfer a liability in a timely transaction with an independent buyer in the principal market, or in the absence of a principal market, the most advantageous market for the investment or liability. A framework is used for measuring fair value utilizing a three-tier hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels of the fair value hierarchy are as follows:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 — Quoted prices in markets that are not considered to be active or financial instrument valuations for which all significant inputs are observable, either directly or indirectly; and

Level 3 — Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

Financial instruments are categorized in their entirety based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgment and considers factors specific to the investment. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3.

There were no assets or liabilities measured at fair value on a nonrecurring basis during the years ended December 31, 2019 and 2020, respectively.

Property and Equipment, net

Property and equipment are recorded at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method over the estimated useful lives of the related assets as follows:

Estimated Useful Life (Years)
Laboratory equipment	5
Furniture and fixtures and office equipment	5
Computer equipment and software	3

Depreciation expense is included in research and development and general and administrative expenses. Major additions and upgrades are capitalized; maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income (loss) from operations.

Impairment of Long-Lived Assets

Long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset to its carrying value. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the assets, the assets are written down to their fair values. The Company recognized no asset impairment losses in the years ended December 31, 2019 and 2020, respectively.

Research and Development Expenses

The Company expenses research and development expenses as incurred. The Company’s research and development expenses consist primarily of costs incurred in performing research and development activities, including personnel-related expenses such as salaries, stock-based compensation, and benefits, and external costs of outside vendors engaged to conduct preclinical development activities. The Company accrues for expenses related to development activities performed by third parties based on an evaluation of services received and efforts expended pursuant to the terms of the contractual arrangements. There may be instances in which payments made to the Company’s vendors will exceed the level of services provided and result in a prepayment of expenses. In accruing service fees, the Company estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual or prepaid expense accordingly.

Convertible Preferred Stock

The Company classifies convertible preferred stock outside of stockholders’ deficit on its balance sheets as the requirements of triggering a deemed liquidation event are not within the Company’s control. In the event of a deemed liquidation event, the proceeds from the event are distributed in accordance with liquidation preferences (see Note 8). The Company adjusts the carrying value of the convertible preferred stock to their redemption values when it becomes probable a redemption event will occur.

Stock-Based Compensation

The Company measures all stock-based awards granted based on the fair value on the date of the grant and recognizes compensation expense with respect to those awards over the requisite service period, which is generally the vesting period of the respective award. Generally, the Company issues awards with only service-based vesting conditions and records the expense for these awards using the straight-line method. The Company recognizes forfeitures related to stock-based compensation awards as they occur and reverses any previously recognized compensation cost associated with forfeited awards in the period the forfeiture occurs.

The Company classifies stock-based compensation expense in the statement of operations in the same manner in which the award recipients’ payroll costs are classified or in which the award recipients’ service payments are classified.

The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model (“Black-Scholes”). The following summarizes the inputs used:

Expected Volatility — The Company lacks company-specific historical and implied volatility information. Therefore, the Company estimates the expected stock volatility based on the historical volatility of a publicly traded set of peer companies and expects to continue to do so until the Company has adequate historical data regarding the volatility of the Company’s traded stock price.

Expected Term — The Company uses the simplified method described in the SEC’s Staff Accounting Bulletin No. 107, Share-Based Payment (“SAB 107”), to determine the expected life of the option grants.

Risk-Free Interest Rate — The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award.

Dividends — Expected dividend yield is zero because the Company has not paid cash dividends on shares of common stock and does not expect to pay any cash dividends in the foreseeable future.

Forfeitures — The Company accounts for forfeitures as they occur.

Grant Date Fair Value — The grant date fair value utilized in Black-Scholes is determined by the board of directors with the assistance of management. The grant date fair value of the shares of common stock is determined using valuation methodologies which utilize certain assumptions including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability. In determining the fair value of the shares of common stock, the methodologies used to estimate the enterprise value were performed using methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes (“ASC 740”). ASC 740 requires the use of the asset and liability method of accounting for income taxes. The current or deferred tax consequences of a transaction are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable currently or in future years. Deferred tax assets and liabilities are determined based on the difference between the financial statements and tax basis of assets and liabilities and expected future tax consequences of events that have been included in the financial statements or tax returns using enacted tax rates in effect for the year in which the differences are expected to reverse. Under this method, a valuation allowance is used to offset deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets may not be realized. Management annually evaluates the recoverability of deferred taxes and the adequacy of the valuation allowance (see Note 11).

The Company follows the provisions of ASC 740 relative to accounting for uncertain tax positions. These provisions provide guidance on the recognition, de-recognition and measurement of potential tax benefits associated with tax positions.

Net Loss per Share

Basic net loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during each period. Diluted net loss per share of common stock includes the effect, if any, from the potential exercise or conversion of securities, such as convertible preferred stock and stock options, which would result in the issuance of incremental shares of common stock. For diluted net loss per share, the weighted-average number of shares of common stock is the same for basic net loss per share due to the fact that when a net loss exists, dilutive securities are not included in the calculation as the impact is anti-dilutive. Shares of common stock subject to repurchase are excluded from the weighted-average shares until the period in which such repurchase rights lapse. The Company’s convertible preferred stock entitles the holder to participate in dividends and earnings of the Company, and, in periods in which net income is reported, the two-class method to calculate earnings per share would be applicable. The two-class method is not applicable during periods with a net loss, as the holders of the convertible preferred stock have no obligation to fund losses.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the chief operating decision maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its chief executive officer. The Company has determined it operates in one segment.

Emerging Growth Company Status

Upon completion of the Merger with Chardan (see Note 14), the Company expects to qualify as an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. The Company expects to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date, that it (i) is no longer an emerging growth company, or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Adopted Accounting Pronouncements

In August 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, to address how certain cash receipts and cash payments are presented and classified in the statement of cash flows in an effort to reduce existing diversity in practice. The standard includes eight specific cash flow issues and provides guidance on the appropriate cash flow presentation for each. The new standard was effective for the Company on January 1, 2020 using a retrospective transition method. The adoption of this standard did not have a material impact on the Company’s financial position or results of operations for the years ended December 31, 2019 and 2020.

In June 2019, the FASB issued ASU No. 2019-07, Improvements to Nonemployee Share-Based Payment Accounting. The new standard simplifies the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. On January 1, 2020, the Company early adopted this standard, which did not have a material impact on the Company’s financial position or results of operations.

Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases. Subsequently, the FASB issued ASU 2019-10 and then ASU 2020-05, both of which adjusted the effective date of ASU 2016-02 for non-public entities. The accounting standard is effective for non-public entities for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. A modified retrospective transition approach is required at the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of the pending adoption of the new standard on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU simplifies the accounting for certain convertible instruments. ASU 2020-06 will be effective for fiscal years beginning after December 15, 2021, with early adoption permitted for interim and annual reporting periods beginning after December 15, 2020. The Company is currently evaluating the impact of the pending adoption of the new standard on the Company’s consolidated financial statements.

3.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	December 31,
	2019	2020
Research and development costs	$87,932	$90,570
Insurance	11,512	15,226
Other	—	1,500

Total prepaid expenses and other current assets	$99,444	$107,296

4.	Property and Equipment, Net

Property and equipment, net, consisted of the following:

	December 31,
	2019	2020
Laboratory equipment	$2,500	$2,500
Less: accumulated depreciation	(1,115)	(1,952)

	$1,385	$548

Depreciation expense for the years ended December 31, 2019 and 2020 was $837, respectively.

5.	Accrued Expenses

Accrued expenses consisted of the following:

	December 31,
	2019	2020
Accrued employee compensation and benefits	$8,246	$35,375
Accrued external research and development expenses	5,000	21,500
Shares of restricted common stock subject to repurchase	18,125	—
Accrued professional fees	7,714	—

Total accrued expenses	$39,085	$56,875

6.	Commitments and Contingencies

Legal Proceedings

The Company is not currently subject to any material legal proceedings.

Sponsored Research Agreements (“SRA”)

The Company is committed to funding the SRA it entered with Temple University as further described in Note 7.

7.	License and Sponsored Research Agreements

Temple University

In August 2019, the Company entered into an exclusive license agreement (“License Agreement”) and a sponsored research agreement (“SRA”), each with Temple University (“Temple”). Pursuant to the License Agreement, Temple granted the Company an exclusive, royalty-bearing, sublicensable, worldwide license to certain patent rights in certain inventions related to the use of BAG3 technology for diagnosis, prevention or treatment of diseases in humans, and a non-exclusive license to use specified know-how and materials with a provision that Temple will retain the rights to practice the patent rights for non-commercial educational research purposes only and shall be free to sublicense these rights to other non-profit educational and research institutions solely for noncommercial research and educational purposes. Under the SRA, Temple is primarily responsible for preclinical development activities with respect to licensed technology and know-how through the pursuit of specific investigational questions which, in the aggregate, are intended to provide important supporting data for a future IND-enabling studies and for potential future marketing efforts. The Company is responsible for all subsequent clinical development and commercialization activities with respect to the licensed technology and know-how.

Upon execution of the License Agreement in 2019, the Company issued to Temple 97,879 shares of common stock on the effective date of the transaction and agreed to issue Temple an additional 9,130 shares of common stock upon the closing date of the second tranche of the Series A Convertible Preferred Stock (see Note 8). The Company also reimbursed Temple for the prosecution and maintenance costs incurred by Temple for the licensed patent rights prior to the Company entering into the License Agreement, and the Company is responsible for all the ongoing costs relating to the prosecution and maintenance of the Temple patent rights licensed to the Company going forward. The Company also agreed to pay Temple a minimum annual administrative fee of $20,000 per year beginning with the effective date of the License Agreement and continuing each annual anniversary thereafter.

In connection with the License Agreement, the Company recorded charges totaling $39,152 and $3,652 to research and development expense for the years ended December 31, 2019 and 2020, respectively, for the estimated fair value of the common shares issued to Temple. The Company also recorded charges of $225,168 to general and administrative expense in 2019 for the one-time reimbursement of the previously incurred patent costs by Temple, and for the first annual administrative fee. In 2020, the Company recorded $20,000 to general and administrative expense for the second annual administrative fee.

The License Agreement requires the Company to pay up to an aggregate of $1.25 million to Temple upon the achievement of certain developmental, regulatory and commercial milestones for the first licensed product that achieves said milestones regardless of the number of licensed products that achieve them. In addition, the Company is required to pay Temple a low single-digit royalty on net sales of any product utilizing the patent rights under the License Agreement, up to 50% of which may be reduced by payments Renovacor makes to third parties for freedom to operate. In addition, the Company must also pay a percentage of all consideration based on a percentage of sublicense consideration received by it, which percentage ranges from the mid-teens to mid-twenties depending on the stage of development at the time of the sublicense agreement.

The License Agreement will remain effective until (i) the expiration date of the last-to-expire patents covered under the License Agreement (currently expected to occur in 2041); (ii) the termination by Temple upon (a) an uncured breach by the Company, with a 60-day notification period, (b) the Company’s filing of a voluntary petition in bankruptcy or related proceeding, providing such petition is not dismissed within 90 days after the filing thereof, (c) a failure by the Company to meet certain milestones set forth in the Licensed Agreement, or (d) non-payment of undisputed monies due to Temple, with a 30-day notification period. Additionally, the Company may terminate the entire agreement or with respect to an individual patent or patent application, if desired, subject a 90-day notification period.

As it relates to the SRA, Temple will conduct such preclinical activities for a three-year period, unless terminated sooner or extended by mutual written consent, for which the Company is obligated to fund approximately $0.9 million over the three-year initial term of the SRA. The Company recorded research and development expenses of $0.3 million during each of 2020 and 2019 related to the SRA.

8.	Convertible Preferred Stock

Convertible preferred stock consisted of the following as of December 31, 2020 (in thousands, except share and per share amounts):

	Issuance Dates	Shares Issued and Outstanding	Common Stock Issuable Upon Conversion
Series A	August 2019	934,803	934,803
Series A	June 2020	209,658	209,658
Series A	November 2020	1,434,057	1,434,057

Series A Convertible Preferred Stock

In August 2019, the Company entered into a securities purchase agreement (“Series A Agreement”) with certain investors to sell 2,718,286 shares of Series A convertible preferred stock (“Series A”) at $4.065063 per share for total gross cash proceeds of $11.1 million and the redemption of a $50,000 note payable. The Series A Agreement calls for three separate closing events, or tranches, beginning with the first tranche which closed in August 2019. The second and third tranches will close 20 days following the day the Company delivers to all participating investors a written certification by a majority of the Board of Directors, including at least one Series A Director, that certain milestones, as outlined in the agreement, have been met. The milestones include certain operational and preclinical activities the completion of which must occur within 36 months from the initial closing.

In August 2019, the Company closed the first tranche and issued 934,803 shares of Series A to investors at $4.065063 per share for gross cash proceeds of $3.8 million, less issuance costs of $0.4 million, resulting in net proceeds of $3.4 million.

In June 2020, the Company entered into an amended securities purchase agreement (“Amended Series A Agreement”) permitting the sale of an additional 614,997 shares of Series A convertible preferred stock at $4.065063 per share for gross cash proceeds of $2.5 million to an additional investor. In June 2020, the Company issued 209,658 shares of Series A to the investor at $4.065063 per share for cash proceeds of $0.9 million, net of immaterial issuance costs.

In November 2020, in accordance with the terms of the Amended Series A Agreement, the Company closed the second tranche and issued 1,434,057 shares of Series A convertible preferred stock to investors at $4.065063 per share for cash proceeds of $5.8 million, net of immaterial issuance costs.

The third tranche was outstanding as of December 31, 2020.

The tranche right feature associated with the second closing and the third closing described above was evaluated in accordance with ASC 815, Derivatives and Hedging (“ASC 815”). The Company determined that the tranche right feature did not meet the definition of a freestanding financial instrument as the feature was not legally detachable. The Company also evaluated the feature as an embedded derivative and the Company determined that the tranche right feature did not meet the definition of a derivative financial instrument for which bifurcation would be required.

Rights, Preferences, Privileges and Restrictions

Voting — Each preferred stockholder is entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of preferred stock held by such holder are convertible at the time of such vote. All preferred stockholders are entitled to vote on all matters upon which holders of common stock have the right to vote, other than matters that must by law be voted by class or series vote. Series A stockholders, exclusively, and as a separate class, are entitled to elect two (2) directors of the Company.

Dividends — The holders of preferred stock are entitled to receive dividends, when and if declared by the board of directors of the Company, prior and in preference to any dividend on the common stock of the Company, in an amount equal to $0.28 per share of Series A per annum, subject to adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization. The dividends are cumulative and not compounding, and no such dividends have been declared to date. After payment of dividends on the Series A, any additional dividends shall be distributed among all holders of common stock and preferred stock based on the number of shares of common stock that would be held by each such holder if all shares of preferred stock were converted to common stock.

Liquidation Preference — In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, or a deemed liquidation event of the Company (which includes certain mergers and asset transfers), the holders of preferred stock shall be entitled to receive on a pari passu basis, out of the assets or consideration available for distribution in connection with such event and before any payment will be made to the holders of common stock, an amount per share equal to the original issuance price of the preferred stock ($4.065063) per share for the Series A, plus cumulative accrued dividends to date on such shares. The treatment of an event as a deemed liquidation event may be waived by the vote or written consent of the holders of at least a majority of the Series A Preferred Stock.

After payment of the Series A liquidation amounts in full, all of the remaining assets of the Company available for distribution to the stockholders shall be distributed among the holders of the preferred stock and common stock, pro rata, based on the number of shares held by each such holder on an as converted to common stock basis.

Conversion — Shares of preferred stock are convertible into common stock at the option of the holder at any time and without payment of any additional consideration. Each share of Series A is convertible into a number of fully paid shares of common stock as is determined by dividing the Series A original issuance price ($4.065063) by the Series A conversion price (initially equal to $4.065063). Further, the conversion rate of preferred stock is subject to adjustment based upon the occurrence of certain future events as defined in the Company’s certificate of incorporation.

Shares of preferred stock are automatically converted into shares of common stock upon either (a) the closing of an underwritten public offering at a price of at least $12.20 per share resulting in at least $60 million of gross proceeds to the Company, prior to deductions for underwriting discounts, commission, and expenses, or (b) the date and time, or occurrence of an event, specified by a vote of at least a majority of the holders of the preferred stock then outstanding.

Redemption — The Convertible Preferred Stock is subject to redemption under certain deemed liquidation events not solely within the control of the Company, as defined, and as such is considered contingently redeemable for accounting purposes and is classified as temporary equity in the Company’s balance sheets.

9.	Common Stock

The Company is authorized to issue up to 5,500,000 and 6,000,000 shares of common stock, of which 1,933,988 and 1,953,368 were issued and outstanding at December 31, 2019 and 2020, respectively.

On August 31, 2018, in accordance with the terms of the Company’s 2018 Stock Option and Grant Plan, a member of management and a director entered into restricted stock purchase agreements (“Agreement” or “Agreements”) whereby the Company issued and sold a total of 725,000 shares of restricted stock at a purchase price of $0.10 per share for a total of $72,500. A total of 422,901 of these shares (“Unvested Shares”) are subject to repurchase rights upon the occurrence of certain repurchase events, as defined in the agreements, for the director or member of management, and these repurchase rights lapse monthly, in equal amounts, over the following 28 months.

The Unvested Shares are held in escrow and subject to optional repurchase by the Company upon the occurrence of a repurchase event causing the stockholder to forfeit his or her right to such Restricted Stock at a repurchase price equal to the lesser of (x) the amount paid for such Shares, or (y) the estimated fair market value per share, as defined in the agreement, on the date the Company exercises its repurchase right. These repurchase terms are considered to be a forfeiture provision and the cash received for the Unvested Shares is treated as a liability in the Company’s balance sheet until the repurchase rights lapsed. The unvested stock liability related to these awards was $18,125 and $0 at December 31, 2019 and 2020, respectively.

Repurchase rights related to 10,250 Unvested Shares remain in force at December 31, 2020. The Company also has the right to repurchase vested shares upon the occurrence of a Repurchase Event, as defined in the Company’s 2018 Stock Option and Grant Plan, at fair market value.

The voting, dividend and liquidation rights of the holders of the common stock are subject to and qualified by the rights, powers, and preferences of the holders of the preferred stock.

Voting — Each holder of outstanding shares of common stock shall be entitled to one vote in respect of each share. The holders of outstanding shares of common stock, voting together as a single class, shall be entitled to elect two (2) directors. The number of authorized shares of common stock may be increased or decreased by the affirmative vote of a majority of the outstanding shares of common stock and preferred stock voting together as a single class.

Dividends — Subject to the payment in full of all preferential dividends to which the holders of the preferred stock are entitled, the holders of common stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the board of directors may determine in its sole discretion, with holders of preferred stock and common stock sharing pari passu in such dividends.

Liquidation Rights — After payment in full of all preferential amounts to which the holders of preferred stock are entitled upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company or deemed liquidation event of the Company, all of the remaining assets of the Company available for distribution to the stockholders shall be distributed among the holders of the preferred stock and common stock, pro rata based on the number of shares held by each such holder on an as converted to common stock basis.

Reserved Shares — As of December 31, 2020, the Company reserved the following shares of common stock for issuance upon conversion of the outstanding convertible preferred stock and exercise of stock options:

Conversion of Series A preferred stock	2,578,518
Series A preferred stock reserved for 3rd tranche (see Note 8)	754,765
Stock options available for issuance	301,440
Stock options outstanding	82,179

Total	3,716,902

10.	Stock-Based Compensation

In 2018, the Company established the 2018 Stock Option and Grant Plan (the “2018 Plan”), under which the Company may grant options and restricted stock to its employees and certain non-employees. The maximum number of shares of common stock reserved for issuance under the 2018 Plan at the time of adoption was 850,000 shares. The number of authorized shares reserved for issuance under the 2018 Plan was increased by 268,869 shares effective as of August 12, 2019. There were 301,440 shares of common stock remaining and available for issuance under the 2018 Plan at December 31, 2020.

The Company may grant options to purchase authorized but unissued shares of the Company’s common stock. Options granted under the 2018 Plan include incentive stock options that can be granted only to the Company’s employees and non-statutory stock options that can be granted to the Company’s employees, consultants, advisors, and directors. The 2018 Plan also permits the Company to issue restricted stock awards.

The exercise prices, vesting and other restrictions of the awards to be granted under the 2018 Plan are determined by the board of directors, except that no stock option may be issued with an exercise price less than the fair market value of the common stock at the date of the grant or have a term in excess of ten years. Options granted under the 2018 Plan are exercisable in whole or in part at any time subsequent to vesting.

Stock Options

The following table provides the assumptions used in determining the fair value of option awards for the years ended December 31, 2019 and 2020:

Year Ended December 31, 2020
Expected volatility	69.4%
Risk-free interest rate	1.46%
Expected dividend yield	—
Expected term (in years)	6.08

There were no options granted for the year ended December 31, 2019. The weighted average fair value of the options granted was $0.23 per share for the year ended December 31, 2020.

The following table summarizes stock option activity for the year ended December 31, 2020:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding — December 31, 2019	40,000	$0.10		$
Granted	42,179	0.40
Exercised	—	—
Forfeited	—	—

Outstanding — December 31, 2020	82,179	$0.25	8.4		$12,000

Options exercisable — December 31, 2020	39,166	$0.10	7.6		$11,750

The Company has recorded stock-based compensation expense related to stock options of $571 and $2,813 for the years ended December 31, 2019 and 2020, respectively. The Company has an aggregate $7,441 of gross unrecognized stock-based compensation expense as of December 31, 2020 remaining to be amortized over a weighted average period of 3.0 years.

Restricted Stock Awards

The following table summarizes restricted stock activity for the years ended December 31, 2019 and 2020:

Number of Shares
Unvested — January 1, 2019	362,500
Issued	—
Vested	(181,250)
Cancelled	—

Unvested — December 31, 2019	181,250
Issued	10,250
Vested	(181,250)
Cancelled	—

Unvested — December 31, 2020	10,250

The Company did not record stock-based compensation expense related to vesting of restricted stock for the year ended December 31, 2019 as the awards had been paid for at fair value by the holders at the date of grant. The Company recorded $946 of stock-based compensation expense related to vesting of restricted stock for the year ended December 31, 2020 as the awards granted in 2020 were purchased by the holder for less than fair value at the date of grant. The Company has aggregate gross unrecognized stock-based compensation expense of $3,141 related to restricted stock awards as of December 31, 2020 remaining to be amortized over a weighted average period of 3.0 years.

Stock-based compensation expense recorded in the accompanying statements of operations is as follows:

	Year Ended December 31,
	2019	2020
Research and development	$571	$2,813
General and administrative	—	946

Total stock-based compensation expense	$571	$3,759

11.	Income Taxes

During the years ended December 31, 2019 and 2020, the Company recorded no current or deferred income tax expenses or benefits as the Company has incurred losses since inception and has provided a full valuation allowance against its deferred tax assets.

A reconciliation of the expected income tax benefit computed using the federal statutory income tax rate to the Company’s effective income tax rate is as follows for the years ended December 31, 2019 and 2020:

	Year Ended December 31,
	2019	2020
Income tax computed at federal statutory rate	21.0%	21.0%
State tax, net of federal benefit	8.0	8.0
Other	1.9	0.0
Change in valuation allowance	(30.9)	(29.0)

Effective income tax rate	—%	—%

The Company’s deferred tax assets at December 31, 2019 and 2020, consisted of the following (in thousands):

	Year Ended December 31,
	2019	2020
Deferred tax assets
Federal and state net operating losses	$369,570	$1,251,012
Capitalized patent costs	112,732	167,330
Stock-based compensation	497	1,588

Gross deferred tax assets	482,799	1,419,930
Less: valuation allowance	(482,506)	(1,419,814)

Total deferred tax assets	$293	$116

Deferred tax liabilities
Fixed assets	$(293)	$(116)

Total deferred tax liabilities	$(293)	$(116)

Net deferred tax assets	$—	$—

The Company evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets as of December 31, 2019 and 2020. Management considered the Company’s cumulative net losses and concluded as of December 31, 2019 and 2020, that it was more likely than not that the Company would not realize the benefits of the deferred tax assets. Accordingly, a full valuation allowance was established against the net deferred tax assets as of December 31, 2019 and 2020.

As of December 31, 2019 and 2020, the Company had federal net operating loss (“NOL”) carryforwards of $4,311,540 available to reduce future federal taxable income. The federal NOL carryforwards generated prior to 2018, totaling approximately $0.1 million, expire at various dates beginning in 2034, and the remaining federal NOL carryforwards generated in 2018, 2019, and 2020 do not expire. The Tax Cuts and Jobs Act, enacted on December 22, 2017, limits a taxpayer’s ability to utilize NOL deduction in a year to 80% taxable income for federal NOLs arising in tax years beginning after December 31, 2017. The Coronavirus Aid, Relief, and Economic Security Act, enacted on March 27, 2020, retroactively and temporarily (for taxable years beginning before January 1, 2021) suspended application of the 80%-of-income limitation on the use of NOLs. As of December 31, 2020, the Company had state apportioned NOL carryforwards of $4,424,133 available to reduce future state taxable income, which expire at various dates beginning in 2034.

Utilization of the Company’s NOL carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain shareholders or public groups in the stock of a corporation by more than 50% over a three-year period. The Company has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to the significant complexity and cost associated with such a study. If the Company has experienced a change of control, as defined by Section 382, at any time since inception, utilization of the NOL carryforwards would be subject to an annual limitation under Section 382, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforwards before utilization. Further, until a study is completed and any limitation is known, no amounts are being presented as an uncertain tax position.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. The Company’s tax years are still open under statute from inception to the present.

12.	Net Loss per Share

Net Loss per Share

The following outstanding potentially dilutive securities have been excluded from the calculation of diluted net loss per share, as their effect is anti-dilutive:

	For the Years Ended December 31,
	2019	2020
Convertible Preferred Stock	934,803	2,578,518
Stock options to purchase common stock	40,000	82,179
Restricted shares of common stock subject to repurchase	181,250	10,250

13.	Related Parties

In August 2019, the Company paid-off the $102,124 note payable it owed to Dr. Arthur Feldman, the founder and a current director of the Company, for $52,124 in cash and 12,300 shares of Series A Convertible Preferred shares. In addition, the Company paid consulting fees of approximately $41,000 to Dr. Feldman in 2019 and $100,000 in 2020.

14.	Subsequent Events

Merger Agreement

In March 2021 the Company entered a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Chardan Healthcare Acquisition 2 Corp. (“Chardan”), a publicly traded special purpose acquisition company (“SPAC”), by and among Chardan, CHAQ2 Merger Sub, Inc., a wholly owned direct subsidiary of Chardan (“Merger Sub” or “CHAQ2”), and Renovacor.

Transaction Details

The following will occur at the effective time of the transaction: (i) Merger Sub will merge with and into Renovacor, with Renovacor as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of Chardan (the “Merger”), and (ii) Chardan’s name will be changed to Renovacor, Inc. The transaction is expected to close in the second quarter of 2021, following the receipt of the required approval by Chardan’s stockholders and the fulfilment of other customary closing conditions.

Under the terms of the proposed transaction, Chardan will issue 6.5 million common shares to current securityholders of Renovacor. Current Renovacor stockholders may also receive up to 2.0 million earn-out shares (“Company Earnout Shares”), as follows: 0.6 million shares if the share price exceeds $17.50 over any twenty trading days within any thirty consecutive trading day period by the end of calendar year 2023, 0.6 million shares if the share price exceeds $25.00 over any twenty trading days within any thirty consecutive trading day period by the end of calendar year 2025, and 0.8 million shares if the share price exceeds $35.00 over any twenty trading days within any thirty consecutive trading day period by the end of calendar year 2027. Furthermore, Chardan ‘s sponsor agreed to shift 0.5 million of its founder shares to earnout shares, subject to the same terms as Company Earnout Shares. Both the Company Earnout Shares and the Sponsor Earnout Shares will also become issuable upon the occurrence of a change in control. In addition, each option to purchase shares of Renovacor Common Stock (each, a “Renovacor Option”) outstanding immediately prior to the Closing will be converted into an option to purchase a number of shares of Chardan common stock, rounded down to the nearest whole number, equal to the product of the number of shares of Renovacor Common Stock subject to such Renovacor Option and the Common Per Share Merger Consideration (an “Exchanged Option”), which Exchanged Option shall be subject to the same vesting terms applicable to the Renovacor Option immediately prior to the Closing.

Concurrently with the execution of the Merger Agreement, Chardan entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), including the sponsor of Chardan, certain holders of Renovacor capital stock and other third parties. Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and Chardan agreed to issue and sell to such investors, immediately following the Closing, an aggregate of 3,000,000 shares of Chardan common stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $30,000,000 (the “PIPE Investment”). A portion of the shares of Chardan common stock to be issued and sold in the PIPE Investment may be issued to certain PIPE Investors in the form of pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of Chardan common stock, at an initial purchase price of $9.99 per share underlying the Pre-Funded Warrants. The Pre-Funded Warrants will be immediately exercisable at an exercise price of $0.01 (subject to a 9.99% beneficial ownership limitation) and will be exercisable indefinitely.

The closing of the PIPE Investment is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that Chardan will grant the investors in the PIPE Investment certain customary registration rights, including a covenant by Chardan to file a registration statement on Form S-1 registering for resale the shares of Chardan common stock issued pursuant to the Subscription Agreements.

The obligation of Chardan and Renovacor to consummate the Business Combination is subject to certain closing conditions, including, but not limited to, (i) the approval of Chardan’s stockholders, (ii) the approval of Renovacor’s stockholders and (iii) the preliminary proxy statement to solicit the approval of Chardan’s stockholders (the “Proxy Statement”) receiving clearance from the SEC.

In addition, the obligation of Chardan to consummate the Business Combination is subject to the fulfillment of other closing conditions, including, but not limited to, (i) the representations and warranties of Renovacor being true and correct to the standards applicable to such representations and warranties and each of the covenants of Renovacor having been performed or complied with in all material respect and (ii) no Material Adverse Effect (as defined in the Merger Agreement) having occurred with respect to Renovacor.

The obligation of Renovacor to consummate the Business Combination is also subject to the fulfillment of other closing conditions, including, but not limited to, (i) the representations and warranties of Chardan and Merger Sub being true and correct to the standards applicable to such representations and warranties and each of the covenants of Chardan having been performed or complied with in all material respects, (ii) the aggregate cash proceeds from Chardan’s trust account, together with the proceeds from the PIPE Investment (as defined below), will equal no less than $85,000,000 (after deducting any amounts paid to Chardan stockholders that exercise their redemption rights in connection with the Business Combination) (the “Minimum Cash Condition”) and (iii) the approval by the NYSE of Chardan’s listing application in connection with the Business Combination.

The Company has evaluated subsequent events through June 3, 2021, which represents the date these financial statements were issued.

RENOVACOR, INC.

Condensed Balance Sheets

(Unaudited)

	December 31, 2020*	June 30, 2021
ASSETS
Current assets:
Cash	$5,383,877	$448,800
Prepaids and other current assets	107,296	545,282

Total current assets	5,491,173	994,082
Property and equipment, net	548	129
Deferred merger costs	—	2,324,118

Total assets	$5,491,721	$3,318,329

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$136,829	$2,591,852
Accrued expenses	56,875	636,188

Total current liabilities	193,704	3,228,040

Total liabilities	193,704	3,228,040

Commitments and contingencies (Note 6)
Preferred stock, $0.0001 par value Series A Convertible preferred stock, 3,333,283 shares authorized; 2,578,518 issued and outstanding at December 31, 2020 and June 30, 2021; liquidation value of $11,280,370 as of June 30, 2021	10,073,820	10,073,820

Stockholders’ deficit:
Common stock, $0.0001 par value per share; 6,000,000 shares authorized; 1,953,368 and 1,987,636 shares issued and outstanding at December 31, 2020 and June 30, 2021, respectively	195	198
Additional paid-in capital	120,747	312,877
Accumulated deficit	(4,896,745)	(10,296,606)

Total stockholders’ deficit	(4,775,803)	(9,983,531)

Total liabilities, convertible preferred stock, and stockholders’ deficit	$5,491,721	$3,318,329

*	The condensed balance sheet at December 31, 2020 has been derived from the audited financial statements at that date.

The accompanying notes are an integral part of these condensed financial statements.

RENOVACOR, INC.

Condensed Statements of Operations

(Unaudited)

	Six Months Ended June 30,
	2020	2021
Operating expenses:
Research and development	$976,517	$4,487,936
General and administrative	399,623	911,925

Loss from operations	(1,376,140)	(5,399,861)

Net loss	(1,376,140)	(5,399,861)
Cumulative preferred stock dividends	(131,633)	(358,032)

Net loss attributable to common stockholders	$(1,507,773)	$(5,757,893)

Net loss per share - basic and diluted	$(0.84)	$(2.94)

Weighted-average number of common shares used in computing net loss per share applicable to common stockholders - basic and diluted	1,799,752	1,955,906

The accompanying notes are an integral part of these condensed financial statements.

RENOVACOR, INC.

Condensed Statements of Convertible Preferred Stock and Stockholders’ Deficit

(Unaudited)

	For the Six Months Ended June 30, 2020
					Additional		Total
	Convertible Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2019	934,803	$3,438,782	1,933,988	$194	$95,213	$(1,666,902)	$(1,571,495)

Series A Preferred Stock, net of issuance costs of $30,972	—	820,993	—	—	—	—	—
Stock-based compensation	—	—	—	—	1,450	—	1,450
Issuance of restricted common stock	—	—	10,250	—	—	—	—
Vesting of restricted common stock	—	—	—	—	9,061	—	9,061
Net loss	—	—	—	—	—	(1,376,140)	(1,376,140)

Balance, June 30, 2020	934,803	$4,259,775	1,944,238	$194	$105,724	$(3,043,042)	$(2,937,124)

	For the Six Months Ended June 30, 2021
					Additional		Total
	Convertible Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2020	2,578,518	$10,073,820	1,953,368	$195	$120,747	$(4,896,745)	$(4,775,803)

Stock-based compensation	—	—	—	—	192,123	—	192,123
Issuance of restricted common stock	—	—	34,268	3	7	—	10
Net loss	—	—	—	—	—	(5,399,861)	(5,399,861)

Balance, June 30, 2021	2,578,518	$10,073,820	1,987,636	$198	$312,877	$(10,296,606)	$(9,983,531)

The accompanying notes are an integral part of these condensed financial statements.

RENOVACOR, INC.

Condensed Statements of Cash Flows

(Unaudited)

	Six-Months Ended June 30,
	2020	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,376,140)	$(5,399,861)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,450	192,123
Depreciation expense	419	419
Change in assets and liabilities:
Prepaid expenses and other current assets	80,323	(437,986)
Accounts payable	(151,109)	1,156,672
Accrued expenses	3,455	438,626

Net cash used in operating activities	(1,441,602)	(4,050,007)

CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred merger costs	—	(885,080)
Proceeds from issuance of Series A convertible preferred stock, net	820,993	—
Proceeds from issuance of restricted stock	—	10

Net cash provided by (used in) financing activities	820,993	(885,070)

NET DECREASE IN CASH	(620,609)	(4,935,077)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,160,885	5,383,877

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,540,276	$448,800

SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES:
Deferred merger costs included in accrued expenses and accounts payable	$—	$1,439,038

The accompanying notes are an integral part of these condensed financial statements.

RENOVACOR, INC.

Notes to Condensed Financial Statements

(Unaudited)

1. Nature of Business and Basis of Presentation

Nature of Business

Renovacor, Inc. (the “Company”, or “Renovacor”), a Delaware corporation, was founded on June 7, 2013. The Company is a preclinical stage gene-therapy company with a focus on developing a pipeline of innovative and proprietary gene therapies for diseases in areas of high unmet medical need associated with mutations in the Bcl2-associated athanogene 3, or BAG3, gene.

The Company is subject to risks common to companies in the biopharmaceutical industry, including, but not limited to, risks related to the successful development and commercialization of product candidates, fluctuations in operating results and financial risks, the ability to successfully raise additional funds when needed, protection of proprietary rights and patent risks, patent litigation, compliance with government regulations, dependence on key personnel and prospective collaborative partners, and competition from competing products in the marketplace.

Liquidity Considerations

The Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern within one year after the date the financial statements are issued. As of June 30, 2021, the Company had an accumulated deficit of $10.3 million. The Company has incurred losses and negative cash flows from operations since inception, including net losses of $5.4 million for the six months ended June 30, 2021. The Company expects that its operating losses and negative cash flows will continue for the foreseeable future as the Company continues to expand its research and development programs and develop its product candidates. The Company currently expects that its cash balance of $0.4 million as of June 30, 2021, plus $2.5 million in cash received in connection with the July 2021 convertible note issuance (Note 13), will not be sufficient to fund its operating expenses and capital requirement for more than 12 months from the date these financial statements are issued, and therefore substantial doubt exists about the Company’s ability to continue as a going concern. Additional funding will be necessary to fund future preclinical and clinical activities.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which contemplate continuation of the Company as a going concern for a period within one year from the issuance of these financial statements and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

On March 22, 2021, the Company entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Chardan Healthcare Acquisition 2 Corp. (“CHAQ”) as discussed below. One of the various closing conditions is that CHAQ have at least $85 million in cash at closing. However, there can be no assurance that the Company will be successful in completing the merger.

In the event the Company does not complete the merger contemplated by the Merger Agreement, the Company will seek additional funding through private equity financings, debt financings, collaborations, strategic alliances and marketing, distribution, or licensing arrangements. Although the Company has been successful in raising capital in the past, there is no assurance that the Company will be successful in obtaining such additional financing on terms acceptable to the Company, if at all, and the Company may not be able to enter into collaborations or other arrangements. If the Company is unable to obtain funding, the Company could be forced to delay, reduce, or eliminate its research and development programs, which could adversely affect its business prospects and its ability to continue operations.

Merger Agreement

In March 2021 the Company entered into the Merger Agreement with CHAQ, a publicly traded special purpose acquisition company (“SPAC”), by and among CHAQ, CHAQ2 Merger Sub, Inc., a wholly owned direct subsidiary of CHAQ (“Merger Sub” or “CHAQ2”), and Renovacor.

The following will occur at the effective time of the transaction: (i) Merger Sub will merge with and into Renovacor, with Renovacor as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of CHAQ (the “Merger”), and (ii) CHAQ’s name will be changed to Renovacor, Inc. The transaction is expected to close in the third quarter of 2021, following the receipt of the required approval by CHAQ’s stockholders and the fulfilment of other customary closing conditions.

Under the terms of the proposed transaction, CHAQ will issue 6.5 million common shares to current securityholders of Renovacor. Current Renovacor stockholders may also receive up to 2.0 million earn-out shares (“Company Earn Out Shares”), as follows: 0.6 million shares if the share price exceeds $17.50 by the end of calendar year 2023, 0.6 million shares if the share price exceeds $25.00 by the end of calendar year 2025, and 0.8 million shares if the share price exceeds $35.00 by the end of calendar year 2027. Furthermore, CHAQ’s sponsor agreed to shift 0.5 million of its founder shares to earn out shares, subject to same terms as Company Earn Out Shares. In addition, each option to purchase shares of Renovacor Common Stock (each, a “Renovacor Option”) outstanding immediately prior to the Closing will be converted into an option to purchase a number of shares of CHAQ Common Stock, rounded down to the nearest whole number, equal to the product of the number of shares of Renovacor Common Stock subject to such Renovacor Option and the Common Per Share Merger Consideration (an “Exchanged Option”), which Exchanged Option shall be subject to the same vesting terms applicable to the Renovacor Option immediately prior to the Closing.

Concurrently with the execution of the Merger Agreement, CHAQ entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), including the sponsor of CHAQ, certain holders of Renovacor Capital Stock and other third parties. Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and CHAQ agreed to issue and sell to such investors, immediately following the Closing, an aggregate of 3,000,000 shares of CHAQ Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $30,000,000 (the “PIPE Financing”). A portion of the shares of CHAQ Common Stock to be issued and sold in the PIPE Financing may be issued to certain PIPE Investors in the form of pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of CHAQ Common Stock, at an initial purchase price of $9.99 per share underlying the Pre-Funded Warrants. The Pre-Funded Warrants will be immediately exercisable at an exercise price of $0.01 (subject to a 9.99% beneficial ownership limitation) and will be exercisable indefinitely.

The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that CHAQ will grant the investors in the PIPE Financing certain customary registration rights, including a covenant by CHAQ to file a registration statement on Form S-1 registering for resale the shares of CHAQ Common Stock issued pursuant to the Subscription Agreements.

The obligation of CHAQ and Renovacor to consummate the Business Combination is subject to certain closing conditions, including, but not limited to, (i) the approval of CHAQ’s stockholders, (ii) the approval of Renovacor’s stockholders and (iii) the preliminary proxy statement to solicit the approval of CHAQ’s stockholders (the “Proxy Statement”) receiving clearance from the SEC.

In addition, the obligation of CHAQ to consummate the Business Combination is subject to the fulfillment of other closing conditions, including, but not limited to, (i) the representations and warranties of Renovacor being true and correct to the standards applicable to such representations and warranties and each of the covenants of Renovacor having been performed or complied with in all material respect and (ii) no Material Adverse Effect (as defined in the Merger Agreement) having occurred with respect to Renovacor.

The obligation of Renovacor to consummate the Business Combination is also subject to the fulfillment of other closing conditions, including, but not limited to, (i) the representations and warranties of CHAQ and Merger Sub being true and correct to the standards applicable to such representations and warranties and each of the covenants of CHAQ having been performed or complied with in all material respects, (ii) the aggregate cash proceeds from CHAQ’s trust account, together with the proceeds from the PIPE Financing (as defined below), equaling no less than $85,000,000 (after deducting any amounts paid to CHAQ stockholders that exercise their redemption rights in connection with the Business Combination) (the “Minimum Cash Condition”) and (iii) the approval by the NYSE of CHAQ’s listing application in connection with the Business Combination.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim condensed financial statements have been prepared pursuant to the rules and regulation of the United States Securities and Exchange Commission (“SEC”) for interim financial reporting. These condensed statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) necessary to fairly present the results of the interim periods. The condensed balance sheet at December 31, 2020, has been derived from the audited financial statements at that date. Operating results and cash flows for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2021 or any other future period. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in U.S. GAAP have been omitted in accordance with the rules and regulations for interim reporting of the SEC. These interim condensed financial statements should be read in conjunction with the financial statements and notes thereto included in our report for the year ended December 31, 2020 (included elsewhere in this document).

Significant Accounting Policies

The significant accounting policies used in preparation of these condensed financial statements are disclosed in our annual financial statements for the year ended December 31, 2020. There have been no changes to the Company’s significant accounting policies during the six months ended June 30, 2021.

Deferred Merger Costs

The Company capitalizes specific incremental legal, accounting, and other fees and costs directly attributable to the proposed business combination with CHAQ as deferred merger costs. As of June 30, 2021, there were $2.3 million of such costs capitalized on the balance sheet.

Emerging Growth Company Status

Upon completion of the Merger with CHAQ, the Company expects to qualify as an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. The Company expects to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date, that it (i) is no longer an emerging growth company, or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) and rules are issued by the SEC that the Company has or will adopt as of a specified date. Unless otherwise noted, management does not believe that any other recently issued accounting pronouncements issued by the FASB or guidance issued by the SEC had, or is expected to have, a material impact on the Company’s present or future financial statements.

Accounting Pronouncements Recently Adopted

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU simplifies the accounting for certain convertible instruments. ASU 2020-06 will be effective for fiscal years beginning after December 15, 2021, with early adoption permitted for interim and annual reporting periods beginning after December 15, 2020. The Company adopted this standard effective January 1, 2021, and there was no material impact on the Company’s financial statements.

Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases. Subsequently, the FASB issued ASU 2019-10 and then ASU 2020-05, both of which adjusted the effective date of ASU 2016-02 for non-public entities. The accounting standard is effective for non-public entities for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. A modified retrospective transition approach is required at the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of the pending adoption of the new standard on the Company’s financial statements.

3. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	December 31,	June 30,
	2020	2021
Research and development costs	$90,570	$500,300
Insurance and other	16,726	44,982

Total prepaid expenses and other current assets	$107,296	$545,282

4. Property and Equipment, Net

Property and equipment, net, consisted of the following:

	December 31,	June 30,
	2020	2021
Laboratory equipment	$2,500	$2,500
Less: accumulated amortization	(1,952)	(2,371)

Property and equipment, net	$548	$129

Depreciation expense for each of the six months ended June 30, 2020 and 2021 was $419.

5. Accrued Expenses

Accrued expenses consisted of the following:

	December 31,	June 30,
	2020	2021
Employee compensation and benefits	$35,375	$285,806
External research and development expenses	21,500	172,631
Deferred merger costs	—	84,748
Professional fees and other	—	93,003

Total accrued expenses	$56,875	$636,188

6. Commitments and Contingencies

Legal Proceedings

The Company is not currently subject to any material legal proceedings.

Sponsored Research Agreements (“SRA”)

The Company is committed to funding the SRA it entered with Temple University as further described in Note 7.

7. License and Sponsored Research Agreements

Temple University

In August 2019, the Company entered into an exclusive license agreement (the “License Agreement”) and a sponsored research agreement, which was amended effective as of August 12, 2019, August 27, 2019 and further amended effective as of July 1, 2021 (as amended to date, the “SRA”), each with Temple University (“Temple”). Pursuant to the License Agreement, Temple granted the Company an exclusive, royalty-bearing, sublicensable, worldwide license to certain patent rights in certain inventions related to the use of BAG3 technology for the diagnosis, prevention or treatment of diseases in humans, and a non-exclusive license to use specified know-how and materials with a provision that Temple will retain the rights to practice the patent rights for non-commercial educational research purposes only and shall be free to sublicense these rights to other non-profit educational and research institutions solely for noncommercial research and educational purposes. Under the SRA, Temple is primarily responsible for preclinical development activities with respect to licensed technology and know-how through the pursuit of specific investigational questions which, in the aggregate, are intended to provide important supporting data for a future IND-enabling studies and for potential future marketing efforts. The Company is responsible for all subsequent clinical development and commercialization activities with respect to the licensed technology and know-how.

Upon execution of the License Agreement in 2019, the Company issued to Temple 97,879 shares of common stock on the effective date of the transaction and agreed to issue Temple an additional 9,130 shares of common stock upon the closing date of the second tranche of the Series A Convertible Preferred Stock (Note 8). The Company also reimbursed Temple for the prosecution and maintenance costs incurred by Temple for the licensed patent rights prior to the Company entering into the License Agreement, and the Company is responsible for all the ongoing costs relating to the prosecution and maintenance of the Temple patent rights licensed to the Company going forward. The Company also agreed to pay Temple a minimum annual administrative fee of $20,000 per year beginning with the effective date of the License Agreement and continuing each annual anniversary thereafter.

The License Agreement requires the Company to pay up to an aggregate of $1.25 million to Temple upon the achievement of certain developmental, regulatory and commercial milestones for the first licensed product that achieves said milestones regardless of the number of licensed products that achieve them. In addition, the Company is required to pay Temple a low single-digit royalty on net sales of any product utilizing the patent rights under the License Agreement, up to 50% of which may be reduced by payments Renovacor makes to third parties for freedom to operate. In addition, the Company must also pay a percentage of all consideration based on a percentage of sublicense consideration received by it, which percentage ranges from the mid-teens to mid-twenties depending on the stage of development at the time of the sublicense agreement.

The License Agreement will remain effective until (i) the expiration date of the last-to-expire patents covered under the License Agreement (currently expected to occur in 2041); (ii) the termination by Temple upon (a) an uncured breach by the Company, with a 60-day notification period, (b) the Company’s filing of a voluntary petition in bankruptcy or related proceeding, providing such petition is not dismissed within 90 days after the filing thereof, (c) a failure by the Company to meet certain milestones set forth in the Licensed Agreement, or (d) non-payment of undisputed monies due to Temple, with a 30-day notification period. Additionally, the Company may terminate the entire agreement or with respect to an individual patent or patent application, if desired, subject a 90-day notification period.

As it relates to the SRA, prior to the amendment entered into in August 2021 and effective as of July 1, 2021, Temple was to conduct certain preclinical activities for a three-year period, unless terminated sooner or extended by mutual written consent, for which the Company was obligated to fund approximately $0.9 million over the three-year initial term of the SRA. The SRA was further amended effective as of July 1, 2021 (the “2021 Amendment”) to, among other things, revise the period of performance, scope of work, and the budget. Following the 2021 Amendment, the Company is now obligated to fund a total of approximately $5.3 million to Temple through June 30, 2024 pursuant to the SRA, of which approximately $0.6 million has been funded through June 30, 2021.

During each of the six months ended June 30, 2020 and 2021, the Company recorded research and development expenses of approximately $0.2 million related to the SRA.

8. Convertible Preferred Stock

Convertible preferred stock consisted of the following as of June 30, 2021:

	Issuance Dates	Shares Issued and Outstanding	Common Stock Issuable Upon Conversion
Series A	August 2019	934,803	934,803
Series A	June 2020	209,658	209,658
Series A	November 2020	1,434,057	1,434,057

Series A Convertible Preferred Stock

In August 2019, the Company entered into a securities purchase agreement (the “Series A Agreement”) with certain investors to sell 2,718,286 shares of Series A convertible preferred stock, par value $0.0001 per share (“Series A Preferred Stock”), at $4.065063 per share for total gross cash proceeds of $11.1 million and the redemption of a $50,000 note payable. The Series A Agreement provides for three separate closing events, or tranches. beginning with the first tranche which closed in August 2019. The second tranche closed in November 2020, following the achievement of certain milestones provided for under the Series A Agreement. The closing of the third tranche will occur 20 days following the day the Company delivers to all participating investors a written certification by a majority of the Board of Directors, including at least one Series A Director, that certain milestones, as outlined in the Series A Agreement, have been met, if at all. The milestones include certain operational and preclinical activities the completion of which must occur within 36 months from the initial closing. The third tranche was outstanding as of June 30, 2021.

In August 2019, the Company closed the first tranche and issued 934,803 shares of Series A Preferred Stock to investors at $4.065063 per share for gross cash proceeds of $3.8 million, less issuance costs of $0.4 million, resulting in net proceeds of $3.4 million.

In June 2020, the Company entered into an amended securities purchase agreement (“Amended Series A Agreement”) permitting the sale of an additional 614,997 shares of Series A Preferred Stock at $4.065063 per share for gross cash proceeds of $2.5 million to an additional investor. In June 2020, the Company issued 209,658 shares of Series A Preferred Stock to the investor at $4.065063 per share for cash proceeds of $0.9 million, net of immaterial issuance costs.

In November 2020, in accordance with the terms of the Amended Series A Agreement, the Company closed the second tranche and issued 1,434,057 shares of Series A Preferred Stock to investors at $4.065063 per share for cash proceeds of $5.8 million, net of immaterial issuance costs.

The tranche right feature associated with the second closing and the third closing described above was evaluated in accordance with Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”). The Company determined that the tranche right feature did not meet the definition of a freestanding financial instrument as the feature was not legally detachable. The Company also evaluated the feature as an embedded derivative and the Company determined that the tranche right feature did not meet the definition of a derivative financial instrument for which bifurcation would be required.

Rights, Preferences, Privileges and Restrictions

Voting—Each preferred stockholder is entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of preferred stock held by such holder are convertible at the time of such vote. All preferred stockholders are entitled to vote on all matters upon which holders of common stock have the right to vote, other than matters that must by law be voted by class or series vote. Series A stockholders, exclusively, and as a separate class, are entitled to elect two (2) directors of the Company.

Dividends—The holders of preferred stock are entitled to receive dividends, when and if declared by the board of directors of the Company, prior and in preference to any dividend on the common stock of the Company, in an amount equal to $0.28 per share of Series A per annum, subject to adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization. The dividends are cumulative and not compounding, and no such dividends have been declared to date. After payment of dividends on the Series A, any additional dividends shall be distributed among all holders of common stock and preferred stock based on the number of shares of common stock that would be held by each such holder if all shares of preferred stock were converted to common stock.

Liquidation Preference—In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, or a deemed liquidation event of the Company (which includes certain mergers and asset transfers), the holders of preferred stock shall be entitled to receive on a pari passu basis, out of the assets or consideration available for distribution in connection with such event and before any payment will be made to the holders of common stock, an amount per share equal to the original issuance price of the preferred stock ($4.065063) per share for the Series A, plus cumulative accrued dividends to date on such shares. The treatment of an event as a deemed liquidation event may be waived by the vote or written consent of the holders of at least a majority of the Series A Preferred Stock.

After payment of the Series A liquidation amounts in full, all of the remaining assets of the Company available for distribution to the stockholders shall be distributed among the holders of the preferred stock and common stock, pro rata, based on the number of shares held by each such holder on an as converted to common stock basis.

Conversion—Shares of preferred stock are convertible into common stock at the option of the holder at any time and without payment of any additional consideration. Each share of Series A is convertible into a number of fully paid shares of common stock as is determined by dividing the Series A original issuance price ($4.065063) by the Series A conversion price (initially equal to $4.065063). Further, the conversion rate of preferred stock is subject to adjustment based upon the occurrence of certain future events as defined in the Company’s Amended and Restated Certificate of Incorporation, as it may be amended or restated from time to time (the “Charter”).

Shares of preferred stock are automatically converted into shares of common stock upon either (a) the closing of an underwritten public offering at a price of at least $12.20 per share resulting in at least $60 million of gross proceeds to the Company, prior to deductions for underwriting discounts, commission, and expenses, or (b) the date and time, or occurrence of an event, specified by a vote of at least a majority of the holders of the preferred stock then outstanding.

Redemption—The Convertible Preferred Stock is subject to redemption under certain deemed liquidation events not solely within the control of the Company, as defined, and as such is considered contingently redeemable for accounting purposes and is classified as temporary equity in the Company’s balance sheets.

9. Common Stock

The Company is authorized to issue up to 6,000,000 shares of common stock, of which 1,987,636 were issued and outstanding at June 30, 2021.

On August 31, 2018, in accordance with the terms of the Company’s 2018 Stock Option and Grant Plan (the “2018 Plan”), as more fully described in Note 10, the Company issued and sold a total of 725,000 shares of restricted stock at a purchase price of $0.10 per share for a total of $72,500 (the “2018 RSAs”). In addition, the Company issued a total 10,250 and 34,268 shares of restricted stock pursuant to the 2018 Plan in the first quarter of 2020 and 2021, respectively (collectively, including the 2018 RSAs, the “RSAs”).

Pursuant to the 2018 Plan and the terms set forth in the RSA agreements, shares that have not vested pursuant to the applicable RSA agreements are subject to repurchase rights upon the occurrence of certain repurchase events, as defined in the 2018 Plan. Unvested RSAs are held in escrow and subject to optional repurchase by the Company upon the occurrence of a repurchase event causing the award holder to forfeit his or her right to such restricted stock at a repurchase price equal to the fair market value of the issued restricted shares; provided, however, in the case of a Restricted Covenant Breach (as defined in the 2018 Plan), the purchase price shall be the lesser of (x) the amount paid for such RSA, or (y) the estimated fair market value per RSA, as defined in the 2018 Plan, on the date the Company exercises its repurchase right. These repurchase terms are considered to be a forfeiture provision and the cash received for the unvested RSAs is treated as a liability in the Company’s balance sheet until the repurchase rights lapse.

As of June 30, 2021, the Company had 40,888 unvested RSAs outstanding, which are subject to repurchase rights. The Company also has the right to repurchase vested RSAs upon the occurrence of a Repurchase Event, as defined in the 2018 Plan, at fair market value.

The voting, dividend and liquidation rights of the holders of the common stock are subject to and qualified by the rights, powers, and preferences of the holders of the preferred stock.

Voting—Each holder of outstanding shares of common stock shall be entitled to one vote in respect of each share. The holders of outstanding shares of common stock, voting together as a single class, shall be entitled to elect two (2) directors. The number of authorized shares of common stock may be increased or decreased by the affirmative vote of a majority of the outstanding shares of common stock and preferred stock voting together as a single class.

Dividends—Subject to the payment in full of all preferential dividends to which the holders of the preferred stock are entitled, the holders of common stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the board of directors may determine in its sole discretion, with holders of preferred stock and common stock sharing pari passu in such dividends.

Liquidation Rights—After payment in full of all preferential amounts to which the holders of preferred stock are entitled upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company or deemed liquidation event of the Company, all remaining assets of the Company available for distribution to the stockholders shall be distributed among the holders of the preferred stock and common stock, pro rata based on the number of shares held by each such holder on an as converted to common stock basis.

Reserved Shares—As of June 30, 2021, the Company reserved the following shares of common stock for issuance upon conversion of the outstanding convertible preferred stock and exercise of stock options:

Conversion of Series A preferred stock	2,578,518
Series A preferred stock reserved for 3rd tranche (Note 8)	754,765
Stock options available for issuance	130,305
Stock options outstanding	219,046

Total	3,682,634

10. Stock-Based Compensation

The Company’s board of directors adopted the 2018 Plan, which was approved by the Company’s stockholders effective August 1, 2018. Under the 2018 Plan, the Company may grant incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, non-qualified stock options, restricted stock awards, and/or unrestricted stock awards to its employees and certain non-employees, including consultants, advisors, and directors. The maximum number of shares of common stock reserved for issuance under the 2018 Plan at the time of adoption was 850,000 shares. The number of authorized shares reserved for issuance under the 2018 Plan was increased by 268,869 shares effective as of August 12, 2019. There were 130,305 shares of common stock remaining and available for issuance under the 2018 Plan at June 30, 2021.

The exercise prices, vesting and other restrictions of the awards to be granted under the 2018 Plan are determined by the board of directors, except that no stock option may be issued with an exercise price less than the fair market value of the common stock at the date of the grant or have a term in excess of ten years. Options granted under the 2018 Plan are exercisable in whole or in part at any time subsequent to vesting.

Stock Options

The following table provides the weighted-average assumptions used in determining the fair value of option awards to purchase 42,179 and 136,867 shares of common stock issued during the six months ended June 30, 2020 and 2021, respectively:

	Six Months Ended
	June 30,
	2020	2021
Expected volatility	69.4%	72.3%
Risk-free interest rate	1.46%	0.79%
Expected dividend yield	—	—
Expected term (in years)	5.94	5.47

The weighted average fair value of the options granted was $0.25 and $4.77 per share for the six months ended June 30, 2020 and 2021, respectively.

The following table summarizes stock option activity for the six months ended June 30, 2021:

	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding - December 31, 2020	82,179	$0.25	8.4	$12,000
Granted	136,867	7.90
Exercised	—	—
Forfeited	—	—

Outstanding – June 30, 2021	219,046	$5.03	8.6	$1,007,198

Exercisable – June 30, 2021	57,556	$0.22	6.0	$541,492

During the six months ended June 30, 2021, the Company issued 100,000 options in connection with the employment of one of its officers. The vesting of this award is subject to performance conditions, and accordingly, the Company recognizes compensation expense for this award in the period in which the applicable performance conditions are deemed probable of achievement. During the six months ended June 30, 2021, the Company concluded that the performance conditions are probable of achievement and therefore, began recording compensation expense for the award over the estimated performance period.

The Company recorded $1,020 and $181,533 of stock-based compensation expense related to stock options for the six months ended June 30, 2020 and 2021, respectively. Included in stock-based compensation expense for the six months ended June 30, 2021 is $80,522 of expense related to accelerating the vesting of 8,727 options in June 2021.

As of June 30, 2021, there was approximately $0.6 million of unrecognized stock-based compensation expense related to unvested stock options, which the Company expects to recognize over a weighted average period of 1.4 years.

Restricted Stock Awards

The following table summarizes restricted stock activity for the six months ended June 30, 2021:

Number of Shares
Unvested - December 31, 2020	10,250
Issued	34,268
Vested	(3,630)
Cancelled	—

Unvested – June 30, 2021	40,888

The Company recorded $430 and $10,590 of stock-based compensation expense related to vesting of restricted stock for the six months ended June 30, 2020 and 2021, respectively. As of June 30, 2021, there was approximately $0.1 million of unrecognized stock-based compensation expense related to restricted stock awards, which the Company expects to recognize over a weighted average period of 3.4 years.

Stock-based compensation expense recorded in the accompanying statements of operations is as follows:

	Six Months Ended
	June 30,
	2020	2021
Research and development	$1,020	$178,826
General and administrative	430	13,297

Total stock-based compensation expense	$1,450	$192,123

11. Related Parties

The Company incurred consulting fees with Dr. Arthur Feldman, the founder and a current director of the Company, of approximately $50,000 for each of the six months ended June 30, 2020 and 2021, respectively. As of June 30, 2021, amounts due to Dr. Feldman totaled approximately $17,000.

12. Net Loss per Share

The following outstanding potentially dilutive securities have been excluded from the calculation of diluted net loss per share for the six months ended June 30, 2020 and 2021, as their effect is anti-dilutive:

	2020	2021
Convertible Preferred Stock	1,144,461	2,578,518
Stock options to purchase common stock	82,179	219,046
Restricted shares of common stock subject to repurchase	100,824	40,888

13. Subsequent Events

The Company has evaluated subsequent events through August 27, 2021, which represents the date these financial statements were issued.

July 2021 Note Purchase Agreement

On July 20, 2021, in accordance with the Merger Agreement and pursuant to a note purchase agreement, dated July 20, 2021, by and between Renovacor and Chardan Healthcare Investments, LLC, an affiliate of

CHAQ’s sponsor (“Chardan Investments”) (the “Note Purchase Agreement”), Renovacor issued a $2,500,000 convertible promissory note to Chardan Investments (the “Convertible Promissory Note”) in exchange for $2,500,000 in cash to be used to finance Renovacor’s operations through the consummation of the Merger. The Convertible Promissory Note will bear interest at a rate per annum equal to (i) from July 20, 2021 until November 30, 2021, 4% per annum and (ii) from and after December 1, 2021, (A) 4% per annum if the Closing Date has occurred prior to December 1, 2021 and (B) 6% per annum if the Closing Date has not occurred prior to December 1, 2021. After the occurrence and during the continuance of any event of default under the Convertible Promissory Note, the interest rate on the note will be increased by an additional 5% per annum until such event of default is cured or is waived by Chardan Investments. The principal amount of, and the accrued interest on, the Convertible Promissory Note, together with any expenses due under the Note Purchase Agreement, will be immediately due and payable upon the occurrence and continuance of an event of default after the expiration of any applicable cure period.

The Convertible Promissory Note matures on July 20, 2022, provided that Chardan Investments may, in its sole discretion, extend the maturity of the Convertible Promissory Note by an additional 12-month period (the “Maturity Date”). The Convertible Promissory Note may not be prepaid at any time prior to the Maturity Date. Upon consummation of the Merger, an amount equal to $2,500,000 will automatically convert into CHAQ common stock at a price per share equal to $10.00 without any further action by Chardan Investments or Renovacor. The accrued interest, fees and other amounts payable on the Convertible Promissory Note, will be paid in cash to Chardan Investments promptly following the effective time of the Merger. Pursuant to the Merger Agreement and the Note Purchase Agreement, the Closing Chardan Cash (as defined in the Merger Agreement) will be reduced by $2,500,000 at the closing of the Merger.

If, at any time prior to the Maturity Date, Renovacor issues and sells shares of its equity securities to investors, whether or not existing stockholders of the Company, in a transaction or series of related transactions with the principal purpose of raising capital that results in total proceeds to Renovacor of at least $50,000,000, excluding the aggregate principal amount and accrued interest of the Convertible Promissory Note and any other convertible promissory notes or other convertible securities issued by Renovacor that are converting in connection with such financing, then, at Chardan Investments’ option, the outstanding principal amount of the Convertible Promissory Note, plus any unpaid accrued interest thereon, will either (i) be repaid in full in cash out of the proceeds of such financing or (ii) convert in whole, without any further action by Chardan Investments, into shares of the same equity securities sold in such financing (other than with respect to: (x) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection; and (y) the basis for any dividend or distribution rights) at a conversion price per share equal to the cash price per share paid by the applicable investors for such equity securities multiplied by 0.80. The issuance of such equity securities to Chardan Investments pursuant to the conversion of the Convertible Promissory Note will be upon and subject to the same terms and conditions applicable to equity securities sold in such financing.

If the Convertible Promissory Note has not been converted prior to July 20, 2022 and Chardan Investments has not extended the Maturity Date, then at least 30 days prior to such date, Renovacor will provide Chardan Investments with written notice of whether Renovacor is expected to have the ability to repay the Convertible Promissory Note upon maturity and, for a period of 45 days thereafter, Chardan Investments will have the option to either (i) cause Renovacor to pay Chardan Investments an amount in cash equal to the outstanding principal amount of the Convertible Promissory Note and any unpaid accrued interest thereon or (ii) convert the outstanding principal amount of the Convertible Promissory Note and any unpaid accrued interest thereon into, at Chardan Investments’ option, (A) shares of Renovacor Series A preferred stock at a price equal to the Series A conversion price then in effect or (B) shares of Renovacor’s most senior equity securities outstanding immediately prior to July 20, 2022 at a conversion price per share equal to the applicable conversion price of such equity securities multiplied by 0.80.

In the event of (a) a liquidation, dissolution or wind-up of the affairs of Renovacor, (b) the sale, conveyance or other disposition of all or substantially all of the property or business of Renovacor, (c) a merger or consolidation with or into any other entity, other than the closing of the Business Combination or (d) the occurrence of a “Change of Control Event,” in each case, prior to the Maturity Date or conversion of the Convertible Promissory Note (each, a “Deemed Liquidation Event”), then, at Chardan Investments’ election, the principal amount of the Convertible Promissory Note will either (i) become due and payable at, and contingent upon, the closing of such Deemed Liquidation Event (other than with respect to: (x) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection; and (y) the basis for any dividend or distribution rights) for an amount equal to the sum of the principal amount of the Convertible Promissory Note plus an additional amount equal to 75% of the principal amount of the Convertible Promissory Note or (ii) be converted, in full satisfaction of Renovacor’s obligations under the Convertible Promissory Note, as of immediately prior to, and contingent upon, the closing of such Deemed Liquidation Event, into, at Chardan Investments’ option, (A) shares of Renovacor Series A Preferred Stock at a price equal to the Series A conversion price then in effect or (B) shares of Renovacor’s most senior equity securities outstanding immediately prior to the closing of such Deemed Liquidation Event at a conversion price per share equal to the applicable conversion price of such equity securities multiplied by 0.80. Under the Note Purchase Agreement, a “Change of Control Event” will be deemed to have occurred if the equity investors of Renovacor as of July 20, 2021 fail to own, directly or indirectly, beneficially and of record, shares representing at least 51% of each of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Renovacor, other than as a result of a bona fide equity financing for capital raising purpose. Chardan Investments’ conversion rights under the Convertible Promissory Note will terminate immediately thereafter.

SRA Agreement

The Company and Temple amended the SRA effective as of July 1, 2021 to, among other things, revise the period of performance, scope of work, and the budget as more fully described in Note 7.

UP TO 8,526,546 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF WARRANTS

UP TO 12,668,314 SHARES OF COMMON STOCK

UP TO 3,500,000 PRIVATE PLACEMENT WARRANTS

Prospectus

November 1, 2021